 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-261428
PROSPECTUS

Redbox Entertainment Inc.
60,203,489 Shares of Class A Common Stock
6,062,500 Warrants to Purchase Shares of Class A Common Stock

This prospectus relates to the issuance by us of (a) up to 6,062,500 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), issuable upon the exercise of the Private Placement Warrants (as defined below), (b) up to 10,781,250 shares of Class A common stock issuable upon the exercise of the Public Warrants (as defined below) and (c) up to 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock, par value $0.0001 per share (“Class B common stock”). We will pay certain offering fees and expenses in connection with the registration of the shares of Class A common stock but will not receive any proceeds from the sale of shares underlying the Private Placement Warrants, the Public Warrants or the Class B common stock, except with respect to amounts received by us upon the exercise of the Private Placement Warrants or the Public Warrants to the extent such Private Placement Warrants or such Public Warrants are exercised for cash.
In addition, this prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of (a) up to 60,203,489 shares of Class A common stock (which includes up to 6,062,500 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants, up to 10,781,250 shares of Class A common stock issuable upon the exercise of the Public Warrants and up to 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock) and (b) up to 6,062,500 warrants to purchase shares of Class A common stock. We will not receive any proceeds from the sale of shares of Class A common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling of such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “Description of Securities” for more information.
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Class A common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “RDBX” and our warrants are listed on Nasdaq under the symbol “RDBXW”. On November 29, 2021, the closing sale price of our Class A common stock as reported on Nasdaq was $11.24, and the closing sale price of our warrants as reported on Nasdaq was $1.69.
We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”
Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 9.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 9, 2021.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. We may use the shelf registration statement to issue (a) up to 6,062,500 shares of Class A common stock upon the exercise of the Private Placement Warrants, (b) up to 10,781,250 shares of Class A common stock upon the exercise of the Public Warrants and (c) up to 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock. The Selling Securityholders may use the shelf registration statement to sell (a) up to 60,203,489 shares of Class A common stock (which includes up to 6,062,500 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants, up to 10,781,250 shares of Class A common stock issuable upon the exercise of the Public Warrants and up to 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock) and (b) up to 6,062,500 Private Placement Warrants, from time to time, through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale of Class A common stock by the Selling Securityholders. We will receive the proceeds from any exercise of warrants for cash.
We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.
We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.
On October 22, 2021, we consummated the business combination (the “Business Combination”) contemplated by the business combination agreement, dated as of May 16, 2021 and amended on September 24, 2021 (the “Business Combination Agreement”), by and among Seaport Global Acquisition Corp. (“Seaport”), Seaport Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Redwood

Holdco, LP, a Delaware limited partnership (“Redwood Holdco”), and Redwood Intermediate, LLC, a Delaware limited liability company (“Redwood Intermediate”).
In connection with the Business Combination, Seaport changed its name to Redbox Entertainment Inc. and the Nasdaq ticker symbols for its Class A common stock and warrants to “RDBX” and “RDBXW,” respectively.
As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company” and “Redbox” refer to the consolidated operations of Redbox Entertainment Inc. and its subsidiaries. References to “Seaport” refer to the company prior to the consummation of the Business Combination.

FREQUENTLY USED TERMS
“Backstop Agreements” means the backstop subscription agreements among Seaport and the Backstop Subscribers, pursuant to which the subscribers purchased an aggregate of 1,995,989 shares of Class A common stock in connection with the Business Combination, for a purchase price of $10.10 per share.
“Backstop Subscribers” means the subscribers party to the Backstop Agreements.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the business combination agreement entered into on May 16, 2021 and amended on September 24, 2021, by and among Seaport, Merger Sub, Redwood Holdco and Redwood Intermediate.
“Class A common stock” means our Class A common stock, par value $0.0001 per share.
“Class B common stock” means our Class B common stock, par value $0.0001 per share.
“Closing” means the closing of the Business Combination, which occurred on October 22, 2021.
“Founder Shares” means the 3,593,750 shares of Class B common stock of Seaport that were converted into 3,593,750 shares of Class A common stock upon the Closing.
“Incentive Plan” means the Seaport Global Acquisition Corp. 2021 Omnibus Incentive Plan.
“IPO” or “initial public offering” means Seaport’s initial public offering of units consummated on December 2, 2020.
“PIPE Investment” means the sale of 5,000,000 shares of Class A common stock to the PIPE Investors, for a purchase price of $10.00 per share and an aggregate purchase price of $50,000,000, in a private placement in connection with the Business Combination.
“PIPE Investors” means the investors in the PIPE Investment.
“PIPE Shares” means the 5,000,000 shares of Class A common stock sold to PIPE Investors pursuant to the PIPE Investment.
“Private Placement Warrants” means the 6,062,500 warrants purchased by the Sponsor in a private placement simultaneously with the closing of the IPO, each of which is exercisable for one share of Class A common stock at $11.50 per share, at a price of $1.00 per warrant, generating gross proceeds of $6,062,500.
“Public Warrants” means the 10,781,250 redeemable warrants sold as part of the units in the IPO.
“Redbox Common Units” means common units representing limited liability company interests of Redwood Intermediate, which are non-voting, economic interests in Redwood Intermediate.
“Redwood Holdco” means Redwood Holdco, LP, a Delaware limited partnership. See “Principal Stockholders” for more information regarding the ownership of Redwood Holdco.
“Redwood Intermediate” means Redwood Intermediate, LLC, a Delaware limited liability company.
“Sponsor” means Seaport’s sponsor, Seaport Global SPAC, LLC, a Delaware limited liability company.
“warrants” means the Private Placement Warrants and the Public Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” and include, among other things, statements relating to:
•
the benefits of the Business Combination;

•
the future financial performance of the Company following the Business Combination;

•
expansion plans and opportunities;

•
our public securities’ potential liquidity and trading; and

•
the lack of a market for our securities.

These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include, but are not limited to:
•
the ability to maintain the listing of our Class A common stock and Public Warrants on Nasdaq;

•
our ability to raise financing in the future;

•
our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•
changes adversely affecting the business in which Redbox is engaged;

•
the risks associated with cyclical demand for Redbox’s services and vulnerability to industry downturns and regional or national downturns;

•
fluctuations in Redbox’s revenue and operating results;

•
unfavorable conditions or further disruptions in the capital and credit markets and Redbox’s ability to obtain additional capital on commercially reasonable terms;

•
Redbox’s ability to generate cash, service indebtedness and incur additional indebtedness;

•
competition from existing and new competitors;

•
Redbox’s ability to integrate any businesses it acquires;

•
Redbox’s ability to recruit and retain experienced personnel;

•
Redbox’s dependence on third-party contractors to provide various services;

•
intellectual property, information technology and privacy requirements that may subject Redbox to unanticipated liabilities;

•
general economic or political conditions; and

•
other risk factors included under “Risk Factors” in this prospectus.

These forward-looking statements reflect our views with respect to future events as of the date of this prospectus and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by

v

law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. You should read this prospectus and the documents filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision in our Class A common stock or warrants. You should read this entire prospectus carefully, especially the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections and the consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Class A common stock or warrants.
Overview
Redbox is an established brand and leading provider in the home entertainment market in the United States. Redbox is focused on providing its customers with the best value in entertainment and the most choice in how they consume it, through physical media and/or digital services. Redbox is undergoing a significant business expansion and digital transformation. Redbox has transitioned from a pure-play DVD rental company to a multi-faceted entertainment company that provides tremendous value and choice by offering DVD rentals as well as multiple digital products across a variety of content windows including transactional (TVOD), ad-supported (AVOD), and subscription (SVOD) and being a distributor of feature films with a growing library of original content. Redbox currently conducts its business through two operating segments: (1) Legacy Business and (2) Digital Business.
For its Legacy Business, the Company operates a nationwide network of approximately 40,000 self-service kiosks where consumers can rent or purchase new-release DVDs and Blu-ray DiscsTM (“movies”). The Company also generates service revenue by providing installation, merchandising and break-fix services to other kiosk businesses. Finally, the Company also produces, acquires, and distributes movies exclusively through its film distribution label, Redbox Entertainment, LLC, providing rights to talent-led films that are distributed across Redbox services as well as through third party digital services. For its Digital Business, the Company provides both transactional and ad-supported digital streaming services, which include 1) Redbox On Demand, a transactional service which provides digital rental or purchase of new release and catalog movies and TV content, 2) Redbox Free On Demand, an ad-supported service providing free movies and TV shows on demand, and 3) Redbox Free Live TV, a free, ad-supported television service giving access to over 100 linear channels.
Redbox Legacy Business
Redbox’s mission has always been to make it ridiculously cheap and easy for customers to get the home entertainment they want. Redbox provides exceptional customer value with new release movie disc rentals priced at $2 or less a night, about one-third of the cost of a digital rental, which are typically $5.99 or more on digital retail platforms, including Redbox On Demand. Customers have the flexibility to rent a movie from one location and return their rental to any kiosk. Kiosks are located primarily at grocery stores, mass retailers, drug stores, dollar retailers, and convenience stores. With approximately 33,000 locations and more than 150 retail partners, consumers have convenient access to kiosks as part of their routine shopping experiences. Revenue is generated primarily through the fees charged to rent or purchase a movie, and Redbox pays retailers a percentage of the revenue generated at the Redbox kiosks installed at their locations. The Company obtains content through revenue sharing agreements and license agreements with major studios as well as through direct purchases from independent distributors and other suppliers.
With a loyal, differentiated customer base comprised of more than 40 million individuals, the business also benefits from tremendous customer scale and an expansive marketing reach. Redbox’s customers are value-conscious, love movies and entertainment, and tend to be late-adopters of new technology. Given the scale of the existing customer base, the Company has built a sizable marketing program that includes approximately 46 million e-mail subscribers, approximately 6 million SMS subscribers, approximately 45 million mobile app downloads, and an estimated 400 million weekly impressions at retail. In addition, Redbox has built a unique asset in its loyalty and rewards program, Redbox Perks, which currently boasts 40 million members. Customers earn points for their rentals or purchases and can use those points for free rentals in the future. This tiered loyalty program gives the Company the ability to reward their most loyal and valuable customers while providing a currency for incenting increased transaction frequency and other behaviors, such as downloading the Redbox app or trying new products and services. Redbox Perks is a vehicle to provide greater value to value-conscious customers and is central to its marketing and customer strategy. The program is a differentiator in the market and a competitive advantage for Redbox.
Redbox has also established Redbox Entertainment, LLC as a movie distribution label through which the Company acquires North American rights and distributes feature films through Redbox kiosks, Redbox On Demand, third party digital transactional platforms and other streaming services. Redbox Entertainment not only acquires rights to finished films but also commits to slate deals for movies to be produced, giving the Company input on scripts and/or talent. The Company is able to generate meaningful gross profit from these films through promotional initiatives on its own platform and by selling downstream rights to subscription streaming services. And, because the Company is acquiring long term exclusive rights to these films, Redbox is building a content library which can be used on its Free On Demand (AVOD) and Free Live TV (FLTV) services or further licensed to other streaming platforms in later windows.
In addition, Redbox Entertainment benefits from the Company’s robust rental data and insights into what titles and talent will perform. The Company has released a number of films since 2019 and aims to ramp to releasing 3 new movies per month. The Company has already announced a slate deal with John Wick-producer, Basil Iwanyk, committing to 12 action/thriller films over the next several years.
Finally, Redbox has a service business, which employs a team of more than 1,000 best-in-class field workers nationwide to manage kiosk installation, merchandising and break-fix services. In addition to maintaining Redbox’s kiosks, the Company’s service team also supports other kiosk businesses. The Company has service agreements with multiple companies that have national and regional kiosk networks and since June of 2020, Redbox has been the primary vendor for Amazon to service their expanding Amazon locker locations. The service business helps mitigate the operational costs of the DVD business while generating incremental margin dollars.
Redbox Digital Business
Redbox is rapidly expanding its digital products and leveraging its customer and marketing scale to grow these businesses. The Company is building a digital ecosystem that consumers can use as a one stop shop for their entertainment needs by engaging with a variety of digital video services within the Redbox app in an integrated, easy-to-use format. This simplifies the customer experience, drives multi-product adoption, and minimizes customer churn. These services span multiple business models including transactional, ad-supported, and in the near future, subscription. The Company’s digital products are available to stream across web browsers, mobile devices, and almost every major consumer device, including streaming media players such as Roku and Apple TV, TVs such as Samsung, LG, Android TV, and VIZIO, and gaming consoles like Xbox and PlayStation.
In December 2017, the Company launched Redbox On Demand, a digital transactional video-on-demand service (TVOD), allowing customers to rent or buy new release and catalog digital movies and television episodes, with new release prices typically ranging from $5.99 to $24.99 and catalog movies from $1.99 to $3.99, not including any discounts. Since 2020, customers have also been able to digitally rent movies that are still in theaters, which is now known as Premium Video-On-Demand (PVOD). Customers pay a transactional fee to rent or buy content while earning Redbox Perks loyalty points every time they transact. Redbox On Demand has seen rapid growth and adoption with over 3 million customers. That growth has been fueled primarily though leveraging the Company’s own marketing channels including e-mail and SMS and offering rewards points or promos to drive digital customer acquisition. The Company’s marketing reach and existing customer base has resulted in extremely low customer acquisition costs of approximately $3.00 generating rapid digital adoption while keeping overall marketing expense relatively low.
In February 2020, the Company launched Redbox Free Live TV (FLTV), an ad-supported digital linear television service, as a complement to the existing transactional On Demand service. With over 100 linear channels and growing, including three Redbox-branded and programmed channels, Free Live TV gives customers the opportunity to channel surf and find content that interests them. One of the Redbox-branded channels, the Redbox Free Movie Channel, is also currently syndicated to the Roku Channel, LG Channels Plus and Vizio Watchfree services, which drives greater viewership and revenue, and the Company has plans to syndicate this channel to additional services. Free Live TV has already seen significant adoption with more than 8 million users in the first 12 months.
Redbox also recently launched an ad-supported Free On Demand service (AVOD) in December 2020. AVOD gives consumers complete control over when they watch and with the growth of Redbox’s AVOD library, which is now at more than 5,000 movies and TV episodes, consumers have a broad amount of content to choose from. The ad-supported services (FLTV and AVOD) have seen strong growth in engagement as new titles are added and awareness of the offering grows.
The Company is also developing a subscription channels product (SVOD channels), which will give consumers the opportunity to subscribe to multiple third party premium SVOD channels through the Redbox app. Premium SVOD channels will be merchandised alongside the new release transactional content and free ad-supported on demand content. Redbox will simplify the sign-in, content discovery, and billing process for customers by providing an integrated solution through the Redbox app. Further, the Company intends to provide additional value to its customers through bundled offers with loyalty points and/or promotions for discounts at the kiosk to drive customer acquisition and retention.
Finally, Redbox operates a media advertising business which monetizes hundreds of millions of monthly display ad impressions across the mobile app, web, e-mail and kiosk network. The Company drives advertising revenue through a mix of programmatic advertising and direct sales. Direct ad sales for the media above as well as video advertising for Free On Demand and FLTV are driven by an internal sales team and a strategic sales partnership with Screenvision and the Palomino Media Group.
Business Combination
On October 22, 2021, we consummated the Business Combination contemplated by the Business Combination Agreement. In connection with the Business Combination, the Company issued 32,770,000 shares of Class B common stock to Redwood Holdco, which have no economic rights, but entitle the holders thereof to one vote per issued share and may be exchanged on a one-for-one basis with Redbox Common Units held by such holders for Class A common stock from time to time. Immediately prior to the Closing, the Company issued an aggregate of 5,000,000 shares of Class A common stock to the PIPE Investors for a purchase price of $10.00 per share, for aggregate gross proceeds of $50 million. In addition, immediately prior to the Closing, the Company issued an aggregate of 1,995,989 shares of Class A common stock to the Backstop Subscribers for a purchase price of $10.10 per share, for aggregate gross proceeds of approximately $20.2 million.
The following diagram illustrates the Company’s ownership structure immediately following the closing of the Business Combination, excluding the warrants and shares of Class A common stock issuable upon exercise of the warrants.

Risk Factor Summary
Our business is subject to a number of risks of which you should be aware before making an investment decision with respect to our Class A common stock or warrants. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:
•
The recent novel coronavirus (“COVID-19”) pandemic and the attempts to contain it may harm our industry, business, results of operations and ability to raise additional capital.

•
Competitive pressures could seriously harm our business, financial condition and results of operations.

•
There are many risks related to our DVD, Redbox On Demand and Original / Exclusive Content offerings which may negatively impact our business.

•
If our efforts to attract and retain customers are not successful, our business will be adversely affected.

•
If we cannot manage our business and its growth effectively, we could experience a material adverse effect on our financial condition and results of operations.

•
If we cannot execute on our growth strategies, some of which are untested, unproven or not yet fully developed, and offer new services, our business could suffer.

•
Changes in competitive offerings for entertainment video, including the potential rapid adoption of piracy-based video offerings, could adversely impact our business.

•
Our future operating results may fluctuate.

•
We face risks, such as unforeseen costs and potential liability in connection with content we acquire, produce, license and/or distribute through our service.

•
Any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of service, unauthorized disclosure of data, including user and corporate information, or theft of intellectual property, including digital content assets, which could adversely impact our business.

•
Privacy concerns could limit our ability to collect and use customers and user personal information and other data and disclosure of user personal information and other data could adversely impact our business and reputation.

•
We may be unable to adequately protect our intellectual property or enforce our patents and other proprietary rights.

•
Our substantial indebtedness could materially and adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.

•
Despite our substantial indebtedness, we may still be able to incur significantly more debt, including secured debt, which could intensify the risks associated with our indebtedness.

•
We may not be able to generate sufficient cash to service all of our indebtedness and to fund our working capital and capital expenditures and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

•
Our debt agreements contain restrictions that limit our flexibility in operating our business.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012. As an “emerging growth company,” we may take advantage of specified reduced reporting and other requirements that are otherwise applicable to public companies. These provisions include, among other things:
•
exemption from the auditor attestation requirement in the assessment on the effectiveness of our internal control over financial reporting;

•
exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies;

•
exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board (United States), requiring mandatory audit firm rotation or a supplement to our auditor’s report in which the auditor would be required to provide additional information about the audit and our financial statements;

•
an exemption from the requirement to seek non-binding advisory votes on executive compensation and golden parachute arrangements; and

•
reduced disclosure about executive compensation arrangements.

We may take advantage of these provisions until the end of the fiscal year ending December 31, 2025 or such earlier time that we are no longer an “emerging growth company.” We will cease to be an “emerging growth company” if we have $1.07 billion or more in total annual gross revenues during our most recently completed fiscal year, if we become a “large accelerated filer,” which requires us to have been a public company for at least 12 months at the end of our most recently completed fiscal year and have the market value of our common stock held by non-affiliates exceeding $700 million as of the last business day of the second quarter of such fiscal year, or as of any date on which we have issued more than $1.0 billion in non-convertible debt over the three-year period to such date.
We may choose to take advantage of some, but not all, of these reduced burdens. For example, we have taken advantage of the reduced reporting requirement with respect to disclosure regarding our executive compensation arrangements and expect to take advantage of the exemption from the auditor attestation requirement in the assessment on the effectiveness of our internal control over financial reporting. In addition, while we have elected to avail ourselves of the exemption to adopt new or revised accounting standards until those standards apply to private companies, we are permitted and have elected to early adopt certain new or revised accounting standards for which the respective standard allows for early adoption. For as long as we take advantage of the reduced reporting obligations, the information that we provide stockholders may be different from information provided by other public companies.
We are also a “smaller reporting company” as defined under the Securities Act and Exchange Act. We may continue to be a smaller reporting company so long as either (i) the market value of shares of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of shares of our common stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company under the requirements of (ii) above, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.
Controlled Company
Redwood Holdco controls a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:
•
the requirement that a majority of our board of directors consist of “independent directors” as defined under the rules of Nasdaq;

•
the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•
the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•
the requirement for an annual performance evaluation of the compensation and nominating and corporate governance committees.

We intend to utilize these exemptions as long as we remain a controlled company. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.
Corporate Information
Redbox is a Delaware corporation. Our principal executive offices are located at 1 Tower Lane, Suite 800, Oakbrook Terrace, Illinois 60181. Our telephone number is (630) 756-8000. Our website is located at https://www.redbox.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our securities.

The Offering
We are registering the issuance of (a) up to 6,062,500 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants, (b) up to 10,781,250 shares of Class A common stock issuable upon the exercise of the Public Warrants and (c) up to 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock.
We are also registering the offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of (a) up to 60,203,489 shares of Class A common stock (which includes up to 6,062,500 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants, up to 10,781,250 shares of Class A common stock issuable upon the exercise of the Public Warrants and up to 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock) and (b) up to 6,062,500 warrants to purchase shares of Class A common stock.
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 9 of this prospectus.
Issuance of Class A Common Stock
Shares of Class A common stock offered by us
49,613,750 shares of Class A common stock (representing (a) up to 6,062,500 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants, (b) up to 10,781,250 shares of Class A common stock issuable upon the exercise of the Public Warrants and (c) up to 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock)
Shares of Class A common stock outstanding prior to exchange of Class B common stock and exercise of warrants
12,618,516 shares
Shares of Class A common stock outstanding after exchange of Class B common stock and exercise of warrants
62,232,266 shares
Resale of Class A Common Stock and Warrants
Shares of Class A common stock offered by the Selling Securityholders
60,203,489 shares of Class A common stock (which includes up to 6,062,500 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants, up to 10,781,250 shares of Class A common stock issuable upon the exercise of the Public Warrants and up to 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock)
Warrants offered by the Selling Securityholders
6,062,500 warrants to purchase shares of Class A common stock
Use of proceeds
All of the shares of Class A common stock and the warrants (including shares of Class A common stock underlying such warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive the proceeds from any exercise of warrants for cash. We intend to use the proceeds the exercise of warrants for cash for general corporate and working capital purposes. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.
Market for our Class A common stock and warrants
Our Class A common stock and warrants are listed on Nasdaq under the symbols “RDBX” and “RDBXW,” respectively.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as the other information contained in this prospectus, including the consolidated financial statements and the related notes thereto included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. You should also carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also impair our business or financial condition. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Any of the following risks could materially adversely affect our business, financial condition and results of operations, in which case the trading price of our securities could decline and you could lose all or part of your investment.
Risks Related to Our Business
The recent novel coronavirus (“COVID-19”) pandemic and the attempts to contain it may harm our industry, business, results of operations and ability to raise additional capital.
The COVID-19 pandemic and the various attempts to contain it have created significant volatility, uncertainty and economic disruption. In an effort to contain COVID-19 or slow its spread, governments around the world have enacted various measures, some of which have been subsequently rescinded, modified or reinstated, including orders to close all businesses not deemed “essential,” isolate residents to their homes or places of residence, and practice social distancing. We anticipate that these actions and the global health crisis caused by the COVID-19 pandemic, including any resurgences or variants, will continue to negatively impact business activity across the globe. In response to government mandates, health care advisories and in otherwise responding to employee and vendor concerns, we have altered certain aspects of our operations. International and domestic travel has been severely curtailed and productions of our third-party content suppliers continue to experience disruption. Other partners have similarly had their operations disrupted, including those partners that we use for our operations as well as development, production and post-production of content. For example, in June 2021, we learned that certain studios were delaying releases of certain films, or changing the original distribution plans with respect to other films to send them direct to SVOD services, as a result of continued closures of, or capacity restrictions at, movie theaters due to the ongoing COVID-19 pandemic, each of which results in fewer releases on our platform than we had previously expected. As a result, we expect our earnings to be lower throughout the remainder of 2021 than we previously had believed. To the extent the resulting economic disruption is severe, we could see some partners and vendors go out of business, resulting in reduced demand from distributors and consequent reduction in forecasted revenue, as well as supply constraints and increased costs or delays to our productions. Such production pauses may cause us to temporarily have less new content available on our service in subsequent quarters, which could negatively impact user demand for and user retention to our service. Temporary production pauses or permanent shutdowns in production could result in content asset impairments or other charges and will change the timing and amount of cash outflows associated with production activity.
The full extent to which the COVID-19 pandemic and the various responses to it impacts our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the availability and cost to access the capital markets; the effect on our customers and customer demand for and ability to pay for our services; increased competition with alternative media platforms and technologies; disruptions or restrictions on our employees’ ability to work and travel; and any stoppages, disruptions or increased costs associated with our operations. If we need to access the capital markets, there can be no assurance that financing may be available on attractive terms, if at all. In addition, to the extent that economic uncertainty as a result of the

COVID-19 pandemic impacts consumers’ ability or willingness to pay for our services, our business and results of operations could be negatively impacted.
We will continue to actively monitor the effects of the COVID-19 pandemic on our business and may take further actions that alter our business operations, including distribution, partnerships and content production, as may be required by federal, state, local or foreign authorities, or that we determine are in the best interests of our employees, customers, partners and stockholders. It is not clear what potential effects any such alterations or modifications may have on our business, including the effects on our customers, suppliers or vendors, or on our financial results. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section including, but not limited to, our ability to retain users, our ability to operate at a net loss, and our liquidity.
Competitive pressures could seriously harm our business, financial condition and results of operations.
The market for streaming entertainment is intensely competitive and subject to rapid change. We compete against other entertainment video providers, such as multichannel video programming distributors (“MVPDs”), streaming entertainment providers (including those that provide pirated content), video gaming providers and more broadly against other sources of entertainment including video-on-demand (VOD), subscription (SVOD) and ad-supported (AVOD) services. We compete against streaming entertainment providers and content producers in obtaining content for our service, both for licensed streaming content and for exclusive and original content projects.
Our business faces competition from many other sources, including those using similar distribution channels and having more experience, greater name recognition, larger or more appealing inventory, better financing, and better relationships with those in the movie industry, including: Netflix, Amazon, Hulu, Vudu, Roku, Sling, YouTube and YouTubeTV, Hulu, CBS, ABC, NBC, BBC, PBS, Fox Networks, Discovery Communications, Disney, cable, satellite, and telecommunications providers, such as Comcast or DISH Network, traditional pay television programmers, such as HBO or Showtime, traditional brick and mortar video retailers, other DVD kiosk businesses, libraries and others. These competitors may also provide a broader range of content and the ability to apply considerable resources to acquired and original content.
Well-funded competitors may be better able to withstand economic downturns and periods of slow economic growth and the associated periods of reduced customer spending and increased pricing pressures. Some competitors are able to devote substantially more resources to website and systems development or to investments or partnerships. Some competitors have, and others may also, consolidate with one another. We may be unable to compete successfully against current and future competitors, and competitive pressures could harm our business and prospects.
There are many risks related to our DVD, Redbox On Demand and Original / Exclusive Content offerings which may negatively impact our business.
We have invested, and plan to continue to invest, to maintain our infrastructure of Redbox kiosks in the United States. Optimizing our physical Redbox business will depend substantially upon growth or minimizing decline in same store sales. In addition, the home video distribution market is rapidly evolving as newer technologies and distribution channels compete for market share, and we have experienced a secular decline in the physical rental market. As this evolution continues, our DVD business and related operating results and financial condition will be adversely affected. Some additional risks that could negatively impact our results include:
•
increased availability of digital movie content and changes in consumer content delivery and viewing options and preferences, including increased use of online streaming, availability of content on portable devices, VOD, SVOD, AVOD and time- and place-shifting technologies;

•
increased competition in the advertising video-on-demand segment including alternative or non-traditional forms of content, user generated content type offerings such as YouTube, free TV style offerings (including on-demand options such as Crackle), proprietary Apps and Channels provided and populated by traditional TV and theatrical content owners (Disney+, Peacock and similar channels);

•
increased availability and quality of original programming and similar episodic content, and exclusive arrangements with programmers, such as HBO, Showtime, Amazon and Netflix.

•
decreased quantity and quality of movie content available for DVD distribution due to changes in quantity of new releases by studios, a trend towards developing more high-budget “event” or “blockbuster” movies, movie content failing to appeal to consumers’ tastes, increased focus on digital sales and rentals, and other general industry-related factors, including financial disruptions, and labor conflicts;

•
decreased costs for consumers to purchase or receive movie content, including less expensive DVDs, more aggressive competitor pricing strategies and piracy;

•
windowing of titles and DVDs may change without notice by the studios, DVDs may be released closer to alternative types of content or after alternative methods of content which may impact performance;

•
increased competition for physical floor space in retail locations where our kiosks are located, both by unrelated third-party offerings and perceived monetization opportunities by the retailers themselves; and

•
increased operational costs.

As a result, we expect our DVD business results to continue to decline over time and increased competition in the AVOD segment. Further, any additional adverse developments relating to any of these risks, as well as others relating to our participation in the home video industry, could significantly affect our business, financial condition and operating results.
We recently entered into an agreement to acquire the operations of our DVD distribution and packaging provider.
We also may not achieve the anticipated benefits from this acquired business due to a number of factors, including:
•
unanticipated costs or liabilities associated with the acquisition;

•
difficulty incorporating acquired logistics systems and platforms;

•
risks of entering new markets;

•
incurrence of acquisition-related costs;

•
diversion of management’s attention from other business concerns;

•
the potential loss of key employees;

•
use of resources that are needed in other parts of our business; and

•
use of substantial portions of our available cash to consummate the acquisition.

If we are unable to successfully integrate and operate this critical function, our DVD business may incur a significant negative impact and disruption and we may have to find alternative means of operating our DVD business which may be less efficient or cause us to incur higher costs.
If our efforts to attract and retain customers are not successful, our business will be adversely affected.
Our ability to continue to attract users will depend in part on our ability to effectively market our services, consistently provide our users with compelling content choices, effectively market our service, as well as a quality experience for selecting and viewing our content library. Furthermore, the relative service levels, content offerings, pricing and related features of our competitors may adversely impact our ability to attract and retain users.
To succeed, we must continue to attract and retain a large number of new users. We may be required to incur significantly higher advertising and promotional expenditures than we currently anticipate to attract large numbers of new users. We believe that the importance of brand loyalty will increase with the continued

proliferation of digital streaming services. If our branding efforts are not successful, our operating results and our ability to attract and retain users will be adversely affected.
If consumers do not perceive our service offering to be of value, including if we introduce new or adjust existing features, adjust pricing or service offerings or change the mix of content in a manner that is not favorably received by them, we may not be able to attract and retain users. If our efforts to satisfy our existing users are not successful, we may not be able to attract users, and as a result, our ability to maintain and/or grow our business will be adversely affected. Users may stop using our services for many reasons, including a perception that the selection of content is unsatisfactory, competitive services provide a better value or experience and customer service issues are not satisfactorily resolved. We must continually attract new users both to replace unengaged users and to grow our business beyond our current user base. If we do not grow as expected, we may not be able to adjust our expenditures or increase our per user revenues commensurate with the lowered growth rate, such that our margins, liquidity and results of operation may be adversely impacted. If we are unable to successfully compete with current and new competitors in both retaining our existing users and attracting new users, our business will be adversely affected. Further, if excessive numbers of users cease using our services, we may be required to incur significantly higher marketing expenditures than we currently anticipate to replace these users with new users.
If we cannot manage our business and its growth effectively, we could experience a material adverse effect on our financial condition and results of operations.
We are expanding our operations, scaling our streaming service to effectively and reliably handle anticipated growth in both users and features, ramping up our ability to distribute and license original and exclusive content, continuing to operate our DVD service and providing kiosk services to business clients. As our offerings evolve, we are managing and adjusting our business to address varied content offerings, industry practices dealing with e-commerce and streaming video, as well as differing legal and regulatory environments. As we scale our streaming service, we are developing technology and utilizing third-party “cloud” computing services. As we ramp up our original content distribution, we are building out expertise in a number of disciplines, including creative, marketing, legal, finance, licensing, merchandising and other resources related to the distribution of content. Further, we may expand our content offering in a manner that is not well received by consumers. These expansions have placed, and may continue to place, significant demands on our operational, financial and administrative infrastructure and our management. As our operations have grown in size, scope and complexity, we have focused on integrating, improving and upgrading our systems and infrastructure related to providing attractive and efficient consumer products and services, and our administration and internal systems, processes and controls.
Although we believe the total addressable market for automated DVD rental kiosks is large, we cannot be certain about its size, the most effective plan for locating kiosks, or the optimum market density. Because the kiosk market and our business model are continually evolving, we have incomplete data and track records for predicting kiosk and market performance in future periods. As a result, we may make errors in predicting and reacting to relevant business trends, which could have a material adverse effect on our business, financial condition and results of operations. For example, we may, among other things, over-install kiosks in certain geographic areas leading to non-accretive installations, and we cannot be certain that historical revenue ramps for new kiosks will be sustainable in the future.
As we grow our operations, we may face integration and operational challenges as well as potential unknown liabilities and reputational concerns in connection with partners we work with or companies we may acquire or control. If we are not able to manage the growing complexity of our business, including improving, refining or revising our systems and operational practices related to our streaming operations and original content, our business may be adversely affected.
Managing our business changes will require significant expenditures and allocation of valuable management and operational resources. If we fail to achieve the necessary level of efficiency in our organization, including effectively evolving and growing our business lines, our business, operating results and financial condition could be harmed.

If we cannot execute on our growth strategies, some of which are untested, unproven or not yet fully developed, and offer new services, our business could suffer.
Our strategy is based upon leveraging our core competencies in the entertainment space to provide the consumer with convenience and value and to help retailers, partners and advertisers drive incremental traffic and revenue. To be competitive, we need to offer compelling service offerings that are accepted by the market and establish third-party relationships necessary to develop our streaming offerings as well as maintain our DVD business. We are exploring new services to offer, however, the complexities and structures of these new businesses and products could create conflicting priorities, constrain limited resources, and negatively impact our core businesses.
We may use our financial resources and management’s time and focus to invest in other companies offering similar services, we may seek to organically grow our Redbox On Demand, Free On Demand, Free Live TV offerings, original or exclusive content offerings through our Redbox Entertainment brand or we may seek to offer new products or services on our current kiosks, such as the ability to subscribe to third-party streaming services and new ways to offer third-party advertising. We may enter into joint ventures through which we may expand our product and service offerings. Any new business opportunity also may have its own unique risks related to operations, finances, intellectual property, technology, legal and regulatory issues, corporate governance or other challenges, for which we may have limited or no prior experience. In addition, if we fail to establish or maintain relationships with significant retailers, partners, advertisers and suppliers in a timely manner, we may not be able to provide our consumers with desirable new services. Further, to develop and commercialize certain new products and services, we will need to create new kiosks or enhance the capabilities of our current kiosks, as well as adapt our related networks and systems through appropriate technological solutions for streaming services, and establish market acceptance of such products or services. As we expand into new markets and services or increase certain operations in connection with our growth strategies, we may be required to comply with new regulatory requirements, which could require additional expenses, increase our cost of doing business, impose additional burdens on us or otherwise negatively affect our business. In pursuing these growth strategies, we expect to incur significant operating and capital expenditures. It is possible that we will not be able to grow our revenues through these strategies, or if growth is achieved, that it will be maintained for any significant period, or at all.
If we are unable to grow the client base of our third-party kiosk service business, our services line of business may be at risk.
We currently leverage our large and remote Redbox kiosk field workforce to provide services to our third-party kiosk owners. Our ability to engage and retain this workforce is necessary to merchandise and service our Redbox kiosks, meet the demands of our retail partners and users, and deliver service for our service business accounts. If we cannot continue to retain this workforce our costs may rise, our service line of business may not meet committed service levels and our customers and retail partners may be dissatisfied. If the network of kiosk we service declines (including our own Redbox network of kiosk) or if we are unable to maintain key accounts (ecoATM and Amazon Locker being our largest clients) or obtain new clients, we may not be able to continue this line of business and obtain expected benefits and our business may be adversely affected.
Changes in how we market our services could adversely affect our marketing expenses and users levels may be adversely affected.
We utilize a broad mix of marketing and public relations programs, including social media sites, to promote our services and content to existing and potential new users. We may limit or discontinue use or support of certain marketing channels or activities if advertising rates increase or if we become concerned that users or potential users deem certain marketing platforms or practices intrusive or damaging to our brand. If the available marketing channels are curtailed, our ability to engage existing users and attract new users may be adversely affected. Companies that promote our services may decide that we negatively impact their business or may make business decisions that in turn negatively impact us. For example, if they decide that they want to compete more directly with us, enter a similar business or exclusively support our competitors, we may no longer have access to their marketing channels. We utilize marketing to promote our content, drive conversation about our content and service, and drive rentals and viewing by our users. To the extent we promote our content or services inefficiently or ineffectively, we may not obtain the expected acquisition and retention benefits and our business may be adversely affected
Changes in competitive offerings for entertainment video, including the potential rapid adoption of piracy-based video offerings, could adversely impact our business.
The market for entertainment video is intensely competitive and subject to rapid change. Through new and existing distribution channels, consumers have increasing options to access entertainment video. The various economic models underlying these channels include subscription, transactional, ad-supported and piracy-based models. All of these have the potential to capture meaningful segments of the entertainment video market. Piracy, in particular, threatens to damage our business, as its fundamental proposition to consumers is so compelling and difficult to compete against: virtually all content for free. Furthermore, in light of the compelling consumer proposition, piracy services are subject to rapid global growth.
Traditional providers of entertainment video, including broadcasters and cable network operators, as well as internet based e-commerce or entertainment video providers are increasing their streaming video offerings. Several of these competitors have long operating histories, large customer bases, strong brand recognition, exclusive rights to certain content and significant financial, marketing and other resources. They may secure better terms from suppliers, adopt more aggressive pricing and devote more resources to product development, technology, infrastructure, content acquisitions and marketing.
New entrants may enter the market or existing providers may adjust their services with unique offerings or approaches to providing entertainment video. Companies also may enter into business combinations or alliances that strengthen their competitive positions. If we are unable to successfully or profitably compete with current and new competitors, our business will be adversely affected, and we may not be able to increase or maintain market share, revenues or profitability.
If we do not manage the content and availability of our DVD library effectively, our business, financial condition and results of operations could be materially and adversely affected.
A critical element of our Redbox business model is optimizing our library of DVD titles, formats, and copy depth to achieve satisfactory availability rates to meet consumer demand while also maximizing margins. If we do not acquire sufficient DVD titles, we may not appropriately satisfy consumer demand, which could decrease consumer satisfaction and we could lose consumers to competitors. Conversely, if we attempt to mitigate this risk and acquire a larger number of copies to achieve higher availability rates for select titles or a wider range of titles, our library utilization would become less efficient and our margins for the Redbox business would be adversely affected. Our ability to accurately predict consumer demand as well as market factors, such as our ability to obtain satisfactory distribution arrangements, may impact our ability to acquire appropriate quantities of certain DVD titles in a timely manner. In addition, if we are unable to obtain or maintain favorable terms from our suppliers with respect to such matters as timely movie access, copy depth, formats and product destruction, among others, or if the price of DVDs increases or decreases generally or for certain titles, our library may become unbalanced and our margins may be adversely affected.
Our business, financial condition and results of operations could be materially and adversely affected if certain agreements do not provide the expected benefits to us. For example, agreements may require us to license minimum quantities of theatrical and direct-to-video DVDs for rental at our kiosks. If the titles or format provided are not attractive to our consumers, we could be required to purchase too many copies of undesirable titles or an undesirable format, possibly in substantial amounts, which could adversely affect our Redbox business by decreasing consumer demand for offered DVD titles and consumer satisfaction with our services or negatively impact margins.
If we are unable to comply with, or lack the necessary internal controls to ensure appropriate documentation and tracking of our content library, we may, among other things, violate certain of our studio licensing arrangements, be forced to pay a fee for unaccounted DVDs and be susceptible to risks of theft and misuse of property, any of which may negatively affect our margins in the Redbox business. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

Our failure to meet consumer expectations with respect to pricing our products and services may adversely affect our business and results of operations.
Demand for our products and services may be sensitive to pricing changes. We evaluate and update our pricing strategies from time to time, and changes we institute may have a significant impact on, among other things, our revenue and net income. In the future, fee increases or pricing changes may deter consumers from using our kiosks or reduce the frequency of their usage.
We may be unable to attract new partners, broaden current partner relationships, and penetrate new markets and distribution channels.
To increase the availability of our products and services, we need to attract new retail partners, broaden and maintain relationships with current partners, and develop operational efficiencies that make it feasible for us to penetrate lower density markets or new distribution channels. We may be unable to attract new retailers or drive down costs relating to the manufacture, installation or servicing of our kiosks to levels that would enable us to operate profitably in lower density markets or penetrate new distribution channels. If we are unable to do so, our future business and financial performance could be adversely affected.
Our future operating results may fluctuate.
Our future operating results will depend significantly on our ability to continue to drive new and repeat use of our Redbox kiosks and streaming services, our ability to develop and commercialize new products and services and the costs incurred to do so, and our ability to successfully integrate third-party relationships into our operations. Our operating results have a history of fluctuating and may continue to fluctuate based upon many factors, including fluctuations in revenue generated by and operating expenses incurred by our different lines of business, seasonality, the timing of the release slate and the relative attractiveness of the titles available for rent in a particular quarter or year which may have lingering effects in subsequent periods, fluctuations in consumer rental patterns, including the number of movies rented per visit, the type of DVDs they want to rent and for how long, the effects of legacy contracts with minimum purchase requirements, and the level of DVD migration between kiosks.
We have experienced seasonality in our revenue. December and the summer months have historically been high rental months. April has been a low rental month due, in part, to retail release timing in connection with the Academy Awards and the Easter holiday that historically has provided stronger content and resulted in higher rentals in March. September and October have been low rental months, due, in part, to the beginning of the school year and the introduction of the new fall television season. By entering into licensing agreements with certain studios that contain delayed rental windows, the availability of titles has shifted relative to historic patterns. Seasonal effects, however, may vary due to the actual release slate, the relative attractiveness of movie titles, and the total box office in a particular quarter or year which may have lingering effects in subsequent periods. Significant recurring events that compete with customer interest for movie content such as the Olympics and elections also have a negative impact on our revenue. They create competition and affect retail timing, which aims to avoid such events that compete with viewing interest.
The long-term and fixed cost nature of our original or exclusive content distribution rights may limit our operating flexibility and could adversely affect our liquidity and results of operations.
In connection with our exclusive licensing of content, we typically enter into multi-year commitments with studios and other content providers. We also enter into multi-year commitments for content that we have exclusive distribution rights to, either directly or through third parties, including elements associated with these productions such as non-cancelable commitments under talent agreements.
Given the multiple-year duration and largely fixed cost nature of some of our content commitments, if user acquisition and retention do not meet our expectations, or if we are unable to distribute and license such content to third parties, our margins may be adversely impacted. Payment terms for certain content commitments, such as content we have exclusive distribution rights to under the Redbox Entertainment brand, will typically require more up-front cash payments than other content licenses or arrangements whereby we do not provide minimum guarantees. To the extent user and/or revenue growth do not meet our expectations, our liquidity and results of operations could be adversely affected as a result of content commitments and payment requirements of certain agreements. In addition, the long-term and fixed cost nature of some of our content commitments may limit our flexibility in planning for, or reacting to changes in our business and the market segments in which we operate. If we license and/or produce content that is not favorably received by consumers or third-party distributors, acquisition and retention may be adversely impacted and given the fixed cost nature of our content commitments, we may not be able to adjust our content offering quickly and our results of operation may be adversely impacted.
We face risks, such as unforeseen costs and potential liability in connection with content we acquire, produce, license and/or distribute through our service.
As a distributor of content, we face potential liability for negligence, copyright and trademark infringement, or other claims based on the nature and content of materials that we acquire, license and/or distribute. We also may face potential liability for content used in promoting our service, including marketing materials. We will devote more resources toward the licensing, marketing and distribution of exclusive or original content under our Redbox Entertainment brand. We believe that original content can help differentiate our service from other offerings, enhance our brand and otherwise attract and retain users. To the extent our original content does not meet our expectations, in particular, in terms of costs, viewing and popularity, our business, including our brand and results of operations may be adversely impacted. As we expand our original content, we may become responsible for additional associated costs. Negotiations or renewals related to entertainment industry collective bargaining agreements could negatively impact timing and costs associated with our original content. We contract with third parties related to the development, production, marketing and distribution of our original content. We may face potential liability or may suffer losses in connection with these arrangements, including but not limited to if such third parties violate applicable law, become insolvent or engage in fraudulent behavior. To the extent we create and sell physical or digital merchandise relating to our original content, and/or license such rights to third parties, we could become subject to product liability, intellectual property or other claims related to such merchandise. We may decide to remove content from our service, not to place licensed or produced content on our service or discontinue or alter distribution of original content if we believe such content might not be well received by our users, or could be damaging to our brand or business.
To the extent we do not accurately anticipate costs or mitigate risks, including for content that we obtain but ultimately does not appear on or is removed from our service, or if we become liable for content we acquire, produce, license and/or distribute, our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability or unforeseen production risks could harm our results of operations. We may not be indemnified against claims or costs of these types and we may not have insurance coverage for these types of claims.
If content providers or other rights holders refuse to license streaming content or other rights upon terms acceptable to us, our business could be adversely affected.
Our ability to provide our users with content they want to watch depends on content providers and other rights holders’ licensing rights to distribute such content and certain related elements thereof, such as the public performance of music contained within the content we distribute, upon terms acceptable to us. While the license periods and the terms and conditions of such licenses vary, a significant portion of our available content is subject to license for a given period. If the content providers and other rights holders are not able or are no longer willing to license us content upon terms acceptable to us, our ability to deliver particular items of content to our customers will be adversely affected and/or our costs could increase. Certain licenses for content allow for the content providers to withdraw content from our service relatively quickly, and such content providers could decide that we negatively impact their business or may make business decisions that in turn negatively impact us. For example, certain content providers, could decide that they want to compete more directly with us, enter a similar business or exclusively support our competitors, consolidate or otherwise engage in mergers and acquisitions (such as the recent announcement by MGM and Amazon) and in such event we may no longer have access to their content at all or only at higher rates. Because of these provisions as well as other actions we may take, content available through our service can be withdrawn on short notice. As competition increases, we may see the cost of programming increase. As we seek to differentiate our service, we are increasingly focused on securing certain exclusive rights when obtaining content, including original content. We are also focused on programming an overall mix of content that delights our users in a cost efficient manner. Within this context, we are selective about the titles we add and renew to our service. If we do not maintain a compelling mix of content, our user acquisition and retention may be adversely affected.
Music and certain authors’ performances contained within content we distribute may require us to obtain licenses for such distribution. In this regard, we are engaged in negotiations with performance rights organizations (“PROs”) that hold certain rights to music and/or other interests in connection with streaming content into various territories. If we are unable to reach mutually acceptable terms with these organizations, we could become involved in litigation and/or could be enjoined from distributing certain content, which could adversely impact our business. Additionally, pending and ongoing litigation, as well as negotiations between certain PROs and other third parties in various territories, could adversely impact our negotiations with PROs, or result in music publishers represented by certain PROs unilaterally withdrawing rights, and thereby adversely impact our ability to reach licensing agreements reasonably acceptable to us. Failure to reach such licensing agreements could expose us to potential liability for copyright infringement or otherwise increase our costs.
We rely upon a number of partners to make our service available on their devices.
We currently offer users the ability to receive streaming content through a host of internet-connected screens, including TVs, digital video players, television set-top boxes and mobile devices (by way of example Roku, Apple, LG, Samsung and others) some of whom may have investments in, or control their own, competing streaming content providers. If partners or other providers do a better job of connecting consumers with content they want to watch, for example through multi-service discovery interfaces, our service may be adversely impacted. We intend to continue to broaden our relationships with existing partners and to increase our capability to stream content to other platforms and partners over time. If we are not successful in maintaining existing and creating new relationships, or if we encounter technological, content licensing, regulatory, business or other impediments to delivering our streaming content to our users via these devices, our ability to retain users and grow our business could be adversely impacted.
Our agreements with our partners are typically between one and three years in duration and our business could be adversely affected if, upon expiration, a number of our partners do not continue to provide access to our service or are unwilling to do so on terms acceptable to us, which terms may include the degree of accessibility and prominence of our service. These partners may choose to not renew or restrict all or part of our content services on their platforms, they may charge or require fees or revenue sharing that would impact our decision to distribute via their platform (if at all), or they could discriminate in how they promote or favor their own services to the detriment of Redbox.
Furthermore, devices are manufactured and sold by entities other than Redbox and while these entities should be responsible for the devices’ performance, the connection between these devices and Redbox may nonetheless result in consumer dissatisfaction toward Redbox and such dissatisfaction could result in claims against us or otherwise adversely impact our business. In addition, technology changes to our streaming functionality may require that partners update their devices, or may lead to us to stop supporting the delivery of our service on certain legacy devices. If partners do not update or otherwise modify their devices, or if we discontinue support for certain devices, our service and our users’ use and enjoyment could be negatively impacted.
The termination, non-renewal or renegotiation on materially adverse terms of our contracts or relationships with one or more of our significant retailers or studios could seriously harm our business, financial condition and results of operations.
The success of our DVD business depends in large part on our ability to maintain contractual relationships with our partners in profitable locations. Certain contract provisions with our partners vary, including product and service offerings, the service fees we are committed to pay, and the ability to cancel the contract upon notice after a certain period of time. For our DVD business we typically enter multi-year kiosk installation agreements that automatically renew until we, or the retailer, gives notice of termination. We strive to provide direct and indirect benefits to our partners that are superior to, or competitive with, other providers or systems or alternative uses of the floor space that our kiosks occupy. If we are unable to provide them with adequate benefits, we may be unable to maintain or renew our contractual relationships on acceptable terms, causing our business, financial condition and results of operations to suffer.
Certain retailers account for a substantial amount of our business. For example, we have significant relationships with Wal-Mart Stores, Inc. and Walgreen Co., which accounted for approximately 17.7% and 14.3% of our consolidated revenue from continuing operations, respectively, during 2020. Although we have had, and expect to continue to have, a successful relationship with these partners, changes will continue to occur both in the short- and long-term, some of which could adversely affect our business and reputation. The Redbox relationship with Walmart is governed by contracts that provide either party the right to terminate the contracts in their entirety, or as to any store serviced by the contracts, with or without cause, on as little as 90 days’ notice. Cancellation, adverse renegotiation of or other changes to these relationships could seriously harm our business and reputation.
Our business also depends on our ability to obtain adequate content from movie studios. We have entered into licensing agreements with certain studios to provide delivery of their DVDs. If we are unable to maintain or renew our current relationships to obtain movie content on acceptable terms, our business, financial condition and results of operations may suffer.
Further, if some or all of these agreements prove beneficial but are early terminated, we could be negatively impacted. Moreover, if we cannot maintain similar arrangements in the future with these or other studios or distributors, or these arrangements do not provide the expected benefits to us, our business could suffer.
Payment of increased fees to retailers or other third-party service providers could negatively affect our business results.
We face ongoing pricing pressure from our retailers to increase the service fees we pay to them on our products and services or to make other financial concessions to win or retain their business. If we are unable to respond effectively to ongoing pricing-related pressures, we may fail to win or retain certain accounts. Our fee arrangements are based on our evaluation of unique factors with each retailer, such as total revenue, long-term, non-cancelable contracts, installation of our kiosks in high-traffic, geographic locations and new product and service commitments. Together with other factors, an increase in service fees paid, or other financial concessions made to our retailers could significantly increase our direct operating expenses in future periods and harm our business.
We are subject to payment processing risk.
We accept payment for movie rentals through debit card, credit card and online wallet transactions. We rely on internal systems as well as those of third parties to process payments. The Durbin amendment to the Dodd — Frank Wall Street Reform and Consumer Protection Act is unfavorable to us. We pay interchange and other fees, which have increased and may increase further over time. Further, because Redbox processes millions of small dollar amount transactions, and interchange fees represent a larger percentage of card processing costs compared to a typical retailer, we are relatively more susceptible to any fee increase. When interchange or other fees increase, it generally raises our operating costs and lowers our profit margins or requires that we charge our customers more for our products and services. To the extent there are increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, delays in receiving payments from payment processors, changes to rules or regulations concerning payments, loss of payment partners and/or disruptions or failures in our payment processing systems, partner systems or payment products, including products we use to update payment information our revenue, operating expenses and results of operation could be adversely impacted. In addition, from time to time, we encounter fraudulent use of payment methods, which could impact our results of operations and if not adequately controlled and managed could create negative consumer perceptions of our service. If we are unable to maintain our fraud and chargeback rate at acceptable levels, card networks may impose fines, our card approval rate may be impacted and we may be subject to additional card authentication requirements. The termination of our ability to process payments on any major payment method would significantly impair our ability to operate our business.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.
We rely upon the ability of consumers to access our service through the internet. If network operators block, restrict or otherwise impair access to our service over their networks, our service and business could be negatively affected. To the extent that network operators implement usage based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses and our user acquisition and retention could be negatively impacted.
Furthermore, to the extent network operators create tiers of internet access service and either charge us for or prohibit us from being available through these tiers, our business could be negatively impacted.
Most network operators that provide consumers with access to the internet also provide these consumers with multichannel video programming. As such, many network operators have an incentive to use their network infrastructure in a manner adverse to our continued growth and success. To the extent that network operators are able to provide preferential treatment to their data as opposed to ours or otherwise implement discriminatory network management practices, our business could be negatively impacted.
We depend upon third-party manufacturers, suppliers and service providers for key components and substantial support for our kiosks.
We conduct limited manufacturing and refurbishment operations and depend on outside parties to manufacture key components of our kiosks. Third-party manufacturers may not be able to meet our manufacturing needs in a satisfactory and timely manner. If there is an unanticipated increase in our manufacturing needs which are not met in a timely and satisfactory manner, we may be unable to meet demand due to manufacturing limitations.
Some key hardware components used in our kiosks are obtained from a limited number of suppliers. We may be unable to continue to obtain an adequate supply of these components from our suppliers in a timely manner or, if necessary, from alternative sources. If we are unable to obtain sufficient quantities of components from our current suppliers or locate alternative sources of supply in a timely manner, we may experience delays in installing or maintaining our kiosks, either of which could seriously harm our business, financial condition and results of operations.
Events outside of our control, including the economic environment, have negatively affected, and could continue to negatively affect, consumers’ use of our products and services.
Our consumers’ use of many of our products and services is dependent on discretionary spending, which is affected by, among other things, economic and political conditions, consumer confidence, interest, inflation and tax rates, and financial and housing markets. With economic uncertainty still affecting potential consumers, we may be impacted by more conservative purchasing tendencies with fewer non-essential products and services purchases during the coming periods if the current economic environment continues. In addition, because our business relies in part on consumers initially visiting retailers to purchase products and services that are not necessarily our products and services, if consumers are visiting retailers less frequently and being more careful with their money when they do, these tendencies may also negatively impact our business.
Further, our ability to obtain additional funding in the future, if and as needed, through equity issuances or loans, or otherwise meet our current obligations to third parties, could be adversely affected if the economic environment continues to be difficult. In addition, the ability of third parties to honor their obligations to us could be negatively impacted, as retailers, suppliers and other parties deal with the difficult economic environment. Finally, there may be consequences that will ultimately result from the current COVID-19 related economic conditions that are not yet known, and any one or more of these unknown consequences could potentially have a material adverse effect on our financial condition, operating results and liquidity, as well as our business generally.
Our business can be adversely affected by severe weather, natural disasters and other events beyond our control, such as earthquakes, fires, power failures, telecommunication loss, impacts from climate change and terrorist attacks.
A catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems could harm our ability to conduct normal business operations and our operating results.

In addition, our operational and financial performance is a direct reflection of consumer use of and the ability to operate and service our kiosks used in our business and kiosk we service on behalf of third parties. Severe weather, natural disasters and other events beyond our control can, for extended periods of time, significantly reduce consumer use of our products and services as well as interrupt the ability of our employees and third-party providers to operate and service our and third-party kiosks. If we experience material operating issues, our company brand or reputation could be harmed, which may impact our ability to acquire and retain users, as well as scale and sell advertising to brand and advertising partners. In addition, severe weather, natural disasters and other events beyond our control may result in extensive damage to, or destruction of, our infrastructure and equipment, including loss of kiosks used to provide our products and services, which losses may not be fully covered by insurance.
Litigation, arbitration, mediation, regulatory actions, investigations or other legal proceedings could result in material rulings, decisions, settlements, fines, penalties or publicity that could adversely affect our business, financial condition and results of operations.
Our business has in the past been, is currently and may in the future continue to be, party to class actions, regulatory actions, investigations, arbitration, mediation and other legal proceedings. The outcome of such proceedings is often difficult to assess or quantify. Plaintiffs, regulatory bodies or other parties may seek very large or indeterminate amounts of money from us or substantial restrictions on our business activities, and the results, including the magnitude, of lawsuits, actions, settlements, decisions and investigations may remain unknown for substantial periods of time. The cost to defend, settle or otherwise finalize lawsuits, regulatory actions, investigations, arbitrations, mediations or other legal proceedings may be significant and such proceedings may divert management’s time. For example, in recent years we have been involved in consumer class action lawsuits, a securities class action and derivative lawsuit, and studio litigation, as well as other litigation in the ordinary course of business. In addition, there may be adverse publicity associated with any such developments that could decrease consumer acceptance of our products and services. As a result, litigation, arbitration, mediation, regulatory actions or investigations involving us or our affiliates may adversely affect our business, financial condition and results of operations.
The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.
Changes in our senior management could result in disruptions to our operations. If we lose or terminate the services of one or more of our current executives or key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise leaves or competes with us, it could harm our business and our ability to successfully implement our business plan. Additionally, if we are unable to timely hire qualified replacements for our executive and other key positions, our ability to execute our business plan could be harmed. Even if we can timely hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition.
Risks Related to Information Technology
We rely upon Amazon Web Services and Google Cloud Platform to operate certain aspects of our service and any disruption of or interference with our use of the Amazon Web Services or Google Cloud Platform operation would impact our operations and our business would be adversely impacted.
Amazon Web Services (“AWS”) and Google Cloud Platform (“GCP”) provides a distributed computing infrastructure platform for business operations, or what is commonly referred to as a “cloud” computing service. We have architected our software and computer systems so as to utilize data processing, storage capabilities and other services provided by AWS and GCP. Currently, we run the vast majority of our computing on both AWS and GCP. In addition, Amazon’s retail division competes with us for customers and users, and Amazon could use, or restrict our use of, AWS to gain a competitive advantage against us. Given this, along with the fact that we cannot easily switch our AWS and GCP operations to another cloud provider, any disruption of or interference with our use of AWS or GCP would impact our operations and our business would be adversely impacted.

If the technology we use in operating our business fails, is unavailable, or does not operate to expectations, our business and results of operation could be adversely impacted.
We utilize a combination of proprietary and third-party technology to operate our business. This includes the technology that we utilize to recommend and merchandise content to our consumers as well as enable fast and efficient delivery of content to our users and their various consumer electronic devices. For example, we have built and deployed our own content-delivery network (“CDN”) using Amazon CloudFront. If our recommendation and merchandising technology does not enable us to predict and recommend titles that our users will enjoy, our ability to attract and retain users may be adversely affected. We also utilize third-party technology to help market our service, process payments, and otherwise manage the daily operations of our business. If our technology or that of third-parties we utilize in our operations fails or otherwise operates improperly, including as a result of “bugs” in our development and deployment of software, our ability to operate our service, retain existing users and add new users may be impaired. Any harm to our users’ personal computers or other devices caused by software used in our operations could have an adverse effect on our business, results of operations and financial condition.
Defects, failures or security breaches in and inadequate upgrades of, or changes to, our operating systems could harm our business.
The operation of our business depends on sophisticated software, hardware, and computer networking and communication services that may contain undetected errors or may be subject to failures or complications. These errors, failures or complications may arise particularly when new, changed or enhanced products or services are added. In the past, there have been delays and disruptions resulting from upgrading or improving these operating systems. Future upgrades, improvements or changes that may be necessary to expand and maintain our business could result in delays or disruptions or may not be timely or appropriately made, any of which could seriously harm our operations.
Further, certain aspects of the operating systems relating to our business are provided by third parties, including telecommunications. Accordingly, the effectiveness of these operating systems is, to a certain degree, dependent on the actions and decisions of third parties over whom we may have limited control.
Failure to adequately comply with privacy notices, information security policies, standards or legal requirements or to adequately safeguard against breaches of such policies, standards or requirements could adversely affect our operations and could damage our business, reputation, financial position and results of operations.
As our business expands to provide new products and services, and as we continue our efforts to enhance the Redbox customer experience, we are increasing the amount of consumer data that we collect, transfer, retain and use as part of our business. These activities are subject to laws and regulations, as well as industry standards, in the United States and other jurisdictions in which our products and services are or may be made available. These requirements, which often differ materially and sometimes conflict among the many jurisdictions in which we operate, are designed to protect the privacy of consumers’ personal information and to prevent that information from being inappropriately collected, used or disclosed. We maintain and review technical and operational safeguards designed to protect this information and generally require third-party vendors and others with whom we work to do so as well. However, despite those safeguards, it is possible that hackers, employees acting contrary to our policies, third-party agents or others could improperly access relevant systems or improperly obtain or disclose data about our consumers, or that we may be determined not to be in compliance with applicable legal requirements and industry standards for data use and security, such as the Payment Card Industry guidelines. A breach or purported breach of relevant use and security policies or controls that compromises consumer data or determination of non-compliance with applicable legal requirements, privacy notices or industry standards for data use and security could expose us to regulatory enforcement actions, civil litigation, card association or other monetary fines or sanctions, or contractual liabilities, limit our ability to provide our products and services, subject us to legal action and related costs and damage our business reputation, financial position, and results of operations.
Any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of service, unauthorized disclosure of data, including user and corporate information, or theft of intellectual property, including digital content assets, which could adversely impact our business.
Our reputation and ability to attract, retain and serve our users is dependent upon the reliable performance and security of our computer systems and those of third parties that we utilize in our operations.

These systems may be subject to cyber incident, damage or interruption from, among other things, earthquakes, adverse weather conditions, other natural disasters, lack of maintenance due to the COVID-19 pandemic, terrorist attacks, rogue employees, power loss, telecommunications failures, and cybersecurity risks. Interruptions in these systems, or with the internet in general, could make our service unavailable or degraded or otherwise hinder our ability to deliver our service. Service interruptions, errors in our software or the unavailability of computer systems used in our operations could diminish the overall attractiveness of our services to existing and potential users.
Our computer systems and those of third parties we use in our operations are subject to cybersecurity threats, including cyber-attacks and loss of confidentiality, integrity or availability, both from state-sponsored and individual activity, such as hacks, unauthorized access, computer viruses, denial of service attacks, physical or electronic break-ins and similar disruptions. These systems periodically experience directed attacks intended to lead to interruptions and delays in our service and operations as well as loss, misuse or theft of personal information and other data, confidential information or intellectual property. Additionally, outside parties may attempt to induce employees or users to disclose sensitive or confidential information in order to gain access to data. Any attempt by hackers to obtain our data (including user and corporate information) or intellectual property (including digital content assets), disrupt our service, or otherwise access our systems, or those of third parties we use, if successful, could harm our business, be expensive to remedy, expose us to potential liability and damage our reputation. We have implemented certain systems and processes to thwart hackers and protect our data and systems, but the techniques used to gain unauthorized access to data and software are constantly evolving, and we may be unable to anticipate or prevent unauthorized access. There is no assurance that hackers may not have a material impact on our service or systems in the future. Our insurance may not cover expenses related to such disruptions or unauthorized access. Efforts to prevent hackers from disrupting our service or otherwise accessing our systems are expensive to develop, implement and maintain. These efforts require ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated, and may limit the functionality of or otherwise negatively impact our service offering and systems. Any significant disruption to our service or access to our systems could result in a loss of users and adversely affect our business and results of operation. Further, a penetration of our systems or a third-party’s systems or other misappropriation or misuse of personal information could subject us to business, regulatory, litigation and reputation risk, which could have a negative effect on our business, financial condition and results of operations.
We utilize our own communications and computer hardware systems located either in our facilities or in that of a third-party provider. In addition, we utilize third-party “cloud” computing services in connection with our business operations. We also utilize our own and third-party content delivery networks to help us stream digital services in high volume to our users over the internet. Problems faced by us or our third-party “cloud” computing or other network providers, including technological or business-related disruptions, as well as cybersecurity threats and regulatory interference, could adversely impact the experience of our users.
Risks Related to Privacy
Privacy concerns could limit our ability to collect and use customers and user personal information and other data and disclosure of user personal information and other data could adversely impact our business and reputation.
In the ordinary course of business and in particular in connection with content acquisition and advertising our service to our customers and users, we collect and utilize information, which may include personal information and other data. We currently face certain regulatory requirements regarding the manner in which we treat such information, including but not limited to the California Consumer Privacy Act (“CCPA”) and the Video privacy Protection Act (“VPPA”). Any actual or perceived failure to comply with the CCPA or VPPA, other data privacy laws or regulations, or related contractual or other obligations, or any perceived privacy rights violation, could lead to investigations, claims, and proceedings by governmental entities and private parties, damages for contract breach, and other significant costs, penalties, and other liabilities, as well as harm to our reputation and market position.
Increased regulation of data utilization practices, including self-regulation or findings under existing laws that limit our ability to collect, transfer and use information and other data, could have an adverse effect on our business. In addition, if we were to disclose information and other data about our users in a manner that was objectionable to them, our business reputation could be adversely affected, and we could face potential legal claims that could impact our operating results. Internationally, we may become subject to additional and/or more stringent legal obligations concerning our treatment of customer and other personal information, such as laws regarding data localization and/or restrictions on data export. Failure to comply with these obligations could subject us to liability, and to the extent that we need to alter our business model or practices to adapt to these obligations, we could incur additional expenses.
Our reputation and relationships with users, retail partners and existing and potential advertisers would be harmed if user personal information, and other data, particularly billing data, were to be accessed by unauthorized persons.
We maintain personal information and other data regarding our users. This information and data is maintained on our own systems as well as that of third parties we use in our operations. With respect to billing information, such as credit card numbers, we rely on encryption and authentication technology to secure such information. We take measures to protect against unauthorized intrusion into our users’ information and other data. Despite these measures we, our payment processing services or other third-party services we use such as AWS, could experience an unauthorized intrusion into our users’ information and other data. In the event of such a breach, current and potential users may become unwilling to provide the information to us necessary for them to continue using our services. We also may be required to notify regulators about any actual or perceived data breach as well as the individuals who are affected by the incident within strict time periods. We could face legal claims or regulatory fines or penalties for such a breach. The costs relating to any data breach could be material, and our insurance may not cover expenses related to such disruptions or unauthorized access. We also maintain personal information and other data concerning our employees. Should an unauthorized intrusion into our users’ or employees’ personal information and other data information occur, our business could be adversely affected and our larger reputation with respect to data protection could be negatively impacted.
Risks Related to Intellectual Property
We may be unable to adequately protect our intellectual property or enforce our patents and other proprietary rights.
Our success depends, in part, on our ability to protect our intellectual property and maintain the proprietary nature of our technology through a combination of patents, trademarks, copyrights, trade secrets, licenses (including exclusive licenses) and other intellectual property arrangements. For example, we have patents regarding kiosk systems for DVD rentals, managing credits and security and inventory management. We continue to develop software and consumer facing technologies for our streaming services using our own proprietary methods and trade secrets. In addition, we may apply for or obtain (through development, acquisition or otherwise) additional patents regarding technologies used in our businesses.
Our patents may not be held valid if challenged, our patent applications may not be issued, and other parties may claim rights in or ownership of our patents and other proprietary rights. Patents issued to us may be circumvented or fail to provide adequate protection of our technologies. Our competitors might independently develop or patent technologies that are substantially equivalent or superior to our technologies. Further, since patent terms are limited, other parties may begin practicing our patented technologies when our related patents expire. Certain patent holders may contest or demand a fee for technologies we develop but which such third parties claim violate their intellectual property rights.
Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our website, streaming technology, our recommendation and merchandising technology, title selection processes, marketing activities, and title acquisition and distribution.
Trademark, copyright and other intellectual property rights are important to us and other companies. Our intellectual property rights, and rights we license, extend to our technology, business processes and the content we will produce and distribute through our and third-party platforms. We use the intellectual property of third parties in creating some of our content and marketing our service through contractual and other rights. From time-to-time, third parties may allege that we have violated their intellectual property rights. If we are unable to obtain sufficient rights, successfully defend our use, or develop non-infringing technology or otherwise alter our business practices on a timely basis in response to claims against us for infringement, misappropriation, misuse or other violation of third-party intellectual property rights, our business and competitive position may be adversely affected.
Many companies are devoting significant resources to developing patents that could potentially affect many aspects of our business. There are numerous patents that broadly claim means and methods of conducting business on the internet. We have not searched patents relative to our technology. Certain parties have asserted and new parties may assert claims of patent infringement or misappropriation against us based on current or pending U.S. or foreign patents, copyrights or trade secrets, or contracts. If such claims were successful, our business could be harmed. Defending ourselves, our retailers or other third parties against these types of claims, regardless of their merits, or initiating litigation to enforce our rights, could require us to incur substantial costs, divert the attention of key personnel and result in an award of substantial damages or license fees. Parties making these types of claims may be able to obtain injunctive or other equitable relief, which could effectively block or impair our ability to provide our DVD and streaming services or other products and services in the United States or abroad. If third parties have, or obtain, proprietary rights that our products or services infringe, we may be unable to obtain necessary licenses from others at a reasonable cost or at all. The failure to protect our intellectual property rights effectively or to avoid infringing the intellectual property rights of others, as well as unfavorable rulings or settlements, could seriously harm our business, financial condition and results of operations.
Risks Related to Government Regulations
If government regulations relating to the internet or other areas of our business change, we may need to alter the manner in which we conduct our business or incur greater operating expenses.
The adoption or modification of laws or regulations relating to the internet, telecommunications or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business.
Changes in laws or regulations that adversely affect the growth, popularity or use of the internet, including laws impacting net neutrality, could decrease the demand for our service and increase our cost of doing business. Certain laws intended to prevent network operators from discriminating against the legal traffic that traverse their networks have been implemented in many countries, including across the European Union. In others, the laws may be nascent or non-existent. Furthermore, favorable laws may change, including for example, in the United States where net neutrality regulations were somewhat recently repealed. Given uncertainty around these rules, including changing interpretations, amendments or repeal, coupled with potentially significant political and economic power of local network operators, we could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business.
We are subject to substantial federal, state, local and government regulation specific to our business.
Our business is subject to federal, state and local laws and government regulation, including those relating to copyright law, access to kiosks in public places, consumer privacy and protection, data protection and information security, taxes, secondhand dealers, vehicle safety, payment cards and other payment instruments, sweepstakes, and contests. The application of existing laws and regulations, changes in laws or enactment of new laws and regulations, that apply, or may in the future apply, to our current or future products or services, changes in governmental authorities’ interpretation of the application of various government regulations to our business, or the failure or inability to gain and retain required permits and approvals could materially and adversely affect our business.
In addition, many jurisdictions require us to obtain certain licenses in connection with the operations of our business. There can be no assurance that we will be granted all necessary licenses or permits in the future, that current licenses or permits will be renewed or that regulators will not revoke current licenses or permits. As governmental and regulatory scrutiny and action with regard to many aspects of our business increase, we expect that our costs of complying with the applicable legal requirements may increase, perhaps substantially.
Also, if U.S. copyright law were altered to amend or eliminate the First Sale Doctrine, our DVD business could be adversely affected. Under U.S. copyright law, the First Sale Doctrine provides that once a copyright owner sells a copy of his work, the copyright owner relinquishes all further rights to sell or otherwise dispose of that copy. While the copyright owner retains the underlying copyright to the expression fixed in the work, the copyright owner gives up his ability to control the fate of the work once sold. As such, once we purchase a DVD in the market, we are permitted to re-sell it, rent it or otherwise dispose of it. Although the majority of our content library is licensed directly from studios, and not purchased, if Congress or the courts were to change, or substantially limit, this First Sale Doctrine, our ability to obtain certain purchased content and then rent it could be adversely affected.
Failure to comply with these laws and regulations could result in, among other things, revocation of required licenses or permits, loss of approved status, termination of contracts, administrative enforcement actions and fines, class action lawsuits, cease and desist orders and civil and criminal liability. The occurrence of one or more of these events, as well as the increased cost of compliance, could materially adversely affect our business, financial condition and results of operations.
Risks Related to our Indebtedness
Our substantial indebtedness could materially and adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.
As of September 30, 2021, we had total outstanding debt of $367.6 million, which includes $3.1 million of amounts due under capital leases.
Our substantial indebtedness could have important consequences. For example, it could:
•
limit our ability to borrow money for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes;

•
make it more difficult for us to satisfy our obligations with respect to our indebtedness and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the credit agreement (the “Credit Agreement”) governing the Senior Facilities (as defined below) and agreements governing other indebtedness;

•
require us to dedicate a substantial portion of our cash flow from operations to the payment of interest, amortization payments and the repayment of our indebtedness, thereby reducing funds available to us for other purposes;

•
limit our flexibility in planning for, or reacting to, changes in our operations or business;

•
make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•
impact our rent expense on leased space and interest expense from financing leases, which could be significant;

•
make us more vulnerable to downturns in our business, our industry or the economy;

•
restrict us from making strategic acquisitions or investments, engaging in development activities, introducing new technologies or exploiting business opportunities;

•
cause us to make non-strategic divestitures;

•
limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets;

•
prevent us from raising the funds necessary to refinance the Senior Facilities upon a change of control, which is an event of default under the Credit Agreement; or

•
expose us to the risk of increased interest rates, as certain of our borrowings, including borrowings under the Senior Facilities, are at variable rates of interest.

In addition, the Credit Agreement contains restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of substantially all of our indebtedness.
Despite our substantial indebtedness, we may still be able to incur significantly more debt, including secured debt, which could intensify the risks associated with our indebtedness.
We and our subsidiaries may be able to incur substantial indebtedness in the future. Although the terms of the Credit Agreement contain restrictions on our subsidiaries’ ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. These restrictions do not prevent us from incurring indebtedness or our subsidiaries from incurring obligations that do not constitute indebtedness under the terms of the Credit Agreement. To the extent that we incur additional indebtedness or such other obligations, the risk associated with our substantial indebtedness as described above under the risk factor “Our substantial indebtedness could materially and adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments,” including our potential inability to service our debt, will increase.
We may not be able to generate sufficient cash to service all of our indebtedness and to fund our working capital and capital expenditures and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.
Our ability to satisfy our debt obligations will depend upon, among other things:
•
our future financial and operating performance, which will be affected by prevailing economic, industry and competitive conditions and financial, business, legislative, regulatory and other factors, many of which are beyond our control;

•
our future ability to refinance or restructure our existing debt obligations, which depends on among other things, the condition of the capital markets, our financial condition and the terms of existing or future debt agreements; and

•
our future ability to borrow under our Revolving Credit Facility (as defined below), the availability of which depends on, among other things, our compliance with the covenants in the Credit Agreement.

We cannot assure you that our business will generate cash flow from operations, or that we will be able to draw under our Revolving Credit Facility, in an amount sufficient to fund our liquidity needs. If our cash flows and capital resources are insufficient to service our indebtedness and other liquidity needs, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. We cannot assure you that we will be able to restructure or refinance any of our debt on commercially reasonable terms or at all. In addition, the terms of existing or future debt agreements, including the Credit Agreement, may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations when due. Our equityholders have no continuing obligation to provide us with debt or equity financing. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would result in a material and adverse effect on our financial condition and results of operations.
If we cannot make scheduled payments on our indebtedness, we will be in default, and the lenders under the Senior Facilities could declare all outstanding principal and interest to be due and payable, the lenders under the Senior Facilities could terminate their commitments to loan money, our secured lenders (including the lenders under the Senior Facilities) could foreclose against the assets securing their indebtedness and we could be forced into bankruptcy or liquidation.
Our debt agreements contain restrictions that limit our flexibility in operating our business.
The Credit Agreement contains, and any other existing or future indebtedness of ours would likely contain, a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our subsidiaries’ ability to, among other things:
•
incur additional debt, guarantee indebtedness or issue certain preferred shares;

•
pay dividends on or make distributions in respect of, or repurchase or redeem, our capital stock or make other restricted payments;

•
prepay, redeem or repurchase certain debt;

•
make loans or certain investments;

•
sell certain assets;

•
create liens on certain assets;

•
consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•
enter into certain transactions with our affiliates;

•
substantially alter the businesses we conduct; and

•
enter into agreements restricting our subsidiaries’ ability to pay dividends.

As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. A failure to comply with the covenants in the Credit Agreement or any of our other existing or future indebtedness could result in an event of default under the applicable agreements governing such indebtedness, which, if not cured or waived, could have a material and adverse effect on our business, financial condition and results of operations. In the event of any such event of default, the lenders under the Credit Facility:
•
will not be required to lend any additional amounts to us;

•
could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit; or

•
could require us to apply our available cash to repay these borrowings.

Such actions by the lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under the Senior Facilities and any of our other existing or future secured indebtedness could proceed against the collateral granted to them to secure the Senior Facilities or such other indebtedness. We have pledged substantially all of our assets as collateral under the Senior Facilities.
If any of our outstanding indebtedness under the Senior Facilities or our other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.
Financial, Tax and Accounting-Related Risks
In connection with the recent restatements of Seaport’s financial statements, our management has concluded that our disclosure controls and procedures were not effective as of September 30, 2021 due to a material weakness in internal control over financial reporting solely related to our accounting for complex financial instruments. If we are unable to maintain an effective system of disclosure controls and procedures and internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and financial results.
After consultation with our independent registered public accounting firm and our management team, our audit committee concluded that it was appropriate to restate Seaport’s previously issued financial statements as described in Note 2 to Seaport’s financial statements included in this prospectus. As part of such process, we identified a material weakness in our internal control over financial reporting, solely related to our accounting for complex financial instruments.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We expect to take steps to remediate the material weakness, but there is no assurance that any remediation efforts will ultimately have the intended effects.
If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could affect our business and future profitability.
The Company’s only direct assets will consist of equity interests in Redwood Intermediate. Redwood Intermediate generally will not be subject to U.S. federal income tax, but may be subject to certain U.S. state and local and non-U.S. taxes. The Company is a U.S. corporation that will be subject to U.S. corporate income tax on its worldwide operations, including its share of income of Redwood Intermediate. Moreover, Redwood Intermediate’s operations and customers are located in the United States, and as a result, we are subject to various U.S. federal, state and local taxes. New U.S. laws and policy relating to taxes may have an adverse effect on our business and future profitability. Further, existing U.S. tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us.
For example, on December 22, 2017, legislation sometimes known as the Tax Cuts and Jobs Act (the “TCJA”) was signed into law making significant changes to the U.S. Internal Revenue Code of 1986 (the “Code”), and certain provisions of the TCJA may adversely affect the Company or Redwood Intermediate. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017, the elimination of carrybacks of net operating losses, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. The TCJA could be subject to potential amendments and technical corrections, and is subject to interpretations and implementing regulations by the Treasury and the Internal Revenue Service (the “Service”), any of which could mitigate or increase certain adverse effects of the legislation.
In addition to the impact of the TCJA on the Company’s federal income taxes, the TCJA may adversely affect taxation of the Company or Redwood Intermediate in other jurisdictions, including with respect to state income taxes as state legislatures may not have had sufficient time to respond to the TCJA. Accordingly, there is uncertainty as to how the laws will apply in various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws in reaction to the TCJA that could result in changes to our global tax profile and materially adversely affect its business and future profitability.
President Joe Biden has set forth several tax proposals that would, if enacted, make significant changes to U.S. tax laws (including provisions enacted pursuant to the TCJA). Congress may consider, and could include, some or all of these proposals in connection with tax reform to be undertaken by the current administration. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect our business and future profitability.

As a result of plans to expand our business operations, including to jurisdictions in which tax laws may not be favorable, our obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect our after-tax profitability and financial results.
In the event our operating business expands domestically or internationally, our effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Additionally, we may be subject to tax on more than one-hundred percent of their income as a result of such income being subject to tax in multiple state, local or non-U.S. jurisdictions. Factors that could materially affect our future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of our business.
Additionally, we may be subject to significant income, withholding and other tax obligations in the United States and may become subject to taxation in additional state and local jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. Our after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on our after-tax profitability and financial condition. If we do not prevail in any audit or examination, our profitability may be adversely affected.
Our after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.
We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
We may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate covenants to which we may be subject. Accordingly, stockholders could suffer a reduction in the value of their shares.
We are an “emerging growth company” and a “smaller reporting company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and/or smaller reporting companies will make the post-combination company’s common stock less attractive to investors and may make it more difficult to compare performance with other public companies.
We are an emerging growth company (“EGC”) as defined in the JOBS Act, and intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find the common stock less attractive because we will continue to rely on these exemptions. If some investors find the common stock less attractive as a result, there may be a less active trading market for their common stock, and the stock price may be more volatile.
An EGC may elect to delay the adoption of new or revised accounting standards. By making this election, Section 102(b)(2) of the JOBS Act allows us to delay adoption of new or revised accounting standards until those standards apply to non-public business entities. As a result, the financial statements contained herein and those that we will file in the future may not be comparable to companies that comply with public business entities revised accounting standards effective dates.
We are also a “smaller reporting company” as defined under the Securities Act and Exchange Act. We may continue to be a smaller reporting company so long as either (i) the market value of shares of our common stock held by non-affiliates is less than $250 million or (ii) its annual revenue was less than $100 million during the most recently completed fiscal year and the market value of shares of its common stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company under the requirements of (ii) above, we would not be required to obtain an attestation report on internal control over financial reporting issued by its independent registered public accounting firm.
Risks Related to Ownership of Our Securities
Redwood Holdco owns the majority of our voting stock and has the right to appoint a majority of our board members, and its interests may conflict with those of other stockholders.
Redwood Holdco owns the majority of our voting stock and is initially entitled to appoint the majority of our board of directors. As a result, Redwood Holdco will be able to substantially influence matters requiring stockholder or board approval, including the election of directors, approval of any potential acquisition of us, changes to our organizational documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of Class A common stock will be able to affect the way we are managed or the direction of our business. The interests of Redwood Holdco with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other stockholders.
For example, Redwood Holdco may have different tax positions from us, especially in light of the Tax Receivable Agreement, that could influence its decisions regarding whether and when to support the disposition of assets or the incurrence or refinancing of new or existing indebtedness, or the termination of the Tax Receivable Agreement and acceleration of our obligations thereunder. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any challenge by any taxing authority to our tax reporting positions may take into consideration tax or other considerations of Redwood Holdco, including the effect of such positions on our obligations under the Tax Receivable Agreement, which may differ from the considerations of us or other stockholders.
Our stock price may fluctuate significantly and purchasers of our Class A common stock or warrants could incur substantial losses.
The market price of our Class A common stock and warrants could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Class A common stock or warrants, you could lose a substantial part or all of your investment. The following factors could affect the prices of our securities:
•
our operating and financial performance and prospects;

•
quarterly variations in the rate of growth (if any) of our financial or operational indicators;

•
the public reaction to our press releases, our other public announcements and our filings with the SEC;

•
strategic actions by our competitors;

•
changes in operating performance and the stock market valuations of other companies;

•
announcements related to litigation;

•
our failure to meet revenue or earnings estimates made by research analysts or other investors;

•
changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•
speculation in the press or investment community;

•
sales of our common stock by us or our stockholders, or the perception that such sales may occur;

•
changes in accounting principles, policies, guidance, interpretations, or standards;

•
additions or departures of key management personnel;

•
actions by our stockholders;

•
general economic and market conditions;

•
the COVID-19 pandemic and its effects;

•
domestic and international economic, legal and regulatory factors unrelated to our performance;

•
material weakness in our internal control over financial reporting; and

•
the realization of any risks described under this “Risk Factors” section, or other risks that may materialize in the future.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, financial condition, and results of operations.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustment to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities — Redeemable Warrants — Public Warrants”) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Placement Warrants will be redeemable by us (except as described below under “Description of Securities — Redeemable Warrants — Public Warrants”) so long as they are held by the Sponsor or its permitted transferees.
In the event that the Company elects to redeem the warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner provided in the warrant agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.
Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.
Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
We may amend the terms of the warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least a majority of the then outstanding Public Warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of our Class A common stock purchasable upon exercise of a warrant could be decreased, all without your approval.
Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least a majority of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock, shorten the exercise period or decrease the number of shares of our Class A common stock purchasable upon exercise of a warrant.

If you exercise your Public Warrants on a “cashless basis,” you will receive fewer shares of Class A common stock from such exercise than if you were to exercise such warrants for cash.
There are circumstances in which the exercise of the Public Warrants may be required or permitted to be made on a cashless basis. First, if a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement, exercise warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if we call the Public Warrants for redemption, our management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis. In the event of an exercise on a cashless basis, a holder would pay the warrant exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined in the next sentence) by (y) the fair market value. The “fair market value” is the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of Class A common stock from such exercise than if you were to exercise such warrants for cash.
The Private Placement Warrants are identical to the warrants sold as part of the units except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by us, (ii) they (including the Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the Business Combination and (iii) they may be exercised by the holders on a cashless basis.
We will incur significant costs and devote substantial management time as a result of operating as a public company, particularly after we are no longer an “emerging growth company.”
As a public company, we have and will continue to incur significant legal, accounting and other expenses. For example, we are required to comply with the requirements of Section 404(a) of the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules and regulations subsequently implemented by the SEC and heightened auditing standards, and Nasdaq, our stock exchange, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. The rules governing management’s assessment of our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. In addition, our management and other personnel may need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to continue incurring significant expenses and devote substantial management effort toward ensuring compliance with the requirements of the Sarbanes-Oxley Act. In that regard, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Furthermore, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our consolidated financial statements and fail in meeting our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from Nasdaq, regulatory investigations, civil or criminal sanctions and litigation, any of which would have a material and adverse effect on our business, results of operations and financial condition.
However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies.
After we are no longer an “emerging growth company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.
We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing and materiality of such costs.
We are continuing to improve our internal control over financial reporting.
Our independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company,” as defined in the JOBS Act, which at the latest would be the end of the fiscal year ending December 31, 2025. At such time, our internal control over financial reporting may be insufficiently documented, designed or operating, which may cause our independent registered public accounting firm to issue a report that is adverse. See “— In connection with the recent restatements of our financial statements, our management has concluded that our disclosure controls and procedures were not effective as of September 30, 2021 due to a material weakness in internal control over financial reporting solely related to our accounting for complex financial instruments. If we are unable to maintain an effective system of disclosure controls and procedures and internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and financial results.”
Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.
Prior to the Business Combination, Redwood Intermediate was not subject to Section 404 of the Sarbanes-Oxley Act. However, we are now required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Redwood Intermediate as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether its internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.
Provisions in our certificate of incorporation may inhibit a takeover of the Company, which could limit the price investors might be willing to pay in the future for Class A common stock and could entrench management.
Our certificate of incorporation authorizes our board of directors to issue one or more classes or series of preferred stock, the terms of which may be established and the shares of which may be issued without shareholder approval, and which may include super voting, special approval, dividend, repurchase rights, liquidation preferences or other rights or preferences superior to the rights of the holders of Class A common stock. The terms of one or more classes or series of preferred stock could adversely impact the value of the Class A common stock. Furthermore, if our board of directors elects to issue preferred stock it could be more difficult for a third party to acquire the Company. For example, our board of directors may grant holders of preferred stock the right to elect some number of directors in all events or upon the occurrence of specified events or the right to veto specified transactions.
In addition, some provisions of our certificate of incorporation could make it more difficult for a third party to acquire control of the Company, even if the change of control would be beneficial to the stockholders, including: (i) prohibiting the Company from engaging in any business combination with any interested shareholder for a period of three years following the time that the shareholder became an interested shareholder, subject to certain exceptions, (ii) establishing that provisions with regard to the nomination of candidates for election as directors are subject to the Stockholders Agreement, (iii) providing that the authorized number of directors may be changed only by resolution of the board of directors and in any case subject to the Stockholders Agreement, (iv) providing that all vacancies in our board of directors may, except as otherwise be required, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, (v) providing that our certificate of incorporation may be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, (vi) providing that our certificate of incorporation may be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding voting stock entitled to vote thereon for the removal of directors, (vii) providing for our board of directors to be divided into three classes of directors, (viii) providing that the amended and restated bylaws can be amended by the board of directors, (ix) limitations on the ability of stockholders to call special meetings, (x) limitations on the ability of stockholders to act by written consent, and (xi) renouncing any reasonable expectancy interest that we have in, or right to be offered an opportunity to participate in, any corporate or business opportunities that are from time to time presented to Redwood Holdco, directors affiliated with Redwood Holdco, their respective affiliates and non-employee directors.
In addition, certain change of control events have the effect of accelerating the payments due under the Tax Receivable Agreement, which could result in a substantial, immediate lump-sum payment that could serve as a disincentive to a potential acquirer of the Company, please see “— In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits the Company realizes or be accelerated.”
Provisions in our certificate of incorporation and Delaware law may have the effect of discouraging lawsuits against our directors and officers.
Our certificate of incorporation requires, unless we consent in writing to the selection of an alternative forum, that the federal courts of the United States shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim arising under the Securities Act or the rules and regulations promulgated thereunder. Our certificate of incorporation also requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to the Company or its stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to actions arising under the Exchange Act or the rules and regulations thereunder and actions arising under the Securities Act or the rules and regulations thereunder.
These choices of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees and may discourage these types of lawsuits. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against the Company, a court could find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable in such action. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions.
The Company is a holding company and its only material asset is its interest in Redwood Intermediate, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.
The Company is a holding company with no material assets other than its ownership of the Redbox Common Units and its managing member interest in Redwood Intermediate. As a result, the Company has no independent means of generating revenue or cash flow. Our ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends will depend on the financial results and cash flows of Redwood Intermediate and the distributions we receive from Redwood Intermediate. Deterioration in the financial condition, earnings or cash flow of Redwood Intermediate for any reason could limit or impair Redwood Intermediate’s ability to pay such distributions. Additionally, to the extent that the Company needs funds, and Redwood Intermediate is restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or Redwood Intermediate is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.
Redwood Intermediate will be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of Redbox Common Units. Accordingly, the Company will be required to pay income taxes on its allocable share of any net taxable income of Redwood Intermediate. Under the terms of the Redwood Intermediate LLCA, Redwood Intermediate is obligated to make tax distributions to holders of Redbox Common Units (including the Company) calculated at certain assumed tax rates. In addition to income taxes, the Company will also incur expenses related to its operations, including payment obligations under the Tax Receivable Agreement, which could be significant, and some of which will be reimbursed by Redwood Intermediate (excluding payment obligations under the Tax Receivable Agreement). The Company intends to cause Redwood Intermediate to make ordinary distributions and tax distributions to holders of Redbox Common Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by the Company. However, as discussed below, Redwood Intermediate’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, retention of amounts necessary to satisfy the obligations of Redwood Intermediate and restrictions on distributions that would violate any applicable restrictions contained in Redwood Intermediate’s debt agreements, or any applicable law, or that would have the effect of rendering Redwood Intermediate insolvent. To the extent that the Company is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.
Additionally, although Redwood Intermediate generally will not be subject to any entity-level U.S. federal income tax, it may be liable for adjustments to its tax return, absent an election to the contrary arising out of audits of its tax returns for 2018 and subsequent years. In the event Redwood Intermediate’s calculations of taxable income are incorrect, Redwood Intermediate and/or its members, including the Company, may be subject to material liabilities.
The Company anticipates that the distributions it will receive from Redwood Intermediate may, in certain periods, exceed the Company’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. Our board of directors, in its sole discretion, may make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on the Class A common stock. The Company will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders.
Dividends on our common stock, if any, will be paid at the discretion of our board of directors, which will consider, among other things, our available cash, available borrowings and other funds legally available therefor, taking into account the retention of any amounts necessary to satisfy the obligations of the Company that will not be reimbursed by Redwood Intermediate, including taxes and amounts payable under the Tax Receivable Agreement and any restrictions in then applicable bank financing agreements. Financing arrangements may include restrictive covenants that restrict the Company’s ability to pay dividends or make other distributions to its stockholders. In addition, Redwood Intermediate is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Redwood Intermediate (with certain exceptions) exceed the fair value of its assets. Redwood Intermediate’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to Redwood Intermediate. If Redwood Intermediate does not have sufficient funds to make distributions, the Company’s ability to declare and pay cash dividends may also be restricted or impaired.

Pursuant to the Tax Receivable Agreement, the Company generally will be required to pay to Redwood Holdco, and to each other person from time to time that Redwood Holdco assigns rights under the Tax Receivable Agreement to, 85% of the tax savings, if any, that the Company realizes (using an assumed combined state and local income tax rate) in certain circumstances as a result of basis in certain assets existing at the time of the business combination and tax attributes that benefit the Company as a result of an Exchange, including as a result of payments made under the Tax Receivable Agreement, and those payments may be substantial.
Redwood Holdco may in the future exchange its Redbox Common Units for shares of Class A common stock of the Company pursuant to the Redwood Intermediate LLCA. These sales, purchases, redemptions and exchanges are expected to result in increases in the Company’s allocable share of the tax basis of the tangible and intangible assets of Redwood Intermediate. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that the Company would otherwise be required to pay in the future had such sales and exchanges never occurred.
In connection with the Business Combination, the Company entered into the Tax Receivable Agreement, which generally provides for the payment by it to Redwood Holdco, and to each other person from time to time that Redwood Holdco assigns rights under the Tax Receivable Agreement to, of 85% of the tax savings, if any, that the Company realizes (using an assumed combined state and local income tax rate) in certain circumstances as a result of basis in certain assets existing at the time of the business combination and tax attributes that benefit the Company as a result of an Exchange, including as a result of payments made under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless the Company exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. the Company has estimated the tax receivable liability of $15.7 million assuming (1) a share price equal to $10.00 per share, (2) a constant federal income tax rate of 21.0% and a state tax rate of 4.2% (net of any federal benefit), (3) no material changes in tax law, (4) the ability to utilize tax basis and attributes and (5) future tax receivable agreement payments. These amounts are estimates and have been prepared for informational purposes only. However, due to the uncertainty of various factors, including: (1) a constant federal income tax rate of 21.0% and a state tax rate of 4.2% (net of any federal benefit), (2) no material changes in tax law, (3) the ability to utilize tax basis and attributes and (4) whether and when Redwood Holdco engages in Exchanges and the share price at such times, the likely tax savings we will realize and the resulting amounts we are likely to pay pursuant to the Tax Receivable Agreement are uncertain. If Redwood Holdco were to engage in an Exchange of all of its Redwood Intermediate equity interests at Closing, the net present value of the liability the Company would recognize is approximately $169.1 million. These payments are the obligation of the Company and not of Redwood Intermediate. The actual increase in the Company’s allocable share of Redwood Intermediate’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the applicable tax rate, the market price of the Class A common stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the recognition of the Company’s income. While many of the factors that will determine the amount of payments that the Company will make under the Tax Receivable Agreement are outside of its control, the Company expects that the payments it will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on the Company’s financial condition. Any payments made by the Company under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to the Company. To the extent that the Company is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, the Company’s future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement.

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits the Company realizes or be accelerated.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that the Company determines, and the Service or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that the Company takes, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by the Company are disallowed, Redwood Holdco and the exchanging holders will not be required to reimburse the Company for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be netted against any future cash payments otherwise required to be made by the Company, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by the Company may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that the Company might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which to net. As a result, in certain circumstances the Company could make payments under the Tax Receivable Agreement in excess of the Company’s actual income or franchise tax savings, which could materially impair our financial condition.
Moreover, the Tax Receivable Agreement provides that, in the event that (i) the Company exercises its early termination rights under the Tax Receivable Agreement, (ii) certain changes of control of the Company occur (as described in the Tax Receivable Agreement), or (iii) the Company breaches any of its material obligations under the Tax Receivable Agreement, the Company’s obligations under the Tax Receivable Agreement will accelerate and the Company will be required to make a lump-sum cash payment to Redwood Holdco and to each other person from time to time to whom Redwood Holdco assigns rights under the Tax Receivable Agreement, equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to the Company’s future taxable income. The lump-sum payment could be substantial and could exceed the actual tax benefits that the Company realizes subsequent to such payment because such payment would be calculated assuming, among other things, that the Company would have certain tax benefits available to it and that the Company would be able to use the potential tax benefits in future years.
There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that the Company realizes. Furthermore, the Company’s obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.
If the Company’s payment obligations under the Tax Receivable Agreement are accelerated upon certain mergers, other forms of business combinations or other changes of control, the consideration payable to holders of Class A common stock could be substantially reduced.
If the Company experiences a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations), then the Company’s obligations under the Tax Receivable Agreement would be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, and in such situations, payments under the Tax Receivable Agreement may be significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. As a result of the Company’s payment obligations under the Tax Receivable Agreement, holders of Class A common stock could receive substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Further, the Company’s payment obligations under the Tax Receivable Agreement will not be conditioned upon holders of Redbox Common Units having a continued interest in the Company or Redwood Intermediate. Accordingly, the interests of the holders of Redbox Common Units may conflict with those of the holders of Class A common stock. See “— In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits the Company realizes or be accelerated.”

The Company will not be reimbursed for any payments made under the Tax Receivable Agreement in the event that any tax benefits are subsequently disallowed.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that the Company will determine, and the Service or another tax authority may challenge all or part of the tax basis increases upon which payments under the Tax Receivable Agreement are based, as well as other related tax positions the Company takes, and a court could sustain such challenge. The holders of Redbox Common Units will not reimburse the Company for any payments previously made under the Tax Receivable Agreement if any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, except that excess payments made to any holder of Redbox Common Units will be netted against future payments that would otherwise be made to such holder of Redbox Common Units, if any, after the Company’s determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, the Company could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments, which could materially adversely affect its liquidity.
The unaudited pro forma condensed combined financial information included in this prospectus may not be indicative of what our actual financial position or results of operations would have been.
The unaudited pro forma condensed combined financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
We are a “controlled company” within the meaning of the rules of Nasdaq and the rules of the SEC. As a result, we qualify for, and are relying on, exemptions from certain corporate governance requirements that would otherwise provide protection to stockholders of other companies.
Redwood Holdco controls a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:
•
the requirement that a majority of our board of directors consist of “independent directors” as defined under the rules of Nasdaq;

•
the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•
the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•
the requirement for an annual performance evaluation of the compensation and nominating and corporate governance committees.

We intend to utilize these exemptions as long as we remain a controlled company. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.
The dual-class structure of our common stock has the effect of concentrating voting power with Redwood Holdco, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.
Holders of shares of Class A common stock and Class B common stock are entitled to one vote per share and at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Redwood Holdco holds all of the issued and outstanding shares of Class B common stock and possesses 72.2% of the voting power of the total outstanding stock. Accordingly, Redwood Holdco will be able to control matters submitted to the Company’s stockholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Redwood Holdco may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of the Company, could deprive its stockholders of an opportunity to receive a premium for their capital stock as part of a sale of the Company, and might ultimately affect the market price of shares of the Class A common stock. For information about our dual class structure, see the section titled “Description of Securities.”
You may be diluted by the future issuance of additional common stock or convertible securities in connection with our incentive plans, acquisitions or otherwise, which could adversely affect our stock price.
As of November 29, 2021, we had 487,381,484 shares of common stock authorized but unissued. Our certificate of incorporation authorizes us to issue these shares of common stock and options, rights, warrants and appreciation rights relating to common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. As of November 29, 2021, we had 32,770,000 shares of Class A common stock that may be issued upon the exchange of outstanding Class B common stock and 16,843,750 warrants outstanding, which are exercisable for 16,843,750 shares of Class A common stock. We have reserved approximately 3,404,138 shares for grant under our Incentive Plan. See “Executive Compensation — Seaport Global Acquisition Corp. 2021 Omnibus Incentive Plan.” Any Class A common stock that we issue, including under the Incentive Plan or other equity incentive plans that we may adopt in the future, as well as under outstanding options or warrants would dilute the percentage ownership held by the investors.
In addition, we expect to seek opportunities to issue additional shares of Class A common stock to raise additional cash or in satisfaction of our obligations, although there can be no assurances that any such issuances will occur. To the extent that we issue additional shares of Class A common stock, our existing securityholders would experience dilution and any such issuances may have an impact on the market price of our Class A common stock and warrants.
From time to time in the future, we may also issue additional shares of Class A common stock or securities convertible into Class A common stock pursuant to a variety of transactions, including acquisitions. Our issuance of additional shares of Class A common stock or securities convertible into Class A common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our Class A common stock and warrants.
Future sales of our Class A common stock in the public market, the exercise of warrants or the perception in the public market that such sales or exercises may occur, could reduce the market price of our Class A common stock and warrants.
As of November 29, 2021, we had 12,618,516 shares of Class A common stock and 32,770,000 shares of Class B common stock outstanding and warrants to purchase 16,843,750 shares of Class A common stock outstanding. The registration statement of which this prospectus forms a part will permit sales of a substantial amount of shares of Class A common stock and warrants, subject to compliance with any applicable lock-up arrangements relating to such shares. See “Description of Securities.” Additionally, we will file a registration statement in respect of all shares of common stock that we may issue under the Incentive Plan. After registration, these shares can be freely sold in the public market upon issuance. Sales of significant amounts of stock in the public market upon expiration of lock-up arrangements, or the perception that such sales may occur, could adversely affect prevailing market prices of our Class A common stock and warrants or make it more difficult for you to sell your shares of Class A common stock and warrants at a time and price that you deem appropriate. See “Description of Securities” for a discussion of the shares of Class A common stock that may be sold into the public market in the future.
We have a history of losses, and we may not be able to generate sufficient revenue to achieve or maintain profitability in the future.
We incurred net losses of $69.5 million and $7.6 million during the years ended December 31, 2020 and 2019, respectively, and net loss of $92.9 million during the nine months ended September 30, 2021 and, as of September 30, 2021, we had an accumulated deficit of $314.6 million. We expect our losses to continue as we make significant investments towards growing our business and operating as a public company. We have invested, and expect to continue to invest, substantial financial and other resources expanding into new markets and services. These expenditures will make achieving and maintaining profitability more difficult, and these efforts may also be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow on a consistent basis. As a result, we can provide no assurance as to whether or when we will achieve profitability. If we are not able to achieve and maintain profitability, the value of our company and our Class A common stock could decline significantly.
There can be no assurance that we will be able to comply with the listing standards of Nasdaq.
Our eligibility for listing on Nasdaq depends on a number of factors. If we are unable to maintain the listing of our Class A common stock or warrants on Nasdaq for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:
•
a limited availability of market quotations for our securities;

•
a determination that Class A common stock is a “penny stock,” which will require brokers trading in our Class A common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Class A common stock;

•
a limited amount of analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, our stock price could decline.
The trading market for our securities will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our common stock, publishes unfavorable research about our business or if our operating results do not meet their expectations, our stock price could decline.
We may issue preferred securities, the terms of which could adversely affect the voting power or value of our common stock.
Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred securities having such designations, preferences, limitations, and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred securities could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred securities the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred securities could affect the residual value of the common stock.

USE OF PROCEEDS
All of the shares of Class A common stock and warrants (including shares of Class A common stock underlying such warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive the proceeds from any exercise of warrants for cash. We intend to use the proceeds the exercise of warrants for cash for general corporate and working capital purposes. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease. We will not receive any proceeds from any exchange of Class B common stock and Redbox Common Units for Class A common stock.

MARKET INFORMATION
Our Class A common stock is listed on Nasdaq under the symbol “RDBX.” Our warrants are listed on Nasdaq under the symbol “RDBXW.” On November 29, 2021, the closing price of our Class A common stock and warrants was $11.24 and $1.69, respectively. As of November 29, 2021, there were 12,618,516 shares of Class A common stock outstanding and held of record by 19 stockholders, 32,770,000 shares of Class B common stock outstanding and held of record by one stockholder and no shares of preferred stock outstanding. The number of record holders of our Class A common stock does not include DTC participants or beneficial owners holding shares through nominee names.

DIVIDEND POLICY
We have not to date paid any cash dividends on our common stock and we currently do not intend to pay cash dividends on our common stock in the foreseeable future. However, we may, in the future, decide to pay dividends on our common stock. Any declaration and payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, cash flows, capital requirements, levels of indebtedness, our overall financial condition, restrictions in our debt agreements and any other factors deemed relevant by our board of directors.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The selected historical consolidated statements of operations data of Redbox for the years ended December 31, 2020, 2019, and 2018, and the historical consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Redbox’s audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated statements of operations data of Redbox for the nine months ended September 30, 2021 and 2020 and the consolidated balance sheet data as of September 30, 2021 are derived from Redbox’s unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. In Redbox’s management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly Redbox’s financial position as of September 30, 2021 and the results of operations for the nine months ended September 30, 2021 and 2020. Redbox’s historical results are not necessarily indicative of the results that may be expected in the future and Redbox’s results for the nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021 or any other period. You should read the following selected historical consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.
Statement of Operations Data
	Nine months ended, September 30,		Year ended December 31,
In thousands, except share and per share data	2021	2020	2020	2019	2018
Net revenue	$216,372	$465,208	$546,191	$858,370	$1,087,783
Product cost	83,602	187,865	220,999	359,880	439,523
Gross margin	$132,770	$277,343	$325,192	$498,490	$648,260
Gross margin %	61.4%	59.6%	59.5%	58.1%	59.6%
Operating expenses:
Direct operating	98,155	133,861	167,090	237,490	274,155
Marketing	10,743	16,090	21,214	25,813	33,020
General and administrative	41,709	46,840	62,235	67,158	81,529
Depreciation and amortization	81,317	108,316	136,838	138,274	133,493
Operating (loss) income	(99,154)	(27,764)	(62,185)	29,755	126,063
Other expense, net:
Interest expense and other, net	(24,687)	(24,848)	(32,522)	(44,578)	(45,155)
Total interest expense and other, net	(15,765)	(18,333)	(32,522)	(44,578)	(45,155)
(Loss) income before income taxes	(123,841)	(52,612)	(94,707)	(14,823)	80,908
Income tax (benefit) expense	(30,903)	(13,477)	(25,204)	(7,256)	19,455
Net (loss) income	$(92,938)	$(39,135)	$(69,503)	$(7,567)	$61,453
Weighted average shares outstanding – basic	30,839,870	27,870,539	27,914,489	27,786,839	27,646,121
Weighted average shares outstanding – diluted	30,839,870	27,870,539	27,914,989	27,786,839	28,182,614
(Loss) earnings per share – basic	$(3.01)	$(1.40)	$(2.49)	$(0.27)	$2.22
(Loss) earnings per share – diluted	$(3.01)	$(1.40)	$(2.49)	$(0.27)	$2.18

Statements of Cash Flow Data
	Nine months ended September 30,		Year ended December 31,
Dollars in thousands	2021	2020	2020	2019	2018
Net cash provided by / (used in) operating activities	$(10,781)	$36,878	$29,693	$102,797	$185,450
Net cash used in investing activities	(9,647)	(16,113)	(19,042)	(31,765)	(41,763)
Net cash provided by / (used in) financing activities	24,659	(22,695)	(9,102)	(74,100)	(142,424)
Total change in cash, cash equivalents and restricted cash	$4,231	$(1,930)	$1,549	$(3,068)	$1,263
Balance Sheet Data
	As of September 30,		As of December 31,
Dollars in thousands	2021	2020	2020	2019	2018
Total assets	$402,772	$478,174	$473,091	$637,059	$763,526
Total liabilities	477,611	446,367	455,852	550,371	669,130
Total shareholders’ equity	(74,839)	31,807	17,239	86,688	94,396

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information is provided to assist you in your analysis of the financial aspects of the Business Combination as described in the Business Combination Agreement entered into between Seaport and Redwood Intermediate and in the definitive proxy statement dated September 29, 2021. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the unaudited condensed balance sheet of Seaport as of September 30, 2021 with the unaudited condensed consolidated balance sheet of Redwood Intermediate as of September 30, 2021, giving effect to the Business Combination and related adjustments as if they had been consummated on that date. In connection with the Business Combination, Merger Sub merged with and into Redwood Intermediate with Redwood Intermediate surviving the merger and becoming a direct subsidiary of Seaport.
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 combines the unaudited condensed statement of operations of Seaport for the nine months September 30, 2021 with the unaudited condensed consolidated statement of operations of Redwood Intermediate for the nine months ended September 30, 2021 and gives effect to the Business Combination as if it had occurred on January 1, 2020.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the audited statement of operations of Seaport for the year ended December 31, 2020 with the audited consolidated statement of operations of Redwood Intermediate for the year ended December 31, 2020 and gives effect to the Business Combination as if it had occurred on January 1, 2020.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the historical audited financial statements of Seaport and Redwood Intermediate as of and for the year ended December 31, 2020 and the historical unaudited financial statements of Seaport and Redwood Intermediate as of and for the nine months ended September 30, 2021, which have been prepared in accordance with GAAP.
Description of the Business Combination
On May 16, 2021, Seaport and Merger Sub entered into the Business Combination Agreement with Redwood Holdco and Redwood Intermediate. In connection with the Business Combination, Seaport acquired certain equity interests of Redwood Intermediate from Redwood Holdco, its sole member, by way of Merger Sub merging with and into Redwood Intermediate, and Redwood Intermediate becoming a direct subsidiary of Seaport as a result thereof. The Business Combination was effectuated through the following principal steps:
(i)
Merger Sub merged with and into Redwood Intermediate, and Redwood Intermediate continued as the surviving company in the Merger and a wholly owned subsidiary of Seaport;

(ii)
Pursuant to the Subscription Agreements and concurrent with the Business Combination, Seaport issued and sold to the PIPE Investors 5,000,000 shares of Class A common stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $50 million;

(iii)
Redwood Holdco received a combination of certain newly issued Redbox Common Units and newly issued shares of Class B common stock, which have no economic value, but entitle Redwood Holdco to one vote per issued share and were issued on a one-for-one basis for each Redbox Common Unit retained by Redwood Holdco following the Business Combination; and

(iv)
Seaport acquired certain newly issued Redbox Common Units in exchange for a cash contribution, which proceeds were used to reduce existing indebtedness and fund Redbox’s balance sheet for general corporate purposes. Redwood Holdco has the right to exchange its retained Redbox

Common Units, together with the cancellation of an equal number of shares of Class B common stock, for cash or Class A common stock.
Proceeds from the Business Combination, namely cash and marketable securities held in the Trust Account, were used for:
•
Acquiring certain equity interests of Redwood Intermediate from Redwood Holdco;

•
Payment of the $5.0 million deferred underwriting fee associated with Seaport’s initial public offering;

•
Reduction of long-term debt of Redwood Intermediate;

•
Payment of all transaction costs of Seaport and Redwood Intermediate; and

•
Adding cash to the balance sheet to utilize for future growth investments.

The combined company is organized in an “Up-C” structure in which the business of Redbox is held by Redwood Intermediate and its subsidiaries, and the Company’s only direct assets consist of Redbox Common Units. Seaport changed its name to Redbox Entertainment Inc. at the closing of the Business Combination.
In connection with the Business Combination, Redwood Holdco and Redwood Intermediate entered into the Tax Receivable Agreement with the Sponsor and Seaport. Under the terms of the Tax Receivable Agreement, the Company generally will be required to pay to Redwood Holdco 85% of the tax savings, if any, that the Company is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless the Company exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. The Company has estimated the tax receivable liability of $15.7 million assuming (1) a share price equal to $10.00 per share, (2) a constant federal income tax rate of 21.0% and a state tax rate of 4.2% (net of any federal benefit), (3) no material changes in tax law, (4) the ability to utilize tax attributes and (5) future tax receivable agreement payments. These amounts are estimates and have been prepared for informational purposes only. However, due to the uncertainty of various factors, including: (1) a constant federal income tax rate of 21.0% and a state tax rate of 4.2% (net of any federal benefit), (2) no material changes in tax law and (3) the ability to utilize tax attributes, the likely tax savings we will realize and the resulting amounts we are likely to pay pursuant to the Tax Receivable Agreement are uncertain. If Redwood Holdco were to exchange its Redwood Intermediate equity interests for Class A common stock at Closing, the net present value of the liability the Company would recognize is approximately $169.1 million.
The Company has not recorded the TRA liability of $15.7 million or related deferred tax asset as of the date of the Business Combination as the liability is not deemed probable. The amounts payable under the Tax Receivable Agreement will vary depending upon a number of factors, including the amount, character, and timing of the taxable income of the Company in the future. If the valuation allowance recorded against the deferred tax assets applicable to the tax attributes referenced above is released in a future period, the Tax Receivable Agreement liability may be considered probable at that time and recorded within earnings.
The following summarizes the pro forma number of Class A and Class B common stock outstanding and pro forma ownership Redbox Entertainment Inc. upon Closing of the Business Combination after giving effect for actual redemptions, discussed further in the sections below:

	Pro Forma Combined
Shareholder	No. of Shares	%Ownership(1)
Redwood Intermediate Rollover Shares(1)	32,770,000	72.2%
Seaport’s Public Stockholders	2,028,777	4.5%
Backstop Shares(2)	1,995,989	4.4%
PIPE Investors	5,000,000	11.0%
Initial Stockholders	3,593,750	7.9%
Total	45,388,516	100.0%

(1)
Redwood Intermediate Rollover Shares include all common shares outstanding, including vested and unvested shares.

(2)
Shares include shares issued in accordance with the Backstop Agreements.

Anticipated Accounting treatment
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Seaport has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the existing controlling equity holder of Redwood Intermediate having 72.2% of the voting power of the combined company (and one of its affiliates having an additional 3.9% of the voting power of the combined company) and the operations of Redwood Intermediate and its subsidiaries constituting the only ongoing operations of the combined company. Under this method of accounting, the ongoing financial statements of the registrant will reflect the net assets of Redwood Intermediate and Seaport at historical cost, with no goodwill or other intangible assets recognized.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been adjusted to give effect to transaction accounting adjustments related to the Business Combination linking the effects of the Business Combination to the historical financial information.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial condition that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Redbox following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses performed.
The unaudited pro forma condensed combined financial information contained herein reflects the Seaport shareholder approval of the Business Combination on October 20, 2021. Seaport’s public shareholders had the right to elect to redeem their public shares for cash. As a result, the unaudited pro forma condensed combined financial information reflects the actual redemption of these shares. In conjunction with the shareholder vote on the Business Combination, holders of 12,346,223 Seaport public shares elected to redeem their shares for cash in the Trust Account. Accordingly, 12,346,223 shares of Seaport Class A common stock were redeemed for an aggregate payment of $124.7 million, based on an estimated per share redemption price of approximately $10.10 per share.
In addition, Backstop Agreements were executed such that an additional 1,995,989 shares of Seaport Class A common stock were purchased by the Backstop Subscribers (related parties of the Company including affiliates of funds managed by affiliates of Apollo Global Management, Inc. and Seaport) to cover redemptions by public stockholders to the extent redemptions exceed 10,810,644 public shares. The number of shares purchased pursuant to the Backstop Agreements equals the number of public shares redeemed in excess of 10,810,644 shares, up to an aggregate of 3,564,356 shares, in accordance with the Backstop Agreements. The Backstop Agreements ensured that total cash proceeds available as of closing exceeded the minimum cash condition under the Business Combination Agreement. The amount of cash available was sufficient to satisfy the minimum cash requirement of $86.0 million per the Business Combination Agreement after giving effect for actual redemptions, which includes the $50.0 million provided by the PIPE Investment.
Redwood Intermediate is considered the “accounting acquirer” after giving effect for actual redemptions, so the Business Combination is reflected in the unaudited pro forma condensed combined financial information as a reverse recapitalization whereby Redwood Intermediate issues equity in exchange for the net assets of Seaport.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021
(UNAUDITED)
(in thousands)	Seaport Global Acquisition Corp. (Historical)	Redwood Intermediate LLC (Historical)	Pro Forma Adjustments		Combined Pro Forma
Assets
Current Assets:
Cash, cash equivalents and restricted cash	$62	$13,158	$27,216	(A)	$40,436
Accounts receivable, net of allowances	—	9,329			9,329
Due from related party	—	162			162
Content library	—	24,935			24,935
Income tax receivable	—	10,222	(4,341)	(N)	5,881
Prepaid expenses and other current assets	177	9,446	(2,100)	(S)	7,038
			(485)	(R)
Total current assets	239	67,252	20,290		87,781
Cash and securities held in Trust Account	145,218	—	(145,218)	(B)	—
Property and equipment, net	—	45,211			45,211
Goodwill	—	147,523			147,523
Intangible assets, net	—	142,063			142,063
Other long-term assets	3	723			726
Total assets	145,460	402,772	(124,928)		423,304
Liabilities and Equity
Current Liabilities:
Trade payables	—	31,161	—		31,161
Due to related parties, net	—	357	—		357
Accrued and other current liabilities	530	60,062	7,020	(P)	58,971
			(6,541)	(Q)
			(2,100)	(S)
Total current liabilities	530	91,580	(1,621)		90,489
Long-term debt, net		361,890	(50,000)	(D)	311,890
Other long-term liabilities		13,944	(1,642)	(N)	12,302
Warrant liability	16,467	—	—		16,467
Deferred underwriting fee payable	5,031	—	(5,031)	(E)	—
Tax receivables liability		—	—	(N)	—
Deferred income taxes, net	—	10,197	(7,035)	(N)	3,162
Total liabilities	22,028	477,611	(65,329)		434,310
Commitments and Contingencies
Class A common stock subject to possible redemption	145,218	—	(145,218)	(I)	—
Stockholders’ Equity
Common stock	1	3	4	(J)	8
Additional paid-in capital	—	239,722	72,680	(M)	312,402
Retained earnings (accumulated deficit)	(21,787)	(314,564)	21,787	(O)	(315,043)
			(7,020)	(P)
			6,541	(Q)
Non-controlling interest		—	(8,373)	(L)	(8,373)
Total Equity	(21,786)	(74,839)	85,619		(11,006)
Total liabilities, Commitments, and Stockholders’ Equity	$145,460	$402,772	$(124,928)		$423,304

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(UNAUDITED)
(in thousands, except share and per share data)	Seaport Global Acquisition Corp. (Historical)	Redwood Intermediate LLC (Historical)	Pro Forma Adjustments		Combined Pro Forma
Net revenue	$—	$216,372	$—		$216,372
Operating expenses:
Product cost	—	83,602			83,602
Direct operating	—	98,440			98,440
Marketing	—	10,743			10,743
General and administrative	1,416	41,424	—	(AA)	42,840
Depreciation and amortization	—	81,317			81,317
Total operating expenses	1,416	315,526			316,942
Operating loss	(1,416)	(99,154)			(100,570)
Other expense, net
Interest income from securities held in trust account	24	—	(24)	(BB)	—
Transaction costs allocable to warrant liability	—	—			—
Compensation expense – private placement warrants	—	—			—
Change in fair value of warrant liability	855	—			855
Interest and other expense, net	—	(24,687)	3,875	(CC)	(20,812)
Total other income (expense), net	879	(24,687)	3,851		(19,957)
Loss before income taxes	(537)	(123,841)	3,851		(120,527)
Income tax expense (benefit)	—	(30,903)	23,768	(DD)	(7,135)
Net loss	$(537)	$(92,938)	$(19,917)		$(113,392)
Net loss attributable to non-controlling interest			(86,256)	(EE)	(86,256)
Net loss attributable to controlling interest	$(537)	$(92,938)			$(27,136)
Weighted average shares outstanding, Class A redeemable common stock	14,375,000	N/A
Basic and diluted loss per share, Class A redeemable common stock	$(0.03)	N/A
Weighted average shares outstanding, Class B non-redeemable common stock	3,593,750	N/A
Basic and diluted loss per share, Class B non-redeemable common stock	$(0.03)	N/A
Weighted average shares outstanding, basic and diluted		30,839,870			45,388,516
Basic and diluted loss per share		$(3.01)			$(2.50)
Weighted average shares outstanding, basic and diluted, attributable to controlling interest				(GG)	10,862,028
Basic and diluted loss per share, attributable to controlling interest					$(2.50)

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(UNAUDITED)
(in thousands, except share and per share data)	Seaport Global Acquisition Corp. (Historical) (As Restated)	Redwood Intermediate LLC (Historical)	Pro Forma Adjustments		Combined Pro Forma
Net revenue	$—	$546,191	$—		$546,191
Operating expenses:
Product cost	—	220,999			220,999
Direct operating	—	167,090			167,090
Marketing	—	21,214			21,214
General and administrative	192	62,235	7,020	(AA), (FF)	69,447
Depreciation and amortization	—	136,838			136,838
Total operating expenses	192	608,376	7,020		615,588
Operating loss	(192)	(62,185)	(7,020)		(69,397)
Other expense, net:
Interest income from securities held in trust account	7	—	(7)	(BB)	—
Transaction costs allocable to warrant liability	(861)	—			(861)
Compensation expense – private placement warrants	(2,298)	—			(2,298)
Change in fair value of warrant liability	5,441	—			5,441
Interest and other expense, net	—	(32,522)	4,847	(CC)	(27,675)
Total other income (expense), net	2,289	(32,522)	4,840		(25,393)
Income (loss) before income taxes	2,097	(94,707)	(2,180)		(94,790)
Income tax expense (benefit)	—	(25,204)	19,450	(DD)	(5,754)
Net income (loss)	$2,097	$(69,503)	$(21,630)		$(89,036)
Less: Net loss attributable to non-controlling interest	—	—	(67,729)	(EE)	(67,729)
Net income (loss) attributable to controlling interest	$2,097	$(69,503)			$(21,307)
Weighted average shares outstanding, Class A redeemable common stock	2,605,469	N/A
Basic and diluted loss per share, Class A redeemable common stock	$0.34	N/A
Weighted average shares outstanding, Class B non-redeemable common stock	3,593,750	N/A
Basic and diluted loss per share, Class B non-redeemable common stock	$0.34	N/A
Weighted average shares outstanding, basic and diluted		27,906,742			45,388,516
Basic and diluted loss per share		$(2.49)			$(1.96)
Weighted average shares outstanding, basic and diluted, attributable to controlling interest				(GG)	10,862,028
Basic and diluted loss per share, attributable to controlling interest					$(1.96)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Basis of Presentation
The unaudited pro forma condensed combined financial information has been adjusted to give effect to transaction accounting adjustments related to the Business Combination linking the effects of the Business Combination to the historical financial information.
The Transaction will be accounted for as a reverse recapitalization in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations. Redwood Intermediate has been determined to be the accounting acquirer as Redwood Intermediate’s sole owner before the Business Combination will retain a controlling financial interest after the Business Combination. Under the reverse recapitalization model, the Business Combination will be treated as Redwood Intermediate issuing equity for the net assets of Seaport, with no goodwill or intangible assets recorded.
The pro forma adjustments have been prepared as if the Business Combination had been consummated on September 30, 2021, in the case of the unaudited pro forma condensed combined balance sheet, and on January 1, 2020, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations.
Note 2 — Transaction Accounting Adjustments
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:
(A)
Represents pro forma adjustments to the cash balance to reflect the following:

		September 30, 2021
Cash and investments held in trust account	(B)	$145,218
Payment of estimated transaction fees	(C)	(8,407)
Prepayment of outstanding facility loans	(D)	(50,000)
Payment of deferred underwriting fees	(E)	(5,031)
Proceeds from PIPE Investment	(F)	50,000
Actual redemptions of Seaport public shares	(G)	(124,724)
Proceeds from issuance of Backstop Agreements shares	(G)	20,160
Total	(A)	$27,216

(B)
Reflects the reclassification of $145.2 million of cash and investments held in the Trust Account that becomes available following the Business Combination, prior to the effect of actual redemptions.

(C)
Represents estimated transaction costs incurred by Redwood Intermediate of approximately $8.4 million for advisory, banking, printing, legal, and accounting fees that are capitalized as a part of the Business Combination. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $8.4 million with a corresponding decrease in additional paid-in capital. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are nonrecurring.

(D)
Reflects the repayment of Redwood Intermediate debt which consists of outstanding Credit Facility Loans, in accordance with amount stipulated in the Business Combination Agreement. After giving effect for actual redemptions, the Company prepaid $50.0 million of outstanding facility loans, which consists of an approximate $15.0 million revolver repayment and a $35.0 million term loan paydown.

(E)
Represents underwriting expenses that were paid upon completion of the Business Combination in the amount of $5.0 million.

(F)
Seaport entered into subscription agreements with certain investors (collectively, the “PIPE Investors”). Pursuant to the agreements, the PIPE Investors collectively subscribed to purchase shares of Class A common stock for an aggregate amount of $50,000,000, which represents 5,000,000 shares of Seaport Class A common stock.

(G)
Reflects actual redemptions based on minimum cash required to be maintained by Seaport as a condition in the Business Combination Agreement, net of par value of common stock. Actual redemptions resulted in approximately $124.7 million in initial share redemption cash payments, from the redemption of 12,346,223 Seaport public shares. Total cash received subsequent to actual redemptions was $90.7 million, which is the sum of $20.5 million from the public shares, $50.0 million from the PIPE Investment, and $20.2 million from shares issued under the Backstop Agreements. Under the Backstop Agreements, 1,995,989 shares of Seaport Class A common stock, par value $0.0001 per share, were issued for cash proceeds of $20.2 million. Concurrently, a $50.0 million debt paydown was made resulting in approximately $53.9 million cash available prior to transaction fees.

(H)
Reflects the exchange of 32,770,000 shares of Redwood Intermediate Common Units for Class A common stock of Seaport.

(I)
Reflects actual redemptions, in which 12,346,223 shares of Seaport Class A common stock subject to possible redemption were redeemed for an aggregate payment of $124.7 million, based on an estimated redemption price of $10.10 and $0.0001 par value. The remaining shares not redeemed were transferred to permanent equity.

(J)
Represents pro forma adjustments to Seaport and Redwood Intermediate, equity to reflect the following:

		September 30, 2021
Issuance of Seaport Class A common stock pursuant to PIPE Investment	(F)	$1
Actual redemption of Seaport public shares	(G)	(1)
Issuance of Backstop Agreement Shares	(G)	—
Recapitalization of Redwood Intermediate Common Units to Class A common stock of Seaport	(H)	3
Reclassification of Seaport Class A common stock subject to redemption	(I)	1
Total	(J)	$4

(K)
Reflects the reclassification of 3,593,750 shares of Class B common stock. The shares of Class B common stock automatically converted into shares of Class A common stock at the time of the Business Combination on a one-for-one basis.

(L)
Represents the allocation of net assets to the non-controlling interests, which are primarily due to the retained interests of the sellers. Adjustments result in total non-controlling interest of the Sellers of 76.1%. The non-controlling interest percentage was calculated using Redwood Intermediate rollover shares and certain Backstop Agreement shares purchased by related parties of the Company, after giving affect for actual redemptions.

(M)
Represents pro forma adjustments to additional paid-in capital to reflect the following:

		September 30, 2021
Payment of estimated transaction fees for Redwood Intermediate	(C)	$(8,407)
Reclassification of previously paid estimated transaction fees	(R)	(485)
Proceeds from PIPE Investment	(F)	50,000
Actual redemption of Seaport public shares	(G)	(124,723)
Issuance of Backstop Agreement shares	(G)	20,159
Recapitalization of Redbox Common Units to Class A common stock of Seaport	(H)	(3)
Reclassification of Seaport Class A common stock subject to redemption	(I)	145,217
Reclassification of Seaport Class B common stock	(K)	—
Non-controlling interest	(L)	8,373
Reclassification of Seaport’s historical retained earnings	(O)	(21,787)
Deferred tax asset	(N)	4,336
Total	(M)	$72,680

(N)
Represents adjustment of $(4.3) million to reflect elimination of prepaid U.S. federal and state income taxes of Redwood Intermediate. Redwood Intermediate is a disregarded entity for U.S. federal income tax purposes and receives an allocation of income taxes using the separate return method as it is a member of a consolidated c-corporation return filing group. $5.9 million remains in the income tax receivable account as it was received prior to the consummation of the transaction and retained by Redwood Intermediate. Upon completion of the Business Combination, Redwood Intermediate will be taxable as a partnership for U.S. federal income tax purposes. It will not be subject to U.S. federal or state income taxes and the prior consolidated tax return parent will retain the prepaid income taxes and deferred taxes previously allocated to Redwood Intermediate.

Represents adjustment to the liability for unrecognized tax benefits allocable to Seaport of $(1.6) million after giving effect for actual redemptions.
Represents elimination of the deferred tax liability previously allocated to Redwood Intermediate upon completion of the Business Combination as it will no longer be subject to U.S. federal and state income taxes as well as establishment of a deferred tax liability of Seaport primarily related to the difference between the financial statement and tax basis in Redwood Intermediate partnership. The $(7.0) million adjustment to the deferred tax liability is assuming: (1) the GAAP balance sheet as of September 30, 2021 as adjusted for pro forma entries described herein, (2) estimated tax basis as of September 30, 2021, (3) a $34.6 million valuation allowance on outside basis differences in the Company’s investment in the Redwood Intermediate partnership established in connection with the Business Combination, (4) a constant federal income tax rate of 21% and a state tax rate of 4.2% (net of any federal benefit), and (5) no material changes in tax law. The recorded valuation allowance relates to a portion of the Company’s tax basis in excess of GAAP basis in its Redwood Intermediate partnership for which the Company believes it is not more likely than not that it will realize the tax benefit in the future.
In connection with the Business Combination, Redwood Holdco and Redwood Intermediate entered into a tax receivable agreement (the “Tax Receivable Agreement”) with Seaport Global SPAC, LLC (“Sponsor”) and the Company. Under the terms of the Tax Receivable Agreement, the Company generally will be required to pay to Redwood Holdco 85% of the tax savings, if any, that the Company realizes as a result of basis in certain assets existing at the time of the Business Combination and tax attributes that benefit the Company as a result of their right to exchange retained Redbox Common Units.
The Company has not recorded the liability or related deferred tax assets as of the Business Combination date as the liability is not deemed probable. The amounts payable under the Tax

Receivable Agreement will vary depending upon a number of factors, including the amount, character, and timing of the taxable income of the Company in the future. If the valuation allowance recorded against the deferred tax assets applicable to the tax attributes referenced above is released in a future period, the Tax Receivable Agreement liability may be considered probable at that time and recorded within earnings.
Future exchanges by Redwood Holdco of Redbox Common Units will give rise to an adjustment to Redwood Intermediate’s tax basis in the direct and indirect assets of Redwood Intermediate, LLC pursuant to Section 743(b) of the Code for which the majority of such tax basis will be amortizable over 15 years. The amortization of Redwood Intermediate’s tax basis will result in a tax benefit for the Company in which 85% of the tax benefit will be required to be paid to Redwood Holdco and give rise to a liability under the Tax Receivable Agreement.
The Tax Receivable Agreement is accounted for as a contingent liability with amounts accrued when deemed probable and estimable. As the Business Combination will be accounted for as reverse recapitalization, the initial recognition of the Tax Receivable Agreement liability at the completion of the Business Combination, net of deferred tax asset recognized, will be treated as a capital transaction, with a corresponding adjustment to additional paid-in capital, based on the estimate of the aggregate amount that the Company will pay under the Tax Receivable Agreement. A deferred tax asset is recorded to the extent that it is probable that taxable profit will be available against which the deductible temporary difference can be utilized. All of the effects of changes in any of the estimates after the date of the purchase will be included in the Company’s net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in the Company’s net income. Future increases of the Tax Receivable Agreement liability as a result of additional exchanges of Redbox Common Units for Class A common stock, net of related deferred taxes, will be recognized as capital transactions, with an adjustment to additional paid-in capital, at the time of such exchanges.
(O)
Reflects reclassification of Seaport’s historical retained earnings (accumulated deficit).

(P)
Reflects the payment of management fees related to a long-term cash incentive plan, which are not direct incremental costs in accordance with SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering”. Represents $7.0 million of management fees that are not capitalized as a part of the Business Combination. These costs were classified as an expense and included in the unaudited pro forma condensed combined statement of operations, with a corresponding adjustment to accrued and other current liabilities.

(Q)
Reflects the repayment of Redwood Intermediate debt which consists of outstanding Credit Facility Loans, in accordance with amount stipulated in the Business Combination Agreement, as of January 1, 2020. Total represents reclassification of accrued interest payable, deferred financing fees and taxes payable associated with the repayment. After giving effect for actual redemptions, the pro forma adjustment includes a $8.7 million reduction to accrued interest payable and deferred financing fees, $2.2 million increase to taxes payable and corresponding $6.5 million increase in retained earnings. Assumptions include total debt repayment of $50.0 million after giving effect to actual redemptions, and the reversal of outstanding accrued interest and deferred financing fees at repayment.

(R)
Represents estimated transactions costs incurred by Redwood Intermediate of approximately $485,000 for advisory, banking, printing, legal, and accounting fees that are capitalized as a part of the Business Combination. The fees were previously paid prior to September 30, 2021. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction to deferred transaction costs with a corresponding decrease in additional paid-in capital. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are nonrecurring.

(S)
Reflects the reclassification of costs incurred by Redwood Intermediate of approximately $2.1 million for advisory, banking, printing, legal, and accounting fees that are capitalized as a part of the Business Combination. The fees were previously classified as deferred transaction costs and included in estimated transaction fees paid in the unaudited pro forma condensed combined balance sheet. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction to deferred transaction costs with a corresponding decrease in accrued and other current liabilities. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are nonrecurring.
Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Nine Months Ended September 30, 2021 and the Year Ended December 31, 2020
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 are as follows:
(AA)
$192 for the year ended December 31, 2020 and $1.4 million for the nine months ended September 30, 2021 represent historical expenses related to Seaport’s general administrative services pursuant to the Administrative Support Agreement, which terminated upon consummation of the Business Combination. These are nonrecurring expenses that will not recur subsequent to the consummation of the Business Combination.

(BB)
Represents pro forma adjustment to eliminate investment income related to the investment held in the Trust Account.

(CC)
Represents pro forma adjustment to eliminate historical expenses regarding Redwood Intermediate debt, including interest expense, amortization of deferred financing fees, and write-off of unamortized deferred financing fees. For the nine months ended September 30, 2021, the pro forma adjustment includes the elimination of $3.6 million of interest expense and $257,000 of debt financing fees. For the year ended December 31, 2020, the pro forma adjustment includes the elimination of $4.3 million of interest expense and $568,000 of debt financing fees. Assumptions include total debt repayment of $50.0 million, the reversal of all expenses incurred associated with debt payments made during the periods presented and an annual interest rate of 9.25% incurred on debt payments for the nine months ended September 30, 2021 and 8.25% for the year ended December 31, 2020.

(DD)
Adjustment to eliminate the historical tax expense (benefit) of Redwood Intermediate and Seaport and to record the tax provisions of the combined entities on a pro forma basis using a pro forma effective tax rate of 5.9% for the nine months ended September 30, 2021. The effective tax rate varies from the statutory rate of 21% primarily due to the effect of non-controlling interest, state income taxes, permanent differences, tax credits generated and the impact of valuation allowance recorded.

	Pro Forma Combined
	Tax Effect	%
Tax at statutory rate	$(25,311)	21.0%
State income taxes	(4,996)	4.1%
Effect of noncontrolling interest	23,029	(19.1)%
Change in warrant liability	(228)	0.2%
Other	(225)	0.2%
Change in valuation allowance	596	(0.5)%
	$(7,135)	5.9%
Adjustment to eliminate the historical tax expense (benefit) of Redwood Intermediate and Seaport and to record the tax provisions of the combined entities on a pro forma basis using a pro forma effective tax rate of 6.1% for the year ended December 31, 2020 The effective tax rate varies from the statutory rate of 21% primarily due to the effect of non-controlling interest, state income taxes, permanent differences, tax credits generated and the impact of valuation allowance recorded.

	Pro Forma Combined
	Tax Effect	%
Tax at statutory rate	$(19,906)	21.0%
State income taxes	(3,934)	4.1%
Effect of noncontrolling interest	18,595	(19.6)%
Change in warrant liability	(576)	0.6%
Other	(557)	0.6%
Change in valuation allowance	624	(0.7)%
	$(5,754)	6.1%
However, the effective tax rate of the combined company could be different depending on post- Business Combination activities.
(EE)
The pro forma net loss was reduced by the non-controlling interest after giving effect for actual redemptions of 76.1% (calculated using Redwood Intermediate rollover shares and certain Backstop Agreement shares purchased by related parties of the Company):

	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
(amounts in thousands)	Pro Forma Combined	Pro Forma Combined
Pro forma net loss	$(113,392)	$(89,036)
Non-controlling interest percentage	76.1%	76.1%
Non-controlling interest pro forma adjustment	(86,256)	(67,729)
Net loss attributable to controlling interest	$(27,136)	$(21,307)

(FF)
Reflects the payment of management fees related to a long-term cash incentive plan, which are not direct incremental costs in accordance with SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering”. Represents $7.0 million of management fees that are not capitalized as a part of the Business Combination. These costs were classified as an expense and included in the unaudited pro forma condensed combined statement of operations.

(GG)
Weighted average shares outstanding, basic and diluted, attributable to controlling interests used in the calculation were the total pro forma 2,028,777 Seaport public stockholders shares, 1,995,989 backstop shares, 5,000,000 PIPE Investment shares, and 3,593,750 initial stockholders shares after giving effect for actual redemptions.

Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When giving effect for actual redemption, this calculation is adjusted to eliminate such shares for the entire periods.
The unaudited pro forma condensed combined financial information for the year ended December 31, 2020:
Year Ended December 31, 2020
Pro Forma Combined
Pro forma net loss (in thousands)	$(89,036)
Basic weighted average shares outstanding	45,388,516
Net loss per share, basic and diluted	$(1.96)

The unaudited pro forma condensed combined financial information for the period ended September 30, 2021:
Period Ended September 30, 2021
Pro Forma Combined
Pro forma net loss (in thousands)	$(113,392)
Basic weighted average shares outstanding	45,388,516
Net loss per share, basic and diluted	$(2.50)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion of our financial condition and results of operations in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risk, assumptions and uncertainties, such as statements of our plans, objectives, expectations, intentions and forecasts. Our actual results and the timing of selected events could differ materially from those discussed in these forward-looking statements as a result of several factors, including those set forth under the section of this prospectus titled “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section of this prospectus titled “Cautionary Note Regarding Forward-Looking Statements.”
The discussion and analysis should also be read together with the unaudited pro forma financial information for the year ended December 31, 2020 and the nine months ended September 30, 2021. See “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “our”, “us”, “Redbox” and the “Company” refer to the business and operations of Redwood Intermediate, LLC and its consolidated subsidiaries prior to the Business Combination and to Redbox Entertainment Inc. and its consolidated subsidiaries, following the consummation of the Business Combination.
Overview
Redbox is an established brand and leading provider in the home entertainment market in the United States. The Company is focused on providing its customers with the best value in entertainment and the most choice in how they consume it, through physical media and/or digital services. Redbox is undergoing a significant business expansion and digital transformation. The Company has transitioned from a pure-play DVD rental company to a multi-faceted entertainment company that provides tremendous value and choice by offering DVD rentals as well as multiple digital products across a variety of content windows including transactional (TVOD), ad-supported (AVOD), subscription (SVOD), and being a distributor of feature films with a growing library of original content. Redbox currently conducts its business through two operating segments: (1) Legacy Business and (2) Digital Business.
For its Legacy Business, the Company operates a nationwide network of approximately 40,000 self-service kiosks where consumers can rent or purchase new-release DVDs and Blu-ray DiscsTM (“movies”). The Company also generates service revenue by providing installation, merchandising and break-fix services to other kiosk businesses. Finally, the Company also produces, acquires, and distributes movies exclusively through its film distribution label, Redbox Entertainment, LLC, providing rights to talent-led films that are distributed across Redbox services as well as through third party digital services. For its Digital Business, the Company provides both transactional and ad-supported digital streaming services, which include 1) Redbox On Demand, a transactional service which provides digital rental or purchase of new release and catalog movies and TV content, 2) Redbox Free On Demand, an ad-supported service providing free movies and TV shows on demand, and 3) Redbox Free Live TV, a free, ad-supported television service giving access to over 100 linear channels.
Redbox Legacy Business
Redbox’s mission has always been to make it ridiculously cheap and easy for customers to get the home entertainment they want. Redbox provides exceptional customer value with new release movie disc rentals priced at $2 or less a night, about one-third of the cost of a digital rental, which are typically $5.99 or more on digital retail platforms including Redbox On Demand. Customers have the flexibility to rent a movie from one location and return their rental to any kiosk. Kiosks are located primarily at grocery stores, mass retailers, drug stores, dollar retailers, and convenience stores. With approximately 33,000 locations and more than 150 retail partners, consumers have convenient access to kiosks as part of their routine shopping experiences. Revenue is generated primarily through the fees charged to rent or purchase a movie, and Redbox pays retailers a percentage of the revenue generated at the Redbox kiosks installed at their locations. The Company obtains content through revenue sharing agreements and license agreements with major studios as well as through direct purchases from independent distributors and other suppliers.

With a loyal, differentiated customer base comprised of more than 40 million individuals, the business also benefits from tremendous customer scale and an expansive marketing reach. Redbox’s customers are value-conscious, love movies and entertainment, and tend to be late-adopters of new technology. Given the scale of the existing customer base, the Company has built a sizable marketing program that includes approximately 46 million e-mail subscribers, approximately 6 million SMS subscribers, approximately 45 million mobile app downloads, and an estimated 400 million weekly impressions at retail. In addition, Redbox has built a unique asset in its loyalty and rewards program, Redbox Perks, which currently boasts 40 million members. Customers earn points for their rentals or purchases and can use those points for free rentals in the future. This tiered loyalty program gives the Company the ability to reward their most loyal and valuable customers while providing a currency for incenting increased transaction frequency and other behaviors, such as downloading the Redbox app or trying new products and services. Redbox Perks is a vehicle to provide greater value to value- conscious customers and is central to its marketing and customer strategy. The program is a differentiator in the market and competitive advantage for Redbox.
Redbox has also established Redbox Entertainment, LLC as a movie distribution label through which the Company acquires North American rights and distributes feature films through Redbox kiosks, Redbox On Demand, third party digital transactional platforms and other streaming services. Redbox Entertainment not only acquires rights to finished films but also commits to slate deals for movies to be produced, giving the Company input on scripts and/or talent. The Company is able to generate meaningful gross profit from these films through promotional initiatives on its own platform and by selling downstream rights to subscription streaming services. And, because the Company is acquiring long term exclusive rights to these films, Redbox is building a content library which can be used on its Free On Demand (AVOD) and Free Live TV (FLTV) services or further licensed to other streaming platforms in later windows.
In addition, Redbox Entertainment benefits from the Company’s robust rental data and insights into what titles and talent will perform. The Company has released a number of films since 2019 and aims to ramp to releasing 3 new movies per month. The Company has already announced a slate deal with John Wick producer, Basil Iwanyk, committing to 12 action/thriller films over the next several years.
Finally, Redbox has a service business, which employs a team of more than 1,000 best-in-class field workers nationwide to manage kiosk installation, merchandising and break-fix services. In addition to maintaining Redbox’s kiosks, the Company’s service team also supports other kiosk businesses. The Company has service agreements with multiple companies that have national and regional kiosk networks and since June of 2020, Redbox has been the primary vendor for Amazon to service their expanding Amazon locker locations. The service business helps mitigate the operational costs of the DVD business while generating incremental margin dollars.
Redbox Digital Business
Redbox is rapidly expanding its digital products and leveraging its customer and marketing scale to grow these businesses. The Company is building a digital ecosystem that consumers can use as a one stop shop for their entertainment needs by engaging with a variety of digital video services within the Redbox app in an integrated, easy-to use format. This simplifies the customer experience, drives multi-product adoption, and minimizes customer churn. These services span multiple business models including transactional, ad- supported, and in the near future, subscription. The Company’s digital products are available to stream across web browsers, mobile devices, and almost every major consumer device, including streaming media players such as Roku and Apple TV, TV’s such as Samsung, LG, AndroidTV, and VIZIO, and gaming consoles like Xbox and PlayStation.
In December 2017, the Company launched Redbox On Demand, a digital transactional video-on-demand service (TVOD), allowing customers to rent or buy new release and catalog digital movies and television episodes, with new release prices typically ranging from $5.99 to $24.99 and catalog movies from $1.99 to $3.99, not including any discounts. Since 2020, customers have also been able to digitally rent movies that are still in theaters, which is known as Premium Video-On-Demand (PVOD). Customers pay a transactional fee to rent or buy content while earning Redbox Perks loyalty points every time they transact. Redbox On Demand has seen rapid growth and adoption with over 3 million customers. That growth has been fueled primarily though leveraging the Company’s own marketing channels including e-mail and SMS and offering rewards points or promos to drive digital customer acquisition. The Company’s marketing reach and existing customer base has resulted in extremely low customer acquisition costs of approximately $3.00, generating rapid digital adoption while keeping overall marketing expense relatively low.
In February 2020, the Company launched Redbox Free Live TV (FLTV), an ad-supported digital linear television service, as a complement to the existing transactional On Demand service. With over 100 linear channels and growing, including three Redbox branded and programmed channels, Free Live TV gives customers the opportunity to channel surf and find content that interests them. One of the Redbox- branded channels, the Redbox Free Movie Channel, is also currently syndicated to the Roku Channel, LG Channels Plus and Vizio Watchfree services, which drives greater viewership and revenue, and the Company has plans to syndicate this channel to additional services. Free Live TV has already seen significant adoption with more than 8 million users in the first 12 months.
Redbox also recently launched an ad-supported Free On Demand service (AVOD) in December 2020. AVOD gives consumers complete control over when they watch and with the growth of Redbox’s AVOD library, which is now at more than 5,000 movies and TV episodes, consumers have a broad amount of content to choose from. The ad-supported services (FLTV and AVOD) have seen strong growth in engagement as new titles are added and awareness of the offering grows.
The Company is also developing a subscription channels product (SVOD channels), which will give consumers the opportunity to subscribe to multiple third party premium SVOD channels through the Redbox app. Premium SVOD channels will be merchandised alongside the new release transactional content and free ad-supported on demand content. Redbox will simplify the sign-in, content discovery, and billing process for customers by providing an integrated solution through the Redbox app. Further, the Company intends to provide additional value to its customers through bundled offers with loyalty points and/or promotions for discounts at the kiosk to drive customer acquisition and retention.
Finally, Redbox operates a media advertising business which monetizes hundreds of millions of monthly display ad impressions across the mobile app, web, e-mail and kiosk network. The Company drives advertising revenue through a mix of programmatic advertising and direct sales. Direct ad sales for the media above as well as video advertising for Free On Demand and FLTV are driven by an internal sales team and a strategic sales partnership with Screenvision and the Palomino Media Group.
Growth Strategy
Redbox’s transformation into a multi-faceted entertainment company creates multiple areas for future growth. The Company’s expansion into both the AVOD and SVOD markets allow Redbox to participate in a very large and rapidly growing market. The Company is well positioned for long-term value creation through its focus on:
Accelerating AVOD adoption.   Redbox projects rapid growth for the Company’s ad-supported service through increased investment in licensed content to expand the Free Live TV and Free On Demand content offerings. Through increased content volume and licensing of higher profile content, the Company expects to drive higher engagement and more hours watched per customer. Further, this improved content is expected to drive an increase in new customers, accelerating the business while maintaining a reasonable customer acquisition cost.
Launching SVOD channels platform.   The launch of Redbox’s SVOD channels service will become another meaningful revenue stream. Redbox will act as the merchant of record, collecting 100% of the subscription revenue before paying the SVOD channel owner’s revenue share. By providing access to multiple SVOD channel options, customers can easily subscribe to one or more SVOD services all within the context of the Redbox app, and Redbox can easily merchandise the third party SVOD content and service via the approximately 45 million Redbox app downloads on mobile devices, streaming media players, game consoles, and connected televisions.
Growing multi-product customers.   Redbox will grow multi-product customers through increasing customer acquisition marketing and spend across streaming device partners, marketing at the kiosk, and other external paid media. The Company has relied primarily on internal e-mail and SMS channels to drive customer acquisition. Thus, increased spend and attention via these additional channels with more content and services offered, will drive greater customer growth. Redbox will also continue to invest in driving multi-product customer adoption through improved CRM, greater personalization and targeted use of promotions to create more personalized customer funnels to encourage users to trial and adopt other digital services within the Redbox app.
Ramping Redbox Entertainment.   Redbox Entertainment drives additional revenue in two ways. First, it provides more content for the kiosk, On Demand and the ad-supported offerings; secondly, it generates revenue from distributing and licensing to other streaming platforms. Redbox expects to ramp the number of releases to 36 a year. The number of releases will naturally ramp as committed titles complete production and are delivered and the pipeline continues to grow.
Impact of COVID-19 and Emerging Industry Trends
In March 2020, the World Health Organization recognized the novel strain of coronavirus, COVID-19, as a pandemic. Public and private sector policies and initiatives to reduce the transmission of COVID-19 have varied significantly across the United States (“U.S.”). Throughout most of the first nine months of 2021, a significant percentage of the U.S. population was subject to meaningful restrictions on activities, which included limitations on the operation of non-essential businesses including retail operations, requirements that individuals remain in or close to their homes, school closures, theater closures, limitations on large gatherings, travel restrictions and other policies to promote or enforce physical distancing. These restrictions may not only impact how the Company’s customers use its products and services but also affect content production, release and distribution. As a result of these restrictions, many consumers subscribed to additional streaming services to satisfy their content needs as the number of new release movies, released theatrically and through home entertainment, decreased dramatically. During 2020 and the first nine months of 2021, the Company experienced a decline in physical movie rentals, due in part to a significant decline in new movie releases and theater closures along with governmental and retail store restrictions. The Company’s On Demand transactional offering is also dependent on new releases, albeit at a lesser level than the physical business as the On Demand platform has a larger catalog offering. In the second half of 2020 and into 2021, the growth potential of Redbox On Demand has been negatively impacted by fewer new releases driven by changes in release strategy by studios throughout the pandemic. The Company continues to monitor and evaluate the impact of this health crisis on its business given that the duration is still unknown and public policy actions continue to evolve. Accordingly, due to the evolving and uncertain nature of this situation, the Company is not able to estimate the full extent of the impact on its operating results, cash flows and financial position, particularly over the near to medium term. The Company will also be closely monitoring the impact of COVID-19 on its customers, employees, and vendors, including, retail and studio partners.
As a result of temporary theater closures in 2020 and 2021 due to the COVID-19 pandemic, studios and content producers either delayed the release of movies into future periods or experimented with alternative release strategies which altered the typical window cadence. One alternative release method, albeit limited in its scope, was to sell movies directly to subscription services for exclusive release on their respective platforms. As a result, these titles were not available through a traditional transactional On Demand window, thus leading to fewer new release titles available to the Company. However, as studios continue to evolve their window release strategies, more and more studios are retaining their home entertainment distribution rights despite the initial sale of a title to a streaming service. This will allow Redbox to make the movie available for rental through the kiosk and possibly On Demand at a later date. The Company expects studios to sell titles directly to streaming services from time to time, but may be less likely going forward with the reopening of theatrical exhibitors and the opportunity to achieve higher returns for both studios and artists. As a result, recently a number of titles either were pushed to release theatrically later in 2021 or into 2022. Due to the delay from theatrical to home entertainment, most of these title shifts from 2021 to 2022 did not impact Redbox’s release expectations for 2022, but may delay the quarter in which Redbox is able to release a title physically or digitally. The Company is further mitigating the impact of titles sold exclusively to subscription services by building out a library of content via its Redbox Entertainment label. Redbox Entertainment titles are available physically and digitally on Redbox platforms and will also be monetized across other platforms.

The second alternative release strategy that emerged was a simultaneous release on a studio’s digital platform as well as theatrical release to provide optionality to those customers who were not ready to return to the theater. Most of these titles release transactionally at the kiosk and on Redbox On Demand in a subsequent window.
The third alternative release is known as premium video on demand or “PVOD” which creates an early transactional window for an at-home digital theatrical release at a higher price point, typically $19.99. The PVOD releases provided consumers a way to watch new releases at home while theaters remain shuttered. Redbox On Demand participates in and benefits from PVOD releases as it provides an early window option to Redbox customers as well at this higher price point.
The Company expects studios to return to a more normal release slate as COVID-19 restrictions continue to ease due to the relationship with theatrical exhibitors and the draw of higher margin potential. Theaters are seeing an increasing number of theatrical releases in the second half of 2021 versus the first half. Nevertheless, a number of titles have shifted into 2022 to allow for more theatrical markets to open around the world and for vaccination availability for children to be approved. The Company expects new release content to build back to pre-pandemic levels similar to the Company’s 2019 release count, ramping up in Q4 2021 and fully normalizing in 2022. This expectation is based on known titles delayed from 2020 and 2021 which are planned for release in 2022. Studios who have previously released titles on streaming services on the same date as in theatres in 2021 have announced plans to return to theatrical windows of 45 to 90 days, before these titles go to home entertainment.
While the Company also expects ongoing competition from subscription services, this provides opportunity for Redbox as it builds a subscription channels platform in 2022 to allow for the sale of these services through the Redbox apps. Further, the Company will also continue to build out its digital offerings such as both linear and on demand ad-supported content to provide more options for customers to consume content at varying price points including free with ads. The Company believes that the complement of digital services creates greater utility to its customers and makes the offering more competitive relative to more focused streamers, while also reducing the reliance on content in a single content window.
Comparability of Financial Information
The Company’s future results of operations and financial position may not be comparable to its historical results as a result of the business combination.
The Business Combination
On May 16, 2021, the Company became a party to the Business Combination Agreement with Seaport Global Acquisition Corp. (“SGAC” or “Seaport”) (a publicly traded special purpose acquisition company). Following the closing of the Business Combination, the combined company is organized in an “Up-C” structure in which the business of Redbox is held by Redbox and its subsidiaries, and the Company’s only material direct asset consists of equity interests in Redbox (the “Business Combination”).
The Business Combination closed on October 22, 2021. The Business Combination is accounted for as a reverse recapitalization in accordance with US GAAP. Under the guidance in ASC 805, Business Combinations, Seaport is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the existing controlling equity holder of Redbox having 72.2% of the voting power of the combined company (and one of its affiliates having an additional 3.9% of the voting power of the combined company) and the operations of Redbox and its subsidiaries constituting the only ongoing operations of the combined company. The result of the transaction transformed the Company into a publicly traded entity on Nasdaq under the ticker symbol “RDBX”.
The Business Combination will have a significant impact on the Company’s future reported financial position and results as a consequence of the reverse recapitalization. The most significant changes in Redbox’s future reported financial position and results will be an estimated net increase in cash (as compared to Redbox’s consolidated balance sheet at September 30, 2021 of $40.4 million). In connection with the closing of the Business Combination, $50.0 million of proceeds was used to pay down outstanding indebtedness under the Company’s Senior Facilities. Transaction costs for the Business Combination are approximately

$13.9 million, of which $5.0 million represents deferred underwriter fees related to SGAC’s initial public offering. See “Unaudited Pro Forma Combined Financial Information” included elsewhere in this prospectus.
As a result of the Business Combination, the Company became the successor to an SEC registered and NASDAQ-listed company under the ticker symbol RDBX, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources. The Company estimates that these incremental costs will be approximately $10.0 million per year.
Selected Financial Data and Key Metrics
The selected consolidated financial data below should be read in conjunction with the following MD&A and the consolidated financial statements and notes thereto appearing elsewhere in this prospectus. All references to rentals and net rental revenue presented within MD&A include physical and On Demand rentals and revenue, unless otherwise noted, respectively.
Management uses these non-GAAP financial measures internally for strategic decision-making, forecasting future results, and evaluating current performance. Management believes that the non-GAAP financial measures provide a more consistent comparison of its operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provides a more complete understanding of factors and trends affecting its business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Refer to “Use of Non-GAAP Measures” below for discussion of this measure and related reconciliation.
Key Financial Measures Dollars in thousands	Nine Months Ended September 30,		Year ended December 31,
	2021	2020	2020	2019	2018
Total net revenue	$216,372	$465,208	$546,191	$858,370	$1,087,783
Product cost	$83,602	$187,865	$220,999	$359,880	$439,523
Gross margin	$132,770	$277,343	$325,192	$498,490	$648,260
Gross margin %	61.4%	59.6%	59.5%	58.1%	59.6%
Adjusted EBITDA	$(6,683)	$109,775	$113,776	$195,649	$292,046
Adjusted EBITDA as a % of net revenue	(3.1)%	23.6%	20.8%	22.8%	26.8%
Retail footprint
Ending number of kiosks	38,632	40,539	40,026	41,420	41,597
Ending number of locations	32,751	34,070	33,661	34,758	34,743
Physical Theatrical Titles Released in Period	33	63	68	140	160
Seasonality
The Company has generally experienced seasonality in its rentals and revenue. Historically, greater demand over the holiday season typically results in higher rentals November through January. April has usually been a low rental month due, in part, to retail release timing in connection with the Academy Awards that historically has provided stronger content and resulted in higher rentals in March. September and October have been low rental months due, in part, to the beginning of the school year and the introduction of the new fall television season. Seasonal effects may be increased or decreased by the number of releases and the relative attractiveness of movie titles and their respective genres in a particular quarter or year, which may have lingering effects in subsequent periods. Significant recurring events, such as the Olympics, also have a negative impact on rentals as they compete with customer viewing interest for movie content and affect retail release timing, which aims to avoid such events.

Components of Results of Operations
Revenue
The Company generates revenue primarily through fees charged to rent or purchase a movie both physically and digitally. Revenue is presented net of promotional offerings provided to its consumers and any subsequent refunds. Revenue also consists of fees the Company earns in its service business for servicing and merchandising other kiosk businesses, digital advertising through its media Network business, as well as licensing fees it generates from selling downstream rights to subscription streaming services through its Redbox Entertainment label.
Product Cost
Product Cost primarily represents the amortization of the Company’s physical content library and digital revenue sharing costs. Amortization of the content library is calculated using rental decay curves based on historical performance of movies over their useful lives. Given the steepness of the rental decay curve, amortization on most of the content library is recorded on an accelerated basis with substantially all of the amortization expense recognized within the first year after a title’s release.
The content library mainly includes (1) the costs paid to studios and other vendors to acquire content including revenue share as applicable, (2) costs incurred to label, sort, and ship content to the Company’s kiosks for merchandising, (3) costs incurred to destroy content after use if required under contractual arrangements with studios and (4) indirect taxes, if applicable. For content the Company expects to sell, it determines an estimated salvage value. Content salvage values are estimated based on the historical sales activity. The cost of each title is capitalized and amortized to its estimated salvage value. The rental decay curves and salvage value of the Company’s content library are periodically reviewed and evaluated.
For movies acquired through the Company’s Redbox Entertainment label, costs include (1) the costs to acquire content, (2) manufacturing costs and (3) supply chain costs. These costs are capitalized as they are incurred and amortized in proportion to the current year’s revenue as a percentage of management’s estimate of total ultimate revenue, not to exceed the life of the acquired rights. Ultimate revenue estimates are periodically reviewed and adjustments, if any, will result in changes to amortization rates.
Direct Operating
Direct Operating expense accounts primarily for (1) commissions the Company pays to its retailers, (2) credit card fees, (3) operations support to both merchandise and service its kiosks, and (4) consumer electronic device royalties, licensing and digital rights management fees and content delivery network fees for delivery of On Demand content.
Marketing
Marketing expenses represent the cost of online and offline marketing and public relations efforts in national and regional advertising. The Company’s marketing efforts consist of various media programs, such as e-mail, text, mobile applications, social media, the Company’s loyalty program and digital advertising. However, the Company also leverages the visibility provided by its expansive network of approximately 40,000 kiosks and partnership programs with retailers and consumer goods manufacturers to attract and retain new customers.
General and Administrative
General and administrative expenses consist primarily of executive management, business development, finance, management information systems, human resources, legal, facilities, risk management and administrative support for operations.
Depreciation and Amortization
Depreciation and other expenses consist of depreciation charges on the Company’s installed kiosks as well as on computer equipment, leasehold improvements, and capitalizable costs for automobile leases and internally developed software related primarily to its customer-facing products. Amortization expenses are related to the amortization of intangible assets. For further information on amortization, see Note 4: Goodwill and Other Intangible Assets in Redbox’s Notes to Consolidated Financial Statements included elsewhere in this prospectus.
Results of Operations for the Nine Months Ended September 30, 2021 and 2020
	Nine Months Ended September 30,		Nine Months Ended September 30, 2021 vs 2020 YTD
Dollars in thousands	2021	2020	$	%
Net revenue	$216,372	$465,208	$(248,836)	(53.5)%
Product cost	83,602	187,865	104,263	55.5%
Gross margin	$132,770	$277,343	$(144,573)	(52.1)%
Gross margin %	61.4%	59.6%		1.8%
Operating expenses:
Direct operating	98,155	133,861	35,706	26.7%
Marketing	10,743	16,090	5,347	33.2%
General and administrative	41,709	46,840	5,131	11.0%
Depreciation and amortization	81,317	108,316	26,999	24.9%
Operating loss	(99,154)	(27,764)	(71,390)	n.m.
Interest and other expense, net	(24,687)	(24,848)	161	0.6%
Loss before income taxes	(123,841)	(52,612)	(71,229)	n.m.
Income tax benefit	(30,903)	(13,477)	17,426	n.m.
Net loss	$(92,938)	$(39,135)	$(53,803)	n.m.
Adjusted EBITDA(1)	$(6,683)	$109,775	$(116,458)	(106.1)%
Ending number of kiosks	38,632	40,539	(1,907)	(4.7)%
Physical Theatrical Titles Released in Period	33	63	(30)	(47.6)%

n.m. not meaningful
(1)
Refer to “Use of Non-GAAP Measures” below for discussion of this measure and related reconciliation.

Nine months ended September 30, 2021 compared to the nine months ended September 30, 2020
Net Revenue.   Net revenue was $216.4 million, a decrease of $248.8 million or 53.5%, compared to net revenue of $465.2 million during the nine months ended September 30, 2020. Physical movie rentals were negatively impacted by the COVID-19 global pandemic due to a material decline in new movie releases available to consumers resulting from broad-based movie theater closures and a material slowdown in new productions, both beginning in March 2020. Studios either delayed the release of new movies into future periods or experimented with alternative release strategies, including selling movies directly to streaming services, which resulted in fewer titles being released at the kiosk. The material decline in new movie releases was compounded by regulatory restrictions on retail stores intended to prevent the spread of COVID-19, meaningfully reducing customer traffic. The timing of new releases impacts the amount of time within the fiscal year Redbox has to monetize a title. As titles release later in the year, the following fiscal year will benefit from the release. With a number of new releases occurring at the end of 2021, the bulk of the benefit will occur in 2022. The nine months ended September 30, 2021 experienced 47.6% fewer theatrical titles released at the kiosk physically versus the same period in 2020 as well as fewer titles flowing into the quarter from Q4 2020 versus Q4 2019. The decrease in revenue primarily resulting from the kiosk rental declines year over year, down 62.4%, is partially offset by a 4.2% increase in rental revenue per physical rental. Digital revenue was also negatively impacted by the lack of new releases in the period versus a year ago reflected by a decrease of 23.9% in revenue.

Product Cost.   Product Cost was $83.6 million, a decrease of $104.3 million or 55.5% compared to the same period in 2020, due to variable cost savings from the reduction in new releases.
Gross Margin.   Gross margin was $132.8 million, a decrease of $144.6 million or 52.1%, compared to gross margin of $277.3 million for the nine months ended September 30, 2020, due to lower net revenue as discussed above.
Gross margin as a percentage of net revenue increased to 61.4% for the nine months ended September 30, 2021 as compared to 59.6% for the same period in 2020. In addition to the demand impacts on net revenue as discussed above, a number of factors, including growth of On Demand as percent of total business, individual studio release slates as well as timing of individual releases within the period and the mix of content performance depending on the source of content acquisition can impact margin.
Direct Operating Expenses.   Direct Operating expenses were $98.2 million, a decrease of $35.7 million or 26.7% compared to the same period in 2020, due to decreases in variable expenses like credit cards fees and retailer revenue share driven by lower rentals, and reductions in supply chain expense related to fewer merchandising weeks due to fewer titles being released.
Marketing Expenses.   Marketing expenses were $10.7 million, a decrease of $5.3 million or 33.2% compared to the same period in 2020, due to cost savings initiatives driven by the impact of the pandemic on top line revenue.
General and Administrative Expenses.   General and administrative expenses were $41.7 million, a decrease of $5.1 million or 11.0% compared to the same period in 2020, due to cost saving initiatives driven by the impact of the pandemic on top line revenue.
Depreciation and Amortization.   Depreciation and amortization decreased by 24.9% to $81.3 million for the nine months ended September 30, 2021, compared to the same period in 2020 due to certain kiosks being fully depreciated.
Operating (Loss) Income.   Operating loss for the nine months ended September 30, 2021 was ($99.2) million compared to an operating loss of ($27.8) million for the same period in 2020. The $71.4 million decrease is primarily driven by the net revenue decrease as described above, partially offset by a decrease in direct operating costs.
Net Loss.   Net loss was ($92.9) million for the nine months ended September 30, 2021 compared to net loss of ($39.1) million for the same period in 2020 reflecting the decrease in operating income discussed above, partially offset by lower income taxes for the year.
Adjusted EBITDA.   Adjusted EBITDA was ($6.7) million, a decrease of $116.5 million, compared to Adjusted EBITDA of $109.8 million for the same period in 2020. The decrease is primarily due to decreases in Legacy Business net revenue, partially offset by a decrease in product costs, direct operating costs due to variable direct cost savings and a decrease to both marketing and general and administrative spend through the Company’s cost savings initiatives.
Segment Discussion
Legacy Business
Results
Dollars in thousands	Nine Months Ended September 30,		Nine Months Ended September 30, 2021 vs 2020
	2021	2020	$	%
Net revenue	$192,025	$433,215	$(241,190)	(55.7)%
Adjusted EBITDA	(8,940)	106,133	(115,073)	(108.4)%
Adjusted EBITDA margin	(4.7)%	24.5%		n.m.

Dollars in thousands	Nine Months Ended September 30,		Nine Months Ended September 30, 2021 vs 2020
	2021	2020	$	%
Physical Theatrical Titles Released	33	63	(30)	(47.6)%
Physical Rentals (in thousands)	47,858	127,226	(79,368)	(62.4)%
Net kiosk rental revenue per physical rental	$3.26	$3.13	$0.13	4.2%
Net Revenue.   Net revenue was $192.0 million, a decrease of $241.2 million or 55.7%, compared to net revenue of $433.2 million during the nine months ended September 30, 2020. Physical movie rentals were negatively impacted by the COVID-19 global pandemic due to a material decline in new movie releases available to consumers resulting from broad-based movie theater closures and a material slowdown in new productions, both beginning in March 2020. Studios either delayed the release of new movies into future periods or experimented with alternative release strategies, including selling movies directly to streaming services, which resulted in fewer titles being released at the kiosk. The material decline in new movie releases was compounded by regulatory restrictions on retail stores intended to prevent the spread of COVID-19, meaningfully reducing customer traffic. The timing of new releases impacts the amount of time within the fiscal year Redbox has to monetize a title. As titles release later in the year, the following fiscal year will benefit from the new release. With a number of new releases occuring at the end 2021, the bulk of the benefit will occur in 2022. The Company experienced 47.6% fewer theatrical titles released at the kiosk physically versus the same period in 2020. The decrease in revenue primarily resulting from the kiosk rental declines year over year, down 62.4%, is partially offset by a 4.2% increase in rental revenue per physical rental.
As COVID-19 restrictions begin to ease, the Company expects studios to continue to sell titles directly to streaming services from time to time, but may be less likely going forward with the reopening of theatrical exhibitors and the opportunity to achieve higher returns for both studios and artists. As a result, recently a number of titles either were pushed to release theatrically later in 2021 or into 2022. Due to the delay from theatrical to home entertainment, most of these title shifts from 2021 to 2022 did not impact the Company’s release expectations for 2022 but may delay the quarter in which the Company is able to release a title at the kiosk. The Company is further mitigating the impact of titles sold exclusively to subscription services by building out a library of content via its Redbox Entertainment label. Redbox Entertainment titles are available physically and digitally on Redbox platforms and will also be monetized across other platforms.
Adjusted EBITDA.   Adjusted EBITDA was ($8.9) million, a decrease of $115.1 million compared to $106.1 million in the prior year due to decreases in net revenue, partially offset by a decrease in product costs, direct operating costs due to variable direct cost savings and a decrease to both marketing and general and administrative spend through the Company’s cost savings initiatives.

Digital Business
Results
	Nine Months Ended September 30,		Nine Months Ended September 30, 2021 vs 2020
Dollars in thousands	2021	2020	$	%
Net revenue	$24,347	$31,993	$(7,646)	(23.9)%
Adjusted EBITDA	2,257	3,642	(1,385)	(38.0)%
Adjusted EBITDA margin	9.3%	11.4%		(2.1)%
Net Revenue.   Net revenue was $24.3 million, a decrease of $7.6 million or 23.9%, compared to net revenue of $32.0 million during the nine months ended September 30, 2020. On Demand was hampered as fewer new releases were available compared to the prior year as studios continued to delay new releases and experiment with alternative release strategies throughout the pandemic as discussed previously. The advertising industry was also negatively affected by the impact of COVID-19 as traditional advertisers reduced marketing budgets and spending.
Adjusted EBITDA.   Adjusted EBITDA was $2.3 million, a decrease of $1.4 million, compared to Adjusted EBITDA of $3.6 million during the prior year reflecting a decline in top line revenue, partially offset by reduced operating costs related to moving from an external to internal On Demand platform.
Results of operations for the years ended December 31, 2020, 2019 and 2018
Dollars in thousands	For the years ended December 31,			2020 vs 2019		2019 vs 2018
	2020	2019	2018	$	%	$	%
Net revenue . . . . . . . .	$546,191	$858,370	$1,087,783	$(312,179)	(36.4)%	$(229,413)	(21.1)%
Product cost . . . . . . .	220,999	359,880	439,523	138,881	38.6%	79,643	18.1%
Gross margin . . . . . . .	$325,192	$498,490	$648,260	$(173,298)	(34.8)%	$(149,770)	(23.1)%
Gross margin % . . . . .	59.5%	58.1%	59.6%	1.4%	(1.5)%
Operating expenses:
Direct operating . . . . .	167,090	237,490	274,155	70,400	29.6%	36,665	13.4%
Marketing . . . . . . . . .	21,214	25,813	33,020	4,599	17.8%	7,207	21.8%
General and administrative . . . . .	62,235	67,158	81,529	4,923	7.3%	14,371	17.6%
Depreciation and amortization . . . . . .	136,838	138,274	133,493	1,436	1.0%	(4,781)	(3.6)%
Operating (loss) income . . . . . . . . . .	(62,185)	29,755	126,063	(91,940)	n.m.	(96,308)	(76.4)%
Other expense, net:
Interest expense and other, net . . . . . . . .	(32,522)	(44,578)	(45,155)	12,056	27.0%	577	1.3%
Total interest expense and other, net . . . . .	(32,522)	(44,578)	(45,155)	12,056	27.0%	577	1.3%
(Loss) income before income taxes . . . . . .	(94,707)	(14,823)	80,098	(79,884)	n.m.	(95,731)	(118.3)%
Income tax (benefit) expense . . . . . . . . .	(25,204)	(7,256)	19,455	17,948	n.m.	26,711	137.3%
Net (loss) income . . . .	$(69,503)	$(7,567)	$61,453	$(61,936)	n.m.	$(69,020)	(112.3)%
Adjusted EBITDA(1) . .	$113,776	$195,649	$292,046	$(81,873)	(41.8)%	$(96,397)	(33.0)%
Ending number of kiosks. . . . . . . . . . .	40,026	41,420	41,597	(1,394)	(3.4)%	(177)	(0.4)%
Physical Theatrical Titles Released in Period . . . . . . . . . .	68	140	160	(72)	(51.4)%	(20)	(12.5)%

n.m. not meaningful
(1)
Refer to “Use of Non-GAAP Measures” below for discussion of this measure and related reconciliation.

Year ended December 31, 2020 compared to the year ended December 31, 2019
Net Revenue.   Net revenue was $546.2 million, a decrease of $312.2 million or 36.4%, compared to net revenues of $858.4 million for the year ended December 31, 2019. Physical movie rentals were negatively impacted by the COVID-19 global pandemic due to a material decline in new movie releases available to consumers resulting from broad-based movie theater closures and a material slowdown in new productions, both beginning in March 2020 compounded by regulatory restrictions on retail stores intended to prevent the spread of COVID-19, meaningfully reducing customer traffic. Theatrical release count was 68 compared to 140 in the prior year, a decrease of 51.4%, reflecting the impact of theater closures. The decrease in revenue primarily resulting from the rental decline year over year is partially offset by continued growth in On Demand and other revenue streams such as servicing kiosks and sales of the Company’s previously viewed movies inventory.
Product Cost.   Product Cost was $221.0 million, a decrease of $138.9 million or 38.6%, compared to $359.9 million for the same period in 2019 due to variable cost savings from the reduction in new releases.
Direct Operating Expenses.   Direct Operating expenses were $167.1 million, a decrease of $70.4 million or 29.6%, compared to the same period in 2019 due to lower variable expenses including credit cards fees and retailer revenue share expenses along with reductions in supply chain expense related to fewer titles being released.
Marketing Expenses.   Marketing expenses decreased by 17.8% to $21.2 million for the year ended December 31, 2020 as compared to $25.8 million for the same period in 2019 due to cost savings initiatives driven by the impact of the pandemic on top line revenue.
General and Administrative Expenses. General and administrative expenses were $62.2 million, a decrease of $4.9 million or 7.3%, compared to $67.2 million for the same period in 2019 due to cost savings initiatives driven by the impact of the pandemic on top line revenue.
Depreciation and Amortization.   Depreciation and amortization decreased by 1.0% to $136.8 million for the year ended December 31, 2020 as compared to $138.3 million for the same period in 2019 due to certain kiosks reaching the end of their depreciable useful lives.
Gross Margin.   Gross margin was $325.2 million, a decrease of $173.3 million or 34.8%, compared to gross margin of $498.5 million for the year ended December 31, 2019 due to lower net revenue as discussed above.
Gross margin as a percentage of net revenue increased to 59.5% for the year ended December 31, 2020 as compared to 58.1% for the same period in 2019, reflecting a higher mix of On Demand revenue.
Operating (Loss) Income.   Operating loss for the year ended December 31, 2020 was ($62.2) million compared to operating income of $29.8 million for the same period in 2019. The decrease is primarily driven by the net revenue decrease as described above, partially offset by a decrease in direct operating costs.
During 2020, the Company received $7.0 million in connection with a class action settlement specific to credit card fees.
Net Loss.   Net loss increased $61.9 million to net loss of ($69.5) million during the year ended December 31, 2020, as compared to the same period in 2019. The decline is due to the decrease in operating income as discussed above, partially offset by lower income taxes for the year.
Adjusted EBITDA.   Adjusted EBITDA was $113.8 million, a decrease of $81.9 million or 41.8%, compared to Adjusted EBITDA of $195.6 million for the same period in 2019. The decline is due to decreases in net revenue in the Company’s Legacy Business, partially offset by a decrease in product costs, direct operating costs due to variable direct cost savings and a decrease to both marketing and general and administrative spend through the Company’s cost savings initiatives.

Segment Discussion
Legacy Business
Dollars in thousands	Year ended		2020 vs 2019
	December 31, 2020	December 31, 2019	$	%
Net revenue	$506,437	$838,627	$(332,190)	(39.6)%
Adjusted EBITDA	109,074	197,887	(88,813)	(44.9)%
Adjusted EBITDA margin	21.5%	23.6%		(210)pts
Physical Theatrical Titles Released	68	140	(72)	(51.4)%
Physical Rentals (in thousands)	146,364	250,111	(103,747)	(41.5)%
Net kiosk rental revenue per physical rental	$3.12	$3.12	$—	—%
Net Revenue.   Net revenue was $506.4 million, a decrease of $332.2 million or 39.6%, compared to net revenue of $838.6 million for the year ended December 31, 2019. Physical movie rentals were negatively impacted by the COVID-19 global pandemic due to a material decline in new movie releases available to consumers resulting from broad-based movie theater closures and a material slowdown in new productions, both beginning in March 2020 compounded by regulatory restrictions on retail stores intended to prevent the spread of COVID-19, meaningfully reducing customer traffic. Due to the prolonged impact of theater closures, the year ended December 31, 2021 experienced 51.4% fewer theatrical titles released at the kiosk physically versus the same period in 2019. The decrease in revenue primarily resulting from the rental decline year over year is partially offset by continued growth in other revenue streams such as servicing kiosks and sales of the Company’s previously viewed movies inventory.
Adjusted EBITDA.   Adjusted EBITDA was $109.1 million, a decrease of $88.8 million or 44.9%, compared to Adjusted EBITDA of $197.9 million for the year ended December 31, 2019. The decrease in Adjusted EBITDA is primarily driven by the decrease in net revenue discussed above, partially offset by a decrease in direct operating costs due to variable direct cost savings and a decrease to both marketing and general and administrative spend through the Company’s cost savings initiatives. During 2020, the Company received $7.0 million in connection with a class action settlement specific to credit card fees.
Digital Business
Dollars in thousands	Year ended		2020 vs 2019
	December 31, 2020	December 31, 2019	$	%
Net revenue	$39,754	$19,743	$20,011	101.4%
Adjusted EBITDA	4,702	(2,238)	6,940	n.m.
Adjusted EBITDA margin	11.8%	(11.3)%		n.m.
Net Revenue.   Net revenue was $39.8 million, an increase of $20.0 million or 101%, compared to $19.7 million for the year ended December 31, 2019. The increase in net revenue was driven by a 124.6% increase in the Company’s On Demand business along with a 4.3% increase in the Company’s Media Network business.
Adjusted EBITDA.   Adjusted EBITDA was $4.7 million, an increase of $6.9 million, compared to a loss of ($2.2) million during 2019. The increase in Adjusted EBITDA is driven primarily by the growth in the Company’s On Demand business.
Year ended December 31, 2019 compared to the year ended December 31, 2018
Net Revenue.   Net revenue was $858.4 million, a decrease of $229.4 million or 21.1%, compared to $1.1 billion for the year ended December 31, 2018. The decrease in revenue primarily reflects the impact of fewer new movies releasing at the kiosk driving the rental decline year-over-year. Further the genre strength of new movie releases in 2019 was inferior to the genres released in 2018. Typically action titles have the highest rental potential and there were 36% fewer action titles in 2019. The year-to-date variance partially offset by a 25 cent increase in the daily rental fee of DVDs effective March 29, 2018 and continued growth in On Demand and other revenue streams such as sales of previously viewed movies.
Product Cost.   Product Cost was $359.9 million, a decrease of $79.6 million or 18.1%, compared to $439.5 for the same period in 2018 due to variable cost savings from the reduction in new releases.
Direct Operating Expenses.   Direct Operating expenses decreased by 13.4% to $237.5 million for the year ended December 31, 2019 as compared to $274.2 for the same period in 2018 due to lower variable expenses including credit cards fees and retailer revenue share expenses along with reductions in supply chain expense related to fewer titles being released.
Marketing Expenses.   Marketing expenses decreased by 21.8% to $25.8 million for the year ended December 31, 2019 as compared to $33.0 million for the same period in 2018 due to cost savings initiatives.
General and Administrative Expenses. General and administrative expenses decreased by 17.6% to $67.2 million for the year ended December 31, 2019 as compared to $81.5 for the same period in 2018 due to cost savings initiatives.
Depreciation and Amortization.   Depreciation and amortization increased by 3.6% to $138.3 million for the year ended December 31, 2019 as compared to $133.5 for the same period in 2018 due to certain kiosks reaching the end of their depreciable useful lives.
Gross Margin.   Gross margin was $498.5 million, a decrease of $149.8 million or 23.1%, compared to gross margin of $648.3 million for the year ended December 31, 2018. The decrease in gross margin is due to the decrease in lower net revenue as discussed above.
Gross margin as a percentage of net revenue decreased to 58.1% for the year ended December 31, 2019 as compared to 59.6% for the same period in 2018. In addition to the demand impacts on net revenue as discussed above, a number of external factors, including individual studio release slates as well as timing of individual releases within the period and the mix of content performance depending on the source of content acquisition can impact margin.
Operating Income.   Operating income decreased $96.3 million during the year ended December 31, 2019 compared to the same period in 2018. The decrease is primarily driven by a decrease in gross margin dollars as described above partially offset by decreases in direct operating costs, general and administrative and marketing expenses. Direct operating spend was lower than the prior year primarily due to variable direct cost savings. The Company also had lower marketing expenses in 2019 as it optimized spend after testing investments, like television advertising campaigns in 2018.
Net (Loss) Income.   Net loss was ($7.6) million for the year ended December 31, 2019 compared to net income of $61.5 million for the year ended December 31, 2018. The decline is due to the decrease in operating income as discussed above, partially offset by lower income taxes for the year.
Adjusted EBITDA.   Adjusted EBITDA was $195.6 million, a decrease of $96.4 million or 33%, compared to Adjusted EBITDA of $292.0 million for the year ended December 31, 2018. The decrease in Adjusted EBITDA is primarily driven by the decrease in gross margin dollars as described above reflecting fewer new movies released at the kiosk along with genre strength versus 2018, partially offset by decreases in direct operating costs, general and administrative and marketing expenses.

Segment Discussion
Legacy Business
Dollars in thousands	Year ended		2019 vs 2018
	December 31, 2019	December 31, 2018	$	%
Net revenue	$838,627	$1,077,731	$(239,104)	(22.2)%
Adjusted EBITDA	197,887	289,765	(91,878)	(31.7)%
Adjusted EBITDA margin	23.6%	26.9%		(330)pts
Physical Theatrical Titles Released	140	160	(20)	(12.5)%
Physical Rentals (in thousands)	250,111	324,362	(74,251)	(22.9)%
Net kiosk rental revenue per physical rental	$3.12	$3.14	$(0.02)	(0.5)%
Net Revenue.   Net revenue was $838.6 million, a decrease of $239.1 million or 22.2%, compared to net revenues of $1.1 billion for the year ended December 31, 2018. The decrease in revenue was driven by fewer theatrical releases in 2019 versus 2018. The quality of titles in 2018 was incredibly strong with 36% more large action titles. The resulting year-over-year rental decline was partially offset by continued growth in other revenue streams such as sales of previously viewed movies.
Adjusted EBITDA.   Adjusted EBITDA was $197.9 million, a decrease of $91.9 million or 31.7%, compared to Adjusted EBITDA of $289.8 million for the year ended December 31, 2018. The decrease in Adjusted EBITDA is driven by a decrease in gross margin dollars, partially offset by decreases in direct operating costs, general and administrative and marketing expenses. Direct operating spend was lower than the prior year primarily due to variable direct cost savings. The Company also had lower marketing expenses in 2019 as it optimized spend after testing investments, like television advertising campaigns in 2018.
Digital Business
Dollars in thousands	Year ended		2019 vs 2018
	December 31, 2019	December 31, 2018	$	%
Net revenue	$19,743	$10,052	$9,691	96.4%
Adjusted EBITDA	(2,238)	2,281	(4,519)	n.m.
Adjusted EBITDA margin	(11.3)%	22.7%		n.m.
Net Revenue.   Net revenue was $19.7 million, an increase of $9.7 million or 96.4%, compared to net revenue of $10.1 million for the year ended December 31, 2018. The increase was driven by a 134% increase in the Company’s On Demand business and 21% increase in the Company’s Media Network business.
Adjusted EBITDA.   Adjusted EBITDA decreased $4.5 million to a loss of $2.2 million for the year ended December 31, 2019, compared to Adjusted EBITDA of $2.3 million during 2018. The decrease in Adjusted EBITDA is driven primarily by one-time new project costs that were incurred in 2018 that were excluded from the calculation of Adjusted EBITDA.
Use of Non-GAAP Measures
The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA adjusts EBITDA by excluding the results of business optimization costs, one-time non-recurring costs, new business start-up costs, restructuring related costs and results of the Company’s former video game business which was discontinued in December 2019. Neither EBITDA nor Adjusted EBITDA are presented in accordance with GAAP.
The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believes these measures are useful in eliminating certain items to focus on what it deems to be indicators of operating performance. EBITDA and Adjusted EBITDA are also used by many of the Company’s investors, securities analysts, and other interested parties in evaluating operational and financial performance as well as debt service capabilities. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that the Company uses internally for operational decision-making, budgeting, and assessing performance.
EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP. Investors should review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, as defined by Redbox, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.
Adjusted EBITDA is calculated as follows:
	Nine Months Ended September 30,		Year ended December 31,
Dollars in thousands	2021	2020	2020	2019	2018
Net (loss) income	$(92,938)	$(39,135)	$(69,503)	$(7,567)	$61,453
Depreciation and amortization	81,317	108,316	136,838	138,274	133,493
Interest and other expense, net	24,687	24,848	32,522	44,578	45,155
Income tax (benefit) expense	(30,903)	(13,477)	(25,204)	(7,256)	19,455
EBITDA	(17,837)	80,552	74,653	168,029	259,556
Adjustments to EBITDA:
Business optimization(a)	5,605	15,142	19,011	7,687	1,227
One-time non-recurring(b)	2,737	5,934	10,600	5,482	13,229
New business start-up costs(c)	1,004	4,821	6,041	3,793	10,060
Restructuring related(d)	1,808	3,326	3,471	4,432	625
Discontinuation of games business(e)	—	—	—	6,226	7,349
Adjusted EBITDA	$(6,683)	$109,775	$113,776	$195,649	$292,046

(a)
Business optimization costs include employee retention costs, IT costs as well as consulting costs for certain projects. Retention costs for the years ended 2020 and 2019 were $13.9 million and $3.0 million, respectively. In 2020, retention awards were paid out to all employees in light of the COVID pandemic and were in lieu of the Company’s short-term incentive program. IT costs of $4.8 million and $3.8 million were incurred in 2020 and 2019 respectively. The Company’s IT project is a complete restructuring of the Company’s technologies as it to moves to a cloud-based infrastructure.

(b)
Includes costs related to project costs and initiatives, as well as bank, legal and other fees in connection with the Company’s debt financing activities.

(c)
Includes costs to support the Company’s On Demand and AVOD offerings, along with costs related to the Company’s service and media network businesses.

(d)
Restructuring related costs include such items as employee severance charges and costs incurred related to removing kiosks.

(e)
Reflects EBITDA of the Company’s former video games business, which was wound down in December, 2019.

Liquidity and Capital Resources
The Company’s primary sources of liquidity are from cash on hand, cash flow generated from operations, and amounts available under its Revolving Credit Facility. The Company believes that cash flows from operations, the cash and cash equivalents on the balance sheet, and its ability to borrow under its Revolving Credit Facility, will be sufficient to fund its cash requirements and capital expenditure needs for at least the next 12 months. After that time, the extent of additional financing needs, if any, will depend on the success of its business. If the Company generates lower than anticipated revenue or operating results, then cash needs may increase. Furthermore, future capital requirements will depend on a number of factors, including consumer use of the Company’s products and services, the type and scope of product and service enhancements, the cost of developing potential new product and service offerings, and enhancements, and cash required to fund potential future investment or to fund the Company’s debt obligations.
The Company expects to seek opportunities to issue additional shares of Class A common stock to raise additional cash or in satisfaction of its obligations, although there can be no assurances that any such issuances will occur. To the extent that the Company issues additional shares of Class A common stock, the existing securityholders of the Company would experience dilution and any such issuances may have an impact on the market price of our Class A common stock and warrants.
In response to the prolonged impacts of COVID-19, the Company has improved its financial flexibility by amending its Senior Facilities, which among other things, removes all financial covenants, defers principal amortization payments until the maturity date, extends the maturity date to April 2024, and provides the Company with the ability to pay interest in cash or PIK interest for each interest period ending on or prior to December 31, 2022, subject to certain liquidity thresholds.
Additionally, the Company has taken and continues to take actions to reduce expenses and manage working capital to preserve cash on-hand. These actions include, but are not limited to:
•
managing labor hours spent on field and servicing operations based upon inventory levels and demand;

•
extending payment terms with vendors;

•
delay hiring for non-critical roles;

•
delay timing on merit increases;

•
reduce long-term incentive compensation; and

•
limit capital spending.

As of September 30, 2021, the Company’s cash, cash equivalents and restricted cash increased $4.3 million to $13.2 million from the December 31, 2020 balance of $8.9 million. As of September 30, 2021, amounts outstanding under the Company’s Term Loan Facility and revolving credit facilities were $330.7 million and $36.8 million, respectively. For additional information see Note 6: Debt in Redbox’s Notes to Consolidated Financial Statements . In connection with the Business Combination on October 22, 2021, the Company repaid $15.0 million outstanding under the Revolving Credit Facility and $35.0 million outstanding under the Term Loan Facility.
On a pro forma basis, assuming the Business Combination closed on that date, the Company’s cash, cash equivalents and restricted cash would have amounted to $40.4 million at September 30, 2021. See “Unaudited Pro Forma Combined Financial Information” included elsewhere in this prospectus.
On October 20, 2017, Redbox Automated Retail, LLC (“RAR”) entered into a credit agreement (“Credit Agreement”), which provided for:
•
a first lien term loan facility (the “Term Loan B”), in an original aggregate principal amount of $425.0 million, with a five-year maturity; and

•
a first lien revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Facilities”), in an aggregate principal amount of up to $30.0 million, with a five-year maturity.

The Term Loan B was made available to RAR immediately upon closing and was used in part to retire all $280.0 million of the Company’s existing debt and to settle closing costs associated with the new Term Loan B totaling $19.5 million of which $4.6 million was paid to Apollo Global Securities, LLC, an affiliate of Apollo, for services provided in connection with the financing. The balance of the Term Loan B proceeds were used towards a dividend, occurring on the same day, with total dividend of $160.0 million to equity holders of RAR. Additionally, at the execution of the new Credit Agreement, RAR wrote-off unamortized deferred financing costs of $21.7 million related to the extinguishment of the entire debt under the prior credit agreement.
On September 7, 2018, RAR entered into an Incremental Assumption and Amendment Agreement (the “Amendment”) to the Credit Agreement. The Amendment provided for, among other things, (i) an incremental Term B-1 Loan (“Term Loan B-1”) in an original aggregate principal amount of $85.8 million and (ii) the payment of one or more restricted payments to shareholders of RAR in an aggregate amount not to exceed $115.0 million. The proceeds received from the Amendment along with cash flow from the business were used towards a dividend distribution to equity holders of RAR totaling $115.0 million that was paid within five business days of September 7, 2018, and to pay fees and expenses in connection with the Amendment totaling $3.7 million. The additional loan under Term Loan B-1 had terms identical to the original Term Loan B, except to account for the incremental principal amount within the quarterly amortization payment schedule and to reset call protection on the Term Loan B-1.
On September 30, 2020, RAR entered into the second amendment to its Credit Agreement (the “Second Amendment”) to, among other things, to increase the total net leverage covenant during the remaining term of the Credit Agreement and revise the quarterly amortization payment schedule.
On December 28, 2020, RAR entered into a third amendment to its Credit Agreement (the “Third Amendment”). The amendment deferred the December 2020 amortization payment to March 2021.
As of December 31, 2020, RAR’s Senior Facilities matured on October 20, 2022, and subsequent to the Amendment, Second Amendment and Third Amendment consisted of:
•
a first lien term loan B facility, in an original aggregate principal amount of $425.0 million;

•
a first lien term loan B-1 facility, in an original aggregate principal amount of $85.8 million; and

•
a first lien revolving credit facility, in an aggregate principal amount of up to $30.0 million.

On December 29, 2020, Redbox Entertainment, LLC entered into a four-year, $20.0 million revolving credit facility with Union Bank (the “Union Revolving Credit Facility”). The facility is used exclusively to pay for minimum guarantees, license fees and related distribution expenses for original content obtained under the Company’s Redbox Entertainment label. Borrowings outstanding under the Union Revolving Credit Facility as of September 30, 2021 and December 31, 2020 were $4.6 million and $2.55 million, respectively.
Borrowings under the Union Revolving Credit Facility will bear interest at either the alternate base rate or LIBOR (based on an interest period selected by the Company of one month, three months or six months) in each case plus a margin. The alternate base rate loans bear interest at a per annum rate equal to the greatest of (i) the base rate in effect on such day, (ii) the federal funds effective rate in effect on such day plus 1∕2 of 1.0%, and (iii) daily one month LIBOR plus 1.0%. The revolving credit facility borrowings that are LIBOR loans bear interest at a per annum rate equal to the applicable LIBOR plus a margin of 0.50%. The borrowing interest rate for the Union Revolving Credit Facility was 4.25% as of September 30, 2021 and December 31, 2020, respectively.
In addition to paying interest on outstanding principal under the Union Revolving Credit Facility, Redbox Entertainment, LLC is required to pay a commitment fee at a rate equal to 0.50% per annum to the lenders in respect of the unutilized commitments thereunder.
On January 29, 2021, RAR entered into an amendment to its Credit Agreement (the “Fourth Amendment”). The Fourth Amendment provided for, among other things, (i) deferral of principal amortization payments until the maturity date, (ii) extension of the maturity date to April 2023, (iii) at the

Company’s election, subject to certain liquidity thresholds, payment PIK interest, and, (iv) removal of all financial covenant requirements.
In addition, under the Fourth Amendment RAR incurred an incremental first lien term loan B-2 facility (“Term Loan B-2” and, together with Term Loan Bs and Term Loan B-1’s, the “Term Loan Facility”) in an aggregate principal amount of $25.0 million which was provided by New Outerwall Inc. The loan was subsequently assigned to Aspen Parent, Inc. Aspen Parent, Inc. indirectly owns 100% of the equity of the Company and is therefore a related party of the Company. The proceeds from the loan will be used for general corporate purposes.
Pursuant to the Fourth Amendment, interest is payable on the Senior Facilities entirely in cash or, for a specified period, could be paid by increasing the principal amount of the Senior Facilities (PIK Interest), or through a combination of cash and PIK interest, subject to certain liquidity thresholds. Borrowings under the Senior Facilities bear interest at a rate at RAR’s option, either (a) a London Interbank Offer Rate (“LIBOR”) determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 1.00% floor in the case of term loans or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50% per annum, (ii) the prime rate quoted by The Wall Street Journal (or another national publication selected by the administrative agent) and (iii) the one-month adjusted LIBOR plus 1.00% per annum, in each case plus an applicable margin. The applicable margin for borrowings under the Senior Facilities is 7.25% with respect to Eurocurrency Borrowings (increasing to 8.25% if PIK Interest is paid) and 6.25% with respect to ABR Borrowings (increasing to 7.25% if PIK Interest is paid).
In addition to paying interest on outstanding principal under the Senior Facilities, RAR is required to pay a commitment fee at a rate equal to 0.50% per annum to the lenders in respect of the unutilized commitments thereunder. RAR is also required to pay customary agency fees.
As of September 30, 2021, December 31, 2020 and December 31, 2019, the borrowing interest rate for the Senior Facilities was 9.25%, 8.25% and 9.05%, respectively.
In connection with the Business Combination, on May 16, 2021, RAR entered into another amendment to its Credit Agreement (the “Fifth Amendment”). The Fifth Amendment, which became effective upon consummation of the Business Combination, provided consent to the planned Business Combination and among other things, extended the Senior Facilities maturity date to October 2023 and subordinated the Term Loan B-2s to the Term Loan Bs and the Term Loan B-1s. In addition, among other things, concurrently with the consummation of the Business Combination, (i) $15.0 million of cash proceeds from the Business Combination were used to pay down outstanding borrowings under the Revolving Credit Facility and (ii) $35.0 million of cash proceeds from the Business Combination were used to pay down outstanding borrowings under the Term Loan Bs and the Term Loan B-1s.
On October 11, 2021, RAR entered into a consent to the Fifth Amendment to make certain additional changes to the Credit Agreement, which became effective upon consummation of the Business Combination, including extending the maturity date of the Senior Facilities to April 20, 2024 and extending the PIK interest option until December 31, 2022 (subject to a minimum pro forma liquidity).
Required minimum principal amortization payments under the Senior Facilities as of the date of this prospectus, are as follows:
Dollars in thousands	Repayment Amount
Remaining 2021	$—
2022	—
2023	—
2024	330,749
Total	$330,749
As noted above, pursuant to the consent agreement to the Fifth Amendment that RAR entered into On October 11, 2021, the maturity date of the Senior Facilities has been extended to April 20, 2024.

In addition, the Senior Facilities require RAR to prepay outstanding term loan borrowings, subject to certain exceptions, with:
•
a certain percentage set forth in the Credit Agreement governing the Senior Facilities of RAR’s annual excess cash flow, as defined under the Senior Facilities;

•
a certain percentage of the net cash proceeds of certain non-ordinary course asset sales, other dispositions of property or certain casualty events, in each case subject to certain exceptions and reinvestment rights; and

•
the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the Senior Facilities.

RAR may voluntarily repay outstanding loans that are funded solely by internally generated cash from business operations under the Senior Facilities at any time, without prepayment premium or penalty, except customary “breakage” costs with respect to LIBOR rate loans.
All obligations under the Senior Facilities are unconditionally guaranteed by each of RAR’s existing and future direct and indirect material, wholly-owned domestic subsidiaries, subject to certain exceptions and the direct parent of RAR. The obligations are secured by a pledge of substantially all of RAR’s assets and those of each guarantor, including capital stock of the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to certain exceptions, and its capital stock owned by RAR’s direct parent. Such security interests consist of a first-priority lien with respect to the collateral.
All obligations under the Union Revolving Credit Facility are guaranteed by all direct and indirect wholly owned subsidiaries of the Company’s Redbox Entertainment entity.
As of the period ended September 30, 2021, the Company was in compliance with all applicable loan covenants.
Historical Cash Flows
	Nine Months Ended September 30,		Year ended December 31,
Dollars in thousands	2021	2020	2020	2019	2018
Net cash (used in) / provided by operating activities	$(10,781)	$36,878	$29,693	$102,797	$185,450
Net cash used in investing activities	(9,647)	(16,113)	(19,042)	(31,765)	(41,763)
Net cash provided by / (used in) financing activities	24,659	(22,695)	(9,102)	(74,100)	(142,424)
Total change in cash, cash equivalents and restricted cash	$4,231	$(1,930)	$1,549	$(3,068)	$1,263
Operating Activities
Net cash used by operating activities during the nine months ended September 30, 2021 was $10.8 million compared to $36.9 million net cash provided for the nine months ended September 30, 2020. The $47.7 million decrease in operating cash flows was primarily driven by the following:
•
$53.8 million decrease in net income;

•
$1.3 million decrease in net cash inflows from changes in working capital primarily due to the timing of payments on content obligations at the end of each period presented, and the impact from various other operating balances including income tax obligations due to quarterly payment extensions; and

•
$7.4 million increase in net non-cash income and expense included in net income primarily due to higher depreciation, deferred financing costs and deferred income tax benefit related to the non-cash amortization of intangible assets that are not deductible for tax purposes.

Net cash provided by operating activities during the year ended December 31, 2020 was $29.7 million compared to $102.8 million for the year ended December 31, 2019. The $73.1 million decrease in operating cash flows was primarily driven by the following:
•
$61.9 million decrease in net income;

•
$3.8 million decrease in net non-cash income and expense included in net income primarily due to the deferred income tax benefit related to the non-cash amortization of intangible assets that are not deductible for tax purposes; and

•
$7.4 million decrease in net cash inflows from changes in working capital primarily due to a decrease in the trade payables, partially offset by lower receivables and a decrease in the content library due to lower content spend in 2020.

Net cash provided by operating activities during the year ended December 31, 2019 was $102.8 million compared to $185.5 million for the year ended December 31, 2018. The $82.7 million decrease in operating cash flows was primarily driven by the following:
•
$69.0 million decrease in net income; and

•
$10.6 million decrease in net cash inflows from changes in working capital primarily due to a decrease in the accrued liabilities, partially offset by lower receivables and a decrease in the content library due to lower content spend in 2019; and

•
$3.1 million decrease in net non-cash income and expense included in net income primarily due to the deferred income tax benefit related to the non-cash amortization of intangible assets that are not deductible for tax purposes.

Investing Activities
Investing activities reflect a $9.6 million net use of cash during the nine months ended September 30, 2021 compared to $16.1 million net use of cash during the nine months ended September 30, 2020. The decrease is due to less capital expenditures in the current year, primarily on the Company’s kiosk infrastructure.
Investing activities reflect a $19.0 million net use of cash during the year ended December 31, 2020 compared to $31.8 million net use of cash during the year ended December 31, 2019. The decrease is due to less capital expenditures in 2020 compared to 2019, primarily on the Company’s kiosk infrastructure.
Investing activities, driven by capital expenditures, reflect a $31.8 million net use of cash during the year ended December 31, 2019 compared to $41.8 million during the year ended December 31, 2018 as the Company actively worked to maximize cash flow by prioritizing capital intensive kiosk and digital initiatives.
Financing Activities
Net cash provided by financing activities was $24.7 million during the nine months ended September 30, 2021 compared to net cash used in financing activities of $22.7 million for the nine months ended September 30, 2020. The $47.4 million decrease of cash used in financing activities is primarily due to the deferral of quarterly principal payment obligations.
Net cash used in financing activities was $9.1 million during the year ended December 31, 2020 compared to net cash used in financing activities of $74.1 million for the year ended December 31, 2019. The $65.0 million decrease of cash used in financing activities is primarily due to a reduction of quarterly principal obligations that went into effect beginning in September 2020, and cash inflows from $32.6 million in revolver borrowings during 2020.
Net cash used in financing activities was $74.1 million during the year ended December 31, 2019 compared to net cash used in financing activities of $142.4 million for the year ended December 31, 2018. The $68.3 million decrease of cash used in financing activities is primarily due to $115.0 million of dividend payments made during the third quarter of 2018 in connection with the refinancing of the Company’s debt as described in “Note 6: Debt” in Redbox’s Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Contractual Payment Obligations
As of September 30, 2021, the Company’s contractual obligations are not materially different from the contractual obligations described below as of December 31, 2020.
Dollars in thousands	2021	2022	2023	2024	2025 & Beyond	Total
Long-term debt(1)	$—	$—	$281,563	$—	$—	$281,563
Contractual interest on long-term debt(1)	36,590	29,978	9,291	—	—	75,859
Revolving credit facilities(1)	—	—	32,550	—	—	32,550
Capital lease obligations(2)	2,836	1,895	470	27		5,228
Operating lease obligations, net(2)	2,591	1,994	1,614	923	546	7,668
Asset retirement obligations(4)	—	—	—	—	8,556	8,556
Minimum estimated movie content commitments(2)	38,319	21,469	—	—	—	59,788
Other(5)	2,279	149	—	—	—	2,428
Total(3)	$82,615	$55,485	$325,488	$950	$9,102	$473,640

(1)
See Note 6: Debt and Note 15: Subsequent Events in Redbox’s Notes to Consolidated Financial Statements included elsewhere in this prospectus.

(2)
See Note 11: Commitments and Contingencies in Redbox’s Notes to Consolidated Financial Statements included elsewhere in this prospectus.

(3)
Income tax liabilities for uncertain tax positions were excluded as the Company is not able to make a reasonably reliable estimate of the amount and period of related future payments. As of December 31, 2020, the Company had $2.2 million of gross unrecognized tax benefits for uncertain tax positions.

(4)
Asset retirement obligations represent estimated amounts the Company is obligated to pay to return the space a kiosk occupies to its original condition upon removal of a kiosk and are presented as occurring in 2025 and beyond as the timing of kiosk removals cannot be reasonably determined. The amount is included as a component of Other long term liabilities on the Consolidated Balance Sheets.

(5)
Balance represents primarily firm commitments for service parts for kiosk maintenance/repairs/upgrades, and expenditures related to information technology.

Off-Balance Sheet Arrangements
Other than certain contractual arrangements listed above, the Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on its financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources. For additional information see Note 11: Commitments and Contingencies in Redbox’s Notes to Consolidated Financial Statements included elsewhere in this prospectus.
Inflation
The Company is beginning to see impacts of inflation in various areas of its business, including but not limited to, fuel, labor, parts, insurance, and shippng. We except to see inflationary pressures continue into 2022.
Critical Accounting Policies
The Company’s Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America and include amounts based on management’s prudent judgments and estimates. Actual results may differ from these estimates. Management believes that any reasonable deviation from those judgments and estimates would not have a material impact on the Company’s consolidated financial position or results of operations. To the extent that the estimates used differ from actual results, however, adjustments to the Consolidated Statements of Operations and corresponding

Consolidated Balance Sheets accounts would be necessary. These adjustments would be made in future periods. Some of the more significant estimates include goodwill, long-lived assets impairment, content library, and income taxes. The Company uses the following methods to determine its estimates:
Goodwill Impairment — In line with ASC 350, Intangibles — Goodwill and Other, goodwill is evaluated for impairment annually during the fourth quarter, or more frequently if a triggering event occurs or circumstances change that could more likely than not reduce the fair value of a reporting unit below its carrying value. As part of the Company’s impairment analysis, fair value of a reporting unit is determined using both the income and market approaches. The income approach requires management to estimate a number of factors for each reporting unit, including projected future operating results, economic projections, anticipated future cash flows and discount rates. The market approach estimates fair value using comparable marketplace fair value data from within a comparable industry grouping.
During the fourth quarter of 2020, the Company completed a quantitative impairment analysis for goodwill related to its Legacy reporting unit, as a result of the significant impact of COVID- 19 on its financial performance. Based on this analysis, the Company concluded the fair value of its Legacy reporting unit exceeded its carrying value by approximately 14% and as such, no impairment charge was recorded.
The determination of the fair value of the Company’s reporting units requires the Company to make significant estimates and assumptions including the business and financial performance of the Company’s reporting units, as well as how such performance may be impacted by COVID-19. These estimates and assumptions primarily include, but are not limited to: the selection of appropriate peer group companies, control premiums appropriate for acquisitions in the industries in which the Company competes, discount rates, terminal growth rates, forecasts of revenue, operating income, depreciation, amortization and capital expenditures, including considering the impact of COVID-19. Certain events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately affect the estimated fair values of the Company’s reporting units include such items as: (i) a decrease in expected future new release movie titles resulting from the prolonged effects of the COVID-19 pandemic (ii) an increase in competition across streaming platforms resulting in fewer titles available at Redbox or fewer rental transactions and (iii) the inability to achieve cost savings or growth initiative targets within an expected timeframe.
Although the Company believes its estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions, including the impact of COVID- 19, could have a significant impact on either the fair value of the reporting units, the amount of any goodwill impairment charges, or both. These estimates can be affected by a number of factors including, but not limited to, the impact of COVID-19, its severity, duration and its impact on global economies, general economic conditions as well as the Company’s profitability. The Company will continue to monitor these potential impacts, including the impact of COVID-19 and economic, industry and market trends and the impact these may have on its Legacy and Digital reporting units. See Note 4: Goodwill, in Redbox’s Notes to Consolidated Financial Statements included elsewhere in this prospectus.
Lives and Recoverability of Equipment and Other Long-Lived Assets — The Company evaluates the estimated remaining life and recoverability of equipment and other assets, including intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Factors that would indicate potential impairment include, but are not limited to, significant decreases in the market value of the long-lived asset(s), a significant change in the long-lived asset’s use or physical condition, and operating or cash flow losses associated with the use of the long-lived asset. When there is an indication of impairment, management prepares an estimate of future undiscounted cash flows expected to result from the use of the asset and its eventual disposition to test recoverability. If the sum of the future undiscounted cash flows is less than the carrying value of the asset, it indicates that the long- lived asset is not recoverable, in which case the Company will then compare the estimated fair value to its carrying value. If the estimated fair value is less than the carrying value of the asset, the Company recognizes the impairment loss and adjusts the carrying amount of the asset to its estimated fair value.
The determination of the fair value of the Company’s assets requires management to estimate a number of factors including anticipated future cash flows and discount rates. Although the Company believes these estimates are reasonable, actual results could differ from those estimates due to the inherent uncertainty involved in making such estimates.
Content Library — Content library is comprised of movies available for rent or purchase through the Company’s kiosks as well as movies acquired through the Company’s Redbox Entertainment label.
For movies available for rent or purchase through the Company’s kiosks, movie content is obtained primarily through revenue sharing agreements and license agreements with studios, as well as through distributors and other suppliers. The cost of content mainly includes (1) the costs paid to studios and other vendors to acquire content including revenue share as applicable, (2) costs incurred to label, sort, and ship content to the Company’s kiosks for merchandising, (3) costs incurred to destroy content after use if required under contractual arrangements with studios and (4) indirect taxes, if applicable. For content the Company expects to sell, management determines an estimated salvage value. Content salvage values are estimated based on the historical sales activity. The cost of each title is capitalized and amortized to its estimated salvage value using rental decay curves. Rental decay curves are based on historical performance of movies over their useful lives to allocate content library costs to the periods over which the related revenue are earned. Given the steepness of the rental decay curve, amortization of the content library is recorded on an accelerated basis with substantially all of the content library cost recognized within the first year. The rental decay curves and salvage value of the Company’s content library are periodically reviewed and evaluated.
For movies acquired through the Company’s Redbox Entertainment label, costs include (1) the costs to acquire content, (2) manufacturing costs and (3) supply chain costs. These costs are capitalized as they are incurred and amortized in proportion to the current year’s revenue as a percentage of management’s estimate of total ultimate revenue, not to exceed the life of the acquired rights. Ultimate revenue estimates are periodically reviewed and adjustments, if any, will result in changes to amortization rates.
Income Taxes — The Company’s income tax expense, deferred tax assets and deferred tax liabilities, and liabilities for unrecognized tax benefits reflect management’s best estimate of current and future taxes to be paid. The Company is subject to income taxes in the United States and Puerto Rico. Significant judgment and estimates are required in the determination of the consolidated income tax expense.
Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In evaluating its ability to recover its deferred tax assets, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies, and results of recent operations. In projecting future taxable income, the Company begins with historical results and incorporates assumptions about the amount of future pretax operating income adjusted for items that do not have tax consequences. The assumptions about future taxable income require the use of significant judgment and are consistent with the plans and estimates the Company uses to manage the underlying businesses. In evaluating the objective evidence that historical results provide, the Company considers three years of cumulative operating income (loss).
As of December 31, 2020, the Company has state tax credit carryforwards of $1.1 million which will expire at various dates between 2021 and 2024. The Company believes that it is more likely than not that the benefit from the majority of these state tax credits carryforwards will not be realized. In recognition of this risk, the Company provided a valuation allowance of $1.0 million on the deferred tax assets related to these state tax credit carryforwards.
The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across its operations. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.
The Company (1) records unrecognized tax benefits (“UTB’s”) as liabilities in accordance with ASC 740 and (2) adjusts these liabilities when its judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from management’s current estimate of the UTB liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.
At December 31, 2020 and 2019, the liabilities related to total unrecognized tax benefits were $2.2 million and $1.9 million, respectively, all of which would have an impact on the effective tax rate if recognized. Accrued interest and penalties associated with uncertain tax positions was $0.0 million and $0.3 million, for each of the years ended December 31, 2020 and 2019, respectively. The Company believes that it is reasonably possible that approximately $1.3 million of its currently remaining UTBs, may be recognized by the end of 2021 as a result of a lapse of the statute of limitations.
For additional information see Note 12: Income Taxes in Redbox’s Notes to Consolidated Financial Statements included elsewhere in this prospectus.
Recent Accounting Pronouncements
See Note 1: Summary of Significant Accounting Policies, in Redbox’s Notes to Consolidated Financial Statements included elsewhere in this prospectus.
Quantitative and Qualitative Disclosures about Market Risk
The Company is exposed to market risks in the ordinary course of its business. These risks primarily consist of fluctuations in interest rates.
The Company manages these risks primarily by managing the amount, sources, and duration of its debt funding and by using various derivative financial instruments such as interest rate hedges. The Company enters into derivative instruments with trusted and diverse counterparties to reduce credit risk. These derivative instruments are strictly used for risk management purposes and, accordingly, are not used for trading or speculative purposes.
Interest Rate Risks
The Company is exposed to interest rate volatility with regard to its Term Loan Facility. The Company manages this interest rate risk by entering into interest rate derivative agreements to attempt to hedge the variability of future interest payments driven by fluctuations in interest rates.
The Company continually assesses interest rate sensitivity to estimate the impact of rising short-term interest rates on its variable rate debt. The Company’s interest rate risk management strategy is focused on limiting the impact of interest rate changes on earnings and cash flows to lower its overall borrowing cost. Historically, the Company has maintained the majority of its overall interest rate exposure on a fixed-rate basis. In order to achieve this, the Company has entered into derivative financial instruments such as interest rate swap agreements when appropriate and will continue to do so as appropriate. See Note 7: Derivatives, in Redbox’s Notes to Consolidated Financial Statements included elsewhere in this prospectus for additional information about interest rate risks managed through derivative activities and notional amounts of underlying hedged items.

BUSINESS
Overview
Redbox is an established brand and leading provider in the home entertainment market in the United States. The Company is focused on providing its customers with the best value in entertainment and the most choice in how they consume it, through physical media and/or digital services. Redbox is undergoing a significant business expansion and digital transformation. The Company has transitioned from a pure-play DVD rental company to a multi-faceted entertainment company that provides tremendous value and choice by offering DVD rentals as well as multiple digital products across a variety of content windows including transactional (TVOD), ad-supported (AVOD), and subscription (SVOD) and being a distributor of feature films with a growing library of original content. Redbox currently conducts its business through two operating segments: (1) Legacy Business and (2) Digital Business.
For its Legacy Business, the Company operates a nationwide network of approximately 40,000 self-service kiosks where consumers can rent or purchase new-release DVDs and Blu-ray DiscsTM (“movies”). The Company also generates service revenue by providing installation, merchandising and break-fix services to other kiosk businesses. Finally, the Company also produces, acquires, and distributes movies exclusively through its film distribution label, Redbox Entertainment, LLC, providing rights to talent-led films that are distributed across Redbox services as well as through third party digital services. For its Digital Business, the Company provides both transactional and ad-supported digital streaming services, which include 1) Redbox On Demand, a transactional service which provides digital rental or purchase of new release and catalog movies and TV content, 2) Redbox Free On Demand, an ad-supported service providing free movies and TV shows on demand, and 3) Redbox Free Live TV, a free, ad-supported television service giving access to over 100 linear channels.
Redbox Legacy Business
Redbox’s mission has always been to make it ridiculously cheap and easy for customers to get the home entertainment they want. Redbox provides exceptional customer value with new release movie disc rentals priced at $2 or less a night, about one-third of the cost of a digital rental, which are typically $5.99 or more on digital retail platforms, including Redbox On Demand. Customers have the flexibility to rent a movie from one location and return their rental to any kiosk. Kiosks are located primarily at grocery stores, mass retailers, drug stores, dollar retailers, and convenience stores. With approximately 33,000 locations and more than 150 retail partners, consumers have convenient access to kiosks as part of their routine shopping experiences. Revenue is generated primarily through the fees charged to rent or purchase a movie, and Redbox pays retailers a percentage of the revenue generated at the Redbox kiosks installed at their locations. The Company obtains content through revenue sharing agreements and license agreements with major studios as well as through direct purchases from independent distributors and other suppliers.
With a loyal, differentiated customer base comprised of more than 40 million individuals, the business also benefits from tremendous customer scale and an expansive marketing reach. Redbox’s customers are value-conscious, love movies and entertainment, and tend to be late-adopters of new technology. Given the scale of the existing customer base, the Company has built a sizable marketing program that includes approximately 46 million e-mail subscribers, approximately 6 million SMS subscribers, approximately 45 million mobile app downloads, and an estimated 400 million weekly impressions at retail. In addition, Redbox has built a unique asset in its loyalty and rewards program, Redbox Perks, which currently boasts 40 million members. Customers earn points for their rentals or purchases and can use those points for free rentals in the future. This tiered loyalty program gives the Company the ability to reward their most loyal and valuable customers while providing a currency for incenting increased transaction frequency and other behaviors, such as downloading the Redbox app or trying new products and services. Redbox Perks is a vehicle to provide greater value to value-conscious customers and is central to its marketing and customer strategy. The program is a differentiator in the market and a competitive advantage for Redbox.
Redbox has also established Redbox Entertainment, LLC as a movie distribution label through which the Company acquires North American rights and distributes feature films through Redbox kiosks, Redbox On Demand, third party digital transactional platforms and other streaming services. Redbox Entertainment not only acquires rights to finished films but also commits to slate deals for movies to be produced, giving the

Company input on scripts and/or talent. The Company is able to generate meaningful gross profit from these films through promotional initiatives on its own platform and by selling downstream rights to subscription streaming services. And, because the Company is acquiring long term exclusive rights to these films, Redbox is building a content library which can be used on its Free On Demand (AVOD) and Free Live TV (FLTV) services or further licensed to other streaming platforms in later windows.
In addition, Redbox Entertainment benefits from the Company’s robust rental data and insights into what titles and talent will perform. The Company has released a number of films since 2019 and aims to ramp to releasing 3 new movies per month. The Company has already announced a slate deal with John Wick-producer, Basil Iwanyk, committing to 12 action/ thriller films over the next several years.
Finally, Redbox has a service business, which employs a team of more than 1,000 best-in-class field workers nationwide to manage kiosk installation, merchandising and break-fix services. In addition to maintaining Redbox’s kiosks, the Company’s service team also supports other kiosk businesses. The Company has service agreements with multiple companies that have national and regional kiosk networks and since June of 2020, Redbox has been the primary vendor for Amazon to service their expanding Amazon locker locations. The service business helps mitigate the operational costs of the DVD business while generating incremental margin dollars.
Redbox Digital Business
Redbox is rapidly expanding its digital products and leveraging its customer and marketing scale to grow these businesses. The Company is building a digital ecosystem that consumers can use as a one stop shop for their entertainment needs by engaging with a variety of digital video services within the Redbox app in an integrated, easy-to-use format. This simplifies the customer experience, drives multi-product adoption, and minimizes customer churn. These services span multiple business models including transactional, ad-supported, and in the near future, subscription. The Company’s digital products are available to stream across web browsers, mobile devices, and almost every major consumer device, including streaming media players such as Roku and Apple TV, TVs such as Samsung, LG, Android TV, and VIZIO, and gaming consoles like Xbox and PlayStation.
In December 2017, the Company launched Redbox On Demand, a digital transactional video-on-demand service (TVOD), allowing customers to rent or buy new release and catalog digital movies and television episodes, with new release prices typically ranging from $5.99 to $24.99 and catalog movies from $1.99 to $3.99, not including any discounts. Since 2020, customers have also been able to digitally rent movies that are still in theaters, which is now known as Premium Video-On-Demand service (PVOD). Customers pay a transactional fee to rent or buy content while earning Redbox Perks loyalty points every time they transact. Redbox On Demand has seen rapid growth and adoption with over 3 million customers. That growth has been fueled primarily though leveraging the Company’s own marketing channels including e-mail and SMS and offering rewards points or promos to drive digital customer acquisition. The Company’s marketing reach and existing customer base has resulted in extremely low customer acquisition costs of approximately $3.00, generating rapid digital adoption while keeping overall marketing expense relatively low.
In February 2020, the Company launched Redbox Free Live TV (FLTV), an ad-supported digital linear television service, as a complement to the existing transactional On Demand service. With over 100 linear channels and growing, including three Redbox-branded and programmed channels, Free Live TV gives customers the opportunity to channel surf and find content that interests them. One of the Redbox-branded channels, the Redbox Free Movie Channel, is also currently syndicated to the Roku Channel, LG Channels Plus and Vizio Watchfree services, which drives greater viewership and revenue, and the Company has plans to syndicate this channel to additional services. Free Live TV has already seen significant adoption with more than 8 million users in the first 12 months.
Redbox also recently launched an ad-supported Free On Demand service (AVOD) in December 2020. AVOD gives consumers complete control over when they watch and with the growth of Redbox’s AVOD library, which is now at more than 5,000 movies and TV episodes, consumers have a broad amount of content to choose from. The ad-supported services (FLTV and AVOD) have seen strong growth in engagement as new titles are added and awareness of the offering grows.

The Company is also developing a subscription channels product (SVOD channels), which will give consumers the opportunity to subscribe to multiple third party premium SVOD channels through the Redbox app. Premium SVOD channels will be merchandised alongside the new release transactional content and free ad-supported on demand content. Redbox will simplify the sign-in, content discovery, and billing process for customers by providing an integrated solution through the Redbox app. Further, the Company intends to provide additional value to its customers through bundled offers with loyalty points and/or promotions for discounts at the kiosk to drive customer acquisition and retention.
Finally, Redbox operates a media advertising business which monetizes hundreds of millions of monthly display ad impressions across the mobile app, web, e-mail and kiosk network. The Company drives advertising revenue through a mix of programmatic advertising and direct sales. Direct ad sales for the media above as well as video advertising for Free On Demand and FLTV are driven by an internal sales team and a strategic sales partnership with Screenvision and the Palomino Media Group.
Redbox Competitive Strengths
The Company believes the business is driven by the following competitive differentiators:
1.
Established brand in home entertainment.   With more than 6 billion movies rented over last 18 years, Redbox is a well-known and established brand in the entertainment space. Redbox has a large and highly differentiated customer base of value-conscious customers, many of whom are late-adopters of new technology. This creates a unique opportunity to carve out a differentiated market positioning to attract and retain customers as they adopt digital entertainment options.

2.
Attractive value for new release movies.   At $2.00 or less a night for a new release disc movie rental, Redbox provides one of the best values in entertainment, especially when compared to the typical price of $5.99 for a digital rental of the same title. This is a clear differentiator, especially for value conscious consumers. Customers are usually able to access these movies 80 to 120 days before they become available on subscription streaming platforms which require monthly subscription fees ranging from $5.00 to $15.00 a month depending on the provider. In addition, the majority of those major studio titles will not go to Netflix.

3.
Unique, Loyal and Differentiated Customer Base.   As a result of the price point and retail distribution channels, Redbox has attracted a unique customer base. 71% of the Company’s customers self-identify as “deal hunters,” and Redbox customers have been slower to fully transition to digital. Approximately 70% of the customer base identifies as later adopters of technology and over-indexes on traditional cable TV spend. This unique customer base provides Redbox a great opportunity to tailor its digital products to serve their specific needs as they make a shift to digital over time.

4.
Robust Redbox Perks Program Drives Loyalty and Product Sampling.   The Redbox Perks program allows the Company to reward value-conscious customers with benefits earned through loyalty points every time they transact. Those points can then be redeemed for free rentals in the future, driving greater loyalty and engagement. With 40 million members, the Redbox Perks program is truly unique in its offering and scale and becomes a competitive advantage when driving new customer adoption of digital services and minimizing customer churn. The Perks points not only incentivize users to create log-in credentials and opt-in to marketing communications, but they can also be used to encourage further customer engagement such as increased transactional frequency, downloading the mobile app, or trialing new digital services such as Redbox FLTV or Redbox On Demand.

5.
Marketing Scale and Expansive Geographic Reach Helps Drive Physical to Digital Conversion.    Redbox has made significant investments in marketing initiatives including Redbox Perks, data analytics and customer relationship management (CRM). With approximately 46 million e-mail subscribers, approximately 6 million SMS subscribers and deep customer transactional and behavioral data, Redbox has a distinct advantage in driving new digital customers at minimal cost while simultaneously reinforcing the physical business. With the introduction of multiple new digital products in 2020, the Company is leveraging its kiosk network to drive awareness and trial of its digital services. The Company’s kiosks provide an expansive marketing platform through an estimated 400 million weekly impressions.
6.
Multiple Revenue Streams to Support Future Growth.   In addition to the revenue that is generated through both rentals and sales of movies at its kiosks, the Company has created multiple complementary revenue streams to drive future growth (TVOD, FLTV, AVOD, SVOD Channels, Redbox Entertainment, service business, and digital media and advertising). These diversified revenue streams not only create a larger total addressable market, but also help to de-risk investment in the Company, as successes in any one business are reinforcing and additive to the other businesses. This enables Redbox’s continued growth and allows for greater flexibility to drive more customers, create market leverage, or reduce costs.

7.
Built-in distribution for Redbox Entertainment titles allow the Company to secure and profitably release titles.   Redbox is able to profitably acquire titles through Redbox Entertainment given the built in distribution that exists through the kiosk business. With a deep understanding of customer movie preferences, Redbox is able to acquire titles that the Company believes will perform well, generating incremental revenue at the kiosk. In addition, Redbox is able to broadly release titles across other digital platforms concurrently with its release, and with the revenue generated from the kiosk rents, Redbox can either fully or mostly recoup the upfront fees for those long-term distribution rights. The Company can then subsequently license to other streaming partners downstream in transactional or subscription streaming to drive greater revenue and profits.

8.
Best-in-class service team provides additional growth opportunities.   Because of the scale and efficiency required to service 40,000 kiosks across 33,000 retail locations, Redbox has developed a large, national, best-in-class service team. With such a strong operations team, the Company can more efficiently and cost effectively install, merchandise, and service other kiosk-based, automated retailers than those companies can themselves. In addition to creating a new avenue for revenue growth, the service business helps reduce operational and overhead costs required for servicing Redbox as we realize efficiencies of scale.

Market Opportunity
The growth of streaming services has disrupted the traditional television distribution industry with a growing number of consumers “cutting the cord” and abandoning their traditional cable subscriptions. In 2020, the traditional pay television companies lost a net 7.2 million subscribers according to SNL Kagan as viewers continue to switch to OTT streaming services. SNL Kagan further predicts that by 2024, more than half the U.S. population will only be using streaming services and less than half of the population will still subscribe to traditional pay television versus 64% in 2020. This disruption in the market and change in consumer behavior serve as tailwinds for Redbox’s digital transformation as more late adopters, who most resemble Redbox customers, cut the cord.
As consumers leave the traditional pay television ecosystem, many are replacing those content services by accessing multiple other services requiring more apps, more passwords, and more billing information, which creates complexity and confusion for consumers. By providing Redbox customers with a single app offering a wide variety of entertainment choices, Redbox can provide consumers with a one-stop shop across multiple content services that we believe will simplify the customer experience, minimize customer churn, and drive higher average revenue.
In addition to the large consumer shift in cord cutting, the Company’s introduction of multiple new digital products has expanded its total addressable market. For DVD rental alone, the total addressable market is expected to be $1.1 billion in 2023 in the US according to IBISWorld 2020. With Redbox’s TVOD service, the Company is also competing in a $4.2 billion market today according to SNL Kagan. And with the expansion into AVOD and SVOD Channels, Redbox projects an even larger growth opportunity, per SNL Kagan, with a current total addressable market of $18 billion and $26 billion in the US, respectively, representing 12% growth from 2020 to 2021. With a combined total addressable market of approximately $50 billion, we believe Redbox is well positioned for growth given its established brand, customer base, and marketing assets and scale.

Growth Strategy
Redbox’s transformation into a multi-faceted entertainment company creates multiple areas for future growth. The Company’s expansion into both the AVOD and SVOD markets allow Redbox to participate in a very large and rapidly growing market. The Company is well positioned for long-term value creation through its focus on:
Accelerating AVOD adoption.   Redbox projects rapid growth for the Company’s ad-supported service through increased investment in licensed content to expand the Free Live TV and Free On Demand content offerings. Through increased content volume and licensing of higher profile content, the Company expects to drive higher engagement and more hours watched per customer. Further, this improved content is expected to drive an increase in new customers, accelerating the business while maintaining a reasonable customer acquisition cost.
Launching SVOD channels platform.   The launch of Redbox’s SVOD channels service will become another meaningful revenue stream. Redbox will act as the merchant of record, collecting 100% of the subscription revenue before paying the SVOD channel owner’s revenue share. By providing access to multiple SVOD channel options, customers can easily subscribe to one or more SVOD services all within the context of the Redbox app, and Redbox can easily merchandise the third party SVOD content and service via the approximately 45 million Redbox app downloads on mobile devices, streaming media players, game consoles, and connected televisions.
Growing multi-product customers.   Redbox will grow multi-product customers through increasing customer acquisition marketing and spend across streaming device partners, marketing at the kiosk, and other external paid media. The Company has relied primarily on internal e-mail and SMS channels to drive customer acquisition. Thus, increased spend and attention via these additional channels with more content and services offered, will drive greater customer growth. Redbox will also continue to invest in driving multi-product customer adoption through improved CRM, greater personalization and targeted use of promotions to create more personalized customer funnels to encourage users to trial and adopt other digital services within the Redbox app.
Ramping Redbox Entertainment.   Redbox Entertainment drives additional revenue in two ways. First, it provides more content for the kiosk, On Demand and ad-supported offerings and secondly, it generates revenue from distributing and licensing to other streaming platforms. Redbox expects to ramp the number of releases to 36 a year. The number of releases will naturally ramp as committed titles complete production and are delivered and the pipeline continues to grow.
Competition
Redbox competes for the time and attention of its users across different forms of media, including physical media retailers, traditional broadcast, cable, satellite and internet-delivered video, multichannel video programming distributors (“MVPDs”), over the top (“OTT”) media services and providers (including those that provide pirated content), video gaming providers, other providers of in-home and mobile entertainment such as radio, music streaming services, and social media and networking websites. Redbox further competes for the acquisition of film properties and their distribution by other companies. Many consumers maintain simultaneous relationships with multiple in-home entertainment providers and can easily shift time and spend from one provider to another.
Redbox competes to attract, engage, and retain users based on a number of factors, including the user experience, content range and quality, ease of use of Redbox’s platform, price, accessibility, perceptions of advertising load, brand awareness and reputation.
Many of Redbox’s competitors enjoy competitive advantages such as greater brand recognition, legacy operating histories and larger marketing and content budgets, as well as greater financial, technical, human and other resources.
Seasonality
Redbox has generally experienced seasonality in its rentals and revenue. Historically, greater demand over the holiday season typically results in higher rentals November through January. April has usually been a low rental month due, in part, to retail release timing in connection with the Academy Awards that historically has provided stronger content and resulted in higher rentals in March. September and October have been low rental months due, in part, to the beginning of the school year and the introduction of the new fall television season. Seasonal effects may be increased or decreased by the number of releases and the relative attractiveness of movie titles and their respective genres in a particular quarter or year, which may have lingering effects in subsequent periods. Significant recurring events, such as the Olympics, also have a negative impact on rentals as they compete with customer viewing interest for movie content and affect retail release timing, which aims to avoid such events.
Employees
As of December 31, 2020, Redbox had approximately 1,467 employees. Included in this total were approximately 1,110 field service employees throughout the U.S. and internationally, who have broadened Redbox’s geographic reach to develop and maintain strong relationships with retailers and service Redbox’s kiosks.
Properties
Redbox leases its principal office located at 1 Tower Lane, Suite 800, Oakbrook Terrace, Illinois 60181. The phone number of this office is 630-756-8000.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against Redbox or any members of its management team in their capacity as such

MANAGEMENT
The following table sets forth, as of the date of this prospectus, certain information regarding our executive officers and directors.
Name	Age	Position
Executive Officers
Galen C. Smith	45	Chief Executive Officer and Director
Kavita Suthar	40	Chief Financial and Principal Accounting Officer
Jason K. Kwong	45	Chief Strategy and Digital Officer
Michael D. Chamberlain	48	Chief Operating Officer
Stephen Lavin	59	Chief Technology Officer
Michael F. Feldner	44	Chief Marketing Officer
Frederick W. Stein	57	Chief Legal Officer
Non-Employee Directors
Jay Burnham	58	Director
Kimberly Kelleher	50	Director
Vikas M. Keswani	38	Director
Reed Rayman	35	Director
Michael Redd	41	Director
David B. Sambur	41	Director
Lee J. Solomon	49	Director
Charles Yamarone	62	Director
Executive Officers
Galen C. Smith is the Chief Executive Officer of Redbox, which he assumed in 2016, and a member of our Board of Directors. From 2013 to 2016, he served as Chief Financial Officer of Outerwall, a leading provider of automated retail solutions, including Redbox, Coinstar and ecoATM. From 2009 to 2013, Mr. Smith served in various financial positions at Outerwall, including as Senior Vice President of Finance at Redbox and as Outerwall’s Corporate Vice President, Finance and Treasurer. Before joining Outerwall, Mr. Smith was an investment banker at Morgan Stanley & Co., working in the consumer and retail investment banking group from 2007 to 2009. He has served as a member of the board of directors for Disruptive Acquisition Corporation I (NASDAQ: DISAU) since March 2021 and the board of directors at CareerBuilder since 2017. Mr. Smith received an MBA from the University of Chicago and a B.A. from Wheaton College.
Kavita Suthar is the Chief Financial Officer of Redbox, which she assumed in 2020. From 2015 to 2020, Ms. Suthar served in various finance positions at Redbox, including Vice President of Finance, Strategy & Analytics and Senior Director of Financial Planning and Analysis. Before joining Redbox, Ms. Suthar worked in positions in Finance, Strategy and Audit at US Cellular from 2004 to 2015. In addition, Ms. Suthar worked as an Auditor for Grant Thornton from 2002 to 2004. Ms. Suthar received a B.A. from the University of Illinois at Urbana-Champaign and is a licensed CPA.
Jason K. Kwong is the Chief Strategy & Digital Officer of Redbox. Since joining Redbox in 2017 he has been responsible for the launch and expansion of the digital streaming platform as well as the media and advertising business. Prior to Redbox, from 2014 to 2017, Mr. Kwong was the SVP of Programming Planning, Acquisitions and Strategy at Fullscreen Media, where he helped to launch Fullscreen’s subscription video on demand service. From 2008 to 2014, Mr. Kwong held leadership positions in content acquisition and business development at SONIFI Solutions, Netflix, Warner Bros. Digital Distribution, Sprint, Virgin Mobile, and Helio Mobile. Mr. Kwong received an MBA from USC Marshall School of Business and a B.A. from UCLA.

Michael D. Chamberlain is the Chief Operating Officer of Redbox, which he assumed in 2019. Mr. Chamberlain was the SVP of Operations from 2016 to 2019. Prior to that he held various operational and financial leadership roles at Coinstar and Outerwall from 2007 to 2016. Before joining Coinstar in 2007 Michael worked for Microsoft and Philips in financial management roles as well as Paccar as a Mechanical Engineer. Mr. Chamberlain received a Master of Science in Finance from Seattle University Albers School of Business and Economics and BSME from the University of Washington.
Stephen Lavin is the Chief Technology Officer for Redbox, which he assumed in 2016. Prior to Redbox, Mr. Lavin served in senior technology leadership roles for Outerwall, a leading provider of automated retail solutions, including Redbox, Coinstar and ecoATM, from 2010 to 2016. From 2005 to 2010, Mr. Lavin served as Vice President Technology & Professional Services with RedSky Technologies. In addition he held technology leadership positions at Abbott Laboratories, and Arthur Andersen. Mr. Lavin received a B.A. from New York University
Michael F. Feldner is the Chief Marketing Officer of Redbox, which he assumed in 2020. Mr. Feldner joined Redbox in 2017 as the Vice President of Customer Strategy, Analytics and Engagement. Prior to Redbox, Mr. Feldner served as Geography Head at Mu Sigma, a leading Big Data & Analytics consultancy that serves Fortune 100 clients, from 2012 to 2017. Mr. Feldner also held marketing leadership positions at Walgreens from 1999 to 2012 including Senior Director of Customer Experience and Senior Director of Loyalty. Mr. Feldner received an MBA from the Kellogg School of Management at Northwestern University and a B.A. from the University of Dayton.
Frederick W. Stein is the Chief Legal Officer and recently rejoined Redbox in 2021. From 2020 to 2021, he served as the Chief Legal Officer & Compliance Officer of Fareportal Holdings. From 2016 to 2020, Mr. Stein served as General Counsel of Redbox. In addition, from 2007 to 2016, Mr. Stein served in several leadership positions at Redbox and Outerwall, including Senior Vice President of Legal, and Vice President, General Counsel & Secretary. Before joining Redbox, Mr. Stein was the VP, General Counsel & Secretary of Pendum, Inc. from 2006 to 2007 and of its predecessor EFMARK from 2002 to 2003. Prior to 2006, Mr. Stein was in private practice with the law firms of Bates & Carey, LLP; Bates, Meckler, Bulger & Tilson; Pope & John, Ltd.; and Frederick W. Stein, Ltd. Mr. Stein received a J.D. from Chicago-Kent College of Law at Illinois Institute of Technology, and a B.S. from St. John’s University.
Non-Employee Directors
Jay Burnham is a member of our Board of Directors and a designee of Seaport Global Acquisition Corp. Mr. Burnham is the Managing Member of Sunset Way LLC, an asset management company. Mr. Burnham previously served as a Portfolio Manager and Managing Member of Armory Advisors, LLC, a special situations and distressed debt asset management firm. Prior to joining Armory Advisors, LLC, Mr. Burnham was a portfolio manager at Cypress Management, LLC, from May 2003 to June 2004. From 1996 to 2002 Mr. Burnham served as an Investment Manager for several investment management companies including Rocker Management, LLC, Reprise Capital Partners, LLC, and DDJ Capital Management. Mr. Burnham has acted as a director of a number of public and private companies in turnaround situations, including acting as a director of Live Entertainment, Inc. (NASDAQ: LVE), Bally’s Grand, Inc. (NASDAQ: BGLV), and New Millennium Homes, LLC. Mr. Burnham received an MBA degree from Pepperdine University and a B.A. from University of California Santa Barbara.
Kimberly Kelleher is a member of our Board of Directors and a designee of Redwood Holdco. Ms. Kelleher is the President of Commercial Revenue and Partnerships at AMC Networks, having joined in 2019. From 2017 to 2019, Ms. Kelleher was the Chief Business Officer at Condé Nast responsible for GQ, GQ Style, Golf Digest, Golf World, Pitchfork, and Wired Media Group, which includes Wired and Ars Technica. From 2014 to 2017, she was the Chief Business Officer of Allure, Brides, Glamour, Self, and Teen Vogue and the Chief Revenue Officer of Wired Media Group. Prior to that, from 2012 to 2013, Ms. Kelleher was the President of Say Media. Previously, she has also served in leadership positions with Time Inc., Sports Illustrated and Condé Nast. Ms. Kelleher received a B.A. degree from the University of Wisconsin-Madison.
Vikas M. Keswani is a member of our Board of Directors and a designee of HPS Investment Partners. Mr. Keswani is a Managing Director at HPS Investment Partners and Head of North American Specialty

Lending, where he has worked since 2010. Prior to joining HPS, Mr. Keswani spent a majority of his career at BlackRock, where he was a part of the initial team that established, structured and capitalized BlackRock Capital Investment Corporation (NASDAQ: BKCC), a publicly traded private investment vehicle. Mr. Keswani currently serves as a director for RGIS Service LLC, RealD, Inc., and Friends of Teach for India, and formerly served as a director for Mood Media, LLC, The J.G. Wentworth Company, LLC, and Globecomm Systems, Inc. Mr. Keswani is a CFA Charterholder and received a B.S. in Engineering from Tufts University, as well as B.S. in Economics & Finance from The Wharton School at the University of Pennsylvania where he graduated Magna Cum Laude.
Reed Rayman is a member of our Board of Directors and a designee of Redwood Holdco. Mr. Rayman is a Partner at Apollo, a leading global alternative investment manager, where he has worked since 2010. Mr. Rayman previously was employed by Goldman, Sachs & Co. in both its Industrials Investment Banking and Principal Strategies groups from 2008 to 2010. Mr. Rayman serves on the board of directors of ADT, Inc., CareerBuilder, Coinstar, ecoATM and Shutterfly. He previously served on the board of directors of Redbox, Mood Media Corporation and Verso Corporation.
Michael Redd is a member of our Board of Directors. Mr. Redd has been building, developing and investing in tech-focused startups since he retired from the NBA in 2013 following a successful 12 year career. Mr. Redd has invested in over 85 companies all over the world, largely in the tech and media sectors. He helped found the Southern California venture capital firm Third Wave Digital in 2014. In 2019, Mr. Redd founded his own company, TwentyTwo, based in Columbus Ohio, leveraging his extensive network of resources to support the growth of a portfolio of companies. Mr. Redd has partnered with Snapchat as a mentor and advisor for companies in their Yellow Incubator. Mr. Redd is also on the board of Directors of Redwood Holdco. In 2019 Mr. Redd became a Venture Partner of the ADvantage Sports Tech Fund, which is designed to invest in 15 early-stage tech companies focused on sports data analytics and athletic performance technology. Mr. Redd also serves on the National Advisory Board for the Salvation Army.
David B. Sambur is a member of our Board of Directors and a designee of Redwood Holdco. Mr. Sambur is a Co-Lead Partner of Apollo, having joined in 2004. Prior to joining Apollo, Mr. Sambur was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. Mr. Sambur currently serves on the board of directors of PlayAGS, Inc., Nugs.net Enterprises, Inc., Rackspace Technology, Inc., CareerBuilder, Coinstar, ClubCorp, Diamond Resorts International, ecoATM, Lottomatica S.p.A. (f/k/a Gamenet Group S.p.A.), Expedia, Shutterfly and Cox Media Group. Mr. Sambur has previously served on the boards of Redbox, Mood Media Corporation, Caesars Entertainment Corporation, Hexion Holdings LLC, MPM Holdings Inc. and Verso Corporation. Mr. Sambur graduated summa cum laude and Phi Beta Kappa from Emory University with a BA in economics.
Lee J. Solomon is a member of our Board of Directors and a designee of Redwood Holdco. Mr. Solomon is a Partner at Apollo Private Equity having joined in 2009. Previously, Mr. Solomon was an executive in the media industry, and prior to that, he served as a Principal at Grosvenor Park, which was a joint venture with Fortress Investment Group. Prior to that, he was the Executive Vice President of Business Affairs for Helkon Media. Mr. Solomon serves on the board of directors of ADT Inc., Cox Media Group, Coinstar and ecoATM. He previously served on the board of directors of Redbox, Endemol Shine Group and Mood Media Corporation. Mr. Solomon received his MBA from The Stern School of Business at New York University and graduated from the University of Rochester with a BA in Economics and Political Science.
Charles Yamarone is a member of our Board of Directors and a designee of Seaport Global Acquisition Corp. Mr. Yamarone has served as the Chief Corporate Governance and Compliance Officer of Houlihan Lokey (NYSE: HLI), a global investment bank, since January 2016. From January 2014 to May 2015, he was a Managing Director in Houlihan Lokey’s capital markets group, where he had been a senior investment banker since November 2009. Between 1991 and 2009, Mr. Yamarone was a senior officer of Libra Securities. Mr. Yamarone previously served on the board of El Paso Electric Company (NYSE: EE), United Continental Parent, Inc. (NYSE: UAL), Continental Airlines, Inc. (NYSE: CAL), Bally’s Grand, Inc., (NASDAQ: BGLV), LIVE Entertainment, Inc. (NASDAQ: LVE), Merry-Go-Round Enterprises, Inc. (NYSE: MGRE), and Vagabond Inn Corporation. Mr. Yamarone holds a B.A. in Economics and a J.D. from University of California, Berkeley.

Board Composition
Our board of directors currently consists of nine members. Redwood Holdco controls a majority of the voting power of our outstanding capital stock. As a result, we are a “controlled company” under Nasdaq rules. We have availed ourselves of the “controlled company” exception under the Nasdaq rules, which eliminates the requirements that we have a majority of independent directors on our board of directors and that we have a compensation committee and a nominating and corporate governance committee composed entirely of independent directors.
Our board of directors is divided into three classes. The members of each class serve staggered, three-year terms (other than with respect to the initial terms of the Class I and Class II directors, which will be one and two years, respectively). Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Our current directors are divided into the following classes:
•
Vikas M. Keswani, Michael Redd and David B. Sambur are Class I directors, whose initial terms will expire at our first annual meeting of stockholders following the special meeting;

•
Jay Burnham, Galen C. Smith and Lee J. Solomon are Class II directors, whose initial terms will expire at the second annual meeting of stockholders following the special meeting; and

•
Charles Yamarone, Reed Rayman and Kimberly Kelleher are Class III directors, whose initial terms will expire at the third annual meeting of stockholders following the special meeting.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control. At each annual meeting, our stockholders will elect the successors to one class of our directors.
Director Independence
While we are a “controlled company” we are not required to have a majority of independent directors. As allowed under the applicable rules and regulations of the SEC and Nasdaq, we intend to phase in compliance with the heightened independence requirements prior to the end of the one-year transition period after we cease to be a “controlled company.” Our independent directors, as such term is defined by the applicable rules and regulations of Nasdaq, are Jay Burnham, Kimberly Kelleher, Michael Redd and Charles Yamarone.
Committees of the Board of Directors
Our board committees include an audit committee, a compensation committee and a nominating and corporate governance committee. A copy of each committee’s charter is posted on the Corporate Governance section of our website at www.redbox.com.
Audit Committee
Our audit committee consists of Jay Burnham, Kimberly Kelleher and Charles Yamarone, with Charles Yamarone serving as the chair.
Our board of directors has determined that Mr. Yamarone qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that Mr. Burnham, Ms. Kelleher and Mr. Yamarone are independent as independence is defined in Rule 10A-3 of the Exchange Act and the Nasdaq’s listing standards. The principal duties and responsibilities of our audit committee are as follows:
•
to prepare the annual audit committee report to be included in our annual proxy statement;

•
to oversee and monitor our accounting and financial reporting processes;

•
to oversee and monitor the integrity of our financial statements and internal control system;

•
to oversee and monitor the independence, retention, performance and compensation of our independent auditor;

•
to oversee and monitor the performance, appointment and retention of our internal audit department;

•
to discuss, oversee and monitor policies with respect to risk assessment and risk management, and

•
to oversee and monitor our compliance with legal and regulatory matters.

The audit committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.
Compensation Committee
Our compensation committee consists of Jay Burnham, Reed Rayman and Michael Redd, with Jay Burnham serving as chair. The principal duties and responsibilities of the compensation committee are as follows:
•
to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and programs;

•
to review and approve the compensation of our chief executive officer, other executive officers and key employees, including all material benefits, option or stock award grants and perquisites and all material employment agreements;

•
to review and make recommendations to the board of directors with respect to our incentive compensation plans and equity-based compensation plans and pension plans;

•
to administer incentive compensation and equity-related plans and pension plans;

•
to review and make recommendations to the board of directors with respect to the financial and other performance targets that must be met; and

•
to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.

We have availed ourselves of the “controlled company” exception under the Nasdaq rules which exempts us from the requirement that we have a compensation committee composed entirely of independent directors.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Chuck Yamarone, Lee J. Solomon and Michael Redd, with Lee J. Solomon serving as the chair. The principal duties and responsibilities of the nominating and corporate governance committee are as follows:
•
to identify candidates qualified to become directors of the Company, consistent with criteria approved by our board of directors;

•
to recommend to our board of directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the board;

•
to recommend to our board of directors candidates to fill vacancies and newly created directorships on the board of directors;

•
to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•
to set and review the compensation of the non-executive members of the board of directors;

•
to develop and recommend to our board of directors guidelines setting forth corporate governance principles applicable to the Company; and

•
to oversee the evaluation of our board of directors.

We have availed ourselves of the “controlled company” exception under the Nasdaq rules which exempts us from the requirement that we have a nominating and corporate governance committee composed entirely of independent directors.

Family Relationships
There are no family relationships among our directors and executive officers.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Code of Business Conduct and Ethics
Our board of directors has adopted an amended code of business conduct and ethics that applies to all of our directors, officers and employees and is intended to comply with the relevant listing requirements for a code of conduct as well as qualify as a “code of ethics” as defined by the rules of the SEC. The code of business conduct and ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, on our website at www.redbox.com. The code of conduct is available on our website.
Board Leadership Structure and Board’s Role in Risk Oversight
The board of directors has an oversight role, as a whole and also at the committee level, in overseeing management of its risks. The board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The compensation committee of the board of directors is responsible for overseeing the management of risks relating to employee compensation plans and arrangements and the audit committee of the board of directors oversees the management of financial risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors will be regularly informed through committee reports about such risks.

EXECUTIVE COMPENSATION
The following disclosure covers the material components of the compensation for Redbox’s principal executive officer and its other most highly compensated executive officers, who are referred to in this section as “named executive officers,” for the fiscal year ended December 31, 2020 (i.e., pre-Business Combination). This section should be read in conjunction with Redbox’s consolidated financial statements and related notes appearing elsewhere in this prospectus, along with the section entitled “Certain Relationships and Related Party Transactions.” Compensation information included in the following section is presented in actual dollar amounts. This section provides information in accordance with the scaled SEC disclosure rules available to “emerging growth companies.”
Throughout this section, unless otherwise noted, “we,” “us,” “our,” “Company” and similar terms refer to Redbox and its consolidated subsidiaries.
Executive Compensation
Overview
The “Named Executive Officers” for the year ended December 31, 2020, include Galen C. Smith, the Chief Executive Officer, Jason K. Kwong, the Chief Strategy and Digital Officer, and Michael D. Chamberlain, the Chief Operating Officer.
As Redbox transitions from a private company to a publicly-traded company, the Company will evaluate its compensation programs as circumstances require. This discussion may contain forward-looking statements that are based on current plans, considerations, expectations and determinations regarding future compensation programs. The compensation reported in this discussion is not necessarily indicative of how the Named Executive Officers will be compensated in the future.
2020 Summary Compensation Table
The following table presents information regarding the total compensation of our Named Executive Officers for the year ended December 31, 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)
Galen C. Smith Chief Executive Officer	2020	$700,000	$3,069,583	$144,974	$3,914,557
Jason K. Kwong Chief Strategy & Digital Officer	2020	$375,000	$863,542	$57,553	$1,296,095
Michael D. Chamberlain Chief Operating Officer	2020	$340,000	$565,750	$36,425	$942,175

(1)
Amounts shown in the Bonus column represent the following retention payments earned during 2020: For Mr. Smith, a retention award made in replacement of annual bonus ($656,250) and a long-term retention award ($2,413,333); for Mr. Kwong, a retention award made in replacement of annual bonus ($196,875) and a long-term retention award ($666,667); and for Mr. Chamberlain, a retention award made in replacement of annual bonus ($165,750) and a long-term retention award ($400,000). For a further description of these payments, see the section entitled “Narrative to 2020 Summary Compensation Table — Cash Bonus Compensation” and “Narrative to 2020 Summary Compensation Table — Long-Term Retention Awards” below.

(2)
Amounts shown in the All Other Compensation column represent the following: For Mr. Smith 401(k)-matching contributions ($11,400), dividend equivalent payments in respect of vested restricted stock units ($129,799), reimbursement for tax services ($3,511) and Company-paid contributions for life insurance benefits ($264); for Mr. Kwong 401(k)-matching contributions ($11,400), dividend equivalent payments in respect of vested restricted stock units ($45,889) and Company-paid contributions for life insurance benefits ($264); and for Mr. Chamberlain 401(k)-matching contributions ($9,939), dividend equivalent payments in respect of vested restricted stock units ($26,222) and Company-paid contributions for life insurance benefits ($264). The amount in the All Other Compensation column for Mr. Smith does not include payment of the $2,000,000 transaction bonus he received in February 2020 in connection with a transaction involving ecoATM, LLC in recognition of his prior service to ecoATM, LLC;. While the bonus was paid through our payroll, the funds were allocated to us by ecoATM, LLC and its affiliates to pay such amount.
Narrative to 2020 Summary Compensation Table
Base Salaries
The Company’s Named Executive Officers each receive a base salary to compensate them for services rendered to the Company. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2020, the annual base salary for Galen C. Smith was $700,000, Jason K. Kwong was $375,000, and Michael D. Chamberlain was 340,000. As of the date of this filing there have been no changes made to our Named Executive Officers’ base salaries for 2021.
Cash Bonus Compensation
During fiscal year 2020, our Named Executive Officers were initially eligible to participate in our annual performance-based cash incentive plan (the “Annual Bonus Plan”). Our board of directors has intended and, following the completion of the Business Combination, our compensation committee intends to continue an annual performance-based cash bonus plan for eligible employees, including our Named Executive Officers.
For fiscal year 2020, the annual target bonus (as a percentage of base salary) for each of Messrs. Smith, Kwong and Chamberlain under the Annual Bonus Plan was 125%, 70% and 65%, respectively. As a result of the economic uncertainty and business-specific challenges due to the COVID-19 pandemic, we decided to replace awards under the Annual Bonus Plan with retention awards equal to 75% of each of the executive’s target bonuses. The retention bonus awards were paid in March of 2021 and are reflected in the Summary Compensation Table.
Equity Compensation
The Named Executive Officers have been granted restricted stock units in Redwood Holdco (“RSUs”), which reflect the right to receive a share of Class A Common Stock of Aspen Parent, Inc. (which, following settlement, is required to be immediately exchanged for a Class R Unit of Outerwall Holdings, LLC and which tracks the value of Redbox), or the value thereof in cash at the discretion of Redwood Holdco, pursuant to the Redwood Holdco Management Incentive Plan, as amended (the “Equity Plan”).
The RSUs have vesting schedules that are designed to encourage continued employment and typically vest: (i) with respect to a portion (typically one-third) of the RSUs, in equal installments of 20% on each of the first five anniversaries of the grant date (or such other date as specified in the participant’s grant agreement) subject to continued employment (which shall become 100% vested as of the effective date of a Change in Control), and (ii) with respect to another portion (typically two-thirds) of the RSUs, based on the multiple on invested capital (“MOIC”) of at least two (2x) achieved by Apollo Operating Group and its affiliates (the “Apollo Holders”) (based on cash payments or other cash distributions actually received) on any date on of which the Apollo Holders receive cash distributions and/or cash proceeds in respect of their ownership interest in the Company (each such date, a “Measurement Date”) (“PSUs”) (provided that, upon a Change in Control, each then-unvested PSU becomes vested only to the extent such performance criteria are achieved in connection with the Change in Control). The number of PSUs specified in grant agreements reflect a maximum number of PSUs. RSUs and PSUs are credited with dividend equivalents.
If a participant’s employment with Redbox or its affiliates is terminated as a result of the participant’s death, or by the Company or its affiliates due to “Disability” as defined in the Equity Plan, the participant will be eligible to immediately vest in a number of RSUs and PSUs equal to the product of (x) the number of RSUs and PSUs scheduled to vest on the next vesting date following such termination of employment, multiplied by (y) a fraction, (A) in the case of RSUs (1) the numerator of which is equal to the number of days that have elapsed since the last RSU vesting date prior to the date of termination of employment (or, if no vesting date has occurred, the vesting commencement date), and (2) the denominator of which is 365, and (B) in the case of PSUs, following the PSU Amendment described below, (1) the numerator of which is equal to the number of days that have elapsed since the last PSU vesting date prior to the date of termination of employment or, if no such vesting date has occurred, the closing of the Business Combination, and (2) the denominator of which is 183. In addition, following the PSU Amendment described below, if a participant’s employment is terminated by Redbox without “Cause” as defined in the Equity Plan, 100% of the RSUs and PSUs shall immediately vest. If a participant’s employment with Redbox or its affiliates is terminated by the Company or its affiliates for “Cause”, all vested and unvested RSUs and PSUs shall be cancelled immediately and the participant shall not be entitled to receive any payments with respect thereto. If the participant’s employment with Redbox or its affiliates is terminated for any other reason, then all unvested RSUs and PSUs shall be cancelled immediately and the participant shall not be entitled to receive any payments with respect thereto.
Each vested RSU and PSU shall be settled no later than thirty (30) days following the earliest of (i) termination of the participant’s employment or service by the Company without “Cause” or as a result of the participant’s resignation for any reason, (ii) termination of the participant’s employment or service with the Company and its affiliates as a result of death, (iii) termination of the participant’s employment or service with the Company and its affiliates as a result of Disability, (iv) a Change in Control, or (v) a liquidation of the Company and its subsidiaries. Upon settlement, the Company will deliver to the participant, or his or her beneficiary, without charge, a number of units in the aggregate equal to (X) the number of vested outstanding RSUs and PSUs as of the settlement date, less (Y) a number of units with an aggregate fair market value equal to the amount required to be distributed to the Apollo Holders, if any, with respect to each unit to achieve a MOIC of one (1x), provided the board of directors may, in its sole discretion, elect to pay cash or part cash and part units in lieu of delivering only units in respect of such vested RSUs or PSUs, or defer the delivery of units (or cash or part units and part cash, as the case may be) for a period not to exceed six (6) months if such extension would not cause adverse tax consequences under Section 409A of the Code.
For purposes of the Equity Plan, “Change in Control” means the first occurrence of either of the following: (i) (A) the Apollo Holders cease to be the beneficial owners, directly or indirectly, of 50.1% of the combined voting power of the Company’s outstanding securities; and (B) a Person or group other than the Apollo Holders become the direct or indirect beneficial owner of a percentage of the combined voting power of the Company’s outstanding securities that is greater than the percentage of the combined voting power of the Company’s outstanding securities beneficially owned directly or indirectly by the Apollo Holders; or (ii) a sale of all or substantially all of the assets of the Company to a Person or group other than the Apollo Holders. A mere initial public offering or a merger or other acquisition or combination transaction after which the Apollo Holders retain control or shared control of the Company, or have otherwise not sold or disposed of 50.1% or more of their investment in the Company as of September 27, 2016 in exchange for cash or marketable securities, will not result in a Change in Control. Further, following an initial public offering, the above clause (i) shall be deleted and replaced with: “a Person or group other than the Apollo Holders becomes the beneficial owner, directly or indirectly of 35% or more of the combined voting power of the Company’s (or the initial public offering entity’s, if not the Company) outstanding securities, and such combined voting power beneficially owned is greater than the percentage of the combined voting power of the Company’s (or the initial public offering entity’s, if not the Company) outstanding securities beneficially owned directly or indirectly by the Apollo Holders. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Plan unless or until a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) has occurred.
In anticipation of the Business Combination, the PSUs were be amended effective as of the consummation of the Business Combination (the “PSU Amendment”) such that the number of PSUs specified in the participant’s award agreement shall vest in four installments of 25% on each of the 6-, 12-, 18- and 24- month anniversaries of the consummation of the Business Combination, subject to the executive’s continued employment on each such vesting date; provided, that 100% of the PSUs shall become vested if, upon any Measurement Date, the Apollo Holders have achieved a MOIC of at least two (2x) and shall remain subject to the treatment on termination of employment described above. All unvested RSUs will become vested on a Change in Control.
Long-Term Retention Awards
The Company has awarded certain employees, including the Named Executive Officers, retention bonuses that generally vest over three years in six semi-annual installments (the “Retention Awards”) pursuant to award letters (the “Retention Award Letters”). Each installment of the Retention Awards is payable within 15 days of the end of the vesting period, subject to the Retention Award holder’s employment in “good standing,” as defined in the Retention Award Letters, as of the applicable payment date. If the holder is not employed in “good standing” as of the end of a vesting period, the holder will forfeit the associated portion of the Retention Award, but will remain eligible to earn additional portions of the Retention Award in future vesting periods, subject to employment in “good standing” as of the payment dates for such future vesting periods. The Named Executive Officers were granted the amount of the Retention Awards as set forth on the chart below.
Name	Portion of Retention Award Earned in 2020	Additional Portion of Retention Award earned in 2021 as of September 30, 2021	Total Retention Award
Galen C. Smith,	$2,413,333	$1,206,667	$7,240,000
Jason Kwong	$666,667	$333,333	$2,000,000
Michael Chamberlain	$400,000	$200,000	$1,200,000
The outstanding unpaid portion of the Retention Award will be earned in full and become immediately payable upon (i) a Change in Control (as defined in the Equity Plan) or (ii) a Measurement Date (as defined in the Equity Plan), if the Apollo Holders have achieved a MOIC of at least two (2x). If the Company terminates a Retention Award holder’s employment without “Cause” as defined in the Equity Plan or if his or her employment ends as a result of the holder’s death or disability, he or she will be eligible to receive immediate payment of a prorated portion of the next semi-annual installment of the retention bonus, based on a fraction, (1) the numerator of which is equal to the number of days that have elapsed since the beginning of the current vesting period and (2) the denominator of which is 182. The remaining unpaid portion of the Retention Award giving effect to this clause shall be immediately forfeited. Any unpaid portion of the Retention Award is forfeited in the event of the holder’s termination of employment by the Company for Cause or the holder’s voluntary resignation of employment.
In May 2021, the Long-Term Retention Awards were amended to provide that the unpaid portion of the Retention Award as of the consummation of the Business Combination will become payable 90 days following the consummation of the Business Combination subject to the recipient’s continued employment with Redbox on such date.
Executive Employment Arrangements
Galen C. Smith
Galen C. Smith is party to an employment agreement with Redbox Automated Retail, LLC, dated November 28, 2016 (the “Smith Employment Agreement”), pursuant to which he serves as the Chief Executive Officer. The Smith Employment Agreement has a five year term (ending on September 27, 2021), which can thereafter be automatically extended for successive one year periods and sets forth Mr. Smith’s annual base salary of $700,000 and an annual target bonus of up to 125% of his annual base salary, provided that he is employed on December 31 for the calendar year in which the bonus was earned. Mr. Smith was also entitled to a one-time special cash bonus equal to two percent of the net proceeds of a sale of ecoATM, LLC, up to $2,000,000, which was paid to Mr. Smith in February 2020 in connection a transaction involving ecoATM, LLC (the funds were allocated to us by ecoATM, LLC and its affiliates to pay such bonus). The Company also reimbursed Mr. Smith for his legal fees incurred in connection with the Smith Employment Agreement up to $20,000.

Under the Smith Employment Agreement, in the event Mr. Smith’s employment terminates as a result of his death then, subject to his (or his estate’s) execution and non-revocation of a release, his estate will be entitled to a prorated portion of his annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis based on actual performance, and payable if and when annual bonuses are paid to other senior employees. In the event Mr. Smith’s employment terminates as a result of his disability then, subject to his (or his estate’s) execution and non-revocation of a release and his continued compliance with the restrictive covenants, he will be entitled to he will be entitled to, (i) continued payment of base salary, until the earlier of (x) the date he becomes eligible for long term disability benefits in accordance with the Company’s plan and (y) the date that is six months following the date of termination, (ii) a prorated portion of his annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis based on actual performance, and payable if and when annual bonuses are paid to other senior employees, and (iii) continuation of coverage during the 12 month period beginning on his date of termination (or ending on the date his eligibility for coverage ends, if earlier) for him and any eligible dependents under all Company health and welfare plans, subject to any active-employee cost-sharing or similar provisions in effect thereunder as of immediately prior to the date of termination.
Under the Smith Employment Agreement, in the event Mr. Smith’s employment is terminated by the Company without “Cause” as defined in the Smith Employment Agreement (including non-renewal of the term of the employment agreement), or if he resigns for “Good Reason” as defined in the Smith Employment Agreement, then, subject to his execution and non-revocation of a release and his continued compliance with the restrictive covenants, he will be entitled to (i) a lump-sum payment equal to 18 months of his then-current base salary (which annual base salary shall in no event be less than $700,000), (ii) continuation of coverage during the 12 month period beginning on his date of termination for him and any eligible dependents under all Company health and welfare plans, subject to any active-employee cost-sharing or similar provisions in effect thereunder as of immediately prior to the date of termination, and (iii) a prorated portion of his target annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, and payable if and when annual bonuses are paid to other senior employees. In addition, under the Smith Employment Agreement, in the event Mr. Smith’s employment is terminated by the Company without cause or if he resigns for good reason, in each case during the 12 month period following a Change in Control (as defined in the Equity Plan), then, subject to his execution and non-revocation of a release and his continued compliance with the restrictive covenants, he will be entitled to (i) severance in an amount equal to 24 months of his then-current base salary (which annual base salary shall in no event be less than $700,000), payable in 12 equal monthly installments, (ii) continuation of coverage during the 12 month period beginning on his date of termination for him and any eligible dependents under all Company health and welfare plans, subject to any active-employee cost-sharing or similar provisions in effect thereunder as of immediately prior to the date of termination, (iii) a payment equal to his target annual bonus for the year of termination, and (iv) a prorated portion of his target annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, and payable if and when annual bonuses are paid to other senior employees.
The Smith Employment Agreement also includes other customary terms and conditions, including perpetual confidentiality and assignment of intellectual property provisions, a mutual non-disparagement covenant, and a 12 month post-termination noncompetition covenant and 24 month post-termination non-solicitation or hire covenants of employees and customers.
If any payments or benefits payable to Mr. Smith or under the Smith Employment Agreement would be a “parachute payment” resulting in a lost tax deduction for the Company under Section 280G of the Code and excise tax to Mr. Smith, as applicable, under Section 4999 of the Code, the payments and benefits shall be reduced to an amount that would not trigger the excise tax, but only to the extent that such reduction would leave Mr. Smith, as applicable, with a greater net after-tax amount.
Jason Kwong
Jason Kwong is party to an employment agreement with Redbox Automated Retail, LLC, dated December 7, 2017 (the “Kwong Employment Agreement”), pursuant to which he serves as the Chief Strategy & Digital Officer (his initial title was Chief Strategy and Business Development Officer). The

Kwong Employment Agreement has a five year term (ending September 25, 2022), which will thereafter be automatically extended for successive one year periods, and sets forth Mr. Kwong’s annual base salary of $370,000 and an annual target bonus of up to 70% of his annual base salary, provided that he is employed on December 31 for the calendar year in which the bonus was earned. The Kwong Employment Agreement also provides that Mr. Kwong was entitled to (i) a one-time sign-on bonus equal to $75,000 (the after tax amount of such sign-on bonus was required to be applied to his $50,000 co-investment), (ii) a relocation payment of $30,000, (iii) reimbursement of expenses related to his relocation (x) for costs associated with the closing and sale of his home, or subject to his continued employment, up to $12,000 annually for up to three years to assist with the rental costs of his home, (y) for costs associated with moving household goods and (z) up to $40,000 for temporary housing, storage and use of a rental car, in each case such reimbursements were grossed up for tax purposes and (iv) reimbursement for his legal fees incurred in connection with the Kwong Employment Agreement up to $5,000.
Under the Kwong Employment Agreement, in the event Mr. Kwong’s employment terminates as a result of his death or disability then, subject to his (or his estate’s) execution and non-revocation of a release, he, or his estate, will be entitled to a prorated portion of his annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis based on actual performance, and payable if and when annual bonuses are paid to other senior employees. Under the Kwong Employment Agreement, in the event Mr. Kwong’s employment is terminated by the Company without “Cause” as defined in the Kwong Employment Agreement then, subject to his execution and non-revocation of a release and his continued compliance with the restrictive covenants, he will be entitled to (i) a lump-sum payment equal to 12 months of his then-current base salary, (ii) continuation of coverage during the 12 month period beginning on his date of termination for him and any eligible dependents under all Company health and welfare plans, subject to any active-employee cost-sharing or similar provisions in effect thereunder as of immediately prior to the date of termination, (iii) a prorated portion of his target annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, and payable if and when annual bonuses are paid to other senior employees, (iv) senior executive level career transition services for a period of up to 12 months, using a reputable provider selected by him with the consent of the Company, which shall not be unreasonably withheld, and (v) reimbursement of up to $40,000 in relocation related expenses (grossed up for tax purposes) if he relocates back to Southern California within one year of the date of termination. In addition, under the Kwong Employment Agreement, in the event Mr. Kwong’s employment is terminated (i) by the Company without cause or (ii) Mr. Kwong terminates his employment as a result of the Company requiring him to work solely or substantially at a location more than 50 miles from his principal place of employment as of the date of the Change in Control, in each case, during the 12 month period following a Change in Control (as defined in the Equity Plan), then, subject to his execution and non-revocation of a release and his continued compliance with the restrictive covenants, he will be entitled to (i) severance in an amount equal to 18 months of his then-current base salary, payable in 12 equal monthly installments, (ii) continuation of coverage during the 12 month period beginning on his date of termination for him and any eligible dependents under all Company health and welfare plans, subject to any active-employee cost-sharing or similar provisions in effect thereunder as of immediately prior to the date of termination, (iii) a payment equal to his target annual bonus for the year of termination, (iv) a prorated portion of his target annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, and payable if and when annual bonuses are paid to other senior employees and (v) senior executive level career transition services for a period of up to 12 months, using a reputable provider selected by him with the consent of the Company, which shall not be unreasonably withheld.
The Kwong Employment Agreement also includes other customary terms and conditions, including perpetual confidentiality and assignment of intellectual property provisions, non-disparagement, and a 12 month post-termination noncompetition covenant and 24 month post-termination non-solicitation or hire covenants of employees and customers.
If any payments or benefits payable to Mr. Kwong or under the Kwong Employment Agreement would be a “parachute payment” resulting in a lost tax deduction for the Company under Section 280G of the Code and excise tax to Mr. Kwong under Section 4999 of the Code, the payments and benefits shall be reduced to an amount that would not trigger the excise tax, but only to the extent that such reduction would leave Mr. Kwong as applicable, with a greater net after-tax amount.

Michael Chamberlain
Michael Chamberlain is party to an employment agreement with Redbox Automated Retail, LLC, dated March 23, 2020 (the “Chamberlain Employment Agreement”), pursuant to which he serves as the Chief Operating Officer. The Chamberlain Employment Agreement has a three year term (ending March 23, 2023), which will thereafter be automatically extended for successive one year periods and sets forth Mr. Chamberlain’s annual base salary of $340,000 and an annual target bonus of up to 65% of his annual base salary, provided that he is employed on December 31 for the calendar year in which the bonus was earned.
Under the Chamberlain Employment Agreement, in the event Mr. Chamberlain’s employment terminates as a result of his death or disability then, subject to his (or his estate’s) execution and non-revocation of a release, he or his estate will be entitled to a prorated portion of his annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis based on actual performance, and payable if and when annual bonuses are paid to other senior employees. Under the Chamberlain Employment Agreement, in the event Mr. Chamberlain’s employment is terminated by the Company without “Cause” as defined in the Chamberlain Employment Agreement then, subject to his execution and non-revocation of a release and his continued compliance with the restrictive covenants, he will be entitled to (i) a lump-sum payment equal to 12 months of his then-current base salary, (ii) continuation of coverage during the 12 month period beginning on his date of termination for him and any eligible dependents under all Company health and welfare plans, subject to any active-employee cost-sharing or similar provisions in effect thereunder as of immediately prior to the date of termination, (iii) a prorated portion of his target annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, and payable if and when annual bonuses are paid to other senior employees, and (iv) senior executive level career transition services for a period of up to 12 months, using a reputable provider selected by him with the consent of the Company, which shall not be unreasonably withheld. In addition, under the Chamberlain Employment Agreement, in the event Mr. Chamberlain’s employment is terminated by the Company without cause during the 12 month period following a Change in Control (as defined in the Equity Plan), then, subject to his execution and non-revocation of a release and his continued compliance with the restrictive covenants, he will be entitled to (i) severance in an amount equal to 18 months of his then-current base salary, payable in 12 equal monthly installments, (ii) continuation of coverage during the 12 month period beginning on his date of termination for him and any eligible dependents under all Company health and welfare plans, subject to any active-employee cost-sharing or similar provisions in effect thereunder as of immediately prior to the date of termination, (iii) a payment equal to his target annual bonus for the year of termination, (iv) a prorated portion of his target annual bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, and payable if and when annual bonuses are paid to other senior employees and (v) senior executive level career transition services for a period of up to 12 months, using a reputable provider selected by him with the consent of the Company, which shall not be unreasonably withheld.
The Chamberlain Employment Agreement also includes other customary terms and conditions, including perpetual confidentiality and assignment of intellectual property provisions, a mutual non-disparagement covenant, and a 12 month post-termination noncompetition covenant and 24 month post-termination nonsolicitation or hire covenants of employees and customers.
If any payments or benefits payable to Mr. Chamberlain or under the Chamberlain Employment Agreement would be a “parachute payment” resulting in a lost tax deduction for the Company under Section 280G of the Code and excise tax to Mr. Chamberlain, as applicable, under Section 4999 of the Code, the payments and benefits shall be reduced to an amount that would not trigger the excise tax, but only to the extent that such reduction would leave Mr. Chamberlain, as applicable, with a greater net after-tax amount.
For purposes of the Named Executive Officers’ employment agreements, “Cause” generally means (i) conviction of, or plea of nolo contendere to, any felony or other crime involving either fraud or a breach of duty of loyalty with respect to the Company or any subsidiaries or other affiliates thereof, or any of its customers or suppliers, (ii) substantial and repeated willful failure to materially perform lawful duties as reasonably directed by the Board (not as a consequence of disability) after written notice thereof and failure to cure within 30 calendar days; provided, that Cause shall not result solely from unsatisfactory performance of duties or failure to achieve desired results, without otherwise meeting this definition for Cause, (iii) fraud, misappropriation, embezzlement, or material misuse of funds or property belonging to the Company, any of its subsidiaries, or New Outerwall Inc. (“Outerwall”), (iv) proven violation of the written policies of the Company or any of its subsidiaries or affiliates, or other willful misconduct in connection with the performance of duties that in either case results in material injury to the Company or any of its subsidiaries or Outerwall, after written notice thereof and failure to cure within thirty (30) calendar days, (v) material breach of material obligations under the employment agreement that results in material injury to the Company, any of its subsidiaries, or Outerwall, and failure to cure such breach within 30 calendar days after written notice; provided, that Cause shall not result solely from unsatisfactory performance of duties or failure to achieve desired results, without otherwise meeting the definition for Cause, or (vi) breach of the confidentiality or non-disparagement provisions (excluding unintentional breaches that are cured within 30 calendar days after he becomes aware of such breaches, to the extent curable) or the non-competition and non-solicitation provisions to which he is subject.
For purposes of the Smith Employment Agreement, “Good Reason” generally means to resign from the executive’s employment in the event that any of the following actions are taken by the Company or any of its subsidiaries without the executive’s express written consent: (i) a material reduction of the executive’s duties and responsibilities, (ii) a material reduction of the executive’s annual base salary or target bonus, (iii) the executive’s being required to work solely or substantially at a location more than 50 miles from the principal place of business of the executive’s employment, or (iv) any material breach by the Company of any term or provision of the employment agreement; provided, however, that none of the events described in the foregoing clauses shall constitute “Good Reason” unless the executive has notified the Company in writing describing the events that constitute “Good Reason” within 60 calendar days following the first occurrence of such events and then only if the Company fails to cure such events within 30 calendar days after the Company’s receipt of such written notice.
Outstanding Equity Awards at Fiscal Year End
The following table summarizes the outstanding equity incentive plan awards for each Named Executive Officer as of December 31, 2020.
	Stock Awards
Name	Number of Time-Based Shares or Units of Stock That Have not Vested (#)(1)	Market Value of Time-Based Shares or Units of Stock that Have not Vested ($)(2)	Number of Performance-Based Shares or Units of Stock That Have not Vested (#)(3)	Market Value of Performance-Based Shares or Units of Stock that Have not Vested ($)(2)
Galen C. Smith	39,600	$105,732	569,656	$1,520,982
Jason K. Kwong	28,000	$74,760	155,000	$413,850
Michael D. Chamberlain	8,000	$21,360	90,000	$240,300

(1)
Represents unvested Redwood Holdco RSUs (which, if not settled in cash, are settled in Class A Common Stock of Aspen Parent, Inc. (which, following settlement, is required to be immediately exchanged for a Class R Unit of Outerwall Holdings, LLC and which tracks the value of Redbox)), which vest as follows (subject to the Named Executive Officer’s continued employment through each applicable vesting date):

Name	Grant Date	Vesting Schedule
Galen C. Smith	12/6/2016	Vests 20% per year over 5 years. The remaining 39,600 RSUs vested on September 27, 2021.
Jason K. Kwong	12/7/2017	Vests 20% per year over 5 years. 14,000 of the remaining RSUs vested on September 25, 2021, and 14,000 of the remaining RSUs are scheduled to vest on September 25, 2022.
Michael D. Chamberlain	12/6/2016	Vests 20% per year over 5 years. The remaining 8,000 RSUs vested on September 27, 2021.

(2)
Since there was no public market for our shares as of December 31, 2020, the amount shown is based on a per share price of $2.67, which represents the fair market value of a Class A Common Stock of Aspen Parent, Inc.

(3)
Represents the unvested Redwood Holdco PSUs (which, if not settled in cash, are settled in Class A Common Stock of Aspen Parent, Inc. (which, following settlement, is required to be immediately exchanged for a Class R Unit of Outerwall Holdings, LLC and which tracks the value of Redbox)). As of December 31, 2020 the PSUs would vest on a Measurement Date in which the Apollo Holders achieved a MOIC of at least two (2x). In anticipation of the Business Combination, the PSUs will be amended effective as of the consummation of the Business Combination such that the total number of PSUs specified in the executive’s award agreement shall vest in four installments of 25% on each of the 6-, 12-, 18- and 24- month anniversaries of the consummation of the Business Combination, subject to the executive’s continued employment on each such vesting date; provided, that 100% of the PSUs shall become vested if, upon any Measurement Date, the Apollo Holders have achieved a MOIC of at least two (2x).

Health, Welfare and Retirement Plans
Redbox’s Named Executive Officers are eligible to participate in Redbox’s employee benefit plans and programs, including medical, dental and vision benefits, life insurance, and disability insurance, to the same extent as its other full-time employees, subject to the terms and eligibility requirements of those plans.
The Company also sponsors a 401(k) defined contribution plan in which its Named Executive Officers may participate, subject to limits imposed by the Code, to the same extent as all other full-time employees. The Company matches participant contributions 100% on the first 3% of deferrals and 50% on the next 2% of deferrals (up to a maximum of 4% when the participant contributes at least 5%), subject to Service limits.
Post-Combination Company Executive Officer and Director Compensation
Redbox is working to develop an executive compensation program that will be put in place following the closing of the Business Combination that is consistent with Redbox’s existing compensation policies and philosophies, which are designed to align compensation with business objectives and the creation of stockholder value, while enabling the company to attract, motivate and retain individuals who contribute to its long-term success.
Decisions on the executive compensation program will be made by the compensation committee of the board of directors. The following discussion is based on the present expectations as to the executive compensation program, although the actual executive compensation program will depend on the judgment of the members of the compensation committee and may differ from what is described in the following discussion.
Redbox anticipates that compensation for the executive officers will continue to have three primary components, consisting of base salary, short-term incentives and long-term incentives.
Base Salary
It is expected that the Named Executive Officers’ base salaries will initially continue as described under “— Narrative to 2020 Summary Compensation Table — Base Salaries” and will be reviewed in connection with the consummation of the Business Combination and from to time by the compensation committee based upon advice and counsel of its advisors.
Stock-Based Awards
Redbox intends to use stock-based awards to reward long-term performance of the Named Executive Officers. Redbox believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of the Named Executive Officers with the interests of stockholders and serve to motivate and retain the individual executives. Stock-based awards will be awarded under the 2021 Incentive Award Plan.

Other Compensation
Redbox expects to continue to maintain various employee benefit plans, including medical and 401(k) plans, in which the Named Executive Officers will participate.
Deductibility of Executive Compensation
Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to certain executive officers of a publicly-traded corporation, including the chief executive officer, chief financial officer and the three other most highly-paid executive officers. To retain highly skilled executives and remain competitive with other employers, the compensation committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the Company and its stockholders and we expressly reserve the right to do so.
Director Compensation
Redbox expects that the board of directors will implement an annual compensation program for non-employee directors. The material terms of this program are not yet known and will depend on the judgment of the members of the board based on advice and counsel of its advisors.
Seaport Global Acquisition Corp. 2021 Omnibus Incentive Plan
Summary of the Incentive Plan
At Closing, we adopted the Seaport Global Acquisition Corp. 2021 Omnibus Incentive Plan (the “Incentive Plan”). The following summary provides a general description of the material features of the Incentive Plan but is not a complete description of all provisions of the Incentive Plan. The purpose of the Incentive Plan is to attract, retain and motivate qualified persons as employees, directors and other service providers of the Company and its subsidiaries. The Incentive Plan also provides a means through which such persons can acquire and maintain stock ownership or awards, the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its subsidiaries.
The Incentive Plan will provide for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws (“ISOs”); (ii) stock options that do not qualify as incentive stock options (“Nonstatutory Options,” and together with ISOs, “Options”); (iii) stock appreciation rights (“SARs”); (iv) restricted stock awards (“Restricted Stock Awards”); (v) restricted stock units (“Restricted Stock Units” or “RSUs”); (vi) other stock awards (“Stock Awards”) or cash-based awards; and (vii) substitute awards (referred to collectively with the other awards as the “Awards”).
Key features of the Incentive Plan include:
•
No automatic Award grants are promised to any eligible individual;

•
Awards are subject to potential reduction, cancellation or, forfeiture pursuant to any clawback policy adopted by the Company;

•
Awards are generally non-transferrable except to an Award recipient’s immediate family member or related family trust, pursuant to a qualified domestic relations order or by will or the laws of descent or distribution; and

•
Meaningful limits on total director compensation.

Eligibility to Participate
Employees, non-employee directors and other service providers of the Company and its subsidiaries will be eligible to receive awards under the Incentive Plan. Eligible individuals to whom an Award is granted under the Incentive Plan are referred to as “Participants.” We have appropriately 1,400 employees (including six executive officers) and nine directors who are eligible to be granted awards under the Incentive Plan.

Securities to be Offered
Subject to adjustment in the event of any distribution, recapitalization, stock split, merger, consolidation or other corporate event, the aggregate number of shares of Class A common stock that may be issued pursuant to Awards under the Incentive Plan is equal to 7.5% of the outstanding shares of Class A common stock on a fully diluted basis (the “Share Pool”), and all of such shares will be available for issuance upon the exercise of ISOs.
If an Award under the Incentive Plan is forfeited, settled for cash or expires without the actual delivery of shares, any shares subject to such Award will again be available for new Awards under the Incentive Plan.
Administration
Our board of directors (or a committee appointed by our board of directors) will administer the Incentive Plan (as applicable, the “Administrator”). Subject to the terms of the Incentive Plan and applicable law, the Administrator has broad authority to select Participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the Incentive Plan. Subject to applicable law, the Administrator is also authorized to interpret the Incentive Plan, to establish, amend, suspend, and waive any rules and regulations relating to the Incentive Plan, to delegate duties under the Incentive Plan, to terminate, modify or amend the Incentive Plan (except for certain amendments that require stockholder approval as described below), and to make any other determinations that it deems necessary or desirable for the administration of the Incentive Plan. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Incentive Plan in the manner and to the extent the Administrator deems necessary or desirable.
Source of Shares
Class A common stock issued under the Incentive Plan may come from (i) authorized but unissued shares of Class A common stock, (ii) treasury stock held by the Company or (iii) previously issued shares of Class A common stock reacquired by the Company, including shares purchased on the open market.
Awards Under the Incentive Plan
Options.   An Option represents a right to purchase Class A common stock at a fixed exercise price. The Company may grant Options to eligible persons including: (i) ISOs (only to employees of the Company or its subsidiaries) which comply with the requirements of Section 422 of the Code; and (ii) Nonstatutory Options. The exercise price of each Option granted under the Incentive Plan will be stated in the option agreement and may vary; however, except in limited circumstances, the exercise price for an Option must not be less than the fair market value per share of Class A common stock as of the date of grant (or 110% of the fair market value for certain ISOs), nor may the Option be re-priced without the prior approval of the stockholders. Options may be exercised as the Administrator determines, but not later than 10 years from the date of grant. The Administrator determines the methods and form of payment for the exercise price of an Option (including, in the discretion of the Administrator, payment in Class A common stock, other Awards or other property) and the methods and forms in which Class A common stock will be delivered to a Participant.
SARs.   A SAR is the right to receive an amount equal to the excess of the fair market value of one share of Class A common stock on the date of exercise over the grant price of the SAR, payable in either cash or shares of Class A common stock or any combination thereof as determined by the Administrator. The grant price of a share of Class A common stock subject to the SAR will be determined by the Administrator, but, except in limited circumstances, in no event will that grant price be less than the fair market value of the Class A common stock on the date of grant. The Administrator has the discretion to determine the other terms and conditions of a SAR award.
Restricted Stock Awards.   A Restricted Stock Award is a grant of shares of Class A common stock subject to a risk of forfeiture, performance conditions, restrictions on transferability and any other restrictions imposed by the Administrator in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Administrator. Except as otherwise provided under the terms of an

Award agreement, the holder of a Restricted Stock Award will generally have rights as a stockholder, including the right to vote the Class A common stock subject to the Restricted Stock Award and to receive dividends on the Class A common stock subject to the Restricted Stock Award during the restriction period. Unless otherwise determined by the Administrator and specified in the Award agreement, Class A common stock distributed in connection with a stock split or stock dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such Class A common stock or other property has been distributed.
Restricted Stock Units.   RSUs are rights to receive Class A common stock, cash, or a combination of both equal in value to the number of shares of Class A common stock covered by the RSUs at the end of a specified period or upon the occurrence of a specified event. The Administrator will subject RSUs to restrictions to be specified in the RSU Award agreement, and those restrictions may lapse at such times determined by the Administrator. Unless otherwise provided by the Committee or in an award agreement, an RSU shall not convey to the Participant the rights and privileges of a stockholder with respect to the share of Class A common stock subject to the RSU, such as the right to vote or the right to receive dividends, unless and until a share of Class A common stock is issued to the Participant to settle the RSU.
Dividend Equivalents.   Dividend equivalents entitle a Participant to receive cash, shares of Class A common stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Class A common stock. The terms and conditions applicable to dividend equivalents will be determined by the Administrator and set forth in an Award agreement.
Other Stock-Based or Cash-Based Awards.   Other stock-based Awards are awards denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of Class A common stock. Cash-based awards are awards denominated and/or payable in cash. Such stock-based awards or cash-based awards may be granted on a free-standing basis, as an element of or a supplement to, or in lieu of any other Award.
Substitute Awards.   The Company may grant Awards in assumption of, or substitution for, any other Award granted under the Incentive Plan or another plan of the Company or its predecessors or subsidiaries or any other right of a person to receive payment from the Company or its subsidiaries. Awards may also be granted in substitution for awards held by individuals who become eligible individuals as a result of certain business transactions, in which case, subject to applicable stock exchange requirements, shares of Class A common stock subject to such Awards will not be added to or subtracted from the Share Pool (except that substitute awards issued or intended as ISOs shall be counted against the aggregate number of ISOs available under the Incentive Plan). Substitute awards that are Options or SARs may have an exercise price per share that is less than the fair market value of a share of Class A common stock on the date of substitution if the substitution complies with the requirements of Section 409A of the Code and the guidance and regulations promulgated thereunder and other applicable laws.
Other Provisions
Changes in Capital Structure and Similar Events.   In the event of any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Class A common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Class A common stock or other securities of the Company, or other similar corporate transaction or event) with respect to Class A common stock, the Administrator will make any adjustments in such manner as it may deem equitable, including without limitation equitable adjustments to: (i) the aggregate number or kind of shares that may be delivered under the Incentive Plan, (ii) the number or kind of shares or amount of cash subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or exercise price of Awards and performance goals, and (iv) the applicable share-based limitations with respect to Awards provided in the Incentive Plan, in each case to equitably reflect such event. The Administrator may also provide for a substitution or assumption of awards, accelerate the delivery, vesting and/or exercisability of, lapse of restrictions and/or other conditions on, or termination of, awards or providing for a period of time up to ten days for Participants to exercise outstanding Awards prior to the occurrence of such event, and may cancel any one or more outstanding awards in exchange for the payment of the value of such awards as determined by the Administrator.
Change in Control.   Except to the extent otherwise provided in any applicable Award agreement, no Award will vest solely upon the occurrence of a change in control. In the event of a change in control or other relevant changes to the Company or the Class A common stock, the Administrator may, in its discretion, (i) accelerate the time of vesting or exercisability of an Award, (ii) cancel Awards in exchange for a cash payment (including canceling an Option or SAR for no consideration if it has an exercise price or the grant price less than or equal to the value paid in the transaction), or (iii) make any other adjustments to Awards that the Administrator deems appropriate to reflect such change in control or other event.
Tax Withholding.   The Company and any of its subsidiaries have the right to withhold, or require payment of, the amount of any applicable withholding taxes due or potentially payable upon exercise, award or lapse of restrictions. The Administrator will determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash, or Class A common stock (including cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Administrator deems appropriate.
Limitations on Transfer of Awards.   Participants generally may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber any Award, except by will or the laws of descent and distribution, and the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Awards may only be exercised by a Participant during that Participant’s lifetime or by the person to whom the Participant’s rights pass by will or the laws of descent and distribution. However, notwithstanding these restrictions, the Administrator may permit a Participant to transfer, without consideration, an Award, other than an ISO, subject to such rules the Administrator may adopt and subject to various conditions stated in the Incentive Plan. All shares of Class A common stock subject to an Award and evidenced by a stock certificate will contain a legend restricting the transferability of the shares pursuant to the terms of the Incentive Plan, which can be removed once the restrictions have terminated, lapsed or been satisfied. If shares are issued in book entry form, a notation to the same restrictive effect will be placed on the transfer agent’s books in connection with such shares.
Clawback.   All Awards under the Incentive Plan will be subject to any clawback policy adopted by the Company, as in effect from time to time.
Plan Amendment and Termination.   The Administrator may amend or terminate any Award or Award agreement at any time and the Company’s board of directors may amend or terminate the Incentive Plan at any time. However, stockholder approval will be required for any Incentive Plan amendment to the extent necessary to comply with applicable law or exchange listing standards, and Participant consent will be required for any Incentive Plan or award amendment or termination that would materially and adversely affect the rights of such Participant under any previously granted and outstanding Award unless the Administrator determines such change is required or advisable under applicable law or to avoid adverse tax consequences under Section 409A of the Code and guidance promulgated thereunder. The Administrator does not have the authority, without the approval of the stockholders to amend any outstanding Option or SAR to reduce its exercise price per share, cancel it and replace it with a new Option or SAR with a lower exercise price or other award or cash, or take any other action that would be considered a repricing under the applicable exchange listing standards.
Term of the Incentive Plan.   The Incentive Plan became effective upon the closing of the Business Combination. Unless earlier terminated by action of the Company’s board of directors, the Incentive Plan will terminate on the tenth anniversary of the Closing. Awards granted before the termination date of the Incentive Plan will continue to be effective according to their terms and conditions.
Federal Income Tax Consequences
The following discussion is for general information only and is intended to briefly summarize the United States federal income tax consequences to Participants arising from participation in the Incentive Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a Participant in the Incentive Plan may vary depending on his or her particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, Nonstatutory Options and SARs with an exercise price less than the fair market value of shares of the Class A common stock on the date of grant, SARs payable in cash, RSUs, and certain other Awards that may be granted pursuant to the Incentive Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.
Tax Consequences to Participants under the Incentive Plan
Stock Options and Stock Appreciation Rights.   Participants will not realize taxable income upon the grant of an Option or SAR. Upon the exercise of a Nonstatutory Option or SAR, a Participant will recognize ordinary compensation income (subject to the Company’s withholding obligations of an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price of the Award. A Participant will generally have a tax basis in any shares of Class A common stock received pursuant to the exercise of a Nonstatutory Option or SAR that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Tax Consequences to the Company” below, the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules. When a Participant sells the Class A common stock acquired as a result of the exercise of a Nonstatutory Option or SAR, any appreciation (or depreciation) in the value of the Class A common stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on whether the shares are held for more than one year. The Class A common stock must be held for more than 12 months to qualify for long-term capital gain treatment.
Participants eligible to receive an ISO will not recognize taxable income on the grant of an ISO. Upon the exercise of an ISO, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of Class A common stock received upon exercise of the ISO (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an ISO would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.
Upon the disposition of ISO Stock that has been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), a Participant will generally recognize long-term capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Stock. However, if a Participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Stock. A Participant would also recognize long-term or short-term capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date, depending on whether the Participant held the shares for more than one year after the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.
The Company will generally not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless a Participant makes a Disqualifying Disposition of the ISO Stock. If a Participant makes a Disqualifying Disposition, the Company will then, subject to the discussion below under “Tax Consequences to the Company,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.
Under current rulings, if a Participant transfers previously held shares of Class A common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an Option, whether a Nonstatutory Option or an ISO, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or ISO exercise price (although a Participant would still recognize ordinary compensation income upon exercise of a Nonstatutory Option in the manner described above). Moreover, that number of shares of Class A common stock received upon exercise which equals the number of shares of previously held Class A common stock surrendered in satisfaction of the Nonstatutory Option or ISO exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of Class A common stock surrendered in satisfaction of the Nonstatutory Option or ISO exercise price. Any additional shares of Class A common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above.
The Incentive Plan generally prohibits the transfer of Awards other than by will or according to the laws of descent and distribution or pursuant to a domestic relations order, but the Incentive Plan allows the Administrator to permit the transfer of Awards (other than ISOs) in limited circumstances, in its discretion.
The Service has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options (other than in the context of divorce) or SARs. However, the Service has informally indicated that after a transfer of stock options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and employment or payroll taxes will be collectible at the time the transferee exercises the stock options. If a Nonstatutory Option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and employment or payroll taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.
In addition, if a Participant gratuitously transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $15,000 per donee (for 2019, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit, and/or (iii) the marital or charitable deductions. The gifted Nonstatutory Option will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.
This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options or to SARs is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.
Restricted Stock Awards; RSUs; Stock Awards; Other Stock-Based or Cash-Based Awards.   A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. Individuals will not have taxable income at the time of grant of an RSU, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or a share of Class A common stock in settlement of the RSU, as applicable, in an amount equal to the cash or the fair market value of the Class A common stock or the amount of cash received.
A recipient of a Restricted Stock Award or Stock Award generally will be subject to tax at ordinary income tax rates on the fair market value of the Class A common stock when it is received, reduced by any amount paid by the recipient; however, if the Class A common stock is not transferable and is subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the Class A common stock (i) when the Class A common stock first becomes transferable and is no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make a valid election under Section 83(b) of the Code, or (ii) when the Award is received, in cases where a Participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to a Restricted Stock Award that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.
A Participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above. The tax basis in the Class A common stock received by a Participant will equal the amount recognized by the Participant as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse. Subject to the discussion below under “Tax Consequences to the Company,” the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.
Tax Consequences to the Company
Reasonable Compensation.   In order for the amounts described above to be deductible by the Company (or its subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.
Golden Parachute Payments.   Our ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer.
Compensation of Covered Employees.   The ability of the Company (or its subsidiary) to obtain a deduction for amounts paid under the Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Company’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.
New Plan Benefits
The future awards, if any, that will be made to eligible persons under the Incentive Plan are subject to the discretion of the Administrator, and therefore, the benefits or number of shares subject to awards that may be granted in the future to our executive officers, employees and directors is not currently determinable. Therefore, a New Plan Benefit Table is not provided.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for our executive officers and directors (see “Executive Compensation” for a discussion of compensation arrangements for our named executive officers and directors) and the transactions discussed below, there were no transactions, to which we were a party or will be a party, in which:
•
the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Policies and Procedures for Related Party Transactions
We have adopted a written Related Person Transaction Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our audit committee. In accordance with the policy, our audit committee has overall responsibility for implementation of and compliance with the policy.
For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our board of directors or audit committee.
The policy requires that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our audit committee for consideration. Under the policy, our audit committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the audit committee so that it may determine whether to ratify, rescind or terminate the related person transaction.
The policy also provides that the audit committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.
Registration Rights Agreement
At Closing, the Company, the Sponsor and Redwood Holdco (together with any person or entity who becomes a party to the Registration Rights Agreement, the “Investors”) entered into the Registration Rights Agreement, pursuant to which, among other things, we were required to prepare and file or cause to be prepared and filed with the Commission as soon as practicable after the Closing, but in any event no later than thirty calendar days after the Closing, a Resale Shelf Registration Statement. The Company is filing the registration statement of which this prospectus forms a part in order to satisfy its obligation to file a Resale Shelf Registration Statement under the Registration Rights Agreement.
In particular, the Registration Rights Agreement provides for the following:
•
Demand registration rights.   At any time and from time to time after the expiration of the period ending on the earlier of (a) six months after the Closing or (b) if the closing price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any twenty trading days within and 30-trading day period following the Closing (the “Registration Rights Agreement Lock-Up Period”),

we will be required, upon the written demand of one or more Investor(s) who hold Registrable Securities (as defined therein) with an aggregate estimated market value of at least $75 million, to file a registration statement of all or any portion of their Registrable Securities (as defined therein), including, under certain circumstances, the offering of such Registrable Securities (as defined therein) in the form of an underwritten offering. We are not obligated to effect (i) more than one demand registration during any six-month period; provided that a registration will not be counted for such purposes unless a Form S-1, or any similar long form registration, or Form S-3 has become effective; or (ii) any demand registration if there is an effective Resale Shelf Registration Statement (as defined therein) on file with the Commission.
•
Shelf registration rights.   No later than thirty days following the Closing, we will file a Resale Shelf Registration Statement registering all of the Registrable Securities (as defined therein) held by the Investors that are not covered by an effective registration statement. We will use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing. The Company is filing the registration statement of which this prospectus forms a part in order to satisfy its obligation to file a Resale Shelf Registration Statement under the Registration Rights Agreement.

•
Piggy-back registration rights.   At any time after the Closing, if we propose to file a registration statement with respect to an offering of its equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, or the equity securities of our stockholders, under the Securities Act, subject to certain exceptions, we will notify the Investors of such offering and offer the Investors the opportunity to register the sale of such number of Registrable Securities (as defined therein) that such Investor may request in writing within five days following receipt of notice from us.

•
Expenses and indemnification.   All fees, costs and expenses of underwritten registrations will be borne by us and underwriting discounts and selling commissions attributable to the Registrable Securities (as defined therein) being sold by the holders thereof will be borne by such holders. The Registration Rights Agreement will contain customary cross-indemnification provisions, under which we are obligated to indemnify holders of Registrable Securities (as defined therein) in the event of material misstatements or omissions in the applicable registration statement attributable to us, and holders of registrable securities are obligated to indemnify us for material misstatements or omissions attributable to them.

•
Registrable securities.   Our securities will cease to be Registrable Securities (as defined therein) when (i) a registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been sold, transferred, disposed or exchanged of in accordance with such registration statement, (ii) such securities have been otherwise transferred, new certificates or book-entry positions for them not bearing a legend restricting further transfer have been delivered by us and subsequent public distribution of them does not require registration under the Securities Act, (iii) such securities have ceased to be outstanding, (iv) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale), or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

•
Lock-up.   During the Registration Rights Lock-Up Period, the Investors each agree not to transfer certain securities subject to certain customary exceptions. The Registration Rights Lock-Up Period expired at the close of business on November 22, 2021.

This offering is being made pursuant to the terms of the Registration Rights Agreement.
Stockholders Agreement
At Closing, the Company entered into the Stockholders Agreement with with Redwood Holdco and certain other parties (collectively, the “Stockholder Parties”). Pursuant to the terms of the Stockholders Agreement, the Stockholder Parties will have the right to designate nominees for election to our board of directors following the Closing. The number of nominees that the Stockholder Parties will be entitled to nominate pursuant to the Stockholders Agreement is dependent on the Stockholder Parties’ beneficial ownership of Company Shares (as defined in the Stockholders Agreement).
The Stockholders Agreement provides that: (i) for so long as the share of the economic interest of Redwood Holdco together with its successor or any permitted transferee under the Stockholders Agreement (the “Principal Stockholders”) in the aggregate issued and outstanding shares of Class A common stock, and any securities or rights convertible into, or exercisable or exchangeable for Class A common stock, at any time (the “Percentage Interest”) is at least 35%, the Principal Stockholders will have the right to nominate four directors to our board of directors (at least one of whom will be independent); (ii) for so long as the Percentage Interest of the Principal Stockholders is less than 35% but at least 25%, the Principal Stockholders will have the right to nominate three directors to our board of directors (at least one of whom will be independent); (iii) for so long as the Percentage Interest of the Principal Stockholders is less than 25% but at least 15%, the Principal Stockholders will have the right to nominate two directors to our board of directors (at least one of whom will be independent); and (iv) for so long as the Percentage Interest of the Principal Stockholders is less than 15% but at least 5%, the Principal Stockholders will have the right to nominate one director to our board of directors. Initially, the Principal Stockholder has nominated Kimberly Kelleher, Reed Rayman, David B. Sambur and Lee J. Solomon to serve on our board of directors.
For so long as the Sponsor, together with its successors or any permitted transferee under the Stockholders Agreement (the “Sponsor Stockholder”) beneficially owns, in the aggregate, a number of shares of Class A common stock, and any securities or rights convertible into, or exercisable or exchangeable for Class A common stock, held by the Sponsor Stockholder immediately following the Closing (the “Initial Sponsor Shares”) equal to or greater than (i) 75% of the total number of Initial Sponsor Shares, the Sponsor Stockholder will have the right, but not the obligation, to nominate two directors for election to our board of directors (at least one of which will be independent) and (ii) 50% of the total number of Initial Sponsor Shares, the Sponsor Stockholder will have the right, but not the obligation, to nominate one director for election to our board of directors. Initially, the Sponsor Stockholder has nominated Jay Burnham and Charles Yamarone to serve on our board of directors.
For so long as HPS Investment Partners, LLC’s (the “HPS Stockholder”) Percentage Interest is at least 50% of the Percentage Interest of the HPS Stockholder as of immediately following the Closing, the HPS Stockholder will have the right, but not the obligation, to (i) nominate one director for election to our board of directors and (ii) designate one non-voting observer to our board of directors who is reasonably satisfactory to us. Initially, the HPS Stockholder has nominated Vikas M. Keswani to serve on our board of directors.
Tax Receivable Agreement
At Closing, we entered into to a Tax Receivable Agreement with Redwood Holdco. Under the terms of the Tax Receivable Agreement, we generally will be required to pay to Redwood Holdco, and to each other person from time to time that Redwood Holdco assigns rights under the Tax Receivable Agreement to, 85% of the tax savings, if any, that we realize (using an assumed combined state and local income tax rate) in certain circumstances as a result of basis in certain assets existing at the time of the Business Combination and tax attributes that benefit the Company as a result of an Exchange, including as a result of payments made under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will expire upon the earlier to occur of the complete utilization of the tax benefits or the Company exercising its right to terminate the Tax Receivable Agreement for an amount representing the net present value of future payments under the Tax Receivable Agreement or certain other acceleration events occur. We have estimated the tax receivable liability of $15.7 million assuming (1) a share price equal to $10.00 per share, (2) a constant federal income tax rate of 21.0% and a state tax rate of 4.2% (net of any federal benefit), (3) no material changes in tax law, (4) the ability to utilize tax basis and attributes and (5) future tax receivable agreement payments. These amounts are estimates and have been prepared for informational purposes only. However, due to the uncertainty of various factors, including: (1) a constant federal income tax rate of 21.0% and a state tax rate of 4.2% (net of any federal benefit), (2) no material changes in tax law, (3) the ability to utilize tax basis and attributes and (4) whether and when Redwood Holdco engages in Exchanges and the share price at such times, the likely tax savings we will realize and the resulting amounts we are likely to pay pursuant to the Tax Receivable Agreement are uncertain. If Redwood Holdco were to engage in an Exchange of all of its Redwood Intermediate equity interests at Closing, the net present value of the liability we would recognize is approximately $169.1 million.
Fourth Amended and Restated Limited Liability Company Agreement
On the Closing Date, the limited liability company agreement of Redwood Intermediate, LLC was amended and restated in its entirety to include the terms set forth below (the “Redwood Intermediate LLCA”).
Each Redbox Common Unit has identical economic rights and is entitled to share in the profits and losses of Redwood Intermediate and to receive distributions as and if declared by the Managing Member (as defined below). Redbox Common Units have no voting rights.
Effective upon completion of the Closing, the Company was admitted as the sole Managing Member of Redwood Intermediate (the Company in such capacity, the “Managing Member”). The Managing Member has the sole authority to manage the business, property and affairs of Redwood Intermediate in accordance with the Redwood Intermediate LLCA and applicable law. The Managing Member cannot be removed or replaced except by the incumbent Managing Member. The Managing Member is not entitled to any compensation for services rendered to Redwood Intermediate in its capacity as Managing Member.
The Managing Member may, subject to (i) any restrictions contained in the financing agreements to which Redwood Intermediate or any of its subsidiaries is a party, (ii) having available cash (after setting aside appropriate reserves) and (iii) any mutually agreed upon other restrictions set forth in the Redwood Intermediate LLCA, make distributions to the members at any time and from time to time. Notwithstanding anything to the contrary, no distribution (including Tax Distributions (as defined below)) or other payment in respect of membership interests shall be required to be made to any member if, and to the extent that, such distribution (including Tax Distributions) or other payment in respect of membership interests would not be permitted under the Delaware Limited Liability Company Act or other applicable law. All distributions, including Tax Distributions, will be made to holders of Redbox Common Units on a pro rata basis based on the number Redbox Common Units held by each holder. Upon the liquidation or winding up of Redwood Intermediate, all net proceeds thereof will be distributed to the holders of Redbox Common Units on a pro rata basis based on the number of Redbox Common Units held by each holder.
Redwood Intermediate shall make distributions among the holders of Redbox Common Units on a pro rata basis in an amount that in the Managing Member’s discretion allows every holder of Redbox Common Units to satisfy its tax liability with respect to its Redbox Common Units (“Tax Distributions”). The amount of any Tax Distributions shall be determined assuming that each holder is a corporation, and each holder’s only income is from Redwood Intermediate based on projections of the taxable income of Redwood Intermediate for the applicable tax period multiplied by the highest marginal federal, state and local tax rate for a corporation that is resident in the United States applicable to each item of income. Such amount shall be the same for all holders. If the aggregate amount of Tax Distributions paid for any fiscal year is less than the amount that would be calculated as of the end of such fiscal year based upon Redwood Intermediate’s actual income for such fiscal year, additional Tax Distributions in the amount of such shortfall shall be paid as soon as reasonably practicable after the end of such fiscal year.
The Redwood Intermediate LLCA contains restrictions on transfers of membership interests and requires the prior consent of the Managing Member for such transfers, except, in each case, for (i) certain transfers to permitted transferees under certain conditions (including transfers to affiliates), (ii) transfers of Redbox Common Units by Redwood Holdco to its direct and indirect equity holders, whether as a distribution, a liquidating distribution or otherwise, and (iii) Sales (as defined below) of Redbox Common Units for cash (to the extent permitted by the governing documents of Redwood Intermediate or its applicable subsidiary) or Class A common stock in accordance with the Sale provisions below.
The Redwood Intermediate LLCA provides for, among other things, the ability for each holder of Redbox Common Units, following the expiration of any applicable lock-up period, to sell (each, a “Sale”) all or any portion of its Redbox Common Units, together with the cancellation of an equal number of shares of Class B common stock, in exchange for cash or a number of shares of Class A common stock equal to the product of (a) the number of Redbox Common Units to be sold multiplied by (b) an exchange rate which will initially be one to one but which will be subject to adjustment as set forth in the Redwood Intermediate LLCA.
The Redwood Intermediate LLCA includes reasonable procedures for the implementation of Sales, including, without limitation, procedures for the giving of notice of an election of exchange. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A common stock, solely for the purpose of issuance upon a Sale, such number of shares of Class A common stock as shall be deliverable upon any such Sale; provided that nothing contained herein shall be construed to preclude the Company or Redwood Intermediate from satisfying its obligations in respect of the Sale of Redbox Common Units by delivery of shares of Class A common stock which are held in the treasury of the Company or are held by Redwood Intermediate or any of their subsidiaries, by delivery of purchased shares of Class A common stock (which may or may not be held in the treasury of the Company or held by any subsidiary thereof). The Company and Redwood Intermediate shall covenant that all Class A common stock issued upon a Sale will, upon issuance, have been duly authorized and validly issued and be fully paid and non-assessable.
The Company and Redwood Intermediate shall covenant and agree that, to the extent that a registration statement under the Securities Act is effective and available for shares of Class A common stock to be delivered with respect to any Sale, shares that have been registered under the Securities Act shall be delivered in respect of any Sale. If any Sale in accordance with the Redwood Intermediate LLCA is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the member requesting such Sale. The Company and Redwood Intermediate shall use commercially reasonable efforts to promptly facilitate such Sale pursuant to any reasonably available exemption from such registration requirements, the Company and Redwood Intermediate shall use commercially reasonable efforts to list Class A common stock required to be delivered upon Sale prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding shares of Class A common stock may be listed or traded at the time of such delivery.
Redwood Intermediate shall dissolve, and its affairs shall be wound up, upon: (a) the entry of a decree of judicial dissolution of Redwood Intermediate under Section 18-802 of the Delaware Act; (b) any event which makes it unlawful for the business of Redwood Intermediate to be carried on by the members; (c) at any time that there are no members, unless Redwood Intermediate is continued in accordance with the Delaware Act; or (d) the determination of the Managing Member in its sole discretion; provided that in the event of a dissolution pursuant to this clause (d), the relative economic rights of each class of units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to members in connection with the winding up of Redwood Intermediate, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable laws and regulations, unless, and to the extent that, with respect to any class of units, holders of not less than 90% of the units of such class consent in writing to a treatment other than as described above; provided, that if the dissolution of Redwood Intermediate pursuant to and in accordance with clauses (b) or (d) in this provision would have a material adverse effect on any member, the dissolution of Redwood Intermediate shall require the prior written consent of such member, which consent shall not be unreasonably withheld.
Redwood Intermediate shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Managing Member and/or Redwood Intermediate (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of Redwood Intermediate. Redwood Intermediate shall also bear and/or reimburse the Managing Member for (i) any costs, fees or expenses incurred by the Managing Member in connection with serving as the Managing Member, (ii) operating, administrative and other similar costs, to the extent the proceeds are used or will be used by the Managing Member to pay expenses described in this clause (ii), and payments pursuant to any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of the Managing Member), (iii) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, the Managing Member, (iv) fees and expenses (other than any underwriters’ discounts and commissions that are economically recovered by the Managing Member as a result of acquiring Redbox

Common Units at a discount) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the Managing Member, (v) other fees and expenses in connection with the maintenance of the existence of the Managing Member, and (vi) all other expenses allocable to Redwood Intermediate or otherwise incurred by the Managing Member, in each case incurred by the Managing Member in connection with operating Redwood Intermediate’s business. For the avoidance of doubt, such distributions or reimbursements may not be used to pay or facilitate dividends or distributions on the securities of the Company and must be used solely for one of the express purposes set forth under clauses (i) through (vi) of the immediately preceding sentence. Also for the avoidance of doubt, Redwood Intermediate shall not pay or bear any income tax obligations of the Company or the Managing Member or any obligations of the Company or the Managing Member under the Tax Receivable Agreement. The Managing Member and certain related persons will also be entitled to customary indemnification rights (including advancement of expenses).
Backstop Agreements
In connection with the Business Combination, on October 12, 2021, Seaport entered into backstop subscription agreements (the “Backstop Agreements”) with certain subscribers (the “Backstop Subscribers”), including affiliates of funds managed by affiliates of Apollo Global Management, Inc. and Seaport Global SPAC, LLC, pursuant to which the Backstop Subscribers agreed, subject to certain conditions in the Backstop Agreements, to subscribe for and purchase up to an aggregate of 3,564,356 shares of Class A common stock, in the event that more than 10,810,644 public shares of Class A common stock are submitted for redemption in connection with the Business Combination, for a purchase price of $10.10 per share.
In accordance with the Backstop Agreements, on October 20, 2021, the Backstop Subscribers funded the approximately $20.2 million aggregate purchase price. Immediately prior to the Closing on October 22, 2021, Seaport issued an aggregate of 1,995,989 shares of Class A common stock to the Backstop Subscribers pursuant to the Backstop Agreements.
PIPE Investment
An affiliate of Apollo, Apollo Global Securities, LLC (“AGS”), acted as a placement agent in connection with the PIPE Investment and received customary placement agent fees of approximately $250,000.
Credit Agreement
On January 29, 2021, New Outerwall, Inc. loaned $25.0 million to Redbox Automated Retail, LLC under the Credit Agreement, which loan proceeds were used for general corporate purposes. The loan was subsequently assigned to Aspen Parent Inc. The loan bears interest at a rate of LIBOR plus 7.25% (or LIBOR plus 8.25% if PIK interest is paid) and matures on April 20, 2024. Aspen Parent Inc. indirectly owns 100% of the equity interests of Redbox Automated Retail, LLC.
AGS acted as a placement agent in connection with the Amendment to the Credit Agreement dated September 7, 2018 and received customary placement agent fees of approximately $857,812.
ADT Cybersecurity
Pursuant to the Vendor Master Cybersecurity Services Agreement and Statement of Work thereto, dated as of January 28, 2019, by and between Redbox Automated Retail, LLC and ADT Cybersecurity, a division of ADT LLC, as modified by that certain Change Request to the Statement of Work, dated as of September 15, 2020, ADT provides certain cybersecurity services, including managed detection, firewall services and VPN, to Redbox Automated Retail, LLC. Both Redbox Automated Retail, LLC and ADT are portfolio companies of funds affiliated with Apollo Global Management, Inc. During the years ended December 31, 2020 and 2019, Redbox paid ADT Cybersecurity an aggregate of $0.3 million and $0.3 million, respectively, for services rendered pursuant to the agreement. The term of the agreement renews annually for successive one-year periods.
ecoATM, LLC
Pursuant to the Services Agreement, dated as of January 1, 2018, by and between ecoATM, LLC and Redbox Automated Retail, LLC, as amended by that certain First Amendment to Services Agreement,

dated as of June 18, 2019, as further amended by that certain Second Amendment to Services Agreement, dated as of September 25, 2019, as further amended by that certain Third Amendment to Services Agreement, dated as of October 16, 2019, Redbox provides installation, maintenance and repair services for kiosks owned and operated by ecoATM. Both Redbox Automated Retail, LLC and ecoATM, LLC are portfolio companies of funds affiliated with Apollo Global Management, Inc. During the years ended December 31, 2020, 2019 and 2018, ecoATM paid Redbox an aggregate of $13.7 million, $8.8 million and $4.7 million, respectively, for services rendered pursuant to the agreement. The term of the agreement expires on December 31, 2023.
Coinstar
Pursuant to the Statement of Work, dated as of January 1, 2017, by and between Redbox Automated Retail, LLC and Coinstar, LLC, Redbox Automated Retail, LLC provides certain tax and accounting servicesto Coinstar, LLC in exchange for a quarterly service fee. Each of Redbox Automated Retail, LLC and Coinstar, LLC are indirect wholly owned subsidiaries of New Outerwall, Inc. During the years ended December 31, 2020, 2019 and 2018, Coinstar paid Redbox an aggregate of $0.8 million, $0.4 million and $1.9 million, respectively, for services rendered pursuant to the agreement. Redbox Automated Retail, LLC terminated this agreement upon the closing of the Business Combination.
Pursuant to the Transition Services Agreement, dated as of September 27, 2016 (as amended on March 31, 2017), by and among Aspen Holdco LLC, Redwood Holdco, LLC and ecoATM, LLC, each of the parties thereto provided to the other parties certain services on a transitional basis. During the years ended December 31, 2020, 2019 and 2018, Redbox paid Coinstar an aggregate of $0.0 million, $0.8 million and $5.5 million, respectively, for services rendered pursuant to the agreement.
Oath Inc.
Pursuant to the Joint Promotion Agreement and Exhibit A-1, dated as of September 30, 2021, by and between Redbox Automated Retail, LLC and Oath Inc., as amended on November 4, 2021, Oath paid Redbox $400,000 for the purchase of Redbox promotional codes that Oath can make available to its AOL and Yahoo users. The agreement allows Oath to purchase additional codes during the term of the agreement, which expires on September 30, 2024. Both Redbox Automated Retail, LLC and Oath Inc. are portfolio companies of funds affiliated with Apollo Global Management, Inc.

PRINCIPAL STOCKHOLDERS
The following table sets forth information known to the Company regarding the beneficial ownership of the Company’s common stock as of November 29, 2021 by:
•
each person who is the beneficial owner of more than 5% of either class of the Company’s common stock;

•
each of the Company’s named executive officers and directors; and

•
all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by them.
The beneficial ownership of Company common stock is based on 12,618,516 shares of Class A common stock and 32,770,000 shares of Class B common stock issued and outstanding.
	Shares of Class A Common Stock	Percent of Class A Common Stock	Shares of Class B Common Stock	Percent of Class B Common Stock	Percent of Total Voting Power(2)
Name of Beneficial Owner(1)
Named Executive Officers and Directors
Galen C. Smith	—	—	—	—	—
Jason K. Kwong	—	—	—	—	—
Michael D. Chamberlain	—	—	—	—	—
Jay Burnham	—	—	—	—	—
Vikas M. Keswani	—	—	—	—	—
Reed Rayman	—	—	—	—	—
Michael Redd	—	—	—	—	—
David B. Sambur	—	—	—	—	—
Lee J. Solomon	—	—	—	—	—
Charles Yamarone	—	—	—	—	—
All Executive Officers and Directors as a Group (15 Individuals)	—	—	—	—	—
Five Percent Holders:
Redwood HoldCo LP(3)	—	—	32,770,000	100%	72.2%
Seaport Global SPAC, LLC and affiliates(4)	4,363,251	34.6%	—	—	9.6%
Ophir Asset Management Pty Ltd(5)	3,000,000	23.8%	—	—	6.6%
AP VIII Aspen Holdings, L.P.(6)	1,756,487	13.9%	—	—	3.9%
Funds affiliated with Standard General L.P.(7)	995,000	7.9%	—	—	2.2%

(1)
Unless otherwise noted, the address of each holder is c/o Redbox Entertainment Inc., 1 Tower Lane, Suite 800, Oakbrook Terrace, Illinois 60181.

(2)
Represents percentage of voting power of the holders of Class A common stock and Class B common stock of the Company voting together as a single class.

(3)
Shares of Class B common stock, par value $0.0001 per share, held by Redwood Holdco. This number correlates to 32,770,000 Redbox Common Units held by Redwood Holdco, which represents 32,770,000 shares of Class A common stock, par value $0.0001 per share, that may be issuable upon the exchange of 32,770,000 Redbox Common Units following applicable lock-up periods. Each share of Class B common stock has one vote. Concurrently with an exchange of Redbox Common Units for shares of Class A common stock by Redwood Holdco, Redwood Holdco will be required to surrender to the Company a number of shares of Class B common stock equal to the number of Redbox Common Units exchanged, and such shares will be converted into shares of Class A common stock on a one-for-one basis, subject to adjustment. The general partner of Redwood Holdco is Redwood GP, LLC (“Redwood GP”). New Outerwall, Inc. is the sole limited partner of Redwood Holdco and the sole member of Redwood GP. New Outerwall is an indirect majority owned subsidiary of AP VIII Aspen Holdings, L.P. (“Aspen Holdings”). The general partner of Aspen Holdings is AP VII Aspen Holdings GP, LLC (“Aspen GP”) and Apollo Management VIII, L.P. (“Management VIII”) is the sole member of Aspen GP. AIF VIII LLC (“AIF VIII”) serves as the general partner of Management VIII. Apollo Management, L.P. serves as the sole member and manager of AIF VIII and Apollo Management GP, LLC serves as the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) serves as the sole member and manager of Apollo Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) serves as the general partner of Management Holdings. New Outerwall, Aspen Holdings, Aspen GP, Management VIII, AIF VIII, Apollo Management, Apollo Management GP, Management Holdings, and Management Holdings GP, and Messrs. Joshua Harris, Marc Rowan, Scott Kleinman and James Zelter, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all the shares of Class B common stock, and the above description shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.
(4)
Seaport Global Asset Management, LLC is the managing member of Seaport Global SPAC, LLC (the “Sponsor”) and Stephen Smith, its Chairman and Chief Executive Officer, is the Chief Executive Officer of Seaport Global Asset Management, LLC. By virtue of these relationships, Mr. Smith may be deemed to have or share beneficial ownership of the securities held of record by the Sponsor. Mr. Smith disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(5)
Andrew Mitchell and Steven Ng are directors and investment managers of Ophir Asset Management Pty Ltd and may be deemed to have beneficial ownership of the shares held by Ophir Asset Management Pty Ltd. The address of Ophir Asset Management Pty Ltd is Level 26, Governor Phillip Tower, One Farrer Place, Sydney NSW 2000 Australia.

(6)
Shares of Class A common stock, par value $0.0001 per share, acquired by Aspen Holdings as a Backstop Subscriber in the Business Combination. Aspen GP, Management VIII, AIF VIII, Apollo Management, Apollo Management GP, Management Holdings, and Management Holdings GP, and Messrs. Joshua Harris, Marc Rowan, Scott Kleinman and James Zelter, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all the shares of Class A common stock, and the above description shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(7)
The securities reported herein are beneficially owned by Standard General L.P. (“Standard General”) in its capacity as investment manager to private investment vehicles. Soohyung Kim is a director of the general partner of the general partner of Standard General and Chief Investment Officer of Standard General, and in such capacities may be deemed to indirectly beneficially own the securities reported herein. The address of Standard General is 767 5th Ave., 12th Floor New York, N.Y. 10153.

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the Selling Securityholders from time to time of (i) up to 60,203,489 shares of Class A common stock (including 5,000,000 shares of Class A common stock issued to the PIPE Investors, 3,593,750 shares of Class A common stock issued to the Sponsor upon conversion of its Founder Shares, 1,995,989 shares of Class A common stock issued pursuant to the Backstop Agreements, 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock, 10,781,250 shares of Class A common stock issuable upon the exercise of the Public Warrants and 6,062,500 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants) and (ii) up to 6,062,500 warrants to purchase shares of Class A common stock.The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, their permitted transferees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of Class A common stock or warrants.
The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Class A common stock and warrants beneficially owned, the aggregate number of shares of Class A common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of Class A common stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. The beneficial ownership of the Company’s common stock is based on 12,618,516 shares of Class A common stock and 32,770,000 shares of Class B common stock issued and outstanding.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Securities Beneficially Owned Prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned After this Offering
	Common Stock	Warrants	Common Stock	Warrants	Common Stock	Percent	Warrants	Percent
Name of Selling Securityholder
Redwood Holdco, LP(1)	32,770,000	—	32,770,000	—	—	—	—	—
Seaport Global SPAC, LLC(2)	3,593,750	6,062,500	3,593,750	6,062,500	—	—	—	—
Seaport Global Asset Management V2 LLC	60,994	—	60,994	—	—	—	—	—
Seaport Global Asset Management V-Port LLC	98,673	—	98,673	—	—	—	—	—
Armory Fund LP	609,834	—	609,834	—	—	—	—	—
AP VIII Aspen Holdings, L.P(3)	1,756,487	—	1,756,487	—	—	—	—	—
Ophir Asset Management Pty Ltd(4)	3,000,000	—	3,000,000	—	—	—	—	—
Funds affiliated with Standard General L.P.(5)	995,000	—	500,000	—	495,000	1.1%	—	—
Kepos Alpha Master Fund L.P.(6)	400,000	—	400,000	—	—	—	—	—
Thomas E. Bernard	200,000	—	200,000	—	—	—	—	—
Lions Gate Entertainment, Inc.(7)	200,000	—	200,000	—	—	—	—	—
Tricia M. Hedberg Revocable Trust under agreement dated July 18, 2006, as amended(8)	100,000	—	100,000	—	—	—	—	—
Legend Pictures, LLC(9)	50,000	—	50,000	—	—	—	—	—
Thunder Road Film Productions, Inc.(10)	10,000	—	10,000	—	—	—	—	—
Screenvision Direct Inc.(11)	10,000	—	10,000	—	—	—	—	—

(1)
Shares of Class B common stock, par value $0.0001 per share, held by Redwood Holdco. This number correlates to 32,770,000 Redbox Common Units held by Redwood Holdco, which represents 32,770,000 shares of Class A common stock, par value $0.0001 per share, that may be issuable upon the exchange of 32,770,000 Redbox Common Units following applicable lock-up periods. Each share of Class B common stock has one vote. Concurrently with an exchange of Redbox Common Units for shares of Class A common stock by Redwood Holdco, Redwood Holdco will be required to surrender to the Company a number of shares of Class B common stock equal to the number of Redbox Common Units exchanged, and such shares will be converted into shares of Class A common stock on a one-for-one basis, subject to adjustment. The general partner of Redwood Holdco is Redwood GP, LLC (“Redwood GP”). New Outerwall, Inc. is the sole limited partner of Redwood Holdco and the sole member of Redwood GP. New Outerwall is an indirect majority owned subsidiary of AP VIII Aspen Holdings, L.P. (“Aspen Holdings”). The general partner of Aspen Holdings is AP VII Aspen Holdings GP, LLC (“Aspen GP”) and Apollo Management VIII, L.P. (“Management VIII”) is the sole member of Aspen GP. AIF VIII LLC (“AIF VIII”) serves as the general partner of Management VIII. Apollo Management, L.P. serves as the sole member and manager of AIF VIII and Apollo Management GP, LLC serves as the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) serves as the sole member and manager of Apollo Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) serves as the general partner of Management Holdings. New Outerwall, Aspen Holdings, Aspen GP, Management VIII, AIF VIII, Apollo Management, Apollo Management GP, Management Holdings, and Management Holdings GP, and Messrs. Joshua Harris, Marc Rowan, Scott Kleinman and James Zelter, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all the shares of Class B common stock, and the above description shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.
(2)
Seaport Global SPAC, LLC, the Sponsor, is the record holder of 3,593,750 shares of Class A common stock reported herein. Seaport Global Asset Management, LLC is the managing member of the Sponsor and Stephen Smith is the Chief Executive Officer of Seaport Global Asset Management, LLC. By virtue of these relationships, Mr. Smith may be deemed to have or share beneficial ownership of the securities held of record by the Sponsor. Mr. Smith disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(3)
Shares of Class A common stock, par value $0.0001 per share, acquired by Aspen Holdings as a Backstop Subscriber in the Business Combination. Aspen GP, Management VIII, AIF VIII, Apollo Management, Apollo Management GP, Management Holdings, and Management Holdings GP, and Messrs. Joshua Harris, Marc Rowan, Scott Kleinman and James Zelter, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all the shares of Class A common stock, and the above description shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(4)
Andrew Mitchell and Steven Ng are directors and investment managers of Ophir Asset Management Pty Ltd and may be deemed to have beneficial ownership of the shares held by Ophir Asset Management Pty Ltd.

(5)
The securities reported herein are beneficially owned by Standard General L.P. (“Standard General”) in its capacity as investment manager to private investment vehicles. Soohyung Kim is a director of the general partner of the general partner of Standard General and Chief Investment Officer of Standard General, and in such capacities may be deemed to indirectly beneficially own the securities reported herein.

(6)
Kepos Capital LP is the investment manager of the selling securityholder and Kepos Partners LLC is the General Partner of the selling securityholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the selling securityholder. The address of Kepos Capital LP and Mr. Carhart is 11 Times Square, 35th Floor, New York, New York 10036

(7)
The shares are held by Lions Gate Entertainment, Inc. (“LGEI”), an indirect wholly-owned subsidiary of Lions Gate Entertainment Corp. (“LGEC”). LGEC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein, if any. Additionally, James W. Barge, Corii D. Berg and Adrian Kuzycz are officers and directors of LGEI. By virtue of this relationship, Messrs. Barge, Berg and Kuzycz may be deemed to indirectly beneficially own the securities held by LGEI. Messrs. Barge, Berg and Kuzycz each disclaims beneficial ownership of these securities, except to the extent of their respective pecuniary interest therein, if any.

(8)
Jeremy D. Hedberg and Tricia M. Hedberg are trustees of the Tricia M. Hedberg Revocable Trust under agreement dated July 18, 2006, as amended, and may be deemed to have beneficial ownership of the shares held by the Tricia M. Hedberg Revocable Trust under agreement dated July 18, 2006, as amended.

(9)
Joshua Grode is Chief Executive Officer of Legend Pictures, LLC and may be deemed to have beneficial ownership of the shares held by Legend Pictures, LLC. Mr. Grode disclaims beneficial ownership of the shares reported herein except to the extent of his pecuniary interest therein.

(10)
Basil Iwanyk is President of Thunder Road Film Productions, Inc. and may be deemed to have beneficial ownership of the shares held by Thunder Road Film Productions, Inc.

(11)
John Partilla and Kevin J. Neary are Chief Executive Officer and Chief Financial Officer, respectively, of Screenvision Direct Inc. and may be deemed to have beneficial ownership of the shares held by Screenvision Direct Inc.

DESCRIPTION OF SECURITIES
The following is a description of the material terms of our second amended and restated certificate of incorporation (the “Charter”) and amended and restated bylaws (the “Bylaws”) and of specific provisions of Delaware law. The following description is intended as a summary only and is qualified in its entirety by reference to our Charter, our Bylaws and the DGCL.
General
Our capital stock consists of 601,000,000 authorized shares, of which 500,000,000 shares, par value $0.0001 per share, are designated as “Class A common stock,” 100,000,000 shares, par value $0.0001 per share, are designated as “Class B common stock” and 1,000,000 shares, par value $0.0001 per share, are designated as “preferred stock.” As of November 29, 2021, there were 12,618,516 shares of Class A common stock outstanding, 32,770,000 shares of Class B common stock outstanding and no shares of preferred stock outstanding.
Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock will possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.
Holders of shares of Class B common stock will vote together as a single class with holders of shares of Class A common stock on all matters properly submitted to a vote of the stockholders. Subject to the terms of the Redwood Intermediate LLCA, Redbox Common Units, together with an equal number of shares of Class B common stock, are exchangeable for shares of Class A common stock on a one-for-one basis from and after the Lock-Up Period set forth in the Redwood Holdco Lock-Up Agreement, subject to earlier termination upon the occurrence of certain events.
Dividends
Holders of shares of Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Holders of shares of Class B common stock are not entitled to share in any dividends or other distributions unless the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms as simultaneously paid to the holders of Class A common stock.
Liquidation, Dissolution and Winding Up
In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of shares of Class A common stock will be entitled to receive an equal amount per share of all of the Company’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied and after payment or provision for payment of the debts and other liabilities of the Company. Holders of shares of Class B common stock are not entitled to receive any portion of any such assets in respect of their shares of Class B common stock.
Preemptive or Other Rights
Our stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to common stock.

Election of Directors
Our board of directors is classified into three classes, designated as Class I, Class II and Class III. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Business Combination; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Business Combination; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Business Combination. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
Preferred Stock
Shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. We have no shares of preferred stock outstanding at the date hereof.
Redeemable Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one whole share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant.
We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Company is filing the registration statement of which this prospectus forms a part in order to satisfy its obligation to file a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants.
Once the warrants become exercisable, the Company may call the warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right if the issuance of shares of Class A common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification. The Company will use its best efforts to register or qualify such shares of Class A common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by Seaport in the IPO.
The Company has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the Company’s management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the warrants. If management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes this feature is an attractive option to it if it does not need the cash from the exercise of the warrants. If the Company calls its warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of shares of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value (as defined below) will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “fair market value” means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of shares of Class A common stock on account of such shares of Class A common stock (or other shares of the Company’s capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of its outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The warrant agreement contains a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity, correct any mistake or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against it arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Company irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions as described under “— Restrictions on Transfers of Founder Shares and Private Placement Warrants,” to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at that time whether they will be affiliated with the Company following an initial business combination. If they remain affiliated with the Company, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
Sponsor Lock-Up Agreement
Concurrently with the execution of the Business Combination Agreement, Seaport and the Sponsor entered into the Sponsor Lock-Up Agreement, pursuant to which the Sponsor, with respect to all capital stock or other equity interests of the Company that the Sponsor holds of record and/or beneficially, as of the date of the Sponsor Lock-Up Agreement, or acquires record and/or beneficial ownership of after the date of the Sponsor Lock-Up Agreement (“Sponsor Restricted Securities”), has agreed to, among other things, be subject to a lock-up period (the “Sponsor Lock-Up Period”) which will last from the Closing until the earlier of (i) the first anniversary of the Closing, (ii) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Class A common stock for cash, securities or other property, and (iii) the trading day, if any, on which the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing. During the Sponsor Lock-Up Period, the Sponsor may not transfer any Sponsor Restricted Securities or engage in any short sales or other hedging or derivative transactions, subject to certain limited exceptions.
Redwood Holdco Lock-up Agreement
Concurrently with the execution of the Business Combination Agreement, Seaport and Redwood Holdco entered into the Redwood Holdco Lock-Up Agreement, pursuant to which Redwood Holdco, as a holder of capital stock or other equity interests of the Company that Redwood Holdco holds of record and/or beneficially, as of the date of the Redwood Holdco Lock-Up Agreement, or acquires record and/or beneficial ownership of after the date of the Redwood Holdco Lock-Up Agreement (“Redwood Holdco Restricted Securities”), has agreed to, among other things, be subject to a lock-up period (the “Redwood Holdco Lock-Up Period”) which will last from the Closing until the earlier of (i) six (6) months after the date of the Closing, (ii) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Class A common stock for cash, securities or other property, and (iii) the trading day, if any, on which the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Closing. During the Redwood Holdco Lock-Up Period, the holders of Redwood Holdco Restricted Securities may not transfer any Redwood Holdco Restricted Securities or engage in any short sales or other hedging or derivative transactions, subject to certain limited exceptions. The Redwood Holdco Lock-Up Period expired at the close of business on November 22, 2021.

Exclusive Jurisdiction of Certain Actions
The Charter requires, unless we consent in writing to the selection of an alternative forum, that the federal courts of the United States shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim arising under the Securities Act or the rules and regulations promulgated thereunder. The Charter also requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to the Company or its stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Charter or its Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to actions arising under the Exchange Act or the rules and regulations thereunder.
Dividends
The Company has not paid any cash dividends on its common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions. The payment of any cash dividends will be within the discretion of our board of directors at such time. Further, our ability to declare dividends may be limited by restrictive covenants in the agreements governing our indebtedness.
Certain Anti-Takeover Provisions of Delaware Law, Our Charter and Bylaws
The Charter, the Bylaws, the Stockholders Agreement and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our board of directors or taking other corporate actions, including effecting changes in our management. For instance, our board of directors will be empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and the advance notice provisions in our Bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting. For more information on how provisions in the Charter could have an anti-takeover effect, see “Risk Factors — Risks Related to Ownership of Our Common Stock — Provisions in the Charter may inhibit a takeover of the Company, which could limit the price investors might be willing to pay in the future for Class A common stock and could entrench management.”
Our Charter provides that we are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers upon completion of this offering. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•
a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•
an affiliate of an interested stockholder; or

•
an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A business combination includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
•
our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder

The Charter provides that our board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.
Our authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of Class A common stock then outstanding (as of the date of this prospectus, there were 12,618,516 shares outstanding); or

•
the average weekly reported trading volume of the Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and material), other than Current Reports on Form 8-K; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their Founder Shares and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after the Company files current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company, which occurred on October 28, 2021.
Following the consummation of the Business Combination, we were no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Form S-8 Registration Statement
We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A common stock issued or issuable under our Incentive Plan. Any such Form S-8 registration statement will become effective automatically upon filing. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.
Listing
Our Class A common stock and warrants are listed on Nasdaq under the symbols “RDBX” and “RDBXW,” respectively.
Transfer Agent and Warrant Agent
The transfer agent for our Class A common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of the material U.S. federal income tax considerations applicable to Non-U.S. Holders (as defined herein) with respect to the ownership and disposition of our Class A common stock issued pursuant to this offering as of the date hereof. The following discussion is based upon current provisions of the Code, U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury regulations. All of the preceding authorities are subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the Service with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the Service will not disagree with or challenge any of the conclusions we have reached and describe herein.
This discussion only addresses beneficial owners of our Class A common stock that hold such Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a Non-U.S. Holder in light of such Non-U.S. Holder’s particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, regulated investment companies, real estate investment trusts, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, Non-U.S. Holders who acquire our Class A common stock pursuant to the exercise of employee stock options or otherwise as compensation for their services, Non-U.S. Holders liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, former citizens or former long-term residents of the United States, and Non-U.S. Holders that hold our Class A common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to U.S. federal income tax (such as U.S. federal estate or gift tax or the Medicare contribution tax on certain net investment income), nor does it address any aspects of U.S. state, local or non-U.S. taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the possible application of these taxes.
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our Class A common stock that is an individual, corporation, estate or trust, other than:
•
an individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if: (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our Class A common stock, the tax treatment of a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that, for U.S. federal income tax purposes, are treated as partners in a partnership holding shares of our Class A common stock are urged to consult their own tax advisors.
Prospective purchasers are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign tax laws of the acquisition, ownership and disposition of our Class A common stock.
Distributions
Distributions of cash or property that we pay in respect of our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to the discussions below under “— U.S. Trade or Business Income,” “— Information Reporting and Backup Withholding” and “— FATCA,” a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our Class A common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of a Non-U.S. Holder’s tax basis in our Class A common stock, and thereafter will be treated as capital gain. However, except to the extent that we elect (or the paying agent or other intermediary through which a a Non-U.S. Holder holds its Class A common stock elects) otherwise, we (or the intermediary) must generally withhold at the applicable rate on the entire distribution, in which case such Non-U.S. Holder would be entitled to a refund from the Service for the withholding tax on the portion, if any, of the distribution that exceeded our current and accumulated earnings and profits.
In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a a Non-U.S. Holder will be required to provide a properly executed Service Form W-8BEN or Form W-8BEN-E (or, in each case, a successor form) certifying such a Non-U.S. Holder’s entitlement to benefits under the treaty. Special certifications and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals for U.S. federal income tax purposes. If a a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, such a Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the Service. Each a Non-U.S. Holder is urged to consult its own tax advisor regarding its possible entitlement to benefits under an applicable income tax treaty.
Sale, Exchange or Other Taxable Disposition of Class A Common Stock
Subject to the discussions below under “— U.S. Trade or Business Income,” “— Information Reporting and Backup Withholding” and “— FATCA,” a a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our Class A common stock unless:
•
the gain is U.S. trade or business income, in which case, such gain will be taxed as described in “—

•
U.S. Trade or Business Income” below;

•
a Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case such a Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on the

•
amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources; or

•
we are or have been a “United States real property holding corporation” (a “USRPHC”) under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of the disposition and such Non-U.S. Holder’s holding period for the Class A common stock.

In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. In the event that we are determined to be a USRPHC, gain will, nonetheless, not be subject to tax as U.S. trade or business income if a a Non-U.S. Holder’s holdings (direct and indirect, taking into account certain constructive ownership rules) at all times during the applicable period described in the third bullet point above constituted 5% or less of our Class A common stock, provided that our Class A common stock was regularly traded on an established securities market during such period. We believe that we are not currently, and we do not anticipate becoming in the future, a “United States real property holding corporation” for U.S. federal income tax purposes.
Information Reporting and Backup Withholding
We must annually report to the Service and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax or that is exempt from such withholding pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to a a Non-U.S. Holder will generally be exempt from backup withholding if such a Non-U.S. Holder provides a properly executed Service Form W-8BEN or Form W-8BEN-E (or, in each case, a successor form) or otherwise establishes an exemption and the applicable withholding agent does not have actual knowledge or reason to know that such a Non-U.S. Holder is a U.S. person or that the conditions of such other exemption are not, in fact, satisfied.
The payment of the proceeds from the disposition of our Class A common stock to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless a a Non-U.S. Holder certifies as to such a Non-U.S. Holder’s non-U.S. status under penalties of perjury or otherwise establishes an exemption and the broker does not have actual knowledge or reason to know that such a Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of our Class A common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related financial intermediary”). In the case of the payment of proceeds from the disposition of our Class A common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related financial intermediary, Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge to the contrary. Each a Non-U.S. Holder is urged to consult its own tax advisor on the application of information reporting and backup withholding in light of such a Non-U.S. Holder’s particular circumstances.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a a Non-U.S. Holder will be refunded or credited against such a Non-U.S. Holder‘s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the Service.
FATCA
Pursuant to Section 1471 through 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities that do not otherwise qualify for an exemption must comply with information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party).
More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements or otherwise qualify for an exemption will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends). The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
FATCA currently applies to dividends made in respect of our Class A common stock. Proposed Treasury regulations, the preamble to which state that they can be relied upon until final regulations are issued, exempt from FATCA proceeds on dispositions of stock. To avoid withholding on dividends, Non-U.S. Holders may be required to provide the Company (or its withholding agents) with applicable tax forms or other information. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

PLAN OF DISTRIBUTION
We are registering the issuance by us of of (a) up to 6,062,500 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants, (b) up to 10,781,250 shares of Class A common stock issuable upon the exercise of the Public Warrants and (c) up to 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock. We are also registering the offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of (a) up to 60,203,489 shares of Class A common stock (which includes up to 6,062,500 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants, up to 10,781,250 shares of Class A common stock issuable upon the exercise of the Public Warrants and up to 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock) and (b) up to 6,062,500 warrants to purchase shares of Class A common stock.
We will not receive any proceeds from the sale of shares of Class A common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.
The shares of Class A common stock and warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:
•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
an over-the-counter distribution in accordance with the rules of Nasdaq;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
to or through underwriters or broker-dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
in privately negotiated transactions;

•
in options transactions;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of warrants may exercise its warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS
The validity of the shares of Class A common stock and warrants offered hereby will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS
The financial statements of Seaport Global Acquisition Corp. as of December 31, 2020 and for the period from July 24, 2020 (inception) through December 31, 2020, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to the restatement of financial statements of Seaport Global Acquisition Corp. as described in Note 2 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
The audited financial statements of Redwood Intermediate, LLC and subsidiaries included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock and warrants offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Class A common stock and warrants offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.
We also maintain an Internet website at www.redbox.com. Through our website, we make available, free of charge, the following documents of Redbox Entertainment Inc. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special shareholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

PART I — FINANCIAL INFORMATION
ITEM 1.   FINANCIAL STATEMENTS
REDBOX ENTERTAINMENT INC. (F/K/A SEAPORT GLOBAL ACQUISITION CORP.)
CONDENSED BALANCE SHEETS
	September 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets
Cash	$61,743	$948,584
Prepaid expenses	177,159	308,515
Total current assets	238,902	1,257,099
Investments held in Trust Account	145,218,069	145,194,202
Other Assets	3,116	—
Total Assets	$145,460,087	$146,451,301
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accrued expenses	$530,044	$118,844
Due to related party	—	10,000
Total current liabilities	530,044	128,844
Warrant liability	16,467,107	17,322,751
Deferred underwriting fee payable	5,031,250	5,031,250
Total Liabilities	22,028,401	22,482,845
Commitments and contingencies
Class A common stock subject to possible redemption, 14,375,000 shares at redemption value at September 30, 2021 and December 31, 2020, respectively	145,218,069	145,194,202
Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding (excluding 14,375,000 shares subject to possible redemption) as of September 30, 2021 and December 31, 2020, respectively	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 3,593,750 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	359	359
Additional paid-in capital	—	—
Accumulated deficit	(21,786,742)	(21,226,105)
Total Stockholders’ Equity (Deficit)	(21,786,383)	(21,225,746)
Total Liabilities and Stockholders’ Equity (Deficit)	$145,460,087	$146,451,301
The accompanying notes are an integral part of these financial statements.

REDBOX ENTERTAINMENT INC. (F/K/A SEAPORT GLOBAL ACQUISITION CORP.)
CONDENSED STATEMENT OF OPERATIONS
	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
	(unaudited)	(unaudited)
Operating and formation costs	$500,559	$1,416,280
Loss from operations	(500,559)	(1,416,280)
Other income (expense):
Interest earned on investments held in Trust Account	1,869	23,867
Change in fair value of warrant liability	(1,344,965)	855,644
Total other income (expense)	(1,343,096)	879,511
Net loss	$(1,843,655)	$(536,769)
Weighted average shares outstanding, Class A redeemable common stock	14,375,000	14,375,000
Basic and diluted income per share, Class A redeemable common stock	$(0.10)	$(0.03)
Weighted average shares outstanding, Class B non-redeemable common stock	3,593,750	3,593,750
Basic and diluted net loss per share, Class B non-redeemable common stock	$(0.10)	$(0.03)
The accompanying notes are an integral part of these financial statements.

REDBOX ENTERTAINMENT INC. (F/K/A SEAPORT GLOBAL ACQUISITION CORP.)
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Income (Deficit)	Total Stockholder’s Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of January 1, 2021	—	$—	3,593,750	$359	$—	$(21,226,105)	$(21,225,746)
Net income	—	—	—	—	—	5,128,710	5,128,710
Change in value of Class A common stock subject to possible redemption	—	—	—	—	—	(17,259)	(17,259)
Balance as of March 31, 2021	—	$—	3,593,750	$359	$—	$(16,114,654)	$(16,114,295)
Net loss	—	—	—	—	—	(3,821,824)	(3,821,824)
Change in value of Class A common stock subject to possible redemption	—	—	—	—	—	(4,740)	(4,740)
Balance as of June 30, 2021	—	$—	3,593,750	$359	$—	$(19,941,218)	$(19,940,859)
Net loss	—	—	—	—	—	(1,843,655)	(1,843,655)
Change in value of Class A common stock subject to possible redemption	—	—	—	—	—	(1,869)	(1,869)
Balance as of September 30, 2021	—	$—	3,593,750	$359	$—	$(21,786,742)	$(21,786,383)
The accompanying notes are an integral part of these financial statements.

REDBOX ENTERTAINMENT INC. (F/K/A SEAPORT GLOBAL ACQUISITION CORP.)
CONDENSED STATEMENT OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2021
Cash Flows from Operating Activities:
Net income (loss)	$(536,769)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(23,867)
Change in fair value of warrant liability	(855,644)
Changes in operating assets and liabilities:
Prepaid assets	131,356
Other assets	(3,116)
Accrued expenses	411,199
Due to related party	(10,000)
Net cash used in operating activities	(886,841)
Net Change in Cash	(886,841)
Cash – Beginning of period	948,584
Cash – End of period	$61,743
Non-cash financing activities:
Change in value of Class A common stock subject to possible redemption	$(23,867)
The accompanying notes are an integral part of these financial statements.

REDBOX ENTERTAINMENT INC. (F/K/A SEAPORT GLOBAL ACQUISITION CORP.)
NOTES TO UNAUDITED CONDENSED
FINANCIAL STATEMENTS
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Note 1 — Organization and Business Operations
Redbox Entertainment Inc. (the “Company”) was incorporated in Delaware on July 24, 2020 under the name “Seaport Global Acquisition Corp.” The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. In conjunction with the Business Combination with Redbox, the Company formed a wholly-owned subsidiary, Seaport Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”). Merger Sub did not have any activity as of September 30, 2021.
As of September 30, 2021, the Company had not commenced any operations. All activity through September 30, 2021 relates to the Company’s formation and initial public offering (the “Initial Public Offering”) which is described below, and working capital related to the consummation of an initial business combination.
The registration statement for the Company’s Initial Public Offering was declared effective on November 27, 2020. On December 2, 2020, the Company consummated the Initial Public Offering of 14,375,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which included the full exercise by the underwriter of the overallotment option to purchase an additional 1,875,000 Units at $10.00 per Unit, generating gross proceeds of $143,750,000, which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,062,500 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Seaport Global SPAC, LLC (the “Sponsor”) generating gross proceeds of $6,062,500, which is described in Note 5. Transaction costs amounted to $8,361,625, consisting of $2,875,000 of underwriting fees, $5,031,250 of deferred underwriting fees and $455,375 of other offering costs.
Following the closing of the Initial Public Offering on December 2, 2020, an amount of $145,187,500 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of an initial business combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
Risks and Uncertainties
Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for an initial business combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Business Combination Agreement
On May 16, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among the Company, Merger Sub, Redwood Holdco, LP (“Parent”), and Redwood Intermediate, LLC (“Redbox”).

On October 22, 2021, SGAC, Parent and Redbox consummated the business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement. Immediately upon the completion of the Business Combination, Merger Sub merged with and into Redbox. In connection with the consummation of the Business Combination, SGAC changed its name to “Redbox Entertainment Inc.”
In connection with the Business Combination, the Company provided the holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination in connection with a stockholder meeting called to approve the Business Combination. The Business Combination Agreement and the Business Combination were approved by the Company’s stockholders at a special meeting of the Company’s stockholders held on October 20, 2021 (the “Special Meeting”). On October 22, 2021, the parties to the Business Combination Agreement consummated the Business Combination and the other transactions contemplated thereby. At the Special Meeting, holders of 12,346,223 shares of the Company’s Class A Common Stock, sold in its Initial Public Offering, exercised their right to redeem those shares for cash at a price of approximately $10.10 per share, for an aggregate of approximately $124,723,926. The per share redemption price of $10.10 for public stockholders electing redemption was paid out of the Company’s Trust Account, which after taking into account the redemption and backstop, had a balance immediately prior to the Closing of approximately $20,495,097.
In connection with the Business Combination, on October 12, 2021, SGAC entered into backstop subscription agreements (the “Backstop Agreements”) with certain subscribers (the “Backstop Subscribers”), including affiliates of Apollo Global Management, Inc. and the Sponsor, pursuant to which the Backstop Subscribers agreed, subject to certain conditions in the Backstop Agreements, to subscribe for and purchase up to an aggregate of 3,564,356 shares of SGAC Class A common stock in the event that more than 10,810,644 public shares of SGAC Class A common stock were submitted for redemption in connection with the Business Combination, for a purchase price of $10.10 per share. In accordance with the Backstop Agreements, on October 20, 2021, the Backstop Subscribers funded the approximately $20.2 million aggregate purchase price. Immediately prior to the Closing on October 22, 2021, SGAC issued an aggregate of 1,995,989 shares of Class A common stock to the Backstop Subscribers pursuant to the Backstop Agreements.
PIPE Investment
Concurrently with the execution of the Business Combination Agreement, SGAC entered into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which the Company agreed to issue and sell, in private placements to close immediately prior to the Closing, an aggregate of up to 5,000,000 shares of SGAC Class A common stock, par value $0.0001 per share for a purchase price of $10.00 per share (the “PIPE Investment”). The PIPE Investment closed immediately prior to the Business Combination on October 22, 2021. The shares of SGAC Class A common stock issued to the investors pursuant to the Subscription Agreements became shares of Redbox Entertainment Inc. upon consummation of the Business Combination.
Immediately after giving effect to the Business Combination (including as a result of the redemptions described above, the conversion of all 3,593,750 outstanding founder shares into shares of Class A common stock on a one-for-one basis and the issuance of an additional 5,000,000 shares of Class A common stock in the PIPE Investment and an additional 1,995,989 shares of Class A common stock pursuant to the Backstop Agreements), there were 45,388,516 shares of Common Stock, including 12,618,516 shares of Class A common stock and 32,770,000 shares of Class B common stock, issued and outstanding and warrants to purchase 16,843,750 shares of Class A common stock of the Company issued and outstanding.
Liquidity and Going Concern
As of September 30, 2021, the Company had $61,743 in its operating bank accounts and working capital of $(291,142). Until the consummation of an initial business combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating an initial business combination.

Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. In the nine months to September 30, 2021, the Company reported negative net change in cash of $886,841, or an average of approximately $98,538 per month.
On October 22, 2021, the company successfully consummated its Business Combination with Redbox Entertainment Inc., generating cash proceeds of $90.7 million before transaction fees. As of the Business Combination, the Company believes there is sufficient cash available for the next 12 months. For additional information, please see Note 10 Subsequent Events.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on November 22, 2021 and included elsewhere in this prospectus, which contains the audited financial statements and notes thereto. The interim results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021 and December 31, 2020.
Cash and Securities held in Trust Account
At December 31, 2020, and September 30, 2021, the assets held in the Trust Account were held in U.S. Treasury securities with a maturity of 185 days or less.
The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.
A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.
Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion are included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Class A Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s unaudited condensed balance sheet.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Income Taxes
The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021 or December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has identified the United States as its only “major” tax jurisdiction. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) Per Common Share
Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at September 30, 2021 and December 31, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase an aggregate 16,843,750 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants into shares of common stock is contingent upon the occurrence of future events. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the period presented.

Below is a reconciliation of net income (loss) per common share:
	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Net Loss per share for Class A common stock:
Net loss	$(1,843,655)	$(536,769)
Less: Allocation of loss to Class B common stock	(368,731)	(107,354)
Adjusted net loss	$(1,474,924)	$(429,415)
Weighted average shares outstanding of Class A common stock	14,375,000	14,375,000
Basic and diluted net loss per share, Class A common stock	$(0.10)	$(0.03)
Net Loss per share for Class B common stock:
Net loss	$(1,843,655)	$(536,769)
Less: Allocation of loss to Class A common stock	(1,474,924)	(429,415)
Adjusted net loss	$(368,731)	$(107,354)
Weighted average shares outstanding of Class B common stock	3,593,750	3,593,750
Basic and diluted net loss per share, Class B common stock	$(0.10)	$(0.03)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Recently Adopted Accounting Standards
In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3 — Public Offering
On December 2, 2020, the Company sold 14,375,000 Units, at a purchase price of $10.00 per Unit, for aggregate proceeds of $143,750,000. Each Unit consists of one share of Class A common stock, and three-quarters of one redeemable warrant to purchase one share of Class A common stock (the “Public Warrants”). Each whole warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per stock, subject to adjustment (see Note 8).
Note 4 — Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,062,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, or $6,062,500 in

the aggregate. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete an initial business combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
Note 5 — Related Party Transactions
Founder Shares
In July 2020, the Company issued an aggregate of 3,593,750 shares (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 in cash. The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of an initial business combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination, the Founder Shares will be released from the lock-up.
Related Party Loans
In order to finance transaction costs in connection with an initial business combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of an initial business combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that an initial business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. At September 30, 2021 and December 31, 2020, no Working Capital Loans were outstanding.
Administrative Service Fee
The Company entered into an agreement, commencing on November 30, 2020 through the earlier of the Company’s consummation of an initial business combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support.
For the three and nine months ended September 30, 2021, the Company has paid $30,000 and $90,000, respectively, as directed by the Sponsor, to a consultant engaged to provide administrative support services.
Note 6 — Commitments and Contingencies
Registration Rights
Pursuant to a registration rights agreement entered into on November 27, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an initial business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriter is entitled to a deferred fee of $0.35 per Unit, or $5,031,250 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement.
Note 7 — Stockholders’ Equity
Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s Class A common stock are entitled to one vote for each share. At September 30, 2021 and December 31, 2020, there were no shares issued and outstanding, excluding 14,375,000 shares subject to possible redemption, respectively.
Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s Class B common stock are entitled to one vote for each share. At September 30, 2021 and December 31, 2020, there were 3,593,750 shares issued and outstanding.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of an initial business combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of an initial business combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity linked securities issued or deemed issued in connection with an initial business combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in an initial business combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). The Company may issue additional common stock or preferred stock to complete its initial business combination or under an employee incentive plan after completion of its initial business combination.
Note 8 — Warrant Liabilities
Public Warrants
Each whole warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per stock, subject to adjustment. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of an initial business combination or (b) 12 months from the effective date of the registration statement relating to the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the common shares issuable upon exercise of the Public Warrants and a current prospectus relating to such common shares. Notwithstanding the foregoing, if a registration statement covering the Class A common shares issuable upon the exercise of the Public Warrants is not effective within 60 days from the consummation of an initial business combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of an initial business combination or earlier upon redemption or liquidation.
The Company may call the warrants for redemption (except the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete an initial business combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial business combination on the date of the consummation of such initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
Private Placement Warrants
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an initial business combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 9 — Fair Value Measurements
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1 —
Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —
Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —
Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2021 and at December 31, 2021, and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	September 30, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$—	$—	$—	$—
U.S Treasury Securities held in Trust Account	145,218,068	145,218,068	—	—
	$145,218,068	$145,218,068	$—	$—
Liabilities:
Public Warrants Liability	$10,134,375	$10,134,375	$—	$—
Private Warrants Liability	6,332,732	—	—	6,332,732
	$16,467,107	$10,134,375	$—	$6,332,732
	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$281	$281	$—	$—
U.S Treasury Securities held in Trust Account	145,193,921	145,193,921	—	—
	$145,194,202	$145,194,202	$—	$—
Liabilities:
Public Warrants Liability	$10,975,313	$10,975,313	$—	$—
Private Warrants Liability	6,347,438	—	—	6,347,438
	$17,322,751	$10,975,313	$—	$6,347,438

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Condensed Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Condensed Statement of Operations.
The Company established the initial fair value of the Public Warrants and Private Warrants on December 2, 2020, the date of the Company’s Initial Public Offering, and for the Private Warrants as of December 31, 2020 and September 30, 2021, using a Monte Carlo simulation model. For subsequent measurement of the Public Warrants as of December 31, 2020 and September 30, 2021, the Company used observable market quotes for the warrants.
The subsequent measurement of the Public Warrants as of December 31, 2020 and September 30, 2021 is classified as Level 1 due to the use of an observable market quotes in an active market. The Private Warrants were classified as Level 3 at the initial measurement date and subsequent measurement dates due to the use of unobservable inputs.
The key inputs into the Monte Carlo simulation used for the Private Warrants as of September 30, 2021 and December 31, 2020 were as follows:
Inputs	September 30, 2021	December 31, 2020
Risk-free interest rate	1.12%	0.5%
Expected term remaining (years)	5.82	5.96
Expected volatility	14.4%	16.2%
Stock price	$10.060	$10.02
Note 10 — Subsequent Events
On July 8, 2021, the Company filed a preliminary proxy statement/prospectus with the SEC related to the Business Combination Agreement.
On October 22, 2021, the Company completed the Business Combination and changed its name to Redbox Entertainment Inc. In conjunction with the Business Combination, the holders of 12,346,223 shares of SGAC’s Class A common stock sold in the Initial Public Offering exercised their right to redeem those shares for cash at a price of approximately $10.10 per share, for an aggregate of approximately $124.7 million, which redemption occurred concurrent with the consummation of the Business Combination. The Company also completed the sale of 5,000,000 shares of Class A common stock for $50.0 million in the PIPE Investment described in Note 1.
In accordance with ASC Topic 855 Subsequent Events, no other events require adjustment or disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Redbox Entertainment, Inc.
(f/k/a Seaport Global Acquisition Corp.)
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Redbox Entertainment, Inc. (f/k/a Seaport Global Acquisition Corp.) (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from July 24, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for each of the period from July 24, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Financial Statements
As discussed in Note 2 to the financial statements, accompanying financial statements have been restated.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
Houston, Texas
April 2, 2021, except for the effects of the first amendment restatement related to warrant liabilities discussed in Note 2 to which the date is May 26, 2021, and for the effects of the second amendment restatement related to redeemable common shares discussed in Note 2 to which the date is November 22, 2021.

REDBOX ENTERTAINMENT INC. (F/K/A SEAPORT GLOBAL ACQUISITION CORP.)
BALANCE SHEET (AS RESTATED)
DECEMBER 31, 2020
Assets
Current assets
Cash	$948,584
Prepaid expenses	308,515
Total current assets	1,257,099
Investments held in Trust Account	145,194,202
Total Assets	$146,451,301
Liabilities and Stockholders’ Equity (Deficit)
Current liability – accounts payable and accrued expenses	$118,844
Due to related party	10,000
Total current liabilities	128,844
Warrant liability	17,322,751
Deferred underwriting fee payable	5,031,250
Total Liabilities	22,482,845
Commitments and contingencies
Class A common stock subject to possible redemption,14,375,000 shares at redemption value	145,194,202
Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding (less shares subject to possible redemption)	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding at December 31, 2020 (excluding 14,375,000 Class A common stock subject to possible redemption)	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 3,593,750 shares issued and outstanding at December 31, 2020	359
Additional paid-in capital	—
Accumulated deficit	(21,226,105)
Total Stockholders’ Equity (Deficit)	(21,225,746)
Total Liabilities and Stockholders’ Equity (Deficit)	$146,451,301
The accompanying notes are an integral part of these financial statements.

REDBOX ENTERTAINMENT INC. (F/K/A SEAPORT GLOBAL ACQUISITION CORP.)
STATEMENT OF OPERATIONS (AS RESTATED)
FOR THE PERIOD FROM JULY 24, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Formation and operating costs	$191,371
Loss from operations	(191,371)
Other income (expense)
Interest Income from securities held in Trust Account	6,702
Transaction costs allocable to warrant liability	(861,400)
Compensation Expense – private placement warrants	(2,297,689)
Change in fair value of warranty liability	5,441,188
Total other income	2,288,801
Net Income	$2,097,430
Weighted average shares outstanding, Class A redeemable common stock	2,605,469
Basic and diluted income per share, Class A redeemable common stock	$0.34
Weighted average shares outstanding, Class B non-redeemable common stock	3,593,750
Basic and diluted income per share, Class B non-redeemable common stock	$0.34
The accompanying notes are an integral part of these financial statements.

REDBOX ENTERTAINMENT INC. (F/K/A SEAPORT GLOBAL ACQUISITION CORP.)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) (AS RESTATED)
FOR THE PERIOD FROM JULY 24, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Class A Common stock		Class B Common stock		Additional Paid-in Capital	Accumulated Income (Deficit)	Total Stockholders’ Equity(Deficit)
	Shares	Amount	Shares	Amount
Balance as of July 24, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to initial Stockholders	—	—	3,593,750	359	24,641	—	25,000
Accretion for Class A common stock to redemption amount	—	—	—	—	(24,641)	(23,323,535)	(23,348,176)
Net income	—	—	—	—	—	2,097,430	2,097,430
Balance as of December 31, 2020	—	$—	3,593,750	$359	$—	$(21,226,105)	$(21,225,746)
The accompanying notes are an integral part of these financial statements.

REDBOX ENTERTAINMENT INC. (F/K/A SEAPORT GLOBAL ACQUISITION CORP.)
STATEMENT OF CASH FLOWS (AS RESTATED)
FOR THE PERIOD FROM JULY 24, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Cash flows from operating activities:
Net income	$2,097,430
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on securities held in Trust Account	(6,702)
Change in fair value of warrant liability	(5,441,188)
Transaction costs allocable to warrant liability	861,400
Compensation Expense – private placement warrants	2,297,689
Changes in operating assets and liabilities:
Prepaid assets	(308,515)
Due to related party	10,000
Accounts payable and accrued expenses	118,844
Net cash used in operating activities	(371,042)
Cash flows from investing activities:
Investments held in Trust	(145,187,500)
Net cash used in investing activities	(145,187,500)
Cash flows from financing activities:
Proceeds from sale of Class B common stock to initial stockholders	25,000
Proceeds from sale of Units, net of offering costs	140,419,626
Proceeds from issuance of Private Placement Warrants	6,062,500
Net cash provided by financing activities	146,507,126
Net change in cash	948,584
Cash, beginning of the period	—
Cash, end of period	$948,584
Supplemental disclosure of cash flow information:
Non-cash investing and financing transactions:
Change in value of Class A common stock subject to possible redemption	$6,702
Deferred underwriting commissions payable charged to additional paid-in capital	$5,031,250
Initial classification of warrant liability	$22,763,938
The accompanying notes are an integral part of these financial statements.

REDBOX ENTERTAINMENT INC. (F/K/A SEAPORT GLOBAL ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization and Business Operation
Redbox Entertainment Inc., formerly known as Seaport Global Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on July 24, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not yet commenced any operations. All activity for the period July 24, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on November 27, 2020. On December 2, 2020, the Company consummated the Initial Public Offering of 14,375,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of the overallotment option to purchase an additional 1,875,000 Units at $10.00 per Unit, generating gross proceeds of $143,750,000, which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,062,500 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Seaport Global SPAC, LLC (the “Sponsor”) generating gross proceeds of $6,062,500, which is described in Note 5.
Transaction costs amounted to $8,361,625, consisting of $2,875,000 of underwriting fees, $5,031,250 of deferred underwriting fees and $455,375 of other offering costs.
Following the closing of the Initial Public Offering on December 2, 2020, an amount of $145,187,500 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business

Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 20% or more of the Public Shares without the Company’s prior written consent.
The public stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 8). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.
The Company’s Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 6), and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.
If the Company is unable to complete a Business Combination by June 2, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.10 per Unit.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity
As of December 31, 2020, the Company had cash outside the Trust Account of $948,584 available for working capital needs. All remaining cash held in the Trust Account are generally unavailable for the Company’s use, prior to an initial business combination, and is restricted for use either in a Business Combination or to redeem common stock. As of December 31, 2020, none of the amount in the Trust Account was available to be withdrawn as described above.
Through December 31, 2020, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the founder shares and the remaining net proceeds from the IPO and the sale of Private Placement Units.
The Company anticipates that the $948,584 outside of the Trust Account as of December 31, 2020, will be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the financial statements, assuming that a Business Combination is not consummated during that time. Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, and any additional Working Capital Loans (as defined in Note 6) from the initial stockholders, the Company’s officers and directors, or their respective affiliates (which is described in Note 6), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.
The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimates of the costs of undertaking in-depth due diligence and negotiating business combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the business combination. Moreover, the Company will need to raise additional capital through loans from its Sponsor, officers, directors, or third parties. None of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
Risks and Uncertainties
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States and the World. As of the date the financial statement was issued, there was considerable uncertainty around the expected duration of this pandemic. We have concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Restatement of Previously Issued Financial Statements
First Amendment
On April 12, 2021, the staff of the SEC issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Statement”). In the Statement, the SEC staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common stock, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).
The Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.
As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.
Second Amendment
In the Company’s previously issued financial statements, a portion of the public shares were classified as permanent equity to maintain stockholders’ equity greater than $5,000,000 on the basis that the Company will consummate its initial business combination only if the Company has net tangible assets of at least $5,000,001. Thus, the Company can only complete a merger and continue to exist as a public company if there is sufficient Public Shares that do not redeem at the merger and so it is appropriate to classify the portion of its public shares required to keep its stockholders’ equity above the $5,000,000 threshold as “shares not subject to redemption.”
However, in light of recent comment letters issued by the Securities & Exchange Commission (“SEC”) to several special purpose acquisition companies, management re-evaluated the Company’s application of ASC 480-10-99 to its accounting classification of public shares. Upon re-evaluation, management determined that the public shares include certain provisions that require classification of the public shares as temporary equity regardless of the minimum net tangible asset required by the Company to complete its initial business combination.
As a result of the above, the Company should have classified public shares as temporary equity, thereby understating common stock subject to possible redemption, overstating additional paid in capital, accumulated deficit and total stockholders’ equity as well as understating earnings per share for Class A common stock and overstating earnings per share for Class B common stock.
The Company’s accounting classification of public shares did not have any effect on the Company’s previously reported amounts for total assets, total liabilities, cash flows or net income.
The impact of the restatement on the Company’s financial statements is reflected in the following table.
	As Previously Reported	Adjustements	As Restated (First (Amendment)	Adjustments	As Restated (Second (Amendment)
Balance Sheet as of December 2, 2020
Warrant liability	$—	$22,763,938	$22,763,938	$—	$22,763,938
Total liabilities	5,259,504	22,763,938	28,023,442	—	28,023,442
Class A common stock subject to possible redemption	136,471,644	(22,763,938)	113,707,706	31,479,794	145,187,500
Class A common stock	86	225	311	(311)	0
Additional paid-in capital	5,003,786	3,158,862	8,162,648	(8,162,648)	—
Accumulated deficit	(4,225)	(3,159,088)	(3,163,313)	(23,316,835)	(26,480,148)
Total Stockholders’ Equity	$5,000,006	$—	$5,000,006	$—	$5,000,006
Number of shares subject to redemption	13,512,044	(2,253,855)	11,258,189	3,116,811	14,375,000
Balance Sheet as of December 31, 2020
Warrant liability	$—	$17,322,751	$17,322,751	$—	$17,322,751
Total liabilities	5,160,094	17,322,751	22,482,845	—	22,482,845
Class A common stock subject to possible redemption	136,291,206	(17,322,751)	118,968,455	26,225,747	145,194,202
Class A common stock	88	172	260	(260)	0
Additional paid-in capital	5,184,223	(2,282,271)	2,901,952	(2,901,952)	—
Retained earnings (Accumulated deficit)	(184,669)	2,282,099	2,097,430	(23,323,535)	(21,226,105)
Total Stockholders’ Equity (Deficit)	$5,000,001	$—	$5,000,001	$(26,225,747)	$(21,225,746)
Number of shares subject to redemption	13,494,179	(1,715,124)	11,779,055	2,595,945	14,375,000
Statement of Operations for the Period from July 24, 2020 (inception) through December 31, 2020
Change in fair value of warrant liability	$—	$5,441,188	$5,441,188	$—	$5,441,188
Transaction costs	—	(861,400)	(861,400)	—	(861,400)
Compensation Expense – private placement warrants	—	(2,297,689)	(2,297,689)	—	(2,297,689)
Other income (expense), net	6,702	2,282,099	2,288,801	—	2,288,801
Net income (loss)	(184,669)	2,282,099	2,097,430	—	2,097,430
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	2,449,058	—	2,449,058	156,411	2,605,469

	As Previously Reported	Adjustements	As Restated (First (Amendment)	Adjustments	As Restated (Second (Amendment)
Basic and diluted net income per share, Class A common stock subject to possible redemption	$—	$—	$—	$0.34	$0.34
Basic and diluted weighted average shares outstanding, non-redeemable common stock	3,750,161	408,511	4,158,672	—	4,158,672
Basic and diluted net income (loss) per share, non-redeemable common stock	$(0.05)	$0.55	$0.50	$(0.16)	$0.34
Statement of Cash Flows for the Period July 24, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$(184,669)	$2,282,099	$2,097,430	$—	$2,097,430
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	—	(5,441,188)	(5,441,188)	—	(5,441,188)
Transaction costs	—	861,400	861,400	—	861,400
Compensation Expense – private placement warrants	—	2,297,689	2,297,689	—	2,297,689
Note 3 — Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Cash and Securities held in Trust Account
At December 31, 2020, the assets held in the Trust Account were substantially held in U.S. Treasury Bills. During the period from July 24, 2020 (Inception) to December 31, 2020, the Company did not withdraw any of interest income from the Trust Account to pay its tax obligations.
The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.
A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.
Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.
Warrant Liability
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Class A Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering . Offering costs totaled $8,361,625 consisting of $2,875,000 of underwriting fees, $5,031,250 of deferred underwriting fees, and $455,375 of other offering costs. Offering costs allocable to the warrants amounted to $861,400 and were charged to earnings during the period from July 24, 2020 (inception) through December 31, 2020 and all other offering costs were charged to stockholders’ equity.
Income Taxes
The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States as its only “major” tax jurisdiction. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income Per Share of Common Stock
Net income per common share is computed by dividing net income by the weighted average number of common stock outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at December 31, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public

Offering and the private placement to purchase an aggregate 6,062,500 shares of common stock in the calculation of diluted income per share, since the exercise of the warrants into shares of common stock is contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net income per common share for the period presented.
Below is a reconciliation of net income per common share:
For the period ended December 31, 2020
Net Income per share of Class A Common Stock
Net income	$2,097,430
Less: Allocation of loss to Class B common stock	(1,215,880)
Adjusted net income	$881,550
Weighted average shares outstanding of Class A common stock	2,605,469
Basic and diluted net income per share, Class A common stock	$0.34
Net Income per share for Class B common stock
Net income	$2,097,430
Less: Allocation of loss to Class A common stock	(881,550)
Adjusted net income	$1,215,880
Weighted average shares outstanding of Class B common stock(1)	3,593,570
Basic and diluted net income per share, Class B common stock	$0.34

(1)
Calculated from date of issuance (July 24, 2020) through December 31, 2020

Fair value of financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
Note 4 — Public Offering
Pursuant to the Initial Public Offering, on December 2, 2020, the Company sold 14,375,000 Units, which includes the full exercise by the underwriter of its option to purchase an additional 1,875,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and three-quarters of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 9).
Note 5 — Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,062,500 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, or $6,062,500 in

the aggregate. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
Note 6 — Related Party Transactions
Founder Shares
In July 2020, the Company issued an aggregate of 3,593,750 shares (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 in cash. The Founder Shares included an aggregate of up to 468,750 shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriter’s election to fully exercise its over-allotment option, 468,750 Founder Shares are no longer subject to forfeiture.
The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.
Promissory Note and Advances — Related Party
On July 24, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was payable on the earlier of March 31, 2021 or the completion of the Initial Public Offering. The outstanding balance under the Note was repaid on December 2, 2020. In addition, the Sponsor advanced the Company an aggregate of $275,000 to cover expenses related to the Initial Public Offering which was repaid on December 2, 2020. At December 31, 2020, there were no borrowings outstanding.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. At December 31, 2020, no Working Capital Loans were outstanding.
Administrative Support Agreement
The Company entered into an agreement, commencing on November 30, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. As of December 31, 2020, the Company has paid an aggregate of $10,000.

Note 7 — Investment Held in Trust Account
As of December 31, 2020, investment in the Company’s Trust Account consisted of $281 in Cash and Sweep Funds and $145,193,921 in U.S. Treasury Securities. All of the U.S. Treasury Securities matured on March 4, 2021. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. The carrying value approximates the fair value due to its short-term maturity. The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on December 31, 2020 are as follows:
	Carrying Value as of December 31, 2020	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2020
U.S. Money Market	$281	$—	$—	$281
U.S. Treasury Securities	145,193,921	—	(2,174)	145,191,747
	$145,194,202	$—	$(2,174)	$145,192,028
Note 8 — Commitments & Contingencies
Registration Rights
Pursuant to a registration rights agreement entered into on November 27, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriters Agreement
The underwriter is entitled to a deferred fee of $0.35 per Unit, or $5,031,250 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 9 — Stockholders’ Equity
Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding
Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s Class A common stock are entitled to one vote for each share. At December 31, 2020, there were no shares issued and outstanding, excluding 14,375,000 shares subject to possible redemption.
Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 3,593,750 Class B common stock issued and outstanding.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). The Company may issue additional common stock or preferred stock to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.
Note 10 — Warrant Liability
The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the effective date of the registration statement relating to the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the common shares issuable upon exercise of the Public Warrants and a current prospectus relating to such common shares. Notwithstanding the foregoing, if a registration statement covering the Class A common shares issuable upon the exercise of the Public Warrants is not effective within 60 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.
The Company may call the Public Warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:
•
upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,

•
if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Note 11 — Income Tax
The Company’s net deferred tax assets are as follows:
December 31, 2020
Deferred tax asset
Organizational costs/Startup expenses	$21,692
Federal Net Operating loss	17,089
Total deferred tax asset	38,781
Valuation allowance	(38,781)
Deferred tax asset, net of allowance	$—
The income tax provision consists of the following:
December 31, 2020
Federal
Current	$—
Deferred	(38,781)
State
Current	—
Deferred	—
Change in valuation allowance	38,781
Income tax provision	$—
As of December 31, 2020, the Company had $81,375 of U.S. federal net operating loss carryovers available to offset future taxable income which do not expire.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from July 24, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $38,780.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 is as follows:
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Permanent Book/Tax Differences	(22.9)%
Change in valuation allowance	1.9%
Income tax provision	—%
The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.
Note 12 — Fair Value Measurements
FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.
The fair value hierarchy is categorized into three levels based on the inputs as follows:
Level 1 —
Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —
Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —
Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheet. The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses, due to related parties are estimated to approximate the carrying values as of December 31, 2020 due to the short maturities of such instruments.
The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	December 31, 2020	Level 1	Level 2	Level 3
Assets:
U.S. Money Market held in Trust Account	$281	$281	$—	$—
U.S. Treasury Securities held in Trust Account	145,193,921	145,193,921	—	—
	$145,194,202	$145,194,202	$—	$—
The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
Description	Level	December 31, 2020
Liabilities:
Warrant Liability – Public Warrants	1	$10,975,313
Warrant Liability – Private Placement Warrants	3	$6,347,438
Total Warrant Liability		$17,322,751
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within the warrant liability on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of the warrant liabilities in the statement of operations.
Initial Measurement
The Company established the initial fair value for the Public Warrants and Private Placement Warrants on December 2, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A common stock and three-quarters of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of shares of Class B common stock, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption, Class A common stock and Class B common stock based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.
The key inputs into the Monte Carlo simulation model for the Public Warrants and Private Placement Warrants were as follows at initial measurement:
Input	December 2, 2020 (Initial Measurement)
Risk-free interest rate	0.56%
Expected term (years)	6.04
Expected volatility	24.2%
Stock price	$9.052
As of December 2, 2020, the Public Warrants and Private Placement Warrants were determined to be $1.34 and $1.38 per warrant for aggregate values of approximately $14.4 million and $8.4 million, respectively.
Subsequent Measurement
The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market and the subsequent measurement of the Private Placement Warrants as December 31, 2020 is classified Level 3 due to the use of unobservable inputs.

As of December 31, 2020, the Public Warrants and Private Placement Warrants were determined to be $1.02 and $1.05 per warrant for aggregate values of approximately $11.0 million and $6.3 million, respectively.
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of December 2, 2020	$—	$—	$—
Initial measurement on December 2, 2020	8,360,188	14,403,750	22,763,938
Change in valuation inputs or other assumptions	(2,012,750)	(3,428,437)	(5,441,188)
Fair value as of December 31, 2020	$6,347,438	$10,975,313	$17,322,751
Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.
Note 13 — Subsequent Events
On October 22, 2021, subsequent to the fiscal quarter ended March 31, 2021, Seaport Global Acquisition Corp., our predecessor and a Delaware corporation (“SGAC”), consummated the previously announced business combination pursuant to the business combination agreement entered into as of May 16, 2021 (as amended, the “Business Combination Agreement”), by and among SGAC, Seaport Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of SGAC (“Merger Sub”), Redwood Holdco, LP, a Delaware limited partnership (“Parent”), and Redwood Intermediate, LLC, a Delaware limited liability company (“Redbox”). Pursuant to the Business Combination Agreement, SGAC acquired certain equity interests of Redbox from Parent, its sole member, by way of Merger Sub merging with and into Redbox, and Redbox becoming a direct subsidiary of SGAC as a result thereof (the “Business Combination”).
On October 20, 2021, SGAC held a special meeting of stockholders (the “Special Meeting”), at which the SGAC stockholders considered and adopted, among other matters, a proposal to approve the Business Combination, including (a) adopting the Business Combination Agreement and (b) approving the other transactions contemplated by the Business Combination Agreement and related agreements described in the Proxy Statement.
Pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement, on October 22, 2021 (the “Closing Date”), the Business Combination was consummated (the “Closing”).
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued.

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
in thousands, except share and per share data)
	September 30, 2021 (unaudited)	December 31, 2020
Assets
Current Assets:
Cash, cash equivalents and restricted cash	$13,158	$8,927
Accounts receivable, net of allowances of $244 at September 30, 2021 and $145 at December 31, 2020	9,329	12,670
Due from related party (Note 12)	162	73
Content library	24,935	26,074
Income tax receivable	10,222	10,498
Prepaid expenses and other current assets	9,446	6,949
Total current assets	67,252	65,191
Property and equipment, net (Note 3)	45,211	63,089
Goodwill, net (Note 4)	147,523	147,523
Intangible assets, net (Note 4)	142,063	195,635
Other long-term assets	723	1,653
Total assets	$402,772	$473,091
Liabilities and Equity
Current Liabilities:
Trade payables	$31,161	$26,719
Due to related parties, net (Note 12)	357	449
Accrued and other current liabilities (Note 5)	60,062	75,954
Total current liabilities	91,580	103,122
Long-term debt, net (Note 6)	361,890	307,474
Other long-term liabilities	13,944	19,862
Deferred income taxes, net	10,197	41,171
Total liabilities	477,611	471,629
Commitments and Contingencies (Note 10)
Shareholders’ Equity
Common stock, $0.0001 par value; 60,000,000 shares authorized as of September 30, 2021 and December 31, 2020; 31,274,065 and 27,962,554 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	3	3
Additional paid-in-capital	239,722	223,085
Accumulated deficit	(314,564)	(221,626)
Total equity	(74,839)	1,462
Total liabilities and shareholders’ equity	$402,772	$473,091
See accompanying Notes to Condensed Consolidated Financial Statements

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)
	Nine Months Ended September 30,
	2021	2020
Net revenue	$216,372	$465,208
Operating expenses:
Product cost	83,602	187,865
Direct operating	98,155	133,861
Marketing	10,743	16,090
General and administrative	41,709	46,840
Depreciation and amortization	81,317	108,316
Total operating expenses	315,526	492,972
Operating loss	(99,154)	(27,764)
Interest and other expense, net	(24,687)	(24,848)
Loss before income taxes	(123,841)	(52,612)
Income tax benefit	(30,903)	(13,477)
Net loss	$(92,938)	$(39,135)
Net loss per share attributable to common shareholders – basic and diluted	$(3.01)	$(1.40)
Weighted average shares used in computing net loss per share attributable to common shareholders – basic and diluted	30,839,870	27,870,539
See accompanying Notes to Condensed Consolidated Financial Statements

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Nine Months Ended September 30,
	2021	2020
Operating activities:
Net loss	$(92,938)	$(39,135)
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and other	28,015	54,809
Amortization of intangible assets	53,572	53,571
Gain on sale/disposal of assets	(271)	(66)
Deferred income taxes	(30,974)	(23,895)
Amortization of deferred financing costs	962	2,582
PIK interest added to Senior Facilities	26,413	—
Related party tax payable settlement	15,777	—
Non-cash rent, interest and other	985	83
Cash flows from changes in net operating assets and liabilities:
Accounts receivable	3,341	10,262
Content library	1,138	38,656
Income tax receivable	276	9,752
Prepaid expenses and other current assets	(2,497)	1,476
Other assets	930	650
Trade payables	4,437	(50,653)
Change in due to/from related parties	(90)	284
Accrued and other liabilities	(19,857)	(21,498)
Net cash flows (used in) provided by operating activities	(10,781)	36,878
Investing Activities:
Purchases of property and equipment	(10,039)	(16,899)
Proceeds from disposition of property and equipment	392	786
Net cash flows used in investing activities	(9,647)	(16,113)
Financing Activities:
Proceeds from Redbox’s borrowings	30,896	18,000
Repayments of Redbox’s debt obligations	(3,855)	(37,188)
Dividends paid	(90)	(707)
Principal payments on capital lease obligations	(2,292)	(2,800)
Net cash flows provided by (used in) financing activities	24,659	(22,695)
Change in cash, cash equivalents and restricted cash	4,231	(1,930)
Cash, cash equivalents and restricted cash:
Beginning of period	8,927	7,378
End of period	$13,158	$5,448
See accompanying Notes to Condensed Consolidated Financial Statements

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)
(in thousands)
(unaudited)
	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Total Equity
Balance at December 31, 2019	$3	$223,084	$(152,176)	$70,911
Dividends	—	—	53	53
Share-based compensation plans and related activity .	—	(22)	—	(22)
Net loss	—	—	(39,135)	(39,135)
Balance at September 30, 2020	$3	$223,062	$(191,258)	$31,807
	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Total Equity
Balance at December 31, 2020	$3	$223,085	$(221,626)	$1,462
Related party tax payable settlement	—	15,777	—	15,777
Share-based compensation plans and related activity	—	860	—	860
Net loss	—	—	(92,938)	(92,938)
Balance at September 30, 2021	$3	$239,722	$(314,564)	$(74,839)
See accompanying Notes to Condensed Consolidated Financial Statements

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1:   Description of Business
Redwood Intermediate, LLC, a Delaware limited liability company, and subsidiaries (“Redbox” or the “Company”), operates self-serve kiosks in the United States where consumers can rent or purchase movies. As of September 30, 2021, the Company operated a network of approximately 40,000 self-service kiosks, in approximately 33,000 locations primarily at leading grocery stores, mass retailers, drug stores, dollar retailers, and convenience stores in every U.S. state and Puerto Rico (collectively the United States).
Redbox is an established brand and leading provider in the home entertainment market in the United States. The Company is focused on providing its customers with the best value in entertainment and the most choice in how they consume it, through physical media and/or digital services. Redbox is undergoing a significant business expansion and digital transformation. The Company has transitioned from a pure-play DVD rental company to a multi-faceted entertainment company that provides tremendous value and choice by offering DVD rentals as well as multiple digital products across a variety of content windows including transactional (TVOD), ad-supported (AVOD), subscription (SVOD), and being a distributor of feature films with a growing library of original content. Redbox currently conducts its business through two operating segments: (1) Legacy Business and (2) Digital Business.
For the Legacy Business, the Company operates a nationwide network of approximately 40,000 self-service kiosks where consumers can rent or purchase new-release DVDs and Blu-ray DiscsTM (“movies”). The Company also generates service revenue by providing installation, merchandising and break-fix services to other kiosk businesses. Finally, the Company also produces, acquires, and distributes movies exclusively through its film distribution label, Redbox Entertainment, LLC, providing rights to talent-led films that are distributed across Redbox services as well as through third party digital services. For its Digital Business, the Company provides both transactional and ad-supported digital streaming services, which include 1) Redbox On Demand, a transactional service which provides digital rental or purchase of new release and catalog movies and TV content, 2) Redbox Free On Demand, an ad-supported service providing free movies and TV shows on demand, and 3) Redbox Free Live TV, a free, ad-supported television service giving access to over 100 linear channels.
The Company is an indirect, wholly owned subsidiary of New Outerwall, Inc. (“New Outerwall”), a Delaware corporation, which is a direct, wholly owned subsidiary of Aspen Parent, Inc. (“Aspen”), a Delaware corporation. On September 27, 2016, Outerwall, Inc. (“Old Outerwall”) was acquired by an entity controlled by funds affiliated with or controlled by Apollo Global Management, LLC and its subsidiaries (“Apollo” or the “Sponsor”) (the “Apollo Acquisition”). In addition to its interest in Redbox, New Outerwall has interest in one other business under the brand name of Coinstar.
On May 16, 2021, the Company became a party to a Business Combination Agreement with Seaport Global Acquisition Corp. (a publicly traded special purpose acquisition company (“Seaport”)).
The Business Combination closed on October 22, 2021. The Business Combination is accounted for as a reverse recapitalization in accordance with US GAAP. Under the guidance in ASC 805, Business Combinations, Seaport is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the existing controlling equity holder of Redbox having 72.2% of the voting power of the combined company (and one of its affiliates having an additional 3.9% of the voting power of the combined company) and the operations of Redbox and its subsidiaries constituting the only ongoing operations of the combined company. The result of the transaction transformed the Company into a publicly traded entity on Nasdaq under the ticker symbol “RDBX”.
For an update on the Business Combination Agreement with Seaport, see Note 14: Subsequent Events.
Note 2:   Basis of Presentation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The unaudited financial information included herein has been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”). All significant intercompany balances and transactions between Redbox and its wholly owned subsidiaries have been eliminated in consolidation in the periods presented as discussed below.
The accompanying unaudited condensed consolidated interim financial statements reflect all adjustments, consisting of normal recurring adjustments, that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented in accordance with U.S. GAAP. Certain information and disclosures normally included in the financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. As such, the information included herein should be read in conjunction with the consolidated financial statements and accompanying notes included in the consolidated audited financial statements as of and for the year ended December 31, 2020, included elsewhere in this prospectus.
Amounts Due From/To Related Parties
Any transactions between Redbox and its owners, employees or non-employee directors or Redbox and Coinstar are considered related party transactions, and any transactions between Redbox and New Outerwall and its affiliates are settled in cash pursuant to commercial services agreements.
With respect to income taxes for all periods presented, while generally the Company is part of a consolidated group for income tax filings, the income tax benefits and provisions, income tax payables, related tax payments and deferred tax balances reported within have been prepared as if the Company operated as a standalone taxpayer. Deferred taxes have been classified as net liabilities in the unaudited Condensed Consolidated Balance Sheets. The Company remits cash to Aspen or New Outerwall to settle any third-party, tax-related obligations, as determined if the Company operated as a standalone taxpayer.
Use of Estimates in Financial Reporting
The Company’s consolidated financial statements are prepared in conformity with U.S. GAAP which requires management to make estimates and assumptions that affect the reported amounts in its consolidated financial statements and notes thereto. These estimates and assumptions take into account historical and forward-looking factors that the Company believes are reasonable, including but not limited to the potential impacts arising from COVID-19, and policies and initiatives aimed at reducing its transmission. As the extent and duration of the impacts from COVID-19 remain unclear, the Company’s estimates and assumptions may evolve as conditions change. The most significant estimates and assumptions include the:
•
rate at which the economic benefit of the content library is consumed through rental activity;

•
useful lives and recoverability of goodwill, definite-lived intangible assets, equipment and other long- lived assets;

•
recognition and measurement of deferred income taxes (including the measurement of uncertain tax positions); and

•
recognition and measurement of purchase price allocations for business combinations.

It is reasonably possible that the estimates the Company makes may change in the future and could have a material effect on its consolidated financial statements.
Summary of Significant Accounting Policies
Revenue Recognition
The Company recognizes revenue, net of sales tax, when it satisfies its performance obligations by transferring control of promised goods or services to its customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. Revenue from movie rentals is recognized for the period that the movie is rented and is recorded net of promotional discounts offered to the Company’s consumers, uncollected amounts and refunds that it grants to its customers. Revenue from a direct sale out of the kiosk of previously rented movies is recognized at the time of sale. Revenue from On Demand rentals or purchases is also recognized at the time of sale. On rental transactions for which the related movie has not yet been returned to the kiosk at month-end, revenue is recognized with a corresponding receivable recorded in the balance sheet, net of a reserve for potentially uncollectable amounts that is considered a reduction from gross revenue as collectability is not reasonably assured.
A significant portion of the Company’s Legacy Business rental revenue is concentrated in kiosks installed with certain retail partners. Revenue aggregated at the following retailers accounted for 10% or more of the Company’s net revenue for the periods presented:
	Nine Months Ended September 30,
	2021	2020
Wal-Mart Stores Inc.	13.0%	14.2%
Walgreen Co.	12.2%	15.0%
Promotional Codes and Gift Cards
The Company offers its consumers the option to purchase stored value products in the form of bulk promotional codes and electronic gift cards. There are no expiration dates on these products and the Company does not charge service fees that cause a decrement to customer balances in the case of gift cards. Cash receipts from the sale of promotional codes and gift cards are recorded as deferred revenue in Accrued and other current liabilities and recognized as revenue upon redemption. Additionally, the Company recognizes revenue from non-redeemed or partially redeemed promotional codes and gift cards in proportion to the historical redemption patterns, referred to as “breakage.” Estimated breakage revenue is recognized over time in proportion to actual promotional code and gift card redemptions and is not material in any period presented.
As of September 30, 2021 and December 31, 2020, $7.4 million and $7.0 million, respectively, were deferred related to purchased but unredeemed promotional codes and gift cards and are included in Accrued and other current liabilities in the accompanying unaudited Condensed Consolidated Balance Sheets.
Loyalty Program
In January 2018, the Company launched Redbox Perks. Redbox Perks allows members to earn points based on transactional and non-transactional activities with Redbox. As customers accumulate points, the Company defers revenue based on its estimate of both the amount of consideration paid by Perks members to earn awards and the value of the eventual award it expects the members to redeem. The Company defers an appropriate amount of revenue so as to properly recognize revenue from Perks members in relation to the benefits of the program. The Company also estimates the quantity of points that will not be redeemed by Perks members (“breakage”). Breakage reduces the amount of revenue deferred from loyalty points over the period of, and in proportion to, the actual redemptions of loyalty points based on observed historical breakage and consumer rental patterns.
As of September 30, 2021 and December 31, 2020, $2.0 million and $2.8 million, respectively, of revenue was deferred related to Perks and is included in Accrued and other current liabilities in the accompanying unaudited Condensed Consolidated Balance Sheets.
Product Cost
Product cost primarily represents the amortization of the Company’s physical content library and digital revenue sharing costs. Amortization of the content library is calculated using rental decay curves based on historical performance of movies over their useful lives to allocate content library costs to the periods over which the related revenue are earned. Given the steepness of the rental decay curve, amortization of the content library is recorded on an accelerated basis with substantially all of the content library cost recognized within the first year. The rental decay curves and salvage value of the Company’s content library are periodically reviewed and evaluated.
For movies acquired through the Company’s Redbox Entertainment label, costs include (1) the costs to acquire content, (2) manufacturing costs and (3) supply chain costs. These costs are capitalized as they are incurred and amortized in proportion to the current year’s revenue as a percentage of management’s estimate of total ultimate revenue, not to exceed the life of the acquired rights. Ultimate revenue estimates are periodically reviewed and adjustments, if any, will result in changes to amortization rates.
Advertising Costs
Advertising costs, which are included as a component of marketing expenses, include media expenses for local advertising, internet advertising, and sponsorship fees. The costs were $1.4 million and $4.6 million for the nine months ended September 30, 2021 and 2020, respectively.
Share Based Compensation
The Company grants share-based awards to select employees of the Company, consisting of restricted stock and performance stock units. Compensation expense is generally recognized for restricted stock units on a graded-vesting basis over the vesting period, which is generally five years. Compensation expense is generally recognized for performance stock units over the related vesting periods based on the grant-date fair value of the award when it becomes probable that the minimum return on Invested Capital (as defined under the plans) by Apollo will be satisfied. Award forfeitures are recognized at the time of occurrence. All awards granted are equity classified awards.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of deposit accounts. The Company’s cash balances with financial institutions may exceed the deposit insurance limits. The Company does not include outstanding amounts due from its payment card service providers for billed transactions in its cash balances, rather they are included in accounts receivable.
Restricted Cash
Restricted cash balances are cash balances established to secure the Company’s letter of credit requirement to support its insurance obligations and is presented as a short-term asset. See also Note 6: Debt.
Content Library
Content library is comprised of movies available for rent or purchase through the Company’s kiosks as well as movies acquired through the Company’s Redbox Entertainment label.
For movies available for rent or purchase through the Company’s kiosks, movie content is obtained primarily through revenue sharing agreements and license agreements with studios, as well as through distributors and other suppliers. The cost of content mainly includes (1) the costs paid to studios and other vendors to acquire content including revenue share as applicable, (2) costs incurred to label, sort, and ship content to the Company’s kiosks for merchandising, (3) costs incurred to destroy content after use if required under contractual arrangements with studios and (4) indirect taxes, if applicable. For content that the Company expects to sell, management determines an estimated salvage value. Content salvage values are estimated based on the historical sales activity. The cost of each title is capitalized and amortized to its estimated salvage value using rental decay curves as discussed above under Product Cost.
For movies acquired through the Company’s Redbox Entertainment label, costs include (1) the costs to acquire content, (2) manufacturing costs and (3) supply chain costs. These costs are capitalized as they are incurred and amortized in proportion to the current year’s revenue as a percentage of management’s estimate of total ultimate revenue, not to exceed the life of the acquired rights. Ultimate revenue estimates are periodically reviewed and adjustments, if any, will result in changes to amortization rates.
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets are generally comprised of insurance-related receivables representing estimated amounts due from the Company’s insurance partners in excess of its deductibles, spare parts that are not separately capitalized for use in the repair and maintenance of its kiosks, the value of cases and labels used to vend and track discs, net of amortization, and various prepayments for operating expenses including software licenses when not determined to be a component of property and equipment.
Accrued and Other Current Liabilities
Accrued and other current liabilities generally consist of estimated total amounts due under contractual revenue-sharing arrangements with the Company’s content providers net of payments made during the respective title’s rental period, employee related liabilities primarily related to compensation, deferred revenue related to stored-value arrangements and the Company’s loyalty program, estimated income taxes payable, sales and rental-related taxes collected from the Company’s consumers on behalf of governmental entities, estimated gross amounts due for insurance claims incurred but not recorded, and various other estimates of amounts due but not invoiced for goods and services from the Company’s operational vendors.
Loss Contingencies
The Company accrues estimated liabilities for loss contingencies arising from claims, assessments, litigation and other sources when it is probable that a liability has been incurred and the amount of the claim assessment or damages can be reasonably estimated. The Company believes it has sufficient accruals to cover any obligations resulting from claims, assessments or litigation that have met these criteria.
Fair Value of Financial Instruments
Certain financial assets and liabilities are required to be carried at fair value. Fair value is the price that would be received to sell an asset, or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability, in an orderly transaction between market participants at the measurement date. In determining fair value, the Company utilizes market data or assumptions that it believes market participants would use in pricing the asset or liability, which would maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, including assumptions about risk and the risks inherent in the inputs to the valuation technique.
In evaluating the fair value measurement techniques for recording certain financial assets and liabilities, there is a three-level valuation hierarchy under which financial assets and liabilities are designated. The determination of the applicable level within the hierarchy of a particular financial asset or liability depends on the inputs used in valuation as of the measurement date.
Valuations based on observable or market-based inputs for identical asset or liabilities (Level 1 measurement) are given the highest level of priority, whereas valuations based on unobservable or internally derived inputs (Level 3 measurement) are given the lowest level of priority. The three levels of the fair value hierarchy are defined as follows:
•
Level 1:   Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•
Level 2:   Inputs other than Level 1 inputs that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or market-corroborated inputs; or

•
Level 3:   Unobservable inputs that reflect the reporting entity’s own assumptions.

A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The carrying amounts for the Company’s cash equivalents approximate fair value because of the short-term nature of these instruments. The fair value of the Company’s long-term debt approximates its carrying amount, which is presented net of unamortized deferred financing costs.
Derivative Instruments
The Company is exposed to certain market risks relating to interest rates. The Company actively monitors and attempts to mitigate but does not eliminate these exposures using derivative instruments including interest rate swaps. The Company does not enter into derivative instruments for speculative or trading purposes. The Company recognizes its derivatives as either assets or liabilities and measure those instruments at estimated fair value. The Company presents its derivative positions gross on its unaudited Condensed Consolidated Balance Sheets. The Company records changes in the fair value of derivatives as a component of interest and other expense, net on its unaudited Condensed Consolidated Statements of Operations.
COVID-19 Pandemic
The Company is continuing to closely monitor the impact of the COVID-19 pandemic and is continually assessing its potential effects on its business and its financial performance as well as the impact of COVID-19 on its customers, employees, and vendors, including retail and studio partners. The Company cannot predict the duration or severity of the COVID-19 pandemic, and cannot reasonably estimate the financial impact that the COVID-19 outbreak will have on its results and significant estimates going forward.
Recent Accounting Pronouncements
Accounting Guidance Recently Adopted:
In August 2018, the FASB issued ASU 2018-05, Intangibles-Goodwill and Other-Internal-Use-Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. The ASU requires a customer in a cloud computing arrangement (i.e., hosting arrangement) that is a service contract to follow the internal-use software guidance in ASC 350-40 to determine whether to capitalize certain implementation costs or expense them as incurred. For private companies, the guidance is effective for reporting periods beginning after December 15, 2020. The Company adopted this ASU as of January 1, 2021, which did not have a material impact on its consolidated financial statements and related disclosures.
In March 2019, the FASB issued ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials (Subtopic 926-20), in order to align the accounting for production costs of an episodic television series with the accounting for production costs of films by removing the content distinction for capitalization. ASU 2019-02 also requires that an entity reassess estimates of the use of a film in a film group and account for any changes prospectively. In addition, 2019-02 requires that an entity test films and license agreements for impairment at a film group level when the film or license agreements are predominantly monetized with other films and license agreements. For private companies, the guidance is effective for reporting periods beginning after December 15, 2020. The Company adopted this ASU as of January 1, 2021, which did not have a material impact on its consolidated financial statements and related disclosures.
Accounting Guidance Not Yet Adopted:
In March 2020, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2020-04, Reference Rate Reform (ASU 2020-04), which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by the discontinuance of LIBOR or another referenced rate. ASU 2020-04 is effective for fiscal years beginning after December 31, 2022. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) to simplify the accounting for income taxes. This guidance removes certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. The guidance also clarifies and simplifies other areas of ASC 740. This standard is effective for private companies for fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU requires lessees, among other things, to recognize lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous authoritative guidance. This update also introduces new disclosure requirements for leasing arrangements. For private companies, the guidance is effective for reporting periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326). The ASU provides new guidance regarding measurement and recognition of credit impairment for certain financial assets. Such guidance will impact how the Company determines its allowance for estimated uncollectible receivables. For private companies, the guidance is effective for reporting periods beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.
Note 3:   Property and Equipment
Dollars in thousands	September 30, 2021	December 31, 2020
Kiosks and components	$190,202	$190,416
Computers, servers, and software	96,352	87,113
Leasehold improvements	4,145	3,991
Office furniture and equipment	676	676
Leased Vehicles	10,436	10,678
Property and equipment, at cost	$301,811	$292,874
Accumulated depreciation	(256,600)	(229,785)
Property and equipment, net	$45,211	$63,089
Note 4:   Goodwill and Other Intangible Assets
The following table summarizes the changes in goodwill by reportable segment:
Dollars in thousands	Legacy Business	Digital Business	Total
Balance as of December 31, 2020	$144,014	$3,509	$147,523
Balance as of September 30, 2021	$144,014	$3,509	$147,523
The following table summarizes the carrying amounts and accumulated amortization of intangible assets:
	September 30, 2021				December 31, 2020
Dollars in thousands	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Contracts with retailers	7 years	$370,000	$(264,873)	$105,127	$370,000	$(225,230)	$144,770
Trade name	7 years	60,000	(42,953)	17,047	60,000	(36,524)	23,476
Contactable customer list	7 years	40,000	(28,635)	11,365	40,000	(24,349)	15,651
Developed technology	7 years	30,000	(21,476)	8,524	30,000	(18,262)	11,738
Total intangible assets subject to amortization		$500,000	$(357,937)	$142,063	$500,000	$(304,365)	$195,635
The Company recognized amortization expense of $53.6 million for each of the nine months ended September 30, 2021 and 2020.

There was no impairment of goodwill and other intangible assets for the nine months ended September 30, 2021 and 2020.
Certain events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately affect the estimated fair values of the Company’s reporting units include such items as: (i) a decrease in expected future new release movie titles resulting from the prolonged effects of the COVID-19 pandemic (ii) an increase in competition across streaming platforms resulting in fewer titles available at Redbox or fewer rental transactions and (iii) the inability to achieve cost savings or growth initiative targets within an expected timeframe.
Note 5:   Accrued and Other Current Liabilities
Accrued and other current liabilities as of September 30, 2021 and December 31, 2020, consisted of the following:
Dollars in thousands	September 30, 2021	December 31, 2020
Accrued payroll and other related expenses	$20,776	$24,212
Accrued revenue share	12,669	13,480
Deferred revenue	11,203	10,019
Income taxes payable	—	15,777
Other	15,414	12,466
Total accrued and other current liabilities	$60,062	$75,954
Note 6:   Debt
Dollars in thousands	September 30, 2021	December 31, 2020
Term Loan Facility	$306,563	$281,563
Paid-In-Kind Interest related to Term Loan Facility	24,186	—
Revolving Credit Facility	30,000	30,000
Paid-In-Kind Interest related to Revolving Credit Facility	2,227	—
Union Revolving Credit Facility	4,590	2,550
Total debt outstanding	$367,566	$314,113
Less: Unamortized debt issuance costs	(5,676)	(6,639)
Total debt, net	$361,890	$307,474
Portion due within one year	$—	$—
Total long-term debt, net	$361,890	$307,474
On October 20, 2017, Redbox Automated Retail, LLC (“RAR”) entered into a credit agreement (“Credit Agreement”), which provided for:
•
a first lien term loan facility (the “Term Loan B”), in an original aggregate principal amount of $425.0 million, with a five-year maturity; and

•
a first lien revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Facilities”), in an aggregate principal amount of up to $30.0 million, with a five-year maturity.

The Term Loan B was made available to RAR immediately upon closing and was used in part to retire all $280.0 million of the Company’s existing debt and to settle closing costs associated with the new Term Loan B totaling $19.5 million of which $4.6 million was paid to Apollo Global Securities, LLC, an affiliate of Apollo, for services provided in connection with the financing. The balance of the Term Loan B proceeds were used towards a dividend, occurring on the same day, with total dividend of $160.0 million to equity holders of RAR. Additionally, at the execution of the new Credit Agreement, RAR wrote-off unamortized deferred financing costs of $21.7 million related to the extinguishment of the entire debt under the prior credit agreement.
On September 7, 2018, RAR entered into an Incremental Assumption and Amendment Agreement (the “Amendment”) to the Credit Agreement. The Amendment provided for, among other things, (i) an incremental Term B-1 Loan (“Term Loan B-1”) in an original aggregate principal amount of $85.8 million and (ii) the payment of one or more restricted payments to shareholders of RAR in an aggregate amount not to exceed $115.0 million. The proceeds received from the Amendment along with cash flow from the business were used towards a dividend distribution to equity holders of RAR totaling $115.0 million that was paid within five business days of September 7, 2018, and to pay fees and expenses in connection with the Amendment totaling $3.7 million. The additional loan under Term Loan B-1 had terms identical to the original Term Loan B, except to account for the incremental principal amount within the quarterly amortization payment schedule and to reset call protection on the Term Loan B-1.
On September 30, 2020, RAR entered into the second amendment to its Credit Agreement (the “Second Amendment”) to, among other things, to increase the total net leverage covenant during the remaining term of the Credit Agreement and revise the quarterly amortization payment schedule.
On December 28, 2020, RAR entered into a third amendment to its Credit Agreement (the “Third Amendment”). The amendment deferred the December 2020 amortization payment to March 2021.
As of December 31, 2020, RAR’s Senior Facilities matured on October 20, 2022, and subsequent to the Amendment, Second Amendment and Third Amendment consisted of:
•
a first lien term loan B facility, in an aggregate principal amount of $425.0 million;

•
a first lien term loan B-1 facility, in an aggregate principal amount of $85.8 million; and

•
a first lien revolving credit facility, in an aggregate principal amount of up to $30.0 million.

On December 29, 2020, Redbox Entertainment, LLC entered into a four-year, $20.0 million revolving credit facility with Union Bank (the “Union Revolving Credit Facility”). The facility is used exclusively to pay for minimum guarantees, license fees and related distribution expenses for original content obtained under the Company’s Redbox Entertainment label. Borrowings outstanding under the Union Revolving Credit Facility as of September 30, 2021 and December 31, 2020 were $4.6 million and $2.55 million, respectively.
Borrowings under the Union Revolving Credit Facility will bear interest at either the alternate base rate or LIBOR (based on an interest period selected by the Company of one month, three months or six months) in each case plus a margin. The alternate base rate loans bear interest at a per annum rate equal to the greatest of (i) the base rate in effect on such day, (ii) the federal funds effective rate in effect on such day plus 1∕2 of 1.0%, and (iii) daily one month LIBOR plus 1.0%. The revolving credit facility borrowings that are LIBOR loans bear interest at a per annum rate equal to the applicable LIBOR plus a margin of 0.50%. The borrowing interest rate for the Union Revolving Credit Facility was 4.25% as of September 30, 2021 and December 31, 2020, respectively.
In addition to paying interest on outstanding principal under the Union Revolving Credit Facility, Redbox Entertainment, LLC is required to pay a commitment fee at a rate equal to 0.50% per annum to the lenders in respect of the unutilized commitments thereunder.
On January 29, 2021, RAR entered into an amendment to its Credit Agreement (the “Fourth Amendment”). The Fourth Amendment provided for, among other things, (i) deferral of principal amortization payments until the maturity date, (ii) extension of the maturity date to April 2023, (iii) at the RAR’s election, subject to certain liquidity thresholds, payment PIK interest, and, (iv) removal of all financial covenant requirements.
In addition, under the Fourth Amendment RAR incurred an incremental first lien term loan B-2 facility (“Term Loan B-2” and, together with Term Loan Bs and Term Loan B-1’s, the “Term Loan Facility”) in an aggregate principal amount of $25.0 million which was provided by New Outerwall Inc. The loan was subsequently assigned to Aspen Parent, Inc. Aspen Parent, Inc. indirectly owns 100% of the equity of the Company and is therefore a related party of the Company. The proceeds from the loan will be used for general corporate purposes.
Pursuant to the Fourth Amendment, interest is payable on the Senior Facilities entirely in cash or, for a specified period, could be paid by increasing the principal amount of the Senior Facilities (PIK Interest), or through a combination of cash and PIK interest, subject to certain liquidity thresholds. Borrowings under the Senior Facilities bear interest at a rate at RAR’s option, either (a) a London Interbank Offer Rate (“LIBOR”) determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 1.00% floor in the case of term loans or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50% per annum, (ii) the prime rate quoted by the Wall Street Journal (or another national publication selected by the administrative agent) and (iii) the one-month adjusted LIBOR plus 1.00% per annum, in each case plus an applicable margin. The applicable margin for borrowings under the Senior Facilities is 7.25% with respect to Eurocurrency Borrowings (increasing to 8.25% if PIK Interest is paid) and 6.25% with respect to ABR Borrowings (increasing to 7.25% if PIK Interest is paid).
In addition to paying interest on outstanding principal under the Senior Facilities, RAR is required to pay a commitment fee at a rate equal to 0.50% per annum to the lenders in respect of the unutilized commitments thereunder. RAR is also required to pay customary agency fees.
In connection with the Business Combination, on May 16, 2021, RAR entered into another amendment to its Credit Agreement (the “Fifth Amendment”). The Fifth Amendment, which became effective upon consummation of the Business Combination, provided consent to the planned Business Combination and among other things, extended the Senior Facilities maturity date to October 2023 and subordinated the Term Loan B-2s to the Term Loan Bs and the Term Loan B-1s. In addition, among other things, concurrently with the consummation of the Business Combination, i) $15.0 million of cash proceeds from the Business Combination were used to pay down outstanding borrowings under the Revolving Credit Facility and ii) $35.0 million of cash proceeds from the Business Combination were used to pay down outstanding borrowings under the Term Loan Bs and the Term Loan B-1s.
On October 11, 2021, RAR entered into a consent to the Fifth Amendment to make certain additional changes to the Credit Agreement, which became effective upon consummation of the Business Combination, including extending the maturity date of the Senior Facilities to April, 2024 and extending the PIK interest option until December 31, 2022 (subject to a minimum pro forma liquidity). See Note 14: Subsequent Events for a further discussion.
Dividend Restrictions
The Credit Agreement contains certain customary affirmative covenants and negative covenants, including a limitation on the Company’s ability to pay dividends on or make distributions in respect of its capital stock or make other restricted payments. The covenant prohibiting dividends and other restricted payments has certain limited exceptions, including for customary overhead, legal, accounting and other professional fees and expenses; taxes; customary salary, bonus and other benefits; and up to $1.03 million for dividends that were accrued on equity interests that were unvested as of the payment of the Company’s last dividend in 2018 and have subsequently vested.
Interest Rates and Fees
As of September 30, 2021 and December 31, 2020, the borrowing interest rate for the Senior Facilities was 9.25% and 8.25%, respectively.
Amortization and Prepayments
Required minimum principal amortization payments under the Term Loan Facility as of September 30, 2021, are as follows:

Dollars in thousands	Repayment Amount
Remaining 2021	$—
2022	—
2023	330,749
Total	$330,749
As noted above, pursuant to the consent agreement to the Fifth Amendment that RAR entered into on October 11,2021, the maturity date of the Senior Facilities has been extended to April, 2024.
In addition, the Senior Facilities require RAR to prepay outstanding term loan borrowings, subject to certain exceptions, with:
•
a certain percentage set forth in the Credit Agreement governing the Senior Facilities of RAR’s annual excess cash flow, as defined under the Senior Facilities;

•
a certain percentage of the net cash proceeds of certain non-ordinary course asset sales, other dispositions of property or certain casualty events, in each case subject to certain exceptions and reinvestment rights; and

•
the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the Senior Facilities.

RAR may voluntarily repay outstanding loans that are funded solely by internally generated cash from business operations under the Senior Facilities at any time, without prepayment premium or penalty, except customary “breakage” costs with respect to LIBOR rate loans.
All obligations under the Senior Facilities are unconditionally guaranteed by each of RAR’s existing and future direct and indirect material, wholly-owned domestic subsidiaries, subject to certain exceptions and the direct parent of RAR. The obligations are secured by a pledge of substantially all of RAR’s assets and those of each guarantor, including capital stock of the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to certain exceptions, and its capital stock owned by RAR’s direct parent. Such security interests consist of a first-priority lien with respect to the collateral.
Letters of Credit
As of September 30, 2021 and December 31, 2020, the Company has a Letter of Credit arrangement to provide for the issuance of standby letters of credit in the amount of $3.4 million. The arrangement supports the collateral requirements for insurance claims and is good for one year to be renewed annually if necessary. As required under the Senior Facilities, the Company’s Letter of Credit is cash-collateralized at 105% through the Company’s restricted cash balance in the amount of $3.5 million as of September 30, 2021 and December 31, 2020, respectively.
Note 7:   Derivatives
The Company entered into an interest rate swap on October 22, 2018 to manage its exposure to changes in the interest rates related to its term loan (“Term Loan Facility”) following the Amendment discussed in Note 6: Debt. The swap is not designated as a hedging instrument and is reported at fair value with changes in fair value reported directly in earnings. The Company’s hedge consists of interest rate swaps, which was used to mitigate interest rate risk.
Under the terms of the agreement, the Company entered into a three-year fixed-for-floating interest rate swap agreement with Nomura Global Financial Products, Inc. for a fixed notional amount of $200.0 million to swap the variable rate portion of interest payments tied to the one-month LIBOR under its term loans for fixed interest payments. The swap effectively locked in an average of a three-year forward curve for the one-month LIBOR at a fixed rate of 3.0335%, resulting in a total interest rate on the $200.0 million notional of 10.2835%. The agreement expires on October 31, 2021. See Note 6: Debt for additional disclosures about the Company’s Term Loan Facility.

The following table discloses the fair value, as determined using Level 2 inputs, and balance sheet location of the Company’s derivative instrument:
Dollars in thousands	Balance Sheet Location	September 30, 2021	December 31, 2020
Derivatives not designated as hedging instruments:
Interest rate swap contract	Other liabilities	$461	$4,782
The following table discloses the effect of the Company’s derivative instrument on the unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 2021 and 2020:
Dollars in thousands	For the nine months ended September 30,
	2021	2020
Other (income) expense, net	$(899)	$4,324
Note 8:   Segment Information and Geographic Data
The Company currently conducts its business through two operating segments: (1) Legacy Business and (2) Digital Business. For all periods presented, the Company did not operate outside the United States and Puerto Rico (collectively the United States). As such, all of the Company’s long-lived assets are located in the United States.
The Company’s Legacy Business operates a network of approximately 40,000 self-service kiosks where consumers can rent or purchase new-release DVDs and Blu-ray DiscsTM (“movies”). The Company’s Legacy Business also produces, acquires, and distributes movies exclusively through its Redbox Entertainment label, as well as generating service revenue by providing installation, merchandising and break-fix services to other kiosks businesses.
The Company’s Digital Business provides both transactional and ad-supported digital streaming services, which include 1) Redbox On Demand, a transactional service which provides digital rental or purchase of new release and catalog movies and TV content and 2) Redbox Free Live TV and Redbox Free On Demand, ad-supported services which include digital linear television service giving access to more than 100 linear channels, and an on-demand service with more than 5,000 movies and TV episodes giving consumers control over when they watch content. Furthermore, the Company monetizes digital advertising space in Redbox emails and apps amongst other platforms, which is referred to as Media Network.
Adjusted EBITDA is the profitability metric reported to the chief operating decision maker (“CODM”) for purposes of making decisions about allocation of resources to each segment and assessing performance of each segment. The Company believes this measure is most useful in assessing underlying performance of its business. Adjusted EBITDA is before integration related costs, efficiency initiatives, and other items.
Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization.
As segment assets are not reported to or used by the CODM to measure business performance or allocate resources, total segment assets and capital expenditures are not presented below.

Summarized financial information by segment is as follows:
	Nine Months Ended September 30,
Dollars in thousands	2021	2020
Net revenue
Legacy Business	$192,025	$433,215
Digital Business	24,347	31,993
Total	$216,372	$465,208
Adjusted EBITDA
Legacy Business	$(8,940)	$106,133
Digital Business	2,257	3,642
Total	$(6,683)	$109,775
The following is a reconciliation of Adjusted EBITDA to loss before income taxes for the nine months ended September 30, 2021 and 2020:
	Nine Months Ended September 30,
Dollars in thousands	2021	2020
Loss before income taxes	$(123,841)	$(52,612)
Add:
Depreciation and amortization	81,317	108,316
Interest and other expense, net	24,687	24,848
Business optimization(a)	5,605	15,142
One-time non-recurring(b)	2,737	5,934
New business start-up costs(c)	1,004	4,821
Restructuring related(d)	1,808	3,326
Adjusted EBITDA	$(6,683)	$109,775

(a)
Business optimization costs include employee retention costs, IT costs as well as consulting costs for certain projects. For the nine months ended September 30, 2021 and 2020 the Company recorded IT costs of $2.2 million and $4.4 million, respectively. The Company recorded employee retention expense of $3.2 million and $10.7 million for each of the nine months ended September 30, 2021 and 2020, respectively.

(b)
Includes costs related to project costs and initiatives, as well as bank, legal and other fees in connection with the Company’s debt financing activities.

(c)
Includes costs to support the Company’s On Demand and AVOD offerings, along with costs related to the Company’s service and media network businesses.

(d)
Restructuring related costs include such items as employee severance charges and costs incurred related to removing kiosks.

Note 9:   Earnings Per Share
Earnings (Loss) per Share (“EPS”) is calculated by dividing the net earnings or loss attributable to shareholders by the weighted average shares outstanding. As the Company was in a loss position for the nine months ended September 30, 2021 and 2020, the Company has determined all potentially dilutive shares would be anti-dilutive in these periods and therefore are excluded from the calculation of diluted weighted average shares outstanding. This results in the calculation of weighted average shares outstanding to be the same for basic and diluted EPS.

Potentially dilutive securities of approximately 264,513 and 261,342 for the nine months ended September 30, 2021 and 2020, respectively, were not included in the computation of diluted EPS because their effect would have been anti-dilutive.
The following is a calculation of EPS:
	Nine Months Ended September 30,
Dollars in thousands, except per share amounts	2021	2020
Basic and Diluted EPS
Net loss attributable to shareholders	$(92,938)	$(39,135)
Weighted average shares outstanding for basic and diluted loss per share	30,839,870	27,870,539
Basic and diluted loss per common share attributable to shareholders	$(3.01)	$(1.40)
Note 10:   Commitments and Contingencies
The Company leases office facilities and certain equipment necessary to maintain its information technology infrastructure. Rent expense, net of sublease income, under its operating lease agreements was $1.9 million and $1.8 million for the nine months ended September 30, 2021 and 2020, respectively.
The Company also leases automobiles under capital leases expiring at various dates through 2021. Management assesses these leases as they come due as to whether it should purchase, enter into new capital leases, or enter into operating leases.
Assets held under capital leases are included in Property and equipment, net on the unaudited Condensed Consolidated Balance Sheets and include the following:
Dollars in thousands	September 30, 2021	December 31, 2020
Gross property and equipment	$10,436	$10,677
Accumulated depreciation	(6,981)	(5,204)
Net property and equipment	$3,455	$5,473
Content License Agreements
The Company licenses minimum quantities of theatrical and direct-to-video titles under licensing agreements with certain movie content providers. Changes in the Company’s agreements with content providers since December 31, 2020 are as follows:
•
On January 15, 2021, the Company entered into a two-year license agreement with Sony Pictures Home Entertainment effective January 1, 2021. The agreement replaces the licensing agreement the Company had in place with Sony that expired on December 31, 2020.

Total estimated movie content commitments under the terms of the Company’s content license agreements in effect as of September 30, 2021 is presented in the following table:
Dollars in thousands	Total	2021	2022
Minimum estimated movie content commitments	$28,714	$7,979	$20,735
Legal Matters
The Company is involved from time to time in legal proceedings incidental to the conduct of its business. The Company does not believe that any liability that may result from these proceedings will have a material adverse effect on its consolidated financial statements.

Note 11:   Income Taxes
The Company’s effective tax rate was 25.0% and 25.6% for the nine months ended September 30, 2021 and 2020, respectively. The difference between the Company’s effective tax rate and the federal statutory tax rate for the nine months ended September 30, 2021 is primarily due to the effect of state taxes and the federal research and development credit.
Tax Years Open for Examination
As of September 30, 2021, there are no open examinations by the U.S. federal taxing authority. As of September 30, 2021, for the Company’s major jurisdictions, the years 2017 through 2020 were open for examination by the U.S federal and most state tax authorities.
Note 12:   Related-Party Transactions
The Company entered into transactions with New Outerwall and related affiliates, primarily Coinstar, in the ordinary course of business. A description of such transactions and their effects on the accompanying consolidated financial statements are presented below.
The Company receives and provides certain operating support under commercial services agreements with New Outerwall and related affiliates. A summary of the amounts due to/from such related parties is presented below:
Dollars in thousands	September 30, 2021	December 31, 2020
Due from related party	$162	$73
Due to related parties, net	$357	$449
Amounts due from related party above includes amounts owed from ecoATM for kiosk servicing and other commercial agreements. The balance in amounts due to related parties primarily includes the unpaid dividends related to employee and Director stock awards.
On January 29, 2021, the Company entered into the Fourth Amendment to the Credit Agreement. Provided under the Credit Agreement, the Company incurred additional principal amount under a Term B-2 Loan in an aggregate principal amount of $25.0 million, which was provided by New Outerwall. The proceeds from the loan will be used for general corporate purposes. The Company is an indirect, wholly owned subsidiary of New Outerwall, Inc. See Note 6: Debt, for a further discussion.
With respect to income taxes for the periods, while generally the Company is part of a consolidated group for income tax filings, the income tax benefits and provisions, income tax payables, related tax payments and deferred tax balances reported within have been prepared as if the Company operates as a standalone taxpayer. Deferred taxes have been classified as net liabilities in the respective unaudited Condensed Consolidated Balance Sheets of the Company. Except for certain separate state tax obligations, the Company generally remits cash to Aspen or New Outerwall to settle any third-party, tax-related obligations, as determined if the Company operated as a standalone taxpayer. Income taxes payable balances, which are included in Accrued and other current liabilities in the Company’s unaudited Condensed Consolidated Balance Sheet, were $0 and $15.8 million as of September 30, 2021 and December 31, 2020.
In connection with the Company’s impending business combination and restructuring, on June 29, 2021, the Company and New Outerwall determined that it was no longer probable that the income tax payable balances of the Company to New Outerwall would be paid. As such, the Company recorded an entry to reduce Accrued and other current liabilities $15.8 million and increase Additional paid-in capital $15.8 million.

Note 13:   Additional Supplemental Cash Flow Financial Information
Cash, Cash Equivalents and Restricted Cash:
Dollars in thousands	September 30, 2021	December 31, 2020
Cash and cash equivalents	$9,798	$5,401
Restricted cash	3,360	3,526
Cash, cash equivalents and restricted cash	$13,158	$8,927
Cash Interest and Taxes:
	Nine Months Ended September 30,
Dollars in thousands	2021	2020
Cash paid during the period for interest	$—	$20,853
Cash paid during the period for income taxes, net	$622	$2,726
Non-cash Transactions
	Nine Months Ended September 30,
Dollars in thousands	2021	2020
Purchases of property and equipment financed by capital lease obligations	$28	$130
Purchases of property and equipment included in ending trade payables or accrued and other current liabilities	$197	$—
Note 14:   Subsequent Events
On October 11, 2021, RAR entered into a consent to the Fifth Amendment to make certain additional changes to the Credit Agreement, which became effective upon consummation of the Business Combination, including extending the maturity date of the Senior Facilities to April, 2024, extending the PIK interest option until December 31, 2022 (subject to a minimum pro forma liquidity), as well as commencing an excess cash flow sweep on March 31, 2022 subject to funds on hand being greater than $20.0 million.
In connection with the proposed business combination agreement, on October 12, 2021, Seaport Global Acquisition Corp. entered into backstop subscription agreements (the “Backstop Agreements”) with certain subscribers (the “Backstop Subscribers”), including affiliates of funds managed by affiliates of Apollo Global Management, Inc. and Seaport Global SPAC, LLC, pursuant to which the Backstop Subscribers agreed, subject to certain conditions in the Backstop Agreements, to subscribe for and purchase up to an aggregate of 3,564,356 shares of Seaport’s Class A common stock, par value $0.0001 per share, in the event that more than 10,810,644 public shares of Seaport Class A common stock are submitted for redemption in connection with the proposed Business Combination Agreement, for a purchase price of $10.10 per share.
On October 22, 2021, in accordance with the Business Combination Agreement, Redbox and Seaport closed the Business Combination. The Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under the guidance in ASC 805, Business Combinations, Seaport is expected to be treated as the “acquired” company for financial reporting purposes. Cash received by the Company from the Business Combination totaled $27.0 million, net of $50.0 million of proceeds used to pay down outstanding indebtedness under the Company’s Senior Facilities and transaction costs of $13.9 million. Transaction costs will be treated as issuance costs and netted against additional paid-in capital in the Company’s consolidated balance sheet. The result of the transaction transformed the Company into a publicly traded entity on Nasdaq under the ticker symbol “RDBX”.
The Company has evaluated subsequent events through November 22, 2021, the date on which the financial statements were issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Redwood Intermediate, LLC
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Redwood Intermediate, LLC and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in equity (deficit), and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2020.
Chicago, IL
July 7, 2021

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
	December 31, 2020	December 31, 2019
Assets
Current Assets:
Cash, cash equivalents and restricted cash	$8,927	$7,378
Accounts receivable, net of allowances of $145 at December 31, 2020 and $346 at December 31, 2019	12,670	19,763
Due from related party (Note 13)	73	2,712
Content library	26,074	61,902
Income tax receivable	10,498	7,433
Prepaid expenses and other current assets	6,949	10,204
Total current assets	65,191	109,392
Property and equipment, net (Note 3)	63,089	109,883
Goodwill, net (Note 4)	147,523	147,523
Intangible assets, net (Note 4)	195,635	267,063
Other long-term assets	1,653	3,198
Total assets	$473,091	$637,059
Liabilities and Shareholders’ Equity
Current Liabilities:
Trade payables	$26,719	$82,065
Due to related parties, net (Note 13)	449	1,477
Accrued and other current liabilities (Note 5)	75,954	85,889
Current portion of long-term debt and other current liabilities (Note 6)	—	63,750
Total current liabilities	103,122	233,181
Long-term debt, net (Note 6)	307,474	244,788
Other long-term liabilities	19,862	21,584
Deferred income taxes, net	41,171	66,595
Total liabilities	471,629	566,148
Commitments and contingencies (Note 11)
Shareholders’ Equity
Common stock, $0.0001 par value; 60,000,000 shares authorized as of December 31, 2020 and 2019; 27,962,554 and 27,853,047 shares issued and outstanding as of December 31, 2020 and 2019, respectively.	3	3
Additional paid-in-capital	223,085	223,084
Accumulated deficit	(221,626)	(152,176)
Total equity	1,462	70,911
Total liabilities and shareholders’ equity	$473,091	$637,059
See accompanying Notes to Consolidated Financial Statements

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
	Year Ended December 31,
	2020	2019	2018
Net revenue	$546,191	$858,370	$1,087,783
Operating expenses:
Product cost	220,999	359,880	439,523
Direct operating	167,090	237,490	274,155
Marketing	21,214	25,813	33,020
General and administrative	62,235	67,158	81,529
Depreciation and amortization	136,838	138,274	133,493
Total operating expenses	608,376	828,615	961,720
Operating (loss) income	(62,185)	29,755	126,063
Other expense, net:
Other expense, net	(32,522)	(44,578)	(45,155)
Total other expense, net	(32,522)	(44,578)	(45,155)
(Loss) income before income taxes	(94,707)	(14,823)	80,908
Income tax (benefit) expense	(25,204)	(7,256)	19,455
Net (loss) income	$(69,503)	$(7,567)	$61,453
Basic (loss) earnings per share:
(Loss) earnings per share attributable to common shareholders, basic	$(2.49)	$(0.27)	$2.22
Weighted average shares outstanding for basic (loss) earnings per share	27,906,742	27,779,339	27,623,415
Diluted (loss) earnings per share:
(Loss) earnings per share attributable to common shareholders, diluted	$(2.49)	$(0.27)	$2.18
Weighted average shares outstanding for diluted (loss) earnings per share	27,906,742	27,779,339	28,197,409
See accompanying Notes to Consolidated Financial Statements

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Year Ended December 31,
	2020	2019	2018
Operating activities:
Net (loss) income	$(69,503)	$(7,567)	$61,453
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	65,537	66,534	58,153
Amortization of intangible assets	71,428	71,428	71,428
(Gain) loss on sale/disposal of assets	(127)	311	3,912
Deferred income taxes	(25,424)	(23,118)	(16,241)
Amortization of deferred financing costs	3,574	5,371	5,672
Non-cash rent, interest and other	2,062	286	2,048
Cash flows from changes in net operating assets and liabilities:
Accounts receivable	7,094	12,534	(1,427)
Content library	35,829	14,963	13,591
Income tax receivable	(3,065)	(2,063)	8,206
Prepaid expenses and other current assets	3,255	3,046	(79)
Other assets	795	(2,066)	514
Trade payables	(53,790)	(18,507)	(28,371)
Change in due to/from related parties	2,640	(2,189)	716
Accrued and other liabilities	(10,612)	(16,166)	5,875
Net cash flows from operating activities	29,693	102,797	185,450
Investing Activities:
Purchases of property and equipment	(21,053)	(33,005)	(42,870)
Proceeds from disposition of property and equipment	1,261	1,990	1,107
Other investments	750	(750)	—
Net cash flows used in investing activities	(19,042)	(31,765)	(41,763)
Financing Activities:
Proceeds from Redbox’s borrowings	32,550	7,500	99,281
Repayments of Redbox’s debt obligations	(37,188)	(76,563)	(117,875)
Dividends paid	(978)	(1,182)	(115,759)
Financing costs	—	—	(3,676)
Principal payments on capital lease obligations	(3,486)	(3,855)	(4,395)
Net cash flows used in financing activities	(9,102)	(74,100)	(142,424)
Change in cash, cash equivalents and restricted cash	1,549	(3,068)	1,263
Cash, cash equivalents and restricted cash:
Beginning of period	7,378	10,446	9,183
End of period	$8,927	$7,378	$10,446
See accompanying Notes to Consolidated Financial Statements

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(in thousands)
	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Total Equity
Balance at December 31, 2017	$3	$222,831	$(88,407)	$134,427
Dividends	—	—	(117,358)	(117,358)
Share-based compensation plans and related activity	—	97	—	97
Net income	—	—	61,453	61,453
Balance at December 31, 2018	$3	$222,928	$(144,312)	$78,619
Dividends	—	—	(297)	(297)
Share-based compensation plans and related activity	—	156	—	156
Net loss	—	—	(7,567)	(7,567)
Balance at December 31, 2019	$3	$223,084	$(152,176)	$70,911
Dividends	—	—	53	53
Share-based compensation plans and related activity	—	1	—	1
Net loss	—	—	(69,503)	(69,503)
Balance at December 31, 2020	$3	$223,085	$(221,626)	$1,462
See accompanying Notes to Consolidated Financial Statements

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1:   Description of Business
Redwood Intermediate, LLC, a Delaware limited liability company, and subsidiaries (“Redbox” or the “Company”), operates self-serve kiosks in the United States where consumers can rent or purchase movies. As of December 31, 2020, the Company operated a network of over 40,000 self-service kiosks, in approximately 34,000 locations primarily at leading grocery stores, mass retailers, drug stores, dollar retailers, and convenience stores in every U.S. state and Puerto Rico (collectively the United States).
Redbox is an established brand and leading provider in the home video rental market in the United States. The Company is focused on providing its customers with the best value in entertainment and the most choice in how they consume it, through physical media and/or digital services. For its Legacy Business, the Company operates a nationwide network of approximately 40,000 self-service kiosks where consumers can rent or purchase new-release DVDs and Blu-ray DiscsTM (“movies”). The Company also generates service revenue by providing installation, merchandising and break-fix services to other kiosk businesses. Finally, the Company also produces, acquires, and distributes movies exclusively through its film distribution label, Redbox Entertainment LLC, providing rights to talent-led films that are distributed across Redbox services as well as through third party digital services. For its Digital Business, the Company provides both transactional and ad-supported digital streaming services, which include 1) Redbox On Demand, a transactional service which provides digital rental or purchase of new release and catalog movies and TV content, 2) Redbox Free On Demand, an ad-supported service providing free movies and TV shows on demand, and 3) Redbox Free Live TV, a free, ad-supported television service giving access to 95+ linear channels.
Redbox is undergoing a significant business expansion and digital transformation. The Company has transitioned from a pure-play DVD rental company to a multi-faceted entertainment company that provides tremendous value and choice by offering DVD rentals as well as multiple digital products across a variety of content windows including transactional (TVOD), ad-supported (AVOD), subscription (SVOD), and being a distributor of feature films with a growing library of original content.
Redbox currently conducts its business through two operating segments: (1) Legacy Business and (2) Digital Business.
The Company is an indirect, wholly owned subsidiary of New Outerwall, Inc. (“New Outerwall”), a Delaware corporation, which is a direct, wholly owned subsidiary of Aspen Parent, Inc. (“Aspen”), a Delaware corporation. On September 27, 2016, Outerwall, Inc. (“Old Outerwall”) was acquired by an entity controlled by funds affiliated with or controlled by Apollo Global Management, LLC and its subsidiaries (“Apollo” or the “Sponsor”) (the “Apollo Acquisition”). In addition to its interest in Redbox, New Outerwall has interest in one other business under the brand name of Coinstar.
Up until December 2019, the Company also offered video games for rent or purchase through its kiosks. In December 2019, the Company withdrew from the video games business, which represented a very small percentage of its overall business. The Company believes that exiting the video games business allows it to generate more value at the kiosk by making more kiosk slots available for movies its customer seek, which drive the vast majority of its revenue and profitability. The last rental window for video games content expired prior to December 31, 2019. All purchasing, marketing, and distribution operations were discontinued by December 31, 2019. The Company completed final liquidation of its used video game inventory in April 2020, which were not material to the Company’s results of operations.
Note 2:   Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The audited financial information included herein has been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”). All significant intercompany balances and transactions between the Company and its wholly owned subsidiaries have been eliminated in consolidation in the periods presented as discussed below. Certain prior period amounts have been reclassified to conform with the current presentation.
Amounts Due From/To Related Parties
Any transactions between Redbox and its owners, employees or non-employee directors or Redbox and Coinstar are considered related party transactions, and any transactions between Redbox and New Outerwall and its affiliates are settled in cash pursuant to commercial services agreements.
With respect to income taxes for all periods presented, while generally the Company is part of a consolidated group for income tax filings, the income tax benefits and provisions, income tax payables, related tax payments and deferred tax balances reported within have been prepared as if the Company operated as a standalone taxpayer. Deferred taxes have been classified as net liabilities in the Consolidated Balance Sheets. The Company remits cash to Aspen Parent or New Outerwall to settle any third-party, tax-related obligations, as determined if the Company operated as a standalone taxpayer.
Use of Estimates in Financial Reporting
The Company prepares its consolidated financial statements in conformity with U.S. GAAP which requires management to make estimates and assumptions that affect the reported amounts in its consolidated financial statements and notes thereto. These estimates and assumptions take into account historical and forward-looking factors that the Company believes are reasonable, including but not limited to the potential impacts arising from COVID-19, and policies and initiatives aimed at reducing its transmission. As the extent and duration of the impacts from COVID-19 remain unclear, the Company’s estimates and assumptions may evolve as conditions change. The most significant estimates and assumptions include the:
•
rate at which the economic benefit of the content library is consumed through rental activity;

•
useful lives and recoverability of goodwill, definite-lived intangible assets, equipment and other long-lived assets;

•
recognition and measurement of deferred income taxes (including the measurement of uncertain tax positions); and

It is reasonably possible that the estimates the Company makes may change in the future and could have a material effect on its consolidated financial statements.
Summary of Significant Accounting Policies
Revenue Recognition
The Company recognizes revenue, net of sales tax, when it satisfies its performance obligations by transferring control of promised goods or services to its customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. Revenue from movie rentals is recognized for the period that the movie is rented and is recorded net of promotional discounts offered to the Company’s consumers, uncollected amounts and refunds that it grants to its customers. Revenue from a direct sale out of the kiosk of previously rented movies is recognized at the time of sale. Revenue from On Demand rentals or purchases is also recognized at the time of sale. On rental transactions for which the related movie has not yet been returned to the kiosk at month-end, revenue is recognized with a corresponding receivable recorded in the balance sheet, net of a reserve for potentially uncollectable amounts that is considered a reduction from gross revenue as collectability is not reasonably assured.
A significant portion of the Company’s Legacy Business rental revenue is concentrated in kiosks installed with certain retail partners. Revenue aggregated at the following retailers accounted for 10% or more of the Company’s net revenue for the periods presented:
	Year Ended December 31,
	2020	2019	2018
Walgreen Co.	14.6%	14.7%	15.5%
Wal-Mart Stores Inc.	13.8%	18.3%	18.2%

Promotional Codes and Gift Cards
The Company offers its consumers the option to purchase stored value products in the form of bulk promotional codes and electronic gift cards. There are no expiration dates on these products and the Company does not charge service fees that cause a decrement to customer balances in the case of gift cards. Cash receipts from the sale of promotional codes and gift cards are recorded as deferred revenue in Accrued and other current liabilities and recognized as revenue upon redemption. Additionally, the Company recognizes revenue from non-redeemed or partially redeemed promotional codes and gift cards in proportion to the historical redemption patterns, referred to as “breakage.” Estimated breakage revenue is recognized over time in proportion to actual promotional code and gift card redemptions and is not material in any period presented.
As of December 31, 2020 and December 31, 2019, $7.0 million and $6.8 million, respectively, were deferred related to purchased but unredeemed promotional codes and gift cards and are included in Accrued and other current liabilities in the accompanying Consolidated Balance Sheets.
Loyalty Program
In January 2018, the Company launched Redbox Perks. Redbox Perks allows members to earn points based on transactional and non-transactional activities with Redbox. As customers accumulate points, the Company defers revenue based on its estimate of both the amount of consideration paid by Perks members to earn awards and the value of the eventual award it expects the members to redeem. The Company defers an appropriate amount of revenue so as to properly recognize revenue from Perks members in relation to the benefits of the program. The Company also estimates the quantity of points that will not be redeemed by Perks members (“breakage”). Breakage reduces the amount of revenue deferred from loyalty points over the period of, and in proportion to, the actual redemptions of loyalty points based on observed historical breakage and consumer rental patterns.
As of December 31, 2020 and December 31, 2019, $2.8 million and $4.8 million, respectively, of revenue was deferred related to Perks and is included in Accrued and other current liabilities in the accompanying Consolidated Balance Sheets.
Product Cost
Product cost primarily represents the amortization of the Company’s physical content library and digital revenue sharing costs. Amortization of the content library is calculated using rental decay curves based on historical performance of movies and games over their useful lives to allocate content library costs to the periods over which the related revenues are earned. Given the steepness of the rental decay curve, amortization of the content library is recorded on an accelerated basis with substantially all of the content library cost recognized within the first year. The rental decay curves and salvage value of the Company’s content library are periodically reviewed and evaluated.
Advertising Costs
Advertising costs, which are included as a component of marketing expenses, include media expenses for national and local advertising, internet advertising, and sponsorship fees. The costs were $6.3 million, $4.3 million and $11.2 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Related Parties
Amounts received from Coinstar for payment of services rendered under the commercial services agreements are recorded as a reduction of expense. Any such receivables or payables that existed as of the balance sheet date, have been presented as Due from related party and Due to related parties, net balances in the accompanying Consolidated Balance Sheet and Consolidated Statements of Cash Flows. Additionally, Due to related parties, net includes unpaid dividends related to employees and Director stock awards. Right of offset is assumed for balances between Redbox and the same related counter party and, as such, are presented as net receivables or payables based on the net balances due to or from the respective counter parties as of the balance sheet date. Redbox is part of a consolidated filing group; income taxes are paid as a pass thru to either Aspen Parent Inc. or New Outerwall. The Company’s income tax obligations are presented as the amounts that would be owed if the Company had been a standalone taxpayer and are included in Accrued and other current liabilities on the Consolidated Balance Sheet.
Share Based Compensation
The Company grants share-based awards to select employees of the Company, consisting of restricted stock and performance stock units. Compensation expense is generally recognized for restricted stock units on a graded-vesting basis over the vesting period, which is generally five years. Compensation expense is generally recognized for performance stock units over the related vesting periods based on the grant-date fair value of the award when it becomes probable that the minimum return on Invested Capital (as defined under the plans) by Apollo will be satisfied. Award forfeitures are recognized at the time of occurrence. All awards granted are equity classified awards.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of deposit accounts. The Company’s cash balances with financial institutions may exceed the deposit insurance limits. The Company does not include outstanding amounts due from its payment card service providers for billed transactions in its cash balances, rather they are included in accounts receivable.
Restricted Cash
Restricted cash balances are cash balances established to secure the Company’s letter of credit requirement to support its insurance obligations and is presented as a short-term asset. See also Note 6: Debt.
Accounts Receivable
Accounts receivable primarily represents receivables, net of allowances for doubtful accounts, from consumers for outstanding rental transactions and amounts due from the Company’s payment card service providers for billed transactions. The allowance for doubtful accounts primarily reflects management’s best estimate of amounts related to outstanding rental transactions that will not be collected. The Company determines the allowance based on historical experience and other currently available information.
Content Library
Content library consists of movies available for rent or purchase through the Company’s kiosks. The Company obtains its movie content primarily through revenue sharing agreements and license agreements with studios, as well as through distributors and other suppliers. The cost of content mainly includes (1) the costs paid to studios and other vendors to acquire content including revenue share as applicable, (2) costs incurred to label, sort, and ship content to the Company’s kiosks for merchandising, (3) costs incurred to destroy content after use if required under contractual arrangements with studios and (4) indirect taxes, if applicable. For content that the Company expects to sell, management determines an estimated salvage value. Content salvage values are estimated based on the historical sales activity. The cost of each title is capitalized and amortized to its estimated salvage value using rental decay curves as discussed above under Product Cost.
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets are generally comprised of insurance-related receivables representing estimated amounts due from the Company’s insurance partners in excess of its deductibles, spare parts that are not separately capitalized for use in the repair and maintenance of its kiosks, the value of cases and labels used to vend and track discs, net of amortization, and various prepayments for operating expenses including software licenses when not determined to be a component of property and equipment.
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation. Expenditures that extend the life, increase the capacity, or improve the efficiency of property and equipment are capitalized, while expenditures for repairs and maintenance are expensed as incurred. Depreciation is recognized using the straight-line method over the following approximate useful lives:
Useful Life
Redbox kiosks and components	3 – 5 years
Computers and software	2 – 3 years
Leasehold improvements (shorter of life of asset or remaining lease term)	3 – 6 years
Office furniture and equipment	5 – 7 years
Vehicles	3 – 4 years
Internal-Use Software
The Company capitalizes costs incurred to develop or obtain internal-use software during the application development stage. Capitalization of software development costs occurs after the preliminary project stage is complete, management authorizes the project, and it is probable that the project will be completed and the software will be used for the function intended. The Company expenses costs incurred for training, data conversion, and maintenance, as well as spending in the post-implementation stage. A subsequent addition, modification or upgrade to internal-use software is capitalized only to the extent that it enables the software to perform a task it previously could not perform. The internal-use software is included in computers and software under property and equipment in the Company’s Consolidated Balance Sheets. The Company amortizes internal-use software over its estimated useful life on a straight-line basis.
Intangible Assets Subject to Amortization
The Company’s intangible assets subject to amortization comprise the value of its retailer relationships, the Redbox trade name, its contactable customer list, and developed technology as determined on the date of the Apollo Acquisition. The Company amortizes its intangible assets over their expected useful lives on a straight-line basis as the future pattern of consumption of the economic benefit derived from the identified intangible assets cannot be reliably determined. The Company annually reassess the useful lives of its intangible assets subject to amortization and the methods under which they are amortized. For further information, see Note 4: Goodwill and Other Intangible Assets.
Goodwill
Goodwill represents the excess purchase price of an acquired enterprise or assets over the estimated fair value of identifiable net assets acquired. Goodwill is evaluated for impairment annually during the fourth quarter, or more frequently if an event occurs or circumstances change that could more likely than not reduce the fair value of a reporting unit below its carrying value. As part of the Company’s impairment analysis, fair value of a reporting unit is determined using both the income and market approaches. The income approach requires management to estimate a number of factors for each reporting unit, including projected future operating results, economic projections, anticipated future cash flows and discount rates. For further information, see Note 4: Goodwill and Other Intangible Assets.
Business Combinations
The Company recognizes identifiable assets acquired and liabilities assumed at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess purchase price of an acquired enterprise or assets over the estimated fair value of identifiable net assets acquired. Transaction costs associated with business combinations are expensed as incurred.
Recoverability of Equipment and Other Long-Lived Assets
The Company evaluates the estimated remaining life and recoverability of equipment and other assets, including intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Factors that would indicate potential impairment include, but are not limited to, significant decreases in the market value of the long-lived asset(s), a significant change in the long-lived asset’s use or physical condition, and operating or cash flow losses associated with the use of the long-lived asset. When there is an indication of impairment, the Company prepares an estimate of future undiscounted cash flows expected to result from the use of the asset and its eventual disposition to test recoverability. If the sum of the future undiscounted cash flows is less than the carrying value of the asset, it indicates that the long-lived asset is not recoverable, in which case the Company will then compare the estimated fair value to its carrying value. If the estimated fair value is less than the carrying value of the asset, the Company will recognize the impairment loss and adjust the carrying amount of the asset to its estimated fair value. No impairment losses have been recorded during years ended December 31, 2020, 2019 and 2018, respectively.
Trade Payables
Trade payables are primarily comprised of non-revenue share payments to the Company’s content partners, payments due to its retailer partners, and various other payments due for invoiced goods and services from its operational vendors.
Accrued and Other Current Liabilities
Accrued and other current liabilities generally consist of estimated total amounts due under contractual revenue-sharing arrangements with the Company’s content providers net of payments made during the respective title’s rental period, employee related liabilities primarily related to compensation, deferred revenue related to stored-value arrangements and the Company’s loyalty program, estimated income taxes payable, sales and rental-related taxes collected from the Company’s consumers on behalf of governmental entities, estimated gross amounts due for insurance claims incurred but not recorded, and various other estimates of amounts due but not invoiced for goods and services from the Company’s operational vendors.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, management determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
The Company records uncertain tax positions in accordance with ASC 740, Income Taxes, on the basis of a two-step process in which (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, it will recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statements of operations. Accrued interest and penalties are included on the related tax liability line in the consolidated balance sheet.
Loss Contingencies
The Company accrues estimated liabilities for loss contingencies arising from claims, assessments, litigation and other sources when it is probable that a liability has been incurred and the amount of the claim assessment or damages can be reasonably estimated. The Company believes it has sufficient accruals to cover any obligations resulting from claims, assessments or litigation that have met these criteria.
Fair Value of Financial Instruments
Certain financial assets and liabilities are required to be carried at fair value. Fair value is the price that would be received to sell an asset, or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability, in an orderly transaction between market participants at the measurement date. In determining fair value, the Company utilizes market data or assumptions that it believes market participants would use in pricing the asset or liability, which would maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, including assumptions about risk and the risks inherent in the inputs to the valuation technique.
In evaluating the fair value measurement techniques for recording certain financial assets and liabilities, there is a three-level valuation hierarchy under which financial assets and liabilities are designated. The determination of the applicable level within the hierarchy of a particular financial asset or liability depends on the inputs used in valuation as of the measurement date.
Valuations based on observable or market-based inputs for identical asset or liabilities (Level 1 measurement) are given the highest level of priority, whereas valuations based on unobservable or internally derived inputs (Level 3 measurement) are given the lowest level of priority. The three levels of the fair value hierarchy are defined as follows:
•
Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•
Level 2: Inputs other than Level 1 inputs that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or market-corroborated inputs; or

•
Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The carrying amounts for the Company’s cash equivalents approximate fair value because of the short-term nature of these instruments. The fair value of the Company’s long-term debt approximates its carrying amount, which is presented net of unamortized deferred financing costs.
Derivative Instruments
The Company is exposed to certain market risks relating to interest rates. The Company actively monitors and attempts to mitigate but does not eliminate these exposures using derivative instruments including interest rate swaps. The Company does not enter into derivative instruments for speculative or trading purposes. The Company recognizes its derivatives as either assets or liabilities and measure those instruments at estimated fair value. The Company presents its derivative positions gross on its Consolidated Balance Sheets. The Company records changes in the fair value of derivatives as a component of other expense, net on its Consolidated Statements of Operations.
Recent Accounting Pronouncements
Accounting Guidance Not Yet Adopted:
In March 2020, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2020-04, Reference Rate Reform (ASU 2020-04), which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by the discontinuance of LIBOR or another referenced rate. ASU 2020-04 is effective for fiscal years beginning after December 31, 2022. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) to simplify the accounting for income taxes. This guidance removes certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. The guidance also clarifies and simplifies other areas of ASC 740. This standard is effective for private companies for fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.
In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use-Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. The ASU requires a customer in a cloud computing arrangement (i.e., hosting arrangement) that is a service contract to follow the internal-use software guidance in ASC 350-40 to determine whether to capitalize certain implementation costs or expense them as incurred. For private companies, the guidance is effective for reporting periods beginning after December 15, 2020. The Company is currently evaluating the impact of adopting this ASU, and does not expect a material impact on its consolidated financial statements and related disclosures.
In March 2019, the FASB issued ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials (Subtopic 926-20), in order to align the accounting for production costs of an episodic television series with the accounting for production costs of films by removing the content distinction for capitalization. ASU 2019-02 also requires that an entity reassess estimates of the use of a film in a film group and account for any changes prospectively. In addition, 2019-02 requires that an entity test films and license agreements for impairment at a film group level when the film or license agreements are predominantly monetized with other films and license agreements. For private companies, the guidance is effective for reporting periods beginning after December 15, 2020. The Company is currently evaluating the impact of adopting this ASU, and does not expect a material impact on its consolidated financial statements and related disclosures.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU requires lessees, among other things, to recognize lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous authoritative guidance. This update also introduces new disclosure requirements for leasing arrangements. For private companies, the guidance is effective for reporting periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326). The ASU provides new guidance regarding measurement and recognition of credit impairment for certain financial assets. Such guidance will impact how the Company determines its allowance for estimated uncollectible receivables. For private companies, the guidance is effective for reporting periods beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.
Note 3:   Property and Equipment
Dollars in thousands	December 31, 2020	December 31, 2019
Kiosks and components	$190,416	$186,158
Computers, servers, and software	87,113	73,730
Leasehold improvements	3,991	4,978
Office furniture and equipment	676	876
Leased Vehicles	10,678	11,813
Property and equipment, at cost	$292,874	$277,555
Accumulated depreciation	(229,785)	(167,672)
Property and equipment, net	$63,089	$109,883

Note 4:   Goodwill and Other Intangible Assets
Goodwill is evaluated for impairment annually during the fourth quarter, or more frequently if an event occurs or circumstances change that could more likely than not reduce the fair value of a reporting unit below its carrying value.
During the fourth quarter of 2020, the Company completed a quantitative impairment analysis for goodwill related to its Legacy reporting unit, as a result of the significant impact of COVID-19 on its financial performance. Based on this analysis, the Company concluded the fair value of its Legacy reporting unit exceeded its carrying value and as such, no impairment charge was recorded. Based on the December 31, 2020 valuation date, the fair value of the Company’s Legacy reporting unit exceeded its carrying value. A quantitative analysis was not required related to the Digital reporting unit based on a qualitative analysis.
As part of the Company’s impairment analysis, the determination of the fair value of the Company’s reporting units requires the Company to make significant estimates and assumptions including the business and financial performance of the Company’s reporting units, as well as how such performance may be impacted by COVID-19. These estimates and assumptions primarily include, but are not limited to: the selection of appropriate peer group companies, control premiums appropriate for acquisitions in the industries in which the Company competes, discount rates, terminal growth rates, forecasts of revenue, operating income, depreciation, amortization and capital expenditures, including considering the impact of COVID-19. Certain events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately affect the estimated fair values of the Company’s reporting units include such items as: (i) a decrease in expected future new release movie titles resulting from the prolonged effects of the COVID-19 pandemic (ii) an increase in competition across streaming platforms resulting in fewer titles available atRedbox or fewer rental transactions and (iii) the inability to achieve cost savings or growth initiative targets within an expected timeframe.
Although the Company believes its estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions, including the impact of COVID- 19, could have a significant impact on either the fair value of the reporting units, the amount of any goodwill impairment charges, or both. These estimates can be affected by a number of factors including, but not limited to, the impact of COVID-19, its severity, duration and its impact on global economies, general economic conditions as well as the Company’s profitability. The Company will continue to monitor these potential impacts, including the impact of COVID-19 and economic, industry and market trends and the impact these may have on its Legacy and Digital reporting units.
The following table summarizes the changes in goodwill by reportable segment:
Dollars in thousands	Legacy Business	Digital Business	Total
Balance as of December 31, 2018	$144,014	$3,509	$147,523
Balance as of December 31, 2019	$144,014	$3,509	$147,523
Balance as of December 31, 2020	$144,014	$3,509	$147,523

The following table summarizes the carrying amounts and accumulated amortization of intangible assets:
	December 31, 2020				December 31, 2019
Dollars in thousands	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Contracts with retailers	7 years	$370,000	$(225,230)	$144,770	$370,000	$(172,373)	$197,627
Trade name	7 years	60,000	(36,524)	23,476	60,000	(27,952)	32,048
Contactable customer list	7 years	40,000	(24,349)	15,651	40,000	(18,635)	21,365
Developed technology	7 years	30,000	(18,262)	11,738	30,000	(13,977)	16,023
Total intangible assets subject to amortization		$500,000	$(304,365)	$195,635	$500,000	$(232,937)	$267,063
The Company recognized amortization expense of $71.4 million for each of the years ended December 31, 2020, 2019 and 2018, respectively.
Based on the amount of intangible assets subject to amortization as of December 31, 2020, the expected amortization for each of the next five fiscal years is as follows:
Dollars in thousands	Amortization of intangible assets
2021	$71,428
2022	71,428
2023	52,779
2024	—
2025	—
Total expected amortization	$195,635
No impairment of intangible assets were recognized for the years ended December 31, 2020, 2019 and 2018, respectively.
Note 5:   Accrued and Other Current Liabilities
Accrued and other current liabilities as of December 31, 2020 and 2019, consisted of the following:
Dollars in thousands	December 31, 2020	December 31, 2019
Accrued payroll and other related expenses	$24,212	$22,860
Accrued revenue share	13,480	20,976
Deferred revenue	10,019	11,570
Income taxes payable	15,777	15,777
Other	12,466	14,706
Total accrued and other current liabilities	$75,954	$85,889

Note 6:   Debt
Dollars in thousands	December 31, 2020	December 31, 2019
Term B Facility	$281,563	$318,750
Revolving Credit Facility	30,000	—
Union Revolving Credit Facility	2,550	—
Total debt outstanding	$314,113	$318,750
Less: Unamortized debt issuance costs	(6,639)	(10,212)
Total debt, net	$307,474	$308,538
Portion due within one year	$—	$63,750
Total long-term debt, net	$307,474	$244,788
On October 20, 2017 (“Closing Date”), the Company entered into a credit agreement (“Credit Agreement”), which provided for:
•
a first lien term loan facility (the “Term Loan Facility”), in an aggregate principal amount of $425.0 million, with a five-year maturity; and

•
a first lien revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Facilities”), in an aggregate principal amount of up to $30.0 million, with a five-year maturity.

The Term Loan Facility was made available to the Company immediately upon closing and was used in part to retire all $280.0 million of the Company’s existing debt outstanding on the Closing Date and to settle closing costs associated with the new Term Loan Facility totaling $19.5 million of which $4.6 million was paid to Apollo Global Securities, LLC, an affiliate of Apollo, for services provided in connection with the financing. The balance of the loan proceeds was used on the Closing Date to fund a dividend of $160.0 million to equity holders of the Company. Additionally, at the execution of the new Credit Agreement, the Company wrote-off unamortized deferred financing costs of $21.7 million related to the extinguishment of the entire debt under the prior credit agreement.
On September 7, 2018, the Company entered into an Incremental Assumption and Amendment Agreement (the “Amendment”) to the Credit Agreement. The Amendment provided for, among other things, (i) an additional principal amount under a Term B-1 Loan (“Term Loan B-1”) in an aggregate principal amount of $85.8 million and (ii) the payment of one or more restricted payments to shareholders of Redbox in an aggregate amount not to exceed $115.8 million. The proceeds received from the Amendment along with cash flow from the business were used to fund a dividend to equity holders of the Company totaling $115.8 million that was paid within five business days of September 7, 2018, and to pay fees and expenses in connection with the Amendment totaling $3.7 million. The additional loan under Term Loan B-1 has terms identical to the original Term Loan Facility.
On September 30, 2020, the Company entered into the second amendment to its Credit Agreement (the “Second Amendment”) to, among other things, modify the amortization payment schedule and increase the total net leverage covenant during the remaining term of the Credit Agreement.
On December 28, 2020, the Company entered into a third amendment to its Credit Agreement (the “Third Amendment”). The amendment deferred the December 2020 amortization payment to March 2021.
As of December 31, 2020, the Company’s Senior Facilities mature on October 20, 2022, and subsequent to the Amendment, Second Amendment and Third Amendment now consist of:
•
a first lien term loan B facility (the “Term Loan B Facility”), in an aggregate principal amount of $425.0 million;

•
a first lien term loan B-1 facility (the “Term Loan B-1 Facility”), in an aggregate principal amount of $85.8 million; and

•
a first lien revolving credit facility (the “Revolving Credit Facility”), in an aggregate principal amount of up to $30.0 million.

On December 29, 2020, the Company entered into a four-year, $20.0 million revolving credit facility with Union Bank (the “Union Revolving Credit Facility”). The facility is used exclusively to pay for minimum guarantees, license fees and related distribution expenses for original content obtained under the Company’s Redbox Entertainment label. Borrowings outstanding under the Union Revolving Credit Facility as of December 31, 2020 were $2.55 million.
On January 29, 2021, the Company entered into an amendment to its Credit Agreement (the “Fourth Amendment”) along with entering into a new term loan with New Outerwall for $25.0 million. New Outerwall indirectly owns 100% of the equity interests of the Company and is therefore a related party of the Company. In addition, on May 16, 2021, the Company entered into another amendment to its Credit Agreement (the “Fifth Amendment”). See Note 15, Subsequent Events, for a further discussion.
The Credit Agreement contains certain customary affirmative covenants and negative covenants, including a limitation on the Company’s ability to pay dividends on or make distributions in respect of its capital stock or make other restricted payments. The covenant prohibiting dividends and other restricted payments has certain limited exceptions, including for customary overhead, legal, accounting and other professional fees and expenses; taxes; customary salary, bonus and other benefits; and up to $1.03 million for dividends that were accrued on equity interests that were unvested as of the payment of the Company’s last dividend in 2018 and have subsequently vested.
Dividends per Share
The dividend distribution declared in association with the Amendment was for $3.28 per common share outstanding and was declared during the year ended December 31, 2018. Total dividends of $115.8 million related to this amount were paid during the year ended December 31, 2018. Additionally, dividends of $1.0 million and $1.2 million were paid during the years ended December 31, 2020 and 2019, respectively. The subsequent dividend payments represented additional payments for the vesting of shares that were outstanding upon the dividend declaration.
Dividend Restrictions
The Credit Agreement contains certain customary affirmative covenants and negative covenants, including a limitation on the Company’s ability to pay dividends on or make distributions in respect of its capital stock or make other restricted payments. The covenant prohibiting dividends and other restricted payments has certain limited exceptions, including for customary overhead, legal, accounting and other professional fees and expenses; taxes; customary salary, bonus and other benefits; and up to $1.03 million for dividends that were accrued on equity interests that were unvested as of the payment of the Company’s last dividend in 2018 and have subsequently vested.
Interest Rates and Fees
Borrowings under the Senior Facilities will bear interest at a rate at the Company’s option, either (a) a London Interbank Offer Rate (“LIBOR”) rate determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 1.00% floor in the case of term loans or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50% per annum, (ii) the prime rate quoted by The Wall Street Journal (or another national publication selected by the administrative agent) and (iii) the one-month adjusted LIBOR plus 1.00% per annum, in each case plus an applicable margin. The applicable margin for borrowings under the Senior Facilities is 7.25% with respect to Eurocurrency Borrowings and 6.25% with respect to ABR Borrowings.
In addition to paying interest on outstanding principal under the Senior Facilities, we are required to pay a commitment fee at a rate equal to 0.50% per annum to the lenders in respect of the unutilized commitments thereunder. We are also required to pay customary agency fees.
As of December 31, 2020 and December 31, 2019, the borrowing interest rate for the Senior Facilities was 8.25% and 9.05% respectively.

Borrowings under the Union Revolving Credit Facility will bear interest at either the alternate base rate or LIBOR (based on an interest period selected by the Company of one month, three months or six months) in each case plus a margin. The alternate base rate loans bear interest at a per annum rate equal to the greatest of (i) the base rate in effect on such day, (ii) the federal funds effective rate in effect on such day plus 1∕2 of 1.0%, and (iii) daily one month LIBOR plus 1.0%. The revolving credit facility borrowings that are LIBOR loans bear interest at a per annum rate equal to the applicable LIBOR plus a margin of 0.50%. As of December 31, 2020, the borrowing interest rate for the Union Revolving Credit Facility was 4.25%.
In addition to paying interest on outstanding principal under the Union Revolving Credit Facility, we are required to pay a commitment fee at a rate equal to 0.50% per annum to the lenders in respect of the unutilized commitments thereunder.
Amortization and Prepayments
Required minimum principal amortization payments under the Senior Facilities as of December 31, 2020, are as follows:
Dollars in thousands	Repayment Amount
2021	$—
2022	—
2023	281,563
Total	$281,563
In addition, the Senior Facilities require us to prepay outstanding term loan borrowings, subject to certain exceptions, with:
•
a certain percentage set forth in the Credit Agreement governing the Senior Facilities of the Company’s annual excess cash flow, as defined under the Senior Facilities;

•
a certain percentage of the net cash proceeds of certain non-ordinary course asset sales, other dispositions of property or certain casualty events, in each case subject to certain exceptions and reinvestment rights; and

•
the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the Senior Facilities.

The Company may voluntarily repay outstanding loans that are funded solely by internally generated cash from business operations under the Senior Facilities at any time, without prepayment premium or penalty, except customary “breakage” costs with respect to LIBOR rate loans.
Collateral and Guarantors
All obligations under the Senior Facilities are unconditionally guaranteed by each of the Company’s existing and future direct and indirect material, wholly-owned domestic subsidiaries, subject to certain exceptions, and the direct parent of the Company. The obligations are secured by a pledge of substantially all of the Company’s assets and those of each guarantor, including capital stock of the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to certain exceptions, and its capital stock owned by the Company’s direct parent. Such security interests consist of a first-priority lien with respect to the collateral.
All obligations under the Union Revolving Credit Facility are guaranteed by all direct and indirect wholly owned subsidiaries of the Company’s Redbox Entertainment entity.
Compliance with Loan Covenants
As of and for the period ended December 31, 2020, the Company was in compliance with all applicable loan covenants.

Letters of Credit
As of December 31, 2020 and 2019, the Company has a Letter of Credit arrangement to provide for the issuance of standby letters of credit in the amount of $3.4 million. The arrangement supports the collateral requirements for insurance claims and is good for one year to be renewed annually if necessary. As required under the Senior Facilities, the Company’s Letter of Credit is cash-collateralized at 105% through the Company’s restricted cash balance in the amount of $3.5 million as of December 31, 2020 and 2019, respectively.
Note 7:   Derivatives
The Company entered into an interest rate swap on October 22, 2018 to manage its exposure to changes in the interest rates related to its term loan (“Term B Facility”) following the Amendment discussed in Note 6: Debt. The swap is not designated as a hedging instrument and is reported at fair value with changes in fair value reported directly in earnings. The Company’s hedge consists of interest rate swaps, which was used to mitigate interest rate risk.
Under the terms of the agreement, the Company entered into a three-year fixed-for-floating interest rate swap agreement with Nomura Global Financial Products, Inc. for a fixed notional amount of $200.0 million to swap the variable rate portion of interest payments tied to the one-month LIBOR under its term loans for fixed interest payments. The swap effectively locked in an average of a three-year forward curve for the one-month LIBOR at a fixed rate of 3.0335%, resulting in a total interest rate on the $200.0 million notional of 10.2835%. The agreement expires on October 31, 2021. See Note 6: Debt for additional disclosures about the Company’s Term B Facility.
The following table discloses the fair value, as determined using Level 2 inputs, and balance sheet location of the Company’s derivative instrument:
Dollars in thousands	Balance Sheet Location	December 31, 2020	December 31, 2019
Derivatives not designated as hedging instruments:
Interest rate swap contract	Other liabilities	$4,782	$5,253
The following table discloses the effect of the Company’s derivative instrument on the Consolidated Statements of Operations for the years ended December 31, 2020, 2019 and 2018:
	For the years ended December 31,
Dollars in thousands	2020	2019	2018
Other expense, net	$4,341	$3,946	$3,012
Note 8:   Employee Benefit Plan
401(k) Plan
The Company sponsors a 401(k) plan for all eligible employees. The plan includes optional employee contributions as a percentage of eligible earnings, subject to Internal Revenue Service limitations. The Company matches up to 100% on the first 3% of participating employees’ contributions and 50% on each of the next 2%. The Company’s matching contribution to this plan was $2.0 million and $2.1 million and $1.8 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Note 9:   Segment Information and Geographic Data
The Company currently conducts its business through two operating segments: (1) Legacy Business and (2) Digital Business. For all periods presented, the Company did not operate outside the United States and Puerto Rico (collectively the United States). As such, all of the Company’s long-lived assets are located in the United States.

The Company’s Legacy Business operates a network of approximately 40,000 self-service kiosks where consumers can rent or purchase new-release DVDs and Blu-ray DiscsTM (“movies”). The Company’s Legacy Business also produces, acquires, and distributes movies exclusively through its Redbox Entertainment label, as well as generating service revenue by providing installation, merchandising and break-fix services to other kiosks businesses.
The Company’s Digital Business provides both transactional and ad-supported digital streaming services, which include 1) Redbox On Demand, a transactional service which provides digital rental or purchase of new release and catalog movies and TV content, 2) Redbox Free On Demand, an ad-supported service providing free movies and TV shows on demand, and 3) Redbox Free Live TV, a free, ad-supported television service giving access to more than 95 linear channels. Furthermore, the Company monetizes digital advertising space in Redbox emails and apps amongst other platforms, which is referred to as Media Network.
Adjusted EBITDA is the profitability metric reported to the chief operating decision maker (“CODM”) for purposes of making decisions about allocation of resources to each segment and assessing performance of each segment. The Company believes this measure is most useful in assessing the underlying performance of its business. Adjusted EBITDA is before integration related costs, efficiency initiatives, and other items. Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization.
As segment assets are not reported to or used by the CODM to measure business performance or allocate resources, total segment assets and capital expenditures are not presented below.
Summarized financial information by segment is as follows:
	For the years ended December 31,
Dollars in thousands	2020	2019	2018
Net revenue
Legacy Business	$506,437	$838,627	$1,077,731
Digital Business	39,754	19,743	10,052
Total	$546,191	$858,370	$1,087,783
Adjusted EBITDA
Legacy Business	$109,074	$197,887	$289,765
Digital Business	4,702	(2,238)	2,281
Total	$113,776	$195,649	$292,046
The following is a reconciliation of Adjusted EBITDA to (loss) income before income for the years ended December 31, 2020, 2019 and 2018:
	Year ended December 31,
Dollars in thousands	2020	2019	2018
(Loss) income before income taxes	$(94,707)	$(14,823)	$80,908
Add:
Depreciation and amortization	136,838	138,274	133,493
Interest and other expense, net	32,522	44,578	45,155
Business optimization(a)	19,011	7,687	1,227
One-time non-recurring(b)	10,600	5,482	13,229
New business start-up costs(c)	6,041	3,793	10,060
Restructuring related(d)	3,471	4,432	625
Discontinuation of games business(e)	—	6,226	7,349
Adjusted EBITDA	$113,776	$195,649	$292,046

(a)
Business optimization costs include employee retention costs, IT costs as well as consulting costs for certain projects. Retention costs for the years ended 2020 and 2019 were $13.9 million and $3.0 million, respectively. In 2020, retention awards were paid out to all employees in light of the COVID pandemic and were in lieu of the Company’s short-term incentive program. IT costs of $4.8 million and $3.8 million were incurred in 2020 and 2019 respectively. The Company’s IT project is a complete restructuring of the Company’s technologies as it to moves to a cloud-based infrastructure.

(b)
Includes costs related to project costs and initiatives, as well as bank, legal and other fees in connection with the Company’s debt financing activities.

(c)
Includes costs to support the Company’s On Demand and AVOD offerings, along with costs related to the Company’s service and media network businesses.

Restructuring related costs include such items as employee severance charges and costs incurred related to removing kiosks.
Reflects EBITDA of the Company’s former video games business, which was wound down in December, 2019.
Note 10:   Earnings Per Share
Earnings (Loss) per Share (“EPS”) is calculated by dividing the Net earnings or loss attributable to shareholders by the weighted average shares outstanding. As the Company was in a loss position for the years ended December 31, 2020 and 2019, the Company has determined all potentially dilutive shares would be anti-dilutive in these periods and therefore are excluded from the calculation of diluted weighted average shares outstanding. This results in the calculation of weighted average shares outstanding to be the same for basic and diluted EPS.
Potentially dilutive securities of approximately 325 thousand and 376 thousand for the years ended December 31, 2020 and 2019, respectively, were not included in the computation of diluted EPS because their effect would have been anti-dilutive.
The following is a calculation of EPS (in thousands, except share and per share amounts):
	Year ended December 31,
	2020	2019	2018
Basic EPS
Net (loss) income attributable to shareholders	$(69,503)	$(7,567)	$61,453
Weighted average shares outstanding for basic earnings (loss) per share	27,906,742	27,779,339	27,623,415
Basic earnings (loss) per common shares attributable to shareholders	$(2.49)	$(0.27)	$2.22
Diluted EPS
Net (loss) income attributable to shareholders	$(69,503)	$(7,567)	$61,453
Weighted average shares outstanding for basic earnings (loss) per share:	27,906,742	27,779,339	27,623,415
Dilutive effect of restricted stock units	—	—	573,993
Weighted average shares outstanding for diluted earnings (loss) per share	27,906,742	27,779,339	28,197,409
Diluted earnings (loss) per common share attributable to shareholders	$(2.49)	$(0.27)	$2.18
Note 11:   Commitments and Contingencies
The Company leases office facilities and certain equipment necessary to maintain its information technology infrastructure. Rent expense, net of sublease income, under the Company’s operating lease agreements was $2.5 million, $2.6 million and $2.4 million for the years ended December 31, 2020, 2019 and 2018, respectively.

The Company also leases automobiles under capital leases expiring at various dates through 2021. The Company assesses these leases as they come due as to whether it should purchase, enter into new capital leases, or enter into operating leases.
Assets held under capital leases are included in Property and equipment, net on the Consolidated Balance Sheets and include the following:
Dollars in thousands	December 31, 2020	December 31, 2019
Gross property and equipment	$10,677	$11,813
Accumulated depreciation	(5,204)	(3,529)
Net property and equipment	$5,473	$8,284
As of December 31, 2020, the Company’s future minimum lease payments under contractual lease obligations are as follows:
Dollars in thousands	Capital Leases	Operating Leases(1)
2021	$2,836	$2,591
2022	1,895	1,994
2023	470	1,614
2024	27	923
2025 & Thereafter	—	546
Total minimum lease commitments	$5,228	$7,668
Less: Current portion of capital lease obligations	(2,836)
Long-term portion of capital lease obligations	$2,392

(1)
Includes all operating leases having an initial or remaining non-cancelable lease term in excess of one year.

Content License Agreements
The Company licenses minimum quantities of theatrical and direct-to-video titles under licensing agreements with certain movie content providers.
•
As of December 31, 2020, there have been no changes in the Company’s agreements with content providers since December 31, 2019. For further information, see Note 15, Subsequent Events.

Total estimated movie content commitments under the terms of the Company’s content license agreements in effect as of December 31, 2020 is presented in the following table:
Dollars in thousands	Total	2021	2022
Minimum estimated movie content commitments	$59,788	$38,319	$21,469
As of December 31, 2020, the Company’s content license agreements are available for rental on the same day and date as the retail release for all major studios.
Legal Matters
From time to time the Company is involved in legal proceedings incidental to the conduct of its business. The Company does not believe that any liability that may result from these proceedings will have a material adverse effect on its consolidated financial statements. During 2020, the Company received $7.0 million in connection with a class action settlement specific to credit card fees, which were included in Direct Operating expenses in the Consolidated Statements of Operations.

Note 12:   Income Taxes
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law in response to the COVID-19 pandemic. The impact of the CARES Act was not material to the Company’s financial statements.
In further response to the COVID-19 pandemic, on December 27, 2020, the Consolidations Appropriations Act, 2021 (“CAA”) was signed into law. The Company does not expect the CAA to have a material impact on its financial statements.
Components of Income Taxes
The Company and its consolidated subsidiaries are included as part of the U.S. consolidated income tax group Aspen Parent, Inc. for the periods presented. The income tax benefit and provisions, income tax payables, related tax payments and deferred tax balances have been prepared as if the Company operated as a standalone taxpayer.
The components of (loss) income before income taxes were as follows:
	Year Ended December 31,
Dollars in thousands	2020	2019	2018
U.S. operations	$(94,707)	$(14,823)	$80,908
Components of Income Tax (Benefit) Expense
The components of income tax (benefit) expense were as follows:
	Year Ended December 31,
Dollars in thousands	2020	2019	2018
Current:
U.S. Federal	$(491)	$11,653	$27,741
State and local	711	4,209	7,955
Total current	$220	$15,862	$35,696
Deferred:
U.S. Federal	(21,489)	(19,467)	(14,496)
State and local	(3,935)	(3,651)	(1,745)
Total deferred	$(25,424)	$(23,118)	$(16,241)
Total income tax (benefit) expense	$(25,204)	$(7,256)	$19,455
Rate Reconciliation
The income tax expense differs from the amount that would result by applying the U.S. statutory rate to income before income taxes as follows:
	Year Ended December 31,
	2020	2019	2018
U.S Federal tax expense at statutory rates	21.0%	21.0%	21.0%
State income taxes, net of federal benefit	3.8%	8.7%	4.6%
Valuation allowance	(0.2)%	(6.8)%	0.1%
Federal research & development credit	2.0%	7.4%	(0.7)%
Uncertain tax benefit on federal research and development credit	(0.5)%	(3.7)%	0.6%
Release of uncertain tax benefits	0.2%	22.1%	(2.2)%
Other	0.4%	0.2%	0.7%
Effective tax rate	26.6%	48.9%	24.0%

Unrecognized Tax Benefits
The aggregate changes in the balance of unrecognized tax benefits were as follows:
	Year Ended December 31,
Dollars in thousands	2020	2019	2018
Balance, beginning of the period	$1,935	$4,558	$5,894
Additions based on tax positions related to the current year	250	150	150
Additions for tax positions related to prior years	215	509	321
Deductions for tax positions related to prior years	(187)	(1,945)	(1,807)
Deductions for tax positions effectively settled	—	(1,337)	—
Balance, end of period	$2,213	$1,935	$4,558
The Company recognizes interest and penalties, if any, related to income tax matters in income tax expense. The Company accrued interest of $0.0 million, $0.3 million and $0.3 million for the years ended December 31, 2020, 2019 and 2018, respectively.
At December 31, 2020, 2019 and 2018, $2.2 million, $1.9 million and $4.6 million, respectively, of unrecognized tax benefits would favorably impact the effective tax rate if recognized.
Tax Years Open for Examination
As of December 31, 2020, there are no open examinations by the U.S. federal taxing authority. As of December 31, 2020, the tax years 2017 through 2018 are still in process for examination by the State of Illinois. In February of 2020, the State of Wisconsin initiated an audit of the Company and its affiliates for the calendar years ending December 31, 2016 through December 31, 2018. In July of 2020, the State of California contacted the Company to initiate an audit of the Company and its affiliates for the calendar years ending December 31, 2017 through December 31, 2018. At this time, an estimate of the range of reasonably possible adjustments cannot be determined for the open audits.
Deferred Income Taxes
Deferred income tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts used for income tax purposes. Future tax benefits for net operating loss and tax credit carryforwards are also recognized to the extent that realization of such benefits is more likely than not.
Deferred tax assets, deferred tax liabilities and tax credit carryforwards are measured using enacted tax rates that are expected to apply to taxable income in the years in which the Company expects to recognize those temporary differences and credits. In determining the Company’s tax provisions, management determined the deferred tax assets and liabilities for each separate tax jurisdiction and considered a number of factors including the positive and negative evidence regarding the realization of its deferred tax assets to determine whether a valuation allowance should be recognized with respect to its deferred tax assets.

Significant components of the Company’s deferred tax assets and liabilities and in the valuation allowance were as follows:
	December 31,
	2020	2019
Deferred tax assets:
Credit carryforwards	$1,117	$1,124
Accrued liabilities and allowances	1,388	614
Compensation accruals	2,750	2,966
Asset retirement obligation liability	1,994	2,257
Deferred revenue	2,237	2,682
Hedge liability	1,200	1,315
Other	253	46
Gross deferred tax assets	10,939	11,004
Less: Valuation Allowance	(1,039)	(851)
Total deferred tax assets	$9,900	$10,153
Deferred tax liabilities:
Property and equipment	(14,172)	(23,250)
Product costs	(3,905)	(7,107)
Prepaid expenses	(284)	(241)
Intangible assets	(30,965)	(44,819)
Goodwill	(1,745)	(1,331)
Total deferred tax liabilities	$(51,071)	$(76,748)
Net deferred tax liabilities	$(41,171)	$(66,595)
Change in Valuation Allowance
During 2020, the Company increased its valuation allowance against certain of its deferred tax assets to reduce them to the value more likely than not to be realized with a corresponding non-cash charge of $0.2 million to its income tax provision. The valuation allowance balance of $1.0 million as of December 31, 2020 compares to a balance of $0.9 million as of December 31, 2019.
State Tax Credits and Expiration Periods
The following table shows the Company’s state tax credits before valuation allowances and related expiration periods.
	December 31, 2020
Dollars in thousands	Amount	Expiration
State tax credits:
Illinois state tax credits	$1,117	2021 – 2025
Total U.S. state tax credits	$1,117
Note 13:   Related-Party Transactions
The Company entered into transactions with New Outerwall and related affiliates, primarily Coinstar, in the ordinary course of business. A description of such transactions and their effects on the accompanying consolidated financial statements are presented below.

The Company receives and provides certain operating support under commercial services agreements with New Outerwall and related affiliates. A summary of the amounts due to/from such related parties, and the related costs, is presented below:
Dollars in thousands	December 31, 2020	December 31, 2019
Due from related party	$73	$2,712
Due to related parties, net	$449	$1,477
Amounts due from related party above includes amounts owed from Coinstar for professional services. The balance in amounts due to related parties primarily includes the unpaid dividends related to employee and Director stock awards.
On January 29, 2021, the Company entered into the Fourth Amendment to the Credit Agreement. Provided under the Credit Agreement, the Company incurred additional principal amount under a Term B-2 Loan in an aggregate principal amount of $25.0 million, which was provided by New Outerwall. The proceeds from the loan will be used for general corporate purposes. The Term B-2 loan ranks pari passu basis with all obligations pursuant to the Credit Agreement. The Company is an indirect, wholly owned subsidiary of New Outerwall, Inc. See Note 6, Debt and Note 15, Subsequent Events, for a further discussion.
With respect to income taxes for the periods, while generally the Company is part of a consolidated group for income tax filings, the income tax benefits and provisions, income tax payables, related tax payments and deferred tax balances reported within have been prepared as if the Company operates as a standalone taxpayer. Deferred taxes have been classified as net liabilities in the respective Consolidated Balance Sheets of the Company. Except for certain separate state tax obligations, the Company generally remits cash to Aspen or New Outerwall to settle any third-party, tax-related obligations, as determined if the Company operated as a standalone taxpayer. Income taxes payable balances, which are included in Accrued and other current liabilities in the Company’s Consolidated Balance Sheet, were $15.8 million as of December 31, 2020 and December 31, 2019. See Note 15, Subsequent Events, for a further discussion.
Note 14:   Additional Supplemental Cash Flow Financial Information
Cash, Cash Equivalents and Restricted Cash
	Year Ended December 31,
Dollars in thousands	2020	2019
Cash and cash equivalents	$5,401	$3,852
Restricted cash	3,526	3,526
Cash, cash equivalents and restricted cash	$8,927	$7,378
Cash Interest and Taxes
	Year Ended December 31,
Dollars in thousands	2020	2019
Cash paid during the period for interest	$29,061	$36,659
Cash paid during the period for income taxes, net	$2,993	$20,907
Non-cash Transactions
	Year Ended December 31,
Dollars in thousands	2020	2019
Purchases of property and equipment financed by capital lease obligations	$338	$6,051
Purchases of property and equipment included in ending trade payables or accrued and other current liabilities	$653	$224

Note 15:   Subsequent Events
On January 15, 2021, the Company entered into a two-year license agreement with Sony Pictures Home Entertainment effective January 1, 2021. The agreement replaces the licensing agreement the Company had in place with Sony that expired on December 31, 2020.
On January 29, 2021, the Company entered into the Fourth Amendment to the Credit Agreement. The Fourth Amendment provided for, among other things, (i) deferral of principal amortization payments until the maturity date, (ii) extension of the maturity date to April 2023, (iii) at the Company’s election, subject to certain liquidity thresholds, a paid in-kind (“PIK”) interest option, and (iv) waiver of all financial covenant requirements.
In addition, provided under the Fourth Amendment the Company incurred an additional principal amount under a Term B-2 Loan in an aggregate principal amount of $25.0 million, which was provided by New Outerwall. New Outerwall indirectly owns 100% of the equity of the Company and is therefore a related party of the Company. The proceeds from the loan will be used for general corporate purposes. The Term B-2 loan ranks pari passu basis with all obligations pursuant to the Credit Agreement.
Pursuant to the Fourth Amendment, interest is payable on the Senior Facilities and the Term B-2 loan entirely in cash or could be paid by increasing the principal amount of the Senior Facilities and Term B-2 loans (PIK interest), or through a combination of cash and PIK interest. Cash interest on the Senior Facilities and Term B-2 loan accrues at a rate of LIBOR plus 7.25% per annum. PIK interest on the Senior Facilities and Term B-2 loan accrues at a rate of LIBOR plus 8.25% per annum.
On March 26, 2021, the Company entered into an asset purchase agreement with Sony DADC US Inc. (the “Seller”) to purchase certain assets and assume certain liabilities of the Seller’s business of providing video content distribution and other related services. The net purchase price, based on the asset value as of the closing date is not expected to be material. The closing of the transaction is subject to certain closing conditions and is expected to occur in the second half of 2021.
On May 16, 2021, the Company became a party to a business combination agreement with Seaport Global Acquisition Corp. (a publicly traded special purpose acquisition company).
The proposed merger is expected to be completed in the second half of 2021, subject to, among other things, approval of the respective party’s shareholders, satisfaction of the conditions stated in the merger agreement and other customary closing conditions. The result of the transaction will transform the Company into a publicly traded entity on the NASDAQ stock exchange. There is no assurance that the transaction will be consummated.
In connection with the planned merger, on May 16, 2021, the Company entered into the Fifth Amendment to its Credit Agreement. The Fifth Amendment, which becomes effective upon consummation of the merger, provides consent to the planned merger and, among other things, extends, the Senior Facilities maturity date to October 2023 and eliminates the PIK Interest option after the consummation of the merger. In addition, among other things, concurrently with the consummation of the merger, i) $15.0 million of cash proceeds from the merger will be used to pay down outstanding borrowings under the Revolving Credit Facility and ii) a minimum of $35.0 of cash proceeds from the merger million plus the product of 0.60 times the Excess Cash Proceeds (as that term is defined in the Fifth Amendment) will be used to pay down outstanding borrowings under the Term B-1 Loans.
In connection with the Company’s impending business combination and restructuring, on June 29, 2021, the Company and New Outerwall determined that it was no longer probable that the income tax payable balances of the Company to New Outerwall would be paid. As such, the Company recorded an entry to reduce Accrued and other current liabilities $15.8 million and increase Additional paid-in capital $15.8 million.
The Company has evaluated subsequent events through July 7, 2021, the date on which the financial statements were issued.

Redbox Entertainment Inc.
60,203,489 Shares of Class A Common Stock
6,062,500 Warrants to Purchase Shares of Class A Common Stock

Prospectus

December 9, 2021